Filed pursuant to Rule 424(b)(3)
Registration No. 333-180186

Proxy Statement	Prospectus

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of CommerceFirst Bancorp, Inc.:

On December 20, 2011, CommerceFirst Bancorp, Inc., or “CommerceFirst Bancorp,” and Sandy Spring Bancorp, Inc., or “Sandy Spring Bancorp,” entered into an agreement and plan of merger pursuant to which CommerceFirst Bancorp will merge with and into Sandy Spring Bancorp, with Sandy Spring Bancorp as the surviving entity. This is referred to in this proxy statement/prospectus as the “merger.” Concurrently with, and pursuant to, the agreement and plan of merger, CommerceFirst Bank, the wholly owned subsidiary of CommerceFirst Bancorp, and Sandy Spring Bank, the wholly owned subsidiary of Sandy Spring Bancorp, entered into a plan of bank merger pursuant to which CommerceFirst Bank will merge with and into Sandy Spring Bank, with Sandy Spring Bank as the surviving entity. This is referred to in this proxy statement/prospectus as the “bank merger.”

You are being asked to approve the merger through the approval and adoption of the agreement and plan of merger at a special meeting of shareholders to be held on May 18, 2012 at 11:00 a.m., local time, at 1804 West Street, Suite 200, Annapolis, Maryland.

If the merger is completed, each share of CommerceFirst Bancorp common stock will be converted into the right to receive either $13.60 in cash or 0.8043 of a share of Sandy Spring Bancorp common stock.

You will be able to elect to receive cash, Sandy Spring Bancorp common stock or a combination of cash and Sandy Spring Bancorp common stock for your shares of CommerceFirst Bancorp common stock. Regardless of your choice, however, elections will be limited by the requirement that 50% of the total shares of CommerceFirst Bancorp common stock be exchanged for Sandy Spring Bancorp common stock and 50% be exchanged for cash. Therefore, all allocations of Sandy Spring Bancorp common stock and cash that you receive will depend on the elections of other CommerceFirst Bancorp shareholders. The federal income tax consequences of the merger to you will depend on whether you receive cash, stock or a combination of cash and stock in exchange for your shares of CommerceFirst Bancorp common stock.

The common stock of Sandy Spring Bancorp is listed on The NASDAQ Global Select Market under the symbol “SASR.” The closing price of Sandy Spring Bancorp common stock on December 19, 2011, the day before the agreement and plan of merger was signed, was $17.64, which represented a value of $14.19 per share of CommerceFirst Bancorp common stock. The closing price of Sandy Spring Bancorp common stock on March 30, 2012, the most recent practicable trading day prior to the date of this proxy statement/prospectus, was $18.17, which represents a value of $14.61 per share of CommerceFirst Bancorp common stock. The market prices for both CommerceFirst Bancorp common stock and Sandy Spring Bancorp common stock will fluctuate prior to the merger. We urge you to obtain current market quotations for both the CommerceFirst Bancorp common stock and Sandy Spring Bancorp common stock.

After careful consideration, the board of directors of CommerceFirst Bancorp has unanimously determined that the merger is in the best interests of shareholders and recommends that CommerceFirst Bancorp shareholders vote “FOR” the proposal to approve and adopt the agreement and plan of merger. The merger requires the receipt of bank regulatory approvals by Sandy Spring Bancorp and the approval of the agreement and plan of merger by holders of at least two-thirds of the shares of CommerceFirst Bancorp common stock. The board of directors of CommerceFirst Bancorp strongly supports this strategic combination between Sandy Spring Bancorp and CommerceFirst Bancorp and appreciates your prompt attention to this very important matter.

This proxy statement/prospectus contains information that you should consider in evaluating the agreement and plan of merger and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 10 for a discussion of certain risk factors relating to the agreement and plan of merger and the merger.

We cannot complete the merger unless CommerceFirst Bancorp’s shareholders approve and adopt the agreement and plan of merger and we obtain all applicable regulatory approvals. Whether or not you plan to attend the special meeting of shareholders of CommerceFirst Bancorp, please complete and return the enclosed proxy card. If you are the beneficial owner of shares held in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote on your behalf, or if you plan to attend the special meeting and wish to vote in person, you should bring a signed proxy from your broker, bank or nominee confirming your right to vote the shares. Your vote is important. If you do not return your proxy card or abstain from voting, the effect will be a vote against the proposed merger.

We look forward to seeing you at the special meeting, and we appreciate your continued support.

Sincerely,

Richard J. Morgan
President and Chief Executive Officer
CommerceFirst Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or completeness of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated April 3, 2012 and is first being mailed to CommerceFirst Bancorp shareholders on or about April 5, 2012.

COMMERCEFIRST BANCORP, INC.
1804 West Street, Suite 200

Annapolis, Maryland 21401

Notice of Special Meeting of Shareholders to be held May 18, 2012

To the Shareholders of CommerceFirst Bancorp:

A special meeting of shareholders of CommerceFirst Bancorp, Inc. will be held at 11:00 a.m., local time, on May 18, 2012 at 1804 West Street, Suite 200, Annapolis, Maryland. Any adjournments or postponements of the special meeting will be held at the same location.

The purpose of the special meeting is to:

1.	Consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of December 20, 2011, by and between Sandy Spring Bancorp, Inc. and CommerceFirst Bancorp, Inc. pursuant to which CommerceFirst Bancorp will merge with and into Sandy Spring Bancorp. A copy of the agreement and plan of merger is included as Annex A to the accompanying proxy statement/prospectus;

2.	Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger;

3.	Vote on a non-binding advisory resolution approving the compensation payable to the named executive officers of CommerceFirst Bancorp, Inc. in connection with the merger; and

4.	Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed proxy statement/prospectus describes the agreement and plan of merger and the proposed merger in detail. We urge you to read these materials carefully. The enclosed proxy statement/prospectus forms a part of this notice.

The board of directors of CommerceFirst Bancorp unanimously recommends that CommerceFirst Bancorp shareholders vote “FOR” the proposal to approve and adopt the merger and agreement and plan of merger, “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger and agreement and plan of merger, and “FOR” the nonbinding advisory resolution approving the compensation payable to the named executive officers of CommerceFirst Bancorp in connection with the merger.

Shareholders of record as of the close of business on March 29, 2012 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by the CommerceFirst Bancorp board of directors. The proposal to approve the agreement and plan of merger must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of CommerceFirst Bancorp common stock entitled to vote in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. The proxy card includes instructions for voting your shares of CommerceFirst Bancorp common stock by returning a signed proxy card or voting by telephone or over the internet. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used. Attendance at the meeting, however, will not by itself revoke a proxy. If you are the beneficial owner of shares held in “street name” through a broker, bank or other nominee you should instruct your broker, bank or other nominee how to vote on your behalf, or if you plan to attend the special meeting and wish to vote in person, you should bring a signed proxy from your broker, bank or nominee confirming your right to vote the shares.

Under Maryland law, if the merger is completed, CommerceFirst Bancorp shareholders of record who do not vote to approve the agreement and plan of merger, and otherwise comply with the applicable provisions of Maryland law pertaining to objecting shareholders, will be entitled to exercise rights of appraisal and obtain payment in cash of the fair value of their shares of CommerceFirst Bancorp common stock by following the procedures set forth in detail in the enclosed proxy statement/prospectus. A copy of the section of the Maryland General Corporation Law pertaining to objecting shareholders’ rights of appraisal is included as Annex C to the enclosed proxy statement/prospectus.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Regan & Associates, Inc., toll free at (800) 737-3426.

By Order of the Board of Directors

Candace M. Springmann
Corporate Secretary

Annapolis, Maryland

April 5, 2012

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by Sandy Spring Bancorp, constitutes a prospectus of Sandy Spring Bancorp under the Securities Act of 1933, as amended, which we refer to in this document as the “Securities Act,” with respect to the shares of Sandy Spring Bancorp common stock to be issued to CommerceFirst Bancorp’s shareholders, as required by the agreement and plan of merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to in this document as the “Exchange Act,” and a notice of meeting with respect to the special meeting of shareholders of CommerceFirst Bancorp shareholders, at which CommerceFirst Bancorp shareholders will be asked to vote (1) upon a proposal to approve the proposed merger and agreement and plan of merger, (2) upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the agreement and plan of merger and (3) to approve a non-binding advisory resolution approving the compensation payable to the named executive officers of CommerceFirst Bancorp in connection with the merger.

You should rely only on the information contained herein. No one has been authorized to provide you with information that is different from the information contained in this document. This document is dated April 3, 2012. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to CommerceFirst Bancorp shareholders nor the issuance by Sandy Spring Bancorp of its common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Sandy Spring Bancorp has been provided by Sandy Spring Bancorp and information contained in this document regarding CommerceFirst Bancorp has been provided by CommerceFirst Bancorp.

TABLE OF CONTENTS

PAGE
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING SUMMARY	1
The Companies	5
Special Meeting of Shareholders; Required Vote	5
The Merger and the Agreement and Plan of Merger	6
What CommerceFirst Bancorp Shareholders Will Receive in the Merger	6
Comparative Market Prices	6
Recommendation of CommerceFirst Bancorp Board of Directors	6
CommerceFirst Bancorp’s Financial Advisor Believes the Merger Consideration is Fair to Shareholders	7
Regulatory Approvals	7
Conditions to the Merger	7
Termination	7
Termination Fee	8
Interests of Officers and Directors in the Merger that are Different from Yours	8
Accounting Treatment of the Merger	8
Certain Differences in Shareholder Rights	9
Appraisal Rights	9
Tax Consequences of the Merger	9
RISK FACTORS	10
CAUTION ABOUT FORWARD-LOOKING STATEMENTS	18
SELECTED HISTORICAL FINANCIAL INFORMATION	19
Selected Historical Financial Data Of Sandy Spring Bancorp	19
Selected Historical Financial Data Of CommerceFirst Bancorp	20
COMPARATIVE PER SHARE DATA	21
MARKET PRICE AND DIVIDEND INFORMATION	22
SPECIAL MEETING OF COMMERCEFIRST BANCORP SHAREHOLDERS	23
Date, Time and Place of Meeting	23
Purpose of the Meeting	23
Who Can Vote at the Meeting	23
Quorum; Vote Required	23
Shares Held by CommerceFirst Bancorp Officers and Directors and by Sandy Spring Bancorp	24
Voting and Revocability of Proxies	24
Solicitation of Proxies	25
Appraisal Rights	25
Proposal No. 1 Approval and Adoption of the Agreement and Plan of Merger	26
Proposal No. 2 Adjournment of the Special Meeting	26
Proposal No. 3 Non-Binding Advisory Vote to Approve the Compensation Payable to the Named Executive Officers of CommerceFirst Bancorp in Connection with the Merger	27
DESCRIPTION OF THE MERGER	28
General	28
Background of and CommerceFirst Bancorp’s Reasons for the Merger; Recommendation of CommerceFirst Bancorp’s Board of Directors	28
Opinion of CommerceFirst Bancorp’s Financial Advisor	33
Sandy Spring Bancorp’s Reasons for the Merger	41
Consideration to be Received in the Merger	41
Cash, Stock or Mixed Election	42
Election Procedures; Surrender of Stock Certificates	43
Accounting Treatment	44
Tax Consequences of the Merger	44
Regulatory Matters Relating to the Merger	47
Interests of Certain Persons in the Merger	47
Employee Matters	48
Operations of CommerceFirst Bank After the Merger	49

Annex A	Agreement and Plan of Merger
Annex B	Fairness Opinion of Scott & Stringfellow, LLC
Annex C	Title 3, Subtitle 2 of the Maryland Business Corporation Law (Appraisal Rights)

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because you are a shareholder of CommerceFirst Bancorp as of March 29, 2012, the record date for the special meeting of CommerceFirst Bancorp. This proxy/statement prospectus is being used by the board of directors of CommerceFirst Bancorp to solicit your proxy for use at the special meeting. This proxy statement/prospectus also serves as the prospectus for shares of Sandy Spring Bancorp common stock to be issued in exchange for shares of CommerceFirst Bancorp common stock in the merger.

Q:	What am I being asked to vote on? What is the proposed transaction?

A:	You are being asked to vote on the approval of an agreement and plan of merger that provides for the acquisition of CommerceFirst Bancorp by Sandy Spring Bancorp. You are also being asked to vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the agreement and plan of merger and to vote on a non-binding advisory resolution approving the compensation payable to the named executive officers of CommerceFirst Bancorp in connection with the merger.

Q:	What vote does the CommerceFirst Bancorp board of directors recommend?

A:	The CommerceFirst Bancorp board of directors has determined that the proposed merger is in the best interests of CommerceFirst Bancorp shareholders, has unanimously approved the agreement and plan of merger and recommends that CommerceFirst Bancorp shareholders vote “FOR” the approval and adoption of the agreement and plan of merger, “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve and adopt the agreement and plan of merger and “FOR” the approval of the non-binding resolution approving the compensation payable to the named executive officers of CommerceFirst Bancorp in connection with the merger.

Q:	Why do CommerceFirst Bancorp and Sandy Spring Bancorp want to merge?

A:	CommerceFirst Bancorp believes that the proposed merger will provide CommerceFirst Bancorp shareholders with substantial benefits, and Sandy Spring Bancorp believes that the merger will further its strategic growth plans. As a larger company, Sandy Spring Bancorp can provide the capital and resources that CommerceFirst Bancorp needs to compete more effectively and to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see “Description of the Merger—Sandy Spring Bancorp’s Reasons for the Merger” on page 41 and “Description of the Merger—Background of and CommerceFirst Bancorp’s Reasons for the Merger; Recommendation of CommerceFirst Bancorp’s Board of Directors” on page 28.

Q:	What will I be entitled to receive in the merger?

A:	Under the agreement and plan of merger, each share of CommerceFirst Bancorp common stock will be converted into the right to receive either $13.60 in cash or 0.8043 of a share of Sandy Spring Bancorp common stock.

You will be able to elect to receive cash, Sandy Spring Bancorp common stock or a combination of cash and Sandy Spring Bancorp common stock for your shares of CommerceFirst Bancorp common stock. Regardless of your choice, however, elections will be limited by the requirement that 50% of CommerceFirst Bancorp common stock be converted into Sandy Spring common stock and 50% be exchanged for cash. Therefore, the allocation of cash and Sandy Spring Bancorp common stock that you will receive will depend on the elections of other CommerceFirst Bancorp shareholders. The allocation of the consideration payable to CommerceFirst Bancorp shareholders will not be known until the exchange agent tallies the results of the cash/stock elections made by CommerceFirst Bancorp’s shareholders. If you do not make an election, the type of consideration you will receive will depend on the consideration elected by other CommerceFirst Bancorp shareholders.

While the amount of cash consideration and number of shares of Sandy Spring Bancorp common stock into which CommerceFirst Bancorp common stock may be converted in the merger is generally fixed, if the adjusted shareholders’ equity of CommerceFirst Bancorp as of the last day of the month prior to the month in which the closing of the merger is expected to occur, excluding certain expenses related to the merger, is less than $23,761,000, then both the amount of cash consideration per share and the number of shares of Sandy Spring Bancorp common stock into which CommerceFirst Bancorp common stock is converted will be reduced proportionately. See “Description of the Merger—Consideration to be Received in the Merger” on page 41 and “Description of Sandy Spring Bancorp Capital Stock” on page 58.

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Q:	What will my dividends be after the merger?

A:	Sandy Spring Bancorp currently pays a quarterly dividend of $.10 per share. Although Sandy Spring Bancorp has paid quarterly dividends on its common stock without interruption since March 1997, there is no guarantee that Sandy Spring Bancorp will continue to pay dividends on its common stock. All dividends on Sandy Spring Bancorp common stock are declared at the discretion of the Sandy Spring Bancorp board of directors.

Q:	How do I elect to receive cash, stock or a combination of both for my CommerceFirst Bancorp stock?

A:	A form for making an election will be sent to you separately on or about the date this proxy statement/prospectus is mailed. For your election to be effective, your properly completed election form, along with your CommerceFirst Bancorp stock certificates or an appropriate guarantee of delivery, must be sent to and received by the exchange agent for the merger, Registrar and Transfer Company, on or before 5:00 p.m., Eastern time, May 17, 2012. Do not send your election form or stock certificates with your proxy card. Instead, use the separate envelope specifically provided for the election form and your stock certificates. If you own shares of CommerceFirst Bancorp common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares. If you do not make a timely or proper election you will be allocated Sandy Spring Bancorp common stock and/or cash depending on the elections made by other shareholders.

Q:	How do I exchange my stock certificates?

A:	If you make an election, you must return your CommerceFirst Bancorp stock certificates or an appropriate guarantee of delivery with your election form. Shortly after the merger, Sandy Spring Bancorp’s transfer agent will allocate cash and Sandy Spring Bancorp common stock among CommerceFirst Bancorp shareholders, consistent with their elections and the allocation and proration procedures in the agreement and plan of merger. If you do not submit an election form, Sandy Spring Bancorp’s exchange agent will send you instructions on how and where to surrender your CommerceFirst Bancorp stock certificates after the merger is completed. Please do not send your CommerceFirst Bancorp stock certificates with your proxy card.

Q:	What are the tax consequences of the merger to me?

A:	The tax consequence of the merger to you will depend on whether you receive only cash, only Sandy Spring Bancorp common stock, or a combination of cash and Sandy Spring Bancorp common stock in exchange for your shares of CommerceFirst Bancorp common stock. If you exchange your shares solely for Sandy Spring Bancorp common stock, you should not recognize gain or loss except with respect to the cash you receive instead of any fractional share of Sandy Spring Bancorp common stock. If you exchange your shares solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares for a combination of Sandy Spring Bancorp common stock and cash, you should recognize capital gain, but not any loss, on the exchange. Because the allocations of cash and Sandy Spring Bancorp common stock that you receive will depend on the elections of other CommerceFirst Bancorp shareholders, you will not know the actual tax consequences of the merger to you until the allocations are completed.

You should read “Description of the Merger—Tax Consequences of the Merger” beginning on page 44 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	Am I entitled to appraisal rights?

A:	Yes. Maryland law provides you with objecting shareholder’s rights of appraisal in the merger. This means that you are legally entitled to receive payment in cash of the fair value of your shares, excluding any appreciation in value that results from the merger. To preserve your rights as an objecting shareholder, you must (i) deliver to CommerceFirst Bancorp a written objection to the merger at or before the special meeting of CommerceFirst Bancorp shareholders, (ii) not vote in favor of the merger, and (iii) within 20 days of the date that articles of merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand on Sandy Spring Bancorp for payment of the fair value of your stock, stating the number and class of shares for which you demand payment. Written objections should be addressed to CommerceFirst Bancorp’s Corporate Secretary and sent to 1804 West Street, Suite 200, Annapolis, Maryland 21404. Your failure to follow exactly the procedures specified under Maryland law will result in the loss of your rights as an objecting shareholder. A copy of the sections of the Maryland General Corporation Law pertaining to objecting shareholder’s rights of appraisal is provided as Annex C to this proxy statement/prospectus. See “Appraisal Rights” on page 25.

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Q:	What vote is required to approve the agreement and plan of merger?

A:	Holders of at least two-thirds of the outstanding shares of CommerceFirst Bancorp common stock entitled to vote must vote in favor of the proposal to approve the agreement and plan of merger. Sandy Spring Bancorp shareholders will not be voting on the agreement and plan of merger.

Q:	What are the quorum requirements for the special meeting?

A:	The presence in person or by proxy of CommerceFirst Bancorp shareholders having a majority of the votes entitled to be cast by the CommerceFirst Bancorp shareholders at the special meeting will constitute a quorum.

Q:	When and where is the CommerceFirst Bancorp special meeting?

A:	The special meeting of CommerceFirst Bancorp shareholders is scheduled to take place at the offices of CommerceFirst Bank, 1804 West Street, Suite 200, Annapolis, Maryland at 11:00 a.m., local time, on May 18, 2012.

Q:	Who is entitled to vote at the CommerceFirst Bancorp special meeting?

A:	Holders of shares of CommerceFirst Bancorp common stock at the close of business on March 29, 2012, which is the record date, are entitled to vote on the proposal to adopt the agreement and plan of merger. As of the record date, 1,820,548 shares of CommerceFirst Bancorp common stock were outstanding and entitled to vote.

Q:	If I plan to attend the CommerceFirst Bancorp special meeting in person, should I still return my proxy?

A:	Yes. Whether or not you plan to attend the CommerceFirst Bancorp special meeting, you should complete and return the enclosed proxy card. The failure of a CommerceFirst Bancorp shareholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the agreement and plan of merger.

Q:	What do I need to do now to vote my shares of CommerceFirst Bancorp common stock?

A:	After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. If you are a CommerceFirst Bancorp shareholder of record, you may also vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the agreement and plan of merger. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of approval and adoption of the agreement and plan of merger. As a recordholder, you may also cast your vote by telephone or through the internet. Please see the proxy card for instructions on how to vote by telephone or through the internet.

If you are the beneficial owner of shares held in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote on your behalf. Please follow the voting instructions provided by your recordholder to vote your shares. If your shares are held in “street name” and you want to vote in person at the special meeting, please follow the instructions from your recordholder for obtaining a “legal proxy” enabling you to vote at the meeting.

Q:	How do I change my vote after I have submitted my proxy?

A:	If you are a CommerceFirst Bancorp shareholder of record, you may change your vote at any time before your proxy is voted at the special meeting by revoking your proxy in any of the following ways: (i) filing with the Corporate Secretary of CommerceFirst Bancorp a duly executed revocation of proxy, (ii) submitting a new proxy card with a later date, or (iii) voting in person at the special meeting (your attendance at the special meeting will not by itself revoke your proxy).

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares of CommerceFirst Bancorp common stock on the proposal to approve and adopt the agreement and plan of merger or on the other proposals unless you provide instructions on how to vote. Please instruct you broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to approve and adopt the agreement and plan of merger, your shares will not be voted, and this will have the effect of voting against the agreement and plan of merger. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

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Q:	What are the deadlines for voting?

A:	If you are a CommerceFirst Bancorp shareholder of record, you may: (i) vote by mail at any time prior to the special meeting as long as your proxy is received before the time of the special meeting, (ii) vote by telephone or internet anytime until 11:00 p.m., Eastern time, May 17, 2012, or (iii) if your shares are held in “street name,” you must vote your shares in accordance with the voting instructions form by the deadline set by your broker or nominee.

Q:	When is the merger expected to be completed?

A:	We will try to complete the merger as soon as possible. Before that happens, the agreement and plan of merger must be approved and adopted by CommerceFirst Bancorp’s shareholders and we must obtain the necessary regulatory approvals. Assuming holders of at least two-thirds of the outstanding shares of CommerceFirst Bancorp common stock vote in favor of the agreement and plan of merger and we obtain the other necessary approvals, we expect to complete the merger in the second calendar quarter of 2012.

Q:	Is completion of the merger subject to any conditions besides shareholder approval?

A:	Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. To review the conditions of the merger in more detail, see “Description of the Merger—Conditions to Completing the Merger” on page 49.

Q:	Why am I being asked to cast a non-binding advisory vote to approve compensation that CommerceFirst Bancorp’s named executive officers will receive in connection with the merger?

A:	The U.S. Securities and Exchange Commission, or “SEC,” recently adopted rules that require CommerceFirst Bancorp to seek a non-binding advisory vote with respect to certain “golden parachute” compensation that CommerceFirst Bancorp’s named executive officers will receive in connection with the merger.

Q:	What will happen if the shareholders do not approve the compensation that CommerceFirst Bancorp’s named executive officers will receive in connection with the merger?

A:	The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on CommerceFirst Bancorp or Sandy Spring Bancorp. Approval of the compensation that will be payable to CommerceFirst Bancorp’s named executive officers is not a condition to completion of the merger. Therefore, if the merger is approved by the shareholders and subsequently completed, the compensation will still be paid to the CommerceFirst Bancorp named executive officers, whether or not shareholders approve the compensation at the meeting.

Q:	Who can answer my other questions?

A:	If you have more questions about the merger, or how to submit your proxy or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, CommerceFirst Bancorp shareholders should contact:

Regan & Associates, Inc.

505 Eighth Avenue, Suite 800

New York, NY 10018

(800) 737-3426

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SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the documents attached to this proxy statement/prospectus.

The Companies

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

(301) 774-6400

Sandy Spring Bancorp, a Maryland corporation, is a bank holding company headquartered in Olney, Maryland. Sandy Spring Bancorp’s common stock is listed on The NASDAQ Global Select Market under the symbol “SASR.” Sandy Spring Bancorp conducts its operations primarily through its wholly owned subsidiary, Sandy Spring Bank, a Maryland chartered bank. Sandy Spring Bank was founded in 1868, and is the oldest banking business based in Maryland. Sandy Spring Bank is independent, community oriented, and conducts a full-service commercial banking business through 43 community offices located in Anne Arundel, Carroll, Frederick, Howard, Montgomery and Prince George’s counties in Maryland, and Fairfax, Arlington and Loudoun counties in Virginia. At December 31, 2011, Sandy Spring Bancorp had total assets of $3.7 billion, total deposits of $2.7 billion, and shareholders’ equity of $446 million.

CommerceFirst Bancorp, Inc.

1804 West Street, Suite 200

Annapolis, Maryland 21404

(410) 280-6695

CommerceFirst Bancorp, a Maryland corporation, is a bank holding company headquartered in Annapolis, Maryland. Its sole business is operating its subsidiary, CommerceFirst Bank, a Maryland chartered commercial bank, which operates from branch offices in Lanham, Maryland, Glen Burnie, Maryland, Columbia, Maryland and Severna Park, Maryland. CommerceFirst Bank emphasizes providing commercial banking services to sole proprietorships, small and medium-sized businesses, partnerships, corporations, and non-profit organizations and associations in and near CommerceFirst Bank’s primary service areas. Limited retail banking services are offered to accommodate the personal needs of commercial customers as well as members of the communities CommerceFirst Bank serves. As of December 31, 2011, CommerceFirst Bancorp had total assets of $207.3 million, total deposits of $182.6 million and total shareholder’s equity of $24.2 million.

Special Meeting of Shareholders; Required Vote (page 23)

A special meeting of CommerceFirst Bancorp shareholders is scheduled to be held at the offices of CommerceFirst Bank, 1804 West Street, Suite 200, Annapolis, Maryland at 11: 00 a.m., local time, on May 18, 2012. At the special meeting, you will be asked to vote on the approval of an agreement and plan of merger that provides for the acquisition of CommerceFirst Bancorp by Sandy Spring Bancorp. You will also be asked to vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the agreement and plan of merger, and to approve a non-binding advisory resolution approving the compensation payable to the named executive officers of CommerceFirst Bancorp in connection with the merger.

Only CommerceFirst Bancorp shareholders of record as of the close of business on March 29, 2012 are entitled to notice of, and to vote at, the CommerceFirst Bancorp special meeting and any adjournments or postponements of the meeting.

Approval of the agreement and plan of merger requires the affirmative vote of holders of two-thirds of the outstanding shares of CommerceFirst Bancorp common stock entitled to vote. As of the record date, there were 1,820,548 shares of CommerceFirst Bancorp common stock outstanding. The directors and executive officers of  CommerceFirst Bancorp (and their affiliates), as a group, beneficially owned 398,001 shares of CommerceFirst Bancorp common stock, representing 21.9% of the outstanding shares of CommerceFirst Bancorp common stock as of the record date. All of the directors of CommerceFirst Bancorp, who collectively own 397,601 shares of CommerceFirst Bancorp common stock (21.8% of the outstanding shares of CommerceFirst Bancorp as of the record date), have agreed to vote their shares in favor of the merger at the special meeting. No approval of the merger or agreement and plan of merger by Sandy Spring Bancorp shareholders is required.

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The Merger and the Agreement and Plan of Merger (page 28)

Sandy Spring Bancorp’s acquisition of CommerceFirst Bancorp is governed by an agreement and plan of merger. The agreement and plan of merger provides that, if all of the conditions are satisfied or waived, CommerceFirst Bancorp will be merged with and into Sandy Spring Bancorp, with Sandy Spring Bancorp as the surviving entity. We encourage you to read the agreement and plan of merger, which is included as Annex A to this proxy statement/prospectus.

What CommerceFirst Bancorp Shareholders Will Receive in the Merger (page 41)

If the merger is completed, each share of CommerceFirst Bancorp common stock will be converted into the right to receive either $13.60 in cash or 0.8043 of a share of Sandy Spring Bancorp common stock.

Each holder of CommerceFirst Bancorp common stock will be able to elect to receive cash, Sandy Spring Bancorp common stock or a combination of cash and Sandy Spring Bancorp common stock for their shares of CommerceFirst Bancorp common stock. Regardless of your choice, however, elections will be limited by the requirement that 50% of the shares of CommerceFirst Bancorp common stock be exchanged for Sandy Spring Bancorp common stock and 50% be exchanged for cash. Therefore, the allocation of Sandy Spring Bancorp common stock and cash that you receive will depend on the elections of other CommerceFirst Bancorp shareholders.

If the adjusted shareholders’ equity of CommerceFirst Bancorp as of the last day of the month prior to the month in which the closing is expected to occur, excluding certain expenses related to the merger, is less than $23,761,000, then both the amount of cash consideration and the number of shares of Sandy Spring Bancorp common stock into which CommerceFirst Bancorp common stock will be converted will be reduced proportionately. This adjustment will occur automatically, and no additional shareholder approval will be required.

Comparative Market Prices

The following table shows the closing price per share of Sandy Spring Bancorp common stock, the closing price per share of CommerceFirst Bancorp common stock and the equivalent price per share of CommerceFirst Bancorp common stock, giving effect to the merger, on December 19, 2011, which is the last day on which shares of each of Sandy Spring Bancorp common stock and CommerceFirst Bancorp common stock traded preceding the public announcement of the proposed merger, and on March 30, 2012, the most recent practicable date before the mailing of this proxy statement/prospectus. The equivalent price per share of CommerceFirst Bancorp common stock was computed by multiplying the price of a share of Sandy Spring Bancorp common stock by the 0.8043 exchange ratio and does not include the value of any cash received by a CommerceFirst Bancorp shareholder. Shareholders who elect to receive, or are allocated, cash consideration in the merger will receive $13.60 in cash without interest. See “Description of the Merger—Consideration to be Received in the Merger” on page 41.

	Sandy Spring Bancorp Common Stock	CommerceFirst Bancorp Common Stock	Equivalent Price Per Share of CommerceFirst Bancorp Common Stock

December 19, 2011	$17.73	$7.75	$14.25
March 30, 2012	$18.17	$14.09	$14.61

Recommendation of CommerceFirst Bancorp Board of Directors (page 28)

The CommerceFirst Bancorp board of directors has unanimously approved the agreement and plan of merger and the proposed merger. The CommerceFirst Bancorp board believes that the agreement and plan of merger, including the plan of bank merger pursuant to which CommerceFirst Bank will merge with and into Sandy Spring Bank, is fair to, and in the best interests of, CommerceFirst Bancorp and its shareholders, and therefore unanimously recommends that CommerceFirst Bancorp shareholders vote “FOR” the proposal to approve and adopt the agreement and plan of merger. In its reaching this decision, CommerceFirst Bancorp’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—Background of and CommerceFirst Bancorp’s Reasons for the Merge;, Recommendation of CommerceFirst Bancorp’s Board of Directors” beginning on page 28.

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CommerceFirst Bancorp’s Financial Advisor Believes the Merger Consideration is Fair to Shareholders (page 33)

In deciding to approve the merger, CommerceFirst Bancorp’s board of directors considered the opinion of Scott & Stringfellow, LLC. Scott & Stringfellow, LLC, which served as financial advisor to CommerceFirst Bancorp’s board of directors, delivered its opinion dated December 20, 2011, that the merger consideration is fair to the holders of CommerceFirst Bancorp common stock from a financial point of view. A copy of this opinion is included as Annex B to the proxy statement/prospectus. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by Scott & Stringfellow, LLC. CommerceFirst Bancorp has agreed to pay Scott & Stringfellow, LLC fees totaling approximately $320,000 for its services in connection with the merger.

Regulatory Approvals (page 47)

Under the terms of the agreement and plan of merger, the merger cannot be completed unless it is first approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “Federal Reserve”) and the Office of the Commissioner of Financial Regulation for the State of Maryland (the “Maryland Commissioner”). Sandy Spring Bancorp filed the required applications with the Federal Reserve Board on January 18, 2012 and with the Maryland Commissioner on January 19, 2012. The Federal Reserve Board approved the transactions on February 29, 2012 and the Maryland Commissioner approved the transactions on March 16, 2012.

Conditions to the Merger (page 49)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•	approval of the agreement and plan of merger at the special meeting by at least two-thirds of the outstanding shares of CommerceFirst Bancorp common stock entitled to vote;
•	approval of the transaction by the appropriate regulatory authorities;

•	receipt of an opinion from Kilpatrick Townsend & Stockton LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the accuracy of representations and warranties made on the date of the agreement and plan of merger; and

•	such other conditions customary to merger transactions.

Termination (page 56)

The agreement and plan of merger may be terminated by mutual written consent of Sandy Spring Bancorp and CommerceFirst Bancorp at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the agreement and plan of merger, either Sandy Spring Bancorp or CommerceFirst Bancorp may terminate the agreement and plan of merger if, among other things, any of the following occur:

•	the merger has not been consummated by September 30, 2012;
•	CommerceFirst Bancorp shareholders do not approve the agreement and plan of merger at the special meeting;
•	a required regulatory approval is denied or a governmental authority enjoins or prohibits the merger; or
•	any representation or warranty of the other party contained in the agreement and plan of merger shall have become untrue to the level of materiality required by the agreement and plan of merger, or there is a breach by the other party of any covenant or agreement contained in the agreement and plan of merger, either which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

Sandy Spring Bancorp may terminate the agreement and plan of merger if CommerceFirst Bancorp materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the agreement and plan of merger to shareholders, or if the board of directors of CommerceFirst Bancorp does not recommend approval of the merger in the proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to Sandy Spring Bancorp.

CommerceFirst Bancorp may terminate the agreement and plan of merger in order to accept an agreement for a superior proposal to be acquired by a third party, which among other things, the CommerceFirst Bancorp board of directors determines, in good faith, would result in a transaction more favorable to the CommerceFirst Bancorp shareholders than the merger, and where the failure to accept such third party proposal would constitute a breach of its fiduciary duties. Sandy Spring Bancorp would have the right to adjust the terms of the merger to make the merger at least as favorable as the superior proposal.

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CommerceFirst Bancorp may also terminate the agreement and plan of merger at any time during the five-day period following the later of (a) the date on which the last required regulatory approval is obtained with respect to the merger and the bank merger, without regard to any requisite waiting period in respect thereof, or (b) the date on which the shareholders of CommerceFirst Bancorp approve the agreement and plan of merger; if both of the following conditions are satisfied:

(i)	The number obtained by dividing (x) the average of the closing prices of a share of Sandy Spring Bancorp common stock as reported on the NASDAQ Stock Market for the ten consecutive trading days ending on the trading day prior to the date set forth above by (y) $17.73 is less than 0.80; and

(ii)	The ratio described in clause (i) above is less than the number obtained by dividing (x) the average closing values of the NASDAQ Bank Index for the ten consecutive trading days ending on the trading day prior to the date set forth above by (y) 1,533.69 and subtracting 0.20 from such quotient.

If CommerceFirst Bancorp elects to terminate the agreement and plan of merger under this provision, Sandy Spring Bancorp may elect to adjust the exchange ratio to an amount that would not make termination under this event possible, in which case no termination would occur.

Termination Fee (page 57)

Under certain circumstances described in the agreement and plan of merger, CommerceFirst Bancorp will be required to pay Sandy Spring Bancorp a termination fee of $1,000,000 in connection with the termination of the agreement and plan of merger.

Specifically, CommerceFirst Bancorp must pay the termination fee if:

•	CommerceFirst Bancorp terminates the agreement and plan of merger in order to enter into an agreement with respect to a superior proposal;

•	Sandy Spring Bancorp terminates the agreement and plan of merger as a result of a breach by CommerceFirst Bancorp of its covenant not to solicit competing acquisition proposals or its obligation to submit the agreement and plan of merger to the shareholders of CommerceFirst Bancorp for approval, or because CommerceFirst Bancorp’s board of directors fails to recommend approval of the merger or, after recommending the approval of the agreement and plan of merger, withdraws, qualifies or revises its recommendation;

•	either party terminates the agreement and plan of merger as a result of the failure of CommerceFirst Bancorp’s shareholders to approve the merger, and if (i) an acquisition proposal from a third party has been publicly announced, disclosed or communicated before the date of the shareholders meeting and (ii) within 12 months after such termination, CommerceFirst Bancorp enters into any agreement with respect to, or consummates, an acquisition proposal; or

•	Sandy Spring Bancorp terminates the agreement and plan of merger because of a material breach by CommerceFirst Bancorp, and if (i) an acquisition proposal from a third party has been publicly announced, disclosed or communicated before the date of termination and (ii) within 12 months after such termination, CommerceFirst Bancorp enters into any agreement with respect to, or consummates, an acquisition proposal.

Interests of Officers and Directors in the Merger that are Different from Yours (page 47)

You should be aware that some of CommerceFirst Bancorp’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of CommerceFirst Bancorp’s shareholders generally. These include: an employment agreement that an executive officer of CommerceFirst Bancorp has entered into with Sandy Spring Bank that becomes effective upon completion of the merger; change in control payments payable under pre-existing employment agreements between CommerceFirst Bancorp and an executive officer and the chairman of the board of directors; and provisions in the agreement and plan of merger relating to indemnification of directors and officers and insurance for directors and officers of CommerceFirst Bancorp for events occurring before the merger. CommerceFirst Bancorp’s board of directors was aware of these interests and took them into account in approving the merger.

Accounting Treatment of the Merger (page 44)

The merger will be accounted for using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.

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Certain Differences in Shareholder Rights (page 59)

When the merger is completed, CommerceFirst Bancorp shareholders who are to receive shares of Sandy Spring Bancorp will become Sandy Spring Bancorp shareholders and their rights will be governed by Maryland law and by Sandy Spring Bancorp’s articles of incorporation and bylaws. See “Comparison of Rights of Shareholders” beginning on page 59 for a summary of the material differences between the respective rights of CommerceFirst Bancorp and Sandy Spring Bancorp shareholders.

Appraisal Rights (page 25)

CommerceFirst Bancorp shareholders may object to the merger and, upon complying with the requirements of Maryland law, receive cash in the amount of the fair value of their shares instead of shares of Sandy Spring Bancorp common stock and/or the cash consideration specified in the agreement and plan of merger. A copy of the section of the Maryland General Corporation Law pertaining to objecting shareholders’ rights of appraisal is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. The failure to comply with the statute exactly will result in the loss of your rights as an objecting shareholder.

 Tax Consequences of the Merger (page 45)

 The federal tax consequences of the merger to shareholders of CommerceFirst Bancorp will depend primarily on whether they exchange their CommerceFirst Bancorp common stock solely for Sandy Spring Bancorp common stock, solely for cash or for a combination of Sandy Spring Bancorp common stock and cash. CommerceFirst Bancorp shareholders who exchange their shares solely for Sandy Spring Bancorp common stock should not recognize gain or loss except with respect to the cash they receive instead of a fractional share. CommerceFirst Bancorp shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange. CommerceFirst Bancorp shareholders who exchange their shares for a combination of Sandy Spring Bancorp common stock and cash should recognize capital gain, but not any loss, on the exchange. The actual federal income tax consequences to CommerceFirst Bancorp shareholders of electing to receive cash, Sandy Spring Bancorp common stock or a combination of cash and stock will not be ascertainable at the time CommerceFirst Bancorp shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

 This tax treatment may not apply to all CommerceFirst Bancorp shareholders. Determining the actual tax consequences of the merger to CommerceFirst Bancorp shareholders can be complicated. CommerceFirst Bancorp shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

 To review the tax consequences of the merger to CommerceFirst Bancorp shareholders in greater detail, please see the section “Description of the Merger—Tax Consequences of the Merger” beginning on page 44.

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RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document. Please refer to the section of this proxy statement/prospectus titled “Caution About Forward-Looking Statements” at page 18.

Risks Relating to the Merger

The price of Sandy Spring Bancorp common stock might decrease before or after the merger.

Upon closing of the merger, each share of CommerceFirst Bancorp common stock will be converted at the election of the shareholder into the right to receive either 0.8043 of a share of Sandy Spring Bancorp common stock or $13.60 in cash. This exchange ratio is fixed in the agreement and plan of merger and will not be adjusted for changes in the market price of either Sandy Spring Bancorp’s common stock or CommerceFirst Bancorp’s common stock. If the price of Sandy Spring Bancorp common stock increases between the date the agreement and plan of merger was signed and the effective time of the merger, CommerceFirst Bancorp shareholders who receive shares of Sandy Spring Bancorp common stock will receive shares of Sandy Spring Bancorp common stock that have a greater market value upon completion of the merger. Conversely, if the price of Sandy Spring Bancorp common stock declines between the date the agreement was signed and the effective time of the merger, CommerceFirst Bancorp shareholders who receive shares of Sandy Spring Bancorp common stock will receive shares of Sandy Spring Bancorp common stock that have a lesser market value upon completion of the merger. Therefore, while the number of Sandy Spring Bancorp shares to be issued in the merger is, subject to extremely limited exceptions, fixed, CommerceFirst Bancorp shareholders cannot be sure of the market value of the Sandy Spring Bancorp common stock they will receive upon completion of the merger or the market value of Sandy Spring Bancorp common stock at any time after the completion of the merger. For example, based on the range of closing prices of Sandy Spring Bancorp common stock during the period from December 19, 2011, the last trading day before public announcement of the merger, through March 30, 2012, the last practicable date before the date of this document, the exchange ratio represented a market value ranging from a low of $14.02 to a high of $15.78 for each share of CommerceFirst Bancorp common stock.

Changes in the price of Sandy Spring Bancorp’s common stock before the merger will affect the market value that CommerceFirst Bancorp’s shareholders will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond Sandy Spring Bancorp’s or CommerceFirst Bancorp’s control), including the following factors:

•	changes in Sandy Spring Bancorp’s or CommerceFirst Bancorp’s respective businesses, operations and prospects;

•	changes in market assessments of the business, operations and prospects of either company;

•	market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory approvals of the merger;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Sandy Spring Bancorp’s common stock and CommerceFirst Bancorp’s common stock; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Sandy Spring Bancorp and CommerceFirst Bancorp operate.

CommerceFirst Bancorp shareholders may receive a form of consideration different from what they elect.

The consideration to be received by CommerceFirst Bancorp shareholders in the merger is subject to the requirement that 50% of the shares of CommerceFirst Bancorp common stock be exchanged for Sandy Spring Bancorp common stock and 50% be exchanged for cash. The agreement and plan of merger contains proration and allocation procedures to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Sandy Spring Bancorp common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. The type of consideration you receive may also be affected by the requirement that the value of the stock portion of the merger consideration be equal to at least 40% of the total value of the merger consideration.

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Sandy Spring Bancorp may be unable to successfully integrate CommerceFirst Bancorp’s operations and retain CommerceFirst Bancorp’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include: integrating personnel with diverse business backgrounds; combining different corporate cultures; and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of CommerceFirst Bancorp who are expected to be retained by Sandy Spring Bancorp. Sandy Spring Bancorp may not be successful in retaining these employees for the time period necessary to successfully integrate CommerceFirst Bancorp’s operations with those of Sandy Spring Bancorp. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of Sandy Spring Bancorp following the merger.

Additionally, Sandy Spring Bancorp may not be able to successfully achieve the level of cost savings, revenue enhancements, and other synergies that it expects, and may not be able to capitalize upon the existing customer relationships of CommerceFirst Bancorp to the extent anticipated, or it may take longer, or be more difficult or expensive than expected, to achieve these goals. This could have an adverse affect on Sandy Spring Bancorp’s business, results of operation and stock price.

The termination fee and the restrictions on solicitation contained in the agreement and plan of merger may discourage other companies from trying to acquire CommerceFirst Bancorp.

Until the completion of the merger, with certain exceptions, CommerceFirst Bancorp is prohibited from soliciting, initiating, encouraging or taking any other action to facilitate any inquiries, discussions or the making of any proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Sandy Spring Bancorp. In addition, CommerceFirst Bancorp has agreed to pay a termination fee to Sandy Spring Bancorp in specified circumstances. These provisions could discourage other companies from trying to acquire CommerceFirst Bancorp even though those other companies might be willing to offer greater value to CommerceFirst Bancorp’s shareholders than Sandy Spring Bancorp has offered in the merger. The payment of the termination fee could also have a material adverse effect on CommerceFirst Bancorp’s financial condition.

Certain of CommerceFirst Bancorp’s officers and directors have interests that are different from, or in addition to, interests of CommerceFirst Bancorp’s shareholders generally.

The directors and officers of CommerceFirst Bancorp have interests in the merger that are different from, or in addition to, the interests of CommerceFirst Bancorp shareholders generally. These include: (i) an employment agreement that an executive officer of CommerceFirst Bancorp entered into with Sandy Spring Bank that becomes effective upon completion of the merger; (ii) change in control payments payable under pre-existing employment agreements between CommerceFirst Bancorp and an executive officer and the chairman of the board of directors; and (iii) provisions in the agreement and plan of merger relating to indemnification of directors and officers and insurance for directors and officers of CommerceFirst Bancorp for events occurring before the merger.

For a more detailed discussion of these interests, see “Description of the Merger—Interests of Certain Persons in the Merger” beginning on page 47.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Sandy Spring Bancorp and CommerceFirst Bancorp

There can be no assurance that the merger will become effective. If the merger is not completed, the ongoing businesses of Sandy Spring Bancorp and CommerceFirst Bancorp may be adversely affected and Sandy Spring Bancorp and CommerceFirst Bancorp will be subject to a number of risks, including the following:

•	Sandy Spring Bancorp and CommerceFirst Bancorp will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor, proxy solicitation and printing fees;

•	under the agreement and plan of merger, CommerceFirst Bancorp is subject to restrictions on the conduct of its business before completing the merger, which may adversely affect its ability to execute certain of its business strategies; and
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•	matters relating to the merger may require substantial commitments of time and resources by Sandy Spring Bancorp and CommerceFirst Bancorp management, which could otherwise have been devoted to other opportunities that may have been beneficial to Sandy Spring Bancorp and CommerceFirst Bancorp as independent companies, as the case may be.

In addition, if the merger is not completed, Sandy Spring Bancorp and/or CommerceFirst Bancorp may experience negative reactions from the financial markets and from their respective customers and employees. Sandy Spring Bancorp and/or CommerceFirst Bancorp also could be subject to litigation related to any failure to complete the merger or to proceedings commenced by Sandy Spring Bancorp or CommerceFirst Bancorp against the other seeking damages or to compel the other to perform their obligations under the agreement and plan of merger. These factors and similar risks could have an adverse affect on the results of operation, business and stock prices of Sandy Spring Bancorp and CommerceFirst Bancorp.

CommerceFirst Bancorp shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

CommerceFirst Bancorp shareholders currently have the right to vote in the election of the CommerceFirst Bancorp board of directors and on various other matters affecting CommerceFirst Bancorp. Upon the completion of the merger, many of CommerceFirst Bancorp’s shareholders will become shareholders of Sandy Spring Bancorp with a percentage ownership of the combined organization that is much smaller than such shareholders’ percentage ownership of CommerceFirst Bancorp.

CommerceFirst Bancorp shareholders who make elections may be unable to sell their shares in the market pending the merger.

CommerceFirst Bancorp shareholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover. Making an election will require that shareholders turn in their CommerceFirst Bancorp stock certificates. This means that during the time between when the election is made and the date the merger is completed, CommerceFirst Bancorp shareholders will be unable to sell their CommerceFirst Bancorp common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. CommerceFirst Bancorp shareholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

The fairness opinion obtained by CommerceFirst Bancorp from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Scott & Stringfellow, LLC, CommerceFirst Bancorp’s financial advisor in connection with the merger, has delivered to the board of directors of CommerceFirst Bancorp its opinion dated as of December 20, 2011. The opinion of Scott & Stringfellow stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of CommerceFirst Bancorp common stock pursuant to the agreement and plan of merger was fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Sandy Spring Bancorp or CommerceFirst Bancorp, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the value of Sandy Spring Bancorp and CommerceFirst Bancorp.

Risks Associated with Sandy Spring Bancorp

Changes in U.S. or regional economic conditions could have an adverse effect on Sandy Spring Bancorp’s business, financial condition or results of operations.

Sandy Spring Bancorp’s business activities and earnings are affected by general business conditions in the United States and in the local market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, consumer confidence and spending, fluctuations in both debt and equity capital markets, and the strength of the economy in the United States generally and in Sandy Spring Bancorp’s market area in particular. The national economy recently experienced a recession, with rising unemployment levels, declines in real estate values and erosion in consumer confidence. Dramatic declines in the U.S. housing market over the past few years, with falling home prices and increasing foreclosures, have negatively affected the performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. Continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of Sandy Spring Bancorp’s borrowers to repay their loans in accordance with their terms and reduce demand for banking products and services.

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The geographic concentration of Sandy Spring Bancorp’s operations makes it susceptible to downturns in local economic conditions.

Sandy Spring Bancorp’s commercial and commercial real estate lending operations are concentrated in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Arlington, Fairfax and Loudoun counties in Virginia. Sandy Spring Bancorp’s success depends in part upon economic conditions in these markets. Adverse changes in economic conditions in these markets could reduce the growth in loans and deposits, impair Sandy Spring Bancorp’s ability to collect amounts due on loans, increase problem loans and charge-offs and otherwise negatively affect performance and financial condition. Recent declines in real estate values could cause some of the residential and commercial real estate loans to be inadequately collateralized, which would expose Sandy Spring Bancorp to a greater risk of loss in the event that the recovery on amounts due on defaulted loans is resolved by selling the real estate collateral.

Sandy Spring Bancorp’s allowance for loan and lease losses may not be adequate to cover its actual loan and lease losses, which could adversely affect Sandy Spring Bancorp’s financial condition and results of operations.

An allowance for loan and lease losses is maintained in an amount that is believed to be adequate to provide for probable losses inherent in the portfolio. Sandy Spring Bancorp has an aggressive program to monitor credit quality and to identify loans and leases that may become non-performing, however, at any time there are loans and leases included in the portfolio that will result in losses, but that have not been identified as non-performing or potential problem credits. There can be no assurance that the ability exists to identify all deteriorating credits prior to them becoming non-performing assets, or that Sandy Spring Bancorp will have the ability to limit losses on those loans and leases that are identified. As a result, future additions to the allowance may be necessary. Additionally, future additions may be required based on changes in the loans and leases comprising the portfolio and changes in the financial condition of borrowers, or as a result of assumptions by management in determining the allowance. Additionally, banking regulators, as an integral part of their supervisory function, periodically review Sandy Spring Bancorp’s allowance for loan and lease losses. These regulatory agencies may require an increase the provision for loan and lease losses or to recognize further loan or lease charge-offs based upon their judgments, which may be different from Sandy Spring Bancorp’s. Any increase in the allowance for loan and lease losses could have a negative effect on the financial condition and results of operations of Sandy Spring Bancorp.

If non-performing assets increase, earnings will be adversely impacted.

At December 31, 2011, non-performing assets totaled $83.6 million, or 2.25%, of total assets, compared to non-performing assets of $97.7 million, or 2.78% of total assets at December 31, 2010. Non-performing assets adversely affect net income in various ways. Interest income is not recorded on non-accrual loans or other real estate owned. Sandy Spring Bancorp must record a reserve for probable losses on loans and leases, which is established through a current period charge to the provision for loan and lease losses and from time to time and must write-down the value of properties in Sandy Spring Bancorp’s other real estate owned portfolio to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to other real estate owned. Further, the resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity. Finally, if the estimate for the recorded allowance for loan and lease losses proves to be incorrect and the allowance is inadequate, the allowance will have to be increased and, as a result, Company earnings would be adversely affected. A further downturn in Sandy Spring Bancorp’s market areas could increase credit risk associated with the loan portfolio, as it could have a material adverse effect on both the ability of borrowers to repay loans as well as the value of the real property or other property held as collateral for such loans. There can be no assurance that non-performing loans will not experience an increase in the future, or that Sandy Spring Bancorp’s non-performing assets will not result in further losses in the future.

Sandy Spring Bancorp may be subject to certain risks related to originating and selling mortgage loans.

When mortgage loans are sold, it is customary to make representations and warranties to the purchaser about the mortgage loans and the manner in which they were originated. The whole loan sale agreements require the repurchase or substitution of mortgage loans in the event Sandy Spring Bancorp breaches any of these representations or warranties. In addition, there may be a requirement to repurchase mortgage loans as a result of borrower fraud or in the event of early payment default of the borrower on a mortgage loan. Sandy Spring Bancorp receives a limited number of repurchase and indemnity demands from purchasers as a result of borrower fraud and early payment default of the borrower on mortgage loans. Sandy Spring Bancorp has enhanced its underwriting policies and procedures, however, these steps may not be effective or reduce the risk associated with loans sold in the past. If repurchase and indemnity demands increase materially, Sandy Spring Bancorp’s results of operations could be adversely affected.

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Delays in Sandy Spring Bancorp’s ability to foreclose on delinquent mortgage loans may negatively impact Sandy Spring Bancorp’s business.

The origination of mortgage loans occurs with the expectation that if the borrower defaults then the ultimate loss is mitigated by the value of the collateral that secures the mortgage loan. The ability to mitigate the losses on defaulted loans depends upon the ability to promptly foreclose upon the collateral after an appropriate cure period. In some states, the large number of mortgage foreclosures that have occurred has resulted in delays in foreclosing. Any delay in the foreclosure process will adversely affect Sandy Spring Bancorp by increasing the expenses related to carrying such assets, such as taxes, insurance, and other carrying costs, and exposes Sandy Spring Bancorp to losses as a result of potential additional declines in the value of such collateral.

Changes in interest rates and other factors beyond Sandy Spring Bancorp’s control may adversely affect earnings and financial condition.

Sandy Spring Bancorp’s net income depends to a great extent upon the level of net interest income. Changes in interest rates can increase or decrease net interest income and net income. Net interest income is the difference between the interest income earned on loans, investments, and other interest-earning assets, and the interest paid on interest-bearing liabilities, such as deposits and borrowings. Net interest income is affected by changes in market interest rates, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or re-price more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. Similarly, when interest-earning assets mature or re-price more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income.

Changes in market interest rates are affected by many factors beyond Sandy Spring Bancorp’s control, including inflation, unemployment, money supply, international events, and events in world financial markets. Sandy Spring Bancorp attempts to manage its risk from changes in market interest rates by adjusting the rates, maturity, re-pricing, and balances of the different types of interest-earning assets and interest-bearing liabilities, but interest rate risk management techniques are not exact. As a result, a rapid increase or decrease in interest rates could have an adverse effect on the net interest margin and results of operations. Changes in the market interest rates for types of products and services in various markets also may vary significantly from location to location and over time based upon competition and local or regional economic factors. At December 31, 2011, Sandy Spring Bancorp’s interest rate sensitivity simulation model projected that net interest income would decrease by 0.06% if interest rates immediately rose by 200 basis points. The results of an interest rate sensitivity simulation model depend upon a number of assumptions which may not prove to be accurate. There can be no assurance that Sandy Spring Bancorp will be able to successfully manage interest rate risk.

Sandy Spring Bancorp’s investment securities portfolio is subject to credit risk, market risk, and liquidity risk.

The investment securities portfolio has risks factors beyond Sandy Spring Bancorp’s control that may significantly influence its fair value. These risk factors include, but are not limited to, rating agency downgrades of the securities, defaults of the issuers of the securities, lack of market pricing of the securities, and instability in the credit markets. Lack of market activity with respect to some securities has, in certain circumstances, required Sandy Spring Bancorp to base its fair market valuation on unobservable inputs. Any changes in these risk factors, in current accounting principles or interpretations of these principles could impact Sandy Spring Bancorp’s assessment of fair value and thus the determination of other-than-temporary impairment of the securities in the investment securities portfolio. Investment securities that previously were determined to be other-than-temporarily impaired could require further write-downs due to continued erosion of the creditworthiness of the issuer. Write-downs of investment securities would negatively affect Sandy Spring Bancorp’s earnings and regulatory capital ratios.

Sandy Spring Bancorp is subject to liquidity risks.

Market conditions could negatively affect the level or cost of available liquidity, which would affect Sandy Spring Bancorp’s ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Core deposits and Federal Home Loan Bank advances are Sandy Spring Bancorp’s primary source of funding. A significant decrease in the core deposits, an inability to renew Federal Home Loan Bank advances, an inability to obtain alternative funding to core deposits or Federal Home Loan Bank advances, or a substantial, unexpected, or prolonged change in the level or cost of liquidity could have a negative effect on Sandy Spring Bancorp’s business, financial condition and results of operations.

Potential impairment in the carrying value of goodwill could negatively impact Sandy Spring Bancorp’s earnings.

At December 31, 2011, goodwill totaled $76.8 million. Goodwill is initially recorded at fair value and is not amortized, but is reviewed for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying value

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may not be recoverable. Given the current economic environment and conditions in the financial markets, there could be a requirement to evaluate the recoverability of goodwill prior to the normal annual assessment if there is a disruption in Sandy Spring Bancorp’s business, unexpected significant declines in operating results, or sustained market capitalization declines. These types of events and the resulting analyses could result in goodwill impairment charges in the future, which would adversely affect the results of operations. A goodwill impairment charge does not adversely affect regulatory capital ratios or tangible capital. Based on an analyses, it was determined that the fair value of Sandy Spring Bancorp’s reporting units exceeded the carrying value of their assets and liabilities and, therefore, goodwill was not considered impaired at December 31, 2011.

Sandy Spring Bancorp depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services.

Sandy Spring Bancorp believes that its continued growth and future success will depend in large part on the skills of its management team and its ability to motivate and retain these individuals and other key personnel. In particular, Sandy Spring Bancorp relies on the leadership of its Chief Executive Officer, Daniel J. Schrider. The loss of service of Mr. Schrider or one or more of Sandy Spring Bancorp’s other executive officers or key personnel could reduce Sandy Spring Bancorp’s ability to successfully implement its long-term business strategy, its business could suffer and the value of Sandy Spring Bancorp’s common stock could be materially adversely affected. Leadership changes will occur from time to time and Sandy Spring Bancorp cannot predict whether significant resignations will occur or whether Sandy Spring Bancorp will be able to recruit additional qualified personnel. Sandy Spring Bancorp believes its management team possesses valuable knowledge about the banking industry and Sandy Spring Bancorp’s markets and that their knowledge and relationships would be very difficult to replicate. Although Sandy Spring Bancorp’s Chief Executive Officer and its Chief Financial Officer have entered into employment agreements with Sandy Spring Bancorp, it is possible that they may not complete the term of their employment agreements or renew them upon expiration. Sandy Spring Bancorp’s success also depends on the experience of its branch managers and lending officers and on their relationships with the customers and communities they serve. The loss of these key personnel could negatively impact Sandy Spring Bancorp’s banking operations. The loss of key personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on Sandy Spring Bancorp’s business, financial condition or operating results.

The market price for Sandy Spring Bancorp’s stock may be volatile.

The market price for Sandy Spring Bancorp’s common stock has fluctuated, ranging between $13.64 and $19.94 per share during the 12 months ended December 31, 2011. The overall market and the price of Sandy Spring Bancorp’s common stock may experience volatility. There may be a significant impact on the market price for the common stock due to, among other things:

•	past and future dividend practice;

•	financial condition, performance, creditworthiness and prospects;

•	quarterly variations in operating results or the quality of Sandy Spring Bancorp’s assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to the future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by Sandy Spring Bancorp or its competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to Sandy Spring Bancorp;

•	future sales of Sandy Spring Bancorp’s equity or equity-related securities;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility or other geopolitical, regulatory or judicial events.

There can be no assurance that a more active or consistent trading market in Sandy Spring Bancorp’s common stock will develop. As a result, relatively small trades could have a significant impact on the price of Sandy Spring Bancorp’s common stock.

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The cost savings that Sandy Spring Bancorp estimates for mergers and acquisitions may not be realized.

The success of Sandy Spring Bancorp’s mergers and acquisitions may depend, in part, on the ability to realize the estimated cost savings from combining the acquired businesses with Sandy Spring Bancorp’s existing operations. It is possible that the potential cost savings could turn out to be more difficult to achieve than anticipated. The cost savings estimates also depend on the ability to combine the businesses in a manner that permits those cost savings to be realized. If the estimates turn out to be incorrect or there is an inability to combine successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining acquired businesses with Sandy Spring may be more difficult, costly, or time-consuming than expected, or could result in the loss of customers.

It is possible that the process of merger integration of acquired companies could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger or acquisition. There also may be disruptions that cause Sandy Spring Bancorp to lose customers or cause customers to withdraw their deposits. Customers may not readily accept changes to their banking arrangements or other customer relationships after the merger or acquisition.

Competition may decrease Sandy Spring Bancorp’s growth or profits.

Sandy Spring Bancorp competes for loans, deposits, and investment dollars with other banks and other financial institutions and enterprises, such as securities firms, insurance companies, savings associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources than possessed by Sandy Spring Bancorp. Credit unions have federal tax exemptions, which may allow them to offer lower rates on loans and higher rates on deposits than taxpaying financial institutions such as commercial banks. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to institutions that offer federally insured deposits. Other institutions may have other competitive advantages in particular markets or may be willing to accept lower profit margins on certain products. These differences in resources, regulation, competitive advantages, and business strategy may decrease Sandy Spring Bancorp’s net interest margin, increase Sandy Spring Bancorp’s operating costs, and may make it harder to compete profitably.

Sandy Spring Bancorp operates in a highly regulated industry, and compliance with, or changes to, the laws and regulations that govern its operations may adversely affect Sandy Spring Bancorp.

The banking industry is heavily regulated. Banking regulations are primarily intended to protect the federal deposit insurance funds and depositors, not shareholders. Sandy Spring Bank is subject to regulation and supervision by the Board of Governors of the Federal Reserve System and by Maryland banking authorities. Sandy Spring Bancorp is subject to regulation and supervision by the Board of Governors of the Federal Reserve System. The burdens imposed by federal and state regulations put banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies, and leasing companies. Changes in the laws, regulations, and regulatory practices affecting the banking industry may increase the cost of doing business or otherwise adversely affect Sandy Spring Bancorp and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and Sandy Spring Bancorp cannot predict the ultimate effect of these changes, which could have a material adverse effect on Sandy Spring Bancorp’s results of operations or financial condition. Federal economic and monetary policy may also affect Sandy Spring Bancorp’s ability to attract deposits and other funding sources, make loans and investments, and achieve satisfactory interest spreads.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may have a material effect on Sandy Spring Bancorp’s operations.

The Dodd-Frank Act imposes significant regulatory and compliance changes. The key effects of the Dodd-Frank Act on Sandy Spring Bancorp’s business are: changes to regulatory capital requirements; exclusion of hybrid securities, including trust preferred securities, issued on or after May 19, 2010 from Tier 1 capital; creation of new government regulatory agencies (such as the Financial Stability Oversight Council, which will oversee systemic risk, and the Consumer Financial Protection Bureau, which will develop and enforce rules for bank and non-bank providers of consumer financial products); potential limitations on federal preemption; changes to deposit insurance assessments; regulation of debit interchange fees; changes in retail banking regulations, including potential limitations on certain fees Sandy Spring Bancorp may charge; and changes in regulation of consumer mortgage loan origination and risk retention. Some provisions of the Dodd-Frank Act became effective immediately upon its enactment. Many provisions, however, require regulations to be promulgated by various federal agencies in order to be implemented, some of which have been proposed by the applicable federal agencies. The provisions of the Dodd-Frank Act may have unintended effects, which will not be clear until implementation. The changes resulting from the Dodd-Frank Act may impact the profitability of Sandy Spring

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Bancorp’s business activities, require changes to certain of Sandy Spring Bancorp’s business practices, impose upon Sandy Spring Bancorp more stringent capital, liquidity and leverage requirements or otherwise adversely affect Sandy Spring Bancorp’s business. These changes may also require Sandy Spring Bancorp to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact Sandy Spring Bancorp’s results of operations and financial condition.

Sandy Spring Bancorp’s ability to pay dividends is limited by law and contract.

The ability to pay dividends to shareholders largely depends on Sandy Spring Bancorp’s receipt of dividends from Sandy Spring Bank. The amount of dividends that Sandy Spring Bank may pay to Sandy Spring Bancorp is limited by federal laws and regulations. The ability of Sandy Spring Bank to pay dividends is also subject to its profitability, financial condition and cash flow requirements. There is no assurance that Sandy Spring Bank will be able to pay dividends to Sandy Spring Bancorp in the future. The decision may be made to limit the payment of dividends even when the legal ability to pay them exists, in order to retain earnings for other uses. A prohibition from paying dividends on common stock also exists if the required payments on Sandy Spring Bancorp’s subordinated debentures have not been made.

Restrictions on unfriendly acquisitions could prevent a takeover of Sandy Spring Bancorp.

Sandy Spring Bancorp’s articles of incorporation and bylaws contain provisions that could discourage takeover attempts that are not approved by the board of directors. The Maryland General Corporation Law includes provisions that make an acquisition of Sandy Spring Bancorp more difficult. These provisions may prevent a future takeover attempt in which the shareholders otherwise might receive a substantial premium for their shares over then-current market prices.

These provisions include supermajority provisions for the approval of certain business combinations and certain provisions relating to meetings of shareholders. Sandy Spring Bancorp’s articles of incorporation also authorize the issuance of additional shares without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

Future sales of Sandy Spring Bancorp’s common stock or other securities may dilute the value and adversely affect the market price of Sandy Spring Bancorp’s common stock.

In many situations, the board of directors has the authority, without any vote of Sandy Spring Bancorp’s shareholders, to issue shares of authorized but unissued stock, including shares authorized and unissued under Sandy Spring Bancorp’s equity incentive plans. In the future, additional securities may be issued, through public or private offerings, in order to raise additional capital. Any such issuance would dilute the percentage of ownership interest of existing shareholders and may dilute the per share book value of Sandy Spring Bancorp’s common stock. In addition, option holders may exercise their options at a time when Sandy Spring Bancorp would otherwise be able to obtain additional equity capital on more favorable terms.

Changes in the Federal or State tax laws may negatively impact Sandy Spring Bancorp’s financial performance.

Sandy Spring Bancorp is subject to changes in tax law that could increase the effective tax rate payable to the state or federal government. These law changes may be retroactive to previous periods and as a result, could negatively affect the current and future financial performance of Sandy Spring Bancorp.

Changes in accounting standards or interpretation of new or existing standards may affect how Sandy Spring Bancorp reports its financial condition and results of operations.

From time to time the Financial Accounting Standards Board (“FASB”) and the SEC change accounting regulations and reporting standards that govern the preparation of Sandy Spring Bancorp’s financial statements. In addition, the FASB, SEC, bank regulators and the outside independent auditors may revise their previous interpretations regarding existing accounting regulations and the application of these accounting standards. These changes can be hard to predict and can materially impact how to record and report Sandy Spring Bancorp’s financial condition and results of operations. In some cases, there could be a requirement to apply a new or revised accounting standard retroactively, resulting in the restatement of prior period financial statements.

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CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and the Special Meeting,” “Summary,” “Risk Factors,” “Description of the Merger—Background of the Merger,” “Description of the Merger—Sandy Spring Bancorp’s Reasons for the Merger,” and “Description of the Merger—Background of and CommerceFirst Bancorp’s Reasons for the Merger; Recommendation of CommerceFirst Bancorp’s Board of Directors.” You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 10, and those set forth under the caption “Risk Factors” in Sandy Spring Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed by Sandy Spring Bancorp with the SEC.

Because of these and other uncertainties, Sandy Spring Bancorp’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Sandy Spring Bancorp’s and CommerceFirst Bancorp’s past results of operations do not necessarily indicate Sandy Spring Bancorp’s and CommerceFirst Bancorp’s combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. Sandy Spring Bancorp is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. Sandy Spring Bancorp qualifies all of its forward-looking statements by these cautionary statements.

Further information on other factors which could affect the financial condition, results of operations, liquidity or capital resources of Sandy Spring Bancorp before and after the merger is included in this proxy statement/prospectus under “Information About Sandy Spring Bancorp.”

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SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected financial information for Sandy Spring Bancorp and CommerceFirst Bancorp for the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007 is derived from audited consolidated financial statements of Sandy Spring Bancorp and CommerceFirst Bancorp. You should read this summary financial information in connection with Sandy Spring Bancorp’s and CommerceFirst Bancorp’s historical financial information, which appear elsewhere in this proxy statement/prospectus.

Selected Historical Financial Data of Sandy Spring Bancorp

	At or For the Year Ended December 31,
	2011	2010	2009	2008	2007
			(unaudited)
	(Dollars in thousands, except per share amounts)
FINANCIAL CONDITION DATA
Investment securities	$1,164,699	$1,042,943	$1,023,799	$492,491	$445,273
Loans and leases	2,239,692	2,156,232	2,298,010	2,490,646	2,277,031
Total assets	3,711,370	3,519,388	3,630,478	3,313,638	3,043,953
Deposits	2,656,520	2,549,872	2,696,842	2,365,257	2,273,868
Borrowings	584,021	537,001	535,646	522,658	426,525
Stockholders’ equity	446,109	407,569	373,586	391,862	315,640

OPERATING DATA
Net interest income	$112,946	$115,607	$103,708	$108,459	$104,826
Provision for loan and lease losses	1,428	25,908	76,762	33,192	4,094
Non-interest income	43,500	43,782	43,356	45,525	44,123
Non-interest expenses	105,071	100,912	101,154	101,371	99,622
Income (loss) before income taxes	49,947	32,569	(30,852)	19,421	45,233
Net income (loss)	34,102	23,520	(14,855)	15,779	32,262
Net income (loss) available to common stockholders	34,102	17,371	(19,665)	15,445	32,262

COMMON SHARE DATA
Basic net income (loss) per common share	$1.42	$0.78	$(1.20)	$0.94	$2.01
Diluted net income (loss) per common share	1.41	0.78	(1.20)	0.94	2.01
Dividends declared per common share	0.34	0.04	0.37	0.96	0.92
Book value per common share	18.52	16.95	17.80	19.05	19.31
Outstanding Common Shares	24,091,042	24,046,627	16,487,852	16,398,523	16,349,317

KEY OPERATING RATIOS
Return on average assets	0.95%	0.48%	(0.55)%	0.49%	1.10%
Return on average common equity	8.07	4.56	(6.35)	4.84	11.12
Net interest margin	3.57	3.60	3.29	3.92	4.13
Allowance for loan and lease losses to loans and leases	2.21	2.88	2.81	2.03	1.10
Non-performing loans to total loans	3.53	4.08	5.82	2.79	1.51
Non-performing assets to total assets	2.25	2.78	3.89	2.18	1.15
Allowance for loan and lease losses to non-performing loans	62.46	70.57	48.28	72.82	72.94
Net charge-offs to average loans and leases	0.66	1.27	2.61	0.32	0.06
Average equity to average assets	11.80	12.21	10.94	10.31	9.89
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Selected Historical Financial Data of CommerceFirst Bancorp

	At or For the Year Ended December 31,
(Dollars in thousands, except per share data)	2011		2010		2009		2008		2007
Operation statement data:
Net interest income	$10,155		$9,430		$7,341		$5,567		$5,895
Provision for loan losses	2,533		2,716		1,616		647		45
Noninterest income	1,146		1,094		720		569		620
Noninterest expense	5,784		5,434		5,315		5,028		4,688
Federal and state income tax expense	1,169		951		452		166		694
Net income	1,815		1,423		678		295		1,088

Per share data and shares outstanding:
Net income per share, basic	$1.00		$0.78		$0.37		$0.16		$0.60
Net income per share, diluted	1.00		0.78		0.37		0.16		0.59
Book value at period end	13.28		12.28		11.50		11.16		11.02
Average common shares outstanding during year	1,820,548		1,820,548		1,820,548		1,820,548		1,816,504
Diluted average common shares outstanding during year	1,820,548		1,820,548		1,820,548		1,820,548		1,848,195
Shares outstanding at period end	1,820,548		1,820,548		1,820,548		1,820,548		1,820,548

Financial condition data:
Total assets	$207,339		$203,124		$200,371		$166,569		$148,811
Loans receivable (net)	181,265		181,709		183,102		151,101		124,670
Allowance for loan losses	3,033		3,174		2,380		1,860		1,665
Other interest-earning assets	15,639		12,289		8,382		9,227		18,358
Total deposits	182,608		180,110		178,645		145,241		123,408
Borrowings	-		-		-		-		4,306
Stockholders’ equity	24,180		22,365		20,942		20,311		20,056

Selected performance ratios:
Return on average earning assets	0.90%		0.71%		0.37%		0.19%		0.80%
Return on average equity	7.74		6.46		3.29		1.44		5.60
Net interest margin	5.04		4.69		4.00		3.59		4.38
Net interest spread	4.73		4.30		3.32		2.60		3.10
Efficiency ratio	51.18		51.63		65.94		81.94		72.21

Asset quality ratios:
Nonperforming loans to gross loans	1.45%		3.94%		1.47%		3.80%		0.89%
Allowance for loan losses to loans	1.65		1.72		1.28		1.22		1.32
Allowance for loan losses to nonperforming loans	1.14	x	0.44	x	0.87	x	0.32	x	1.48	x
Nonperforming assets to loans and other real estate	3.66		5.64		2.76		3.80		0.89
Net loan charge-offs (recoveries) to average loans	1.46		1.04		0.65		0.33		-

Capital ratios:
Total risk-based capital ratio	14.00%		13.06%		12.25%		14.14%		16.48%
Tier I risk-based capital ratio	12.74		11.80		10.99		12.91		15.23
Leverage ratio	11.51		11.03		10.43		12.24		13.91
Average equity to average assets	11.32		10.62		11.03		12.86		13.93

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COMPARATIVE PER SHARE DATA

The following table shows information about Sandy Spring Bancorp’s and CommerceFirst Bancorp’s income per common share, dividends per share and book value per share, and similar information giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged on the dates or at the beginning of the period indicated.

The information listed as “pro forma combined” was prepared using an exchange ratio of 0.8043. The information listed as “per equivalent CommerceFirst Bancorp share” was obtained by multiplying the pro forma amounts by an exchange ratio of 0.8043. We present this information to reflect that some CommerceFirst Bancorp shareholders will receive shares of Sandy Spring Bancorp common stock for each share of CommerceFirst Bancorp common stock exchanged in the merger. Sandy Spring Bancorp anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of Sandy Spring Bancorp following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Sandy Spring Bancorp would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document.

	Sandy Spring Bancorp Historical	CommerceFirst Bancorp Historical	Pro Forma Combined (1) (2)	Per Equivalent CommerceFirst Bancorp Share
Book value per share:
At December 31, 2011	$18.52	$13.28	$18.49	$14.88

Cash dividends declared per share:
Year ended December 31, 2011	$0.34	$—	$0.34	$0.27

Basic net income per share:
Year ended December 31, 2011	$1.42	$1.00	$1.45	$1.17

Diluted net income per share:
Year ended December 31, 2011	$1.41	$1.00	$1.44	$1.16

(1)	Pro forma dividends per share represent Sandy Spring Bancorp’s historical dividends per share.
(2)	The pro forma combined book value per share of Sandy Spring Bancorp common stock is based upon the pro forma combined common stockholders’ equity for Sandy Spring Bancorp and CommerceFirst Bancorp divided by total pro forma common shares of the combined entities.
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MARKET PRICE AND DIVIDEND INFORMATION

Sandy Spring Bancorp common stock is listed on The NASDAQ Global Select Market under the symbol SASR. CommerceFirst Bancorp common stock is quoted on The NASDAQ Capital Market under the symbol CMFB. The following table lists the high and low prices per share for Sandy Spring Bancorp common stock and CommerceFirst Bancorp common stock and the cash dividends declared by each company for the periods indicated.

	Sandy Spring Bancorp Common Stock			CommerceFirst Bancorp Common Stock
	High	Low	Dividends	High	Low	Dividends
Quarter Ended
March 31, 2012	$19.87	$17.01	$.10	$14.60	$12.17	$-

December 31, 2011	18.78	13.96	.10	13.99	6.16	-
September 30, 2011	19.27	13.64	.08	10.00	5.86	-
June 30, 2011	19.31	16.86	.08	9.85	8.75	-
March 31, 2011	19.94	16.19	.08	9.80	7.07	-

December 31, 2010	18.75	15.27	.01	10.68	8.50	-
September 30, 2010	17.39	13.44	.01	11.00	8.29	-
June 30, 2010	18.20	13.95	.01	9.50	5.00	-
March 31, 2010	15.13	8.25	.01	7.75	5.25	-

You should obtain current market quotations for Sandy Spring Bancorp and CommerceFirst Bancorp common stock, as the market price of Sandy Spring Bancorp common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

As of March 1, 2012, there were approximately 2,480 holders of record of Sandy Spring Bancorp common stock. As of March 29, 2012, there were approximately 300 holders of record of CommerceFirst Bancorp common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of Sandy Spring Bancorp’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Sandy Spring Bancorp, applicable state law and government regulations and other factors deemed relevant by Sandy Spring Bancorp’s board of directors.

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SPECIAL MEETING OF COMMERCEFIRST BANCORP SHAREHOLDERS

This proxy statement/prospectus is being provided to holders of CommerceFirst Bancorp common stock as CommerceFirst Bancorp’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of CommerceFirst Bancorp shareholders to be held on May 18, 2012, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as Sandy Spring Bancorp’s prospectus in connection with the offer and sale by Sandy Spring Bancorp of its shares of common stock as a result of the proposed merger.

Date, Time and Place of Meeting

The special meeting is scheduled to be held as follows:

Date: May 18, 2012

Time: 11:00 a.m., Eastern time

Place: CommerceFirst Bank, 1804 West Street, Annapolis, Maryland

Purpose of the Meeting

At the special meeting, CommerceFirst Bancorp’s shareholders will be asked to:

•	Approve the agreement and plan of merger, pursuant to which CommerceFirst Bancorp will merge with and into Sandy Spring Bancorp, with Sandy Spring Bancorp surviving the merger, and each outstanding share of CommerceFirst Bancorp common stock will be converted into the right to receive at the election of each holder of CommerceFirst Bancorp common stock, either $13.60 in cash or 0.8043 shares of Sandy Spring Bancorp common stock, subject to proration and adjustment.

•	Approve a proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the agreement and plan of merger and the merger.

•	Approve a non-binding advisory resolution approving the compensation that CommerceFirst Bancorp’s named executive officers may receive.

•	Transact any other business that may properly come before the special meeting or any postponement or adjournment of the special meeting.

Who Can Vote at the Meeting

You are entitled to vote if the records of CommerceFirst Bancorp showed that you held shares of CommerceFirst Bancorp common stock as of the close of business on March 29, 2012. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their recordholder how to vote their shares. As of the close of business on the record date, a total of 1,820,548 shares of CommerceFirst Bancorp common stock were outstanding. Each share of common stock has one vote on each matter presented to shareholders. If you are a beneficial owner of shares of CommerceFirst Bancorp common stock held in “street name” and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of CommerceFirst Bancorp common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of CommerceFirst Bancorp common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. We expect that the “street name” nominees will not vote on any of the proposals submitted to CommerceFirst Bancorp shareholders at the special meeting without instructions from the beneficial owners of the shares. Therefore, it is extremely important that you provide your recordholder with instructions on how to vote your shares.

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Approval and adoption of the agreement and plan of merger will require the affirmative vote of two-thirds of the outstanding shares of CommerceFirst Bancorp common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the agreement and plan of merger. Broker non-votes and abstentions from voting will have the same effect as voting against the agreement and plan of merger.

The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve and adopt the agreement and plan of merger and to approve, in a non-binding advisory vote, the compensation payable to the named executive officers of CommerceFirst Bancorp in connection with the merger.

Shares Held by CommerceFirst Bancorp Officers and Directors and by Sandy Spring Bancorp

As of March 29, 2012, directors and executive officers of CommerceFirst Bancorp beneficially owned 398,001 shares of CommerceFirst Bancorp common stock. This equals 21.9% of the outstanding shares of CommerceFirst Bancorp common stock. As of the same date, neither Sandy Spring Bancorp nor any its subsidiaries, directors or executive officers owned any shares of CommerceFirst Bancorp common stock. All of CommerceFirst Bancorp’s directors entered into voting agreements with Sandy Spring Bancorp to vote the 397,601 shares of CommerceFirst Bancorp common stock owned by them in favor of the proposal to approve the agreement and plan of merger.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, CommerceFirst Bancorp recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

CommerceFirst Bancorp shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain a “legal proxy” from your recordholder entitling you to vote at the special meeting.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval and adoption of the agreement and plan of merger. If you are the record holder of your shares of CommerceFirst Bancorp common stock and submit your proxy without specifying a voting instruction, your shares of CommerceFirst Bancorp common stock will be voted “FOR” the proposal to approve and adopt the agreement and plan of merger, “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve and adopt the agreement and plan of merger and “FOR” the approval of the resolution approving the compensation payable to the named executive officers of CommerceFirst Bancorp in connection with the merger. CommerceFirst Bancorp’s board of directors unanimously recommends a vote “FOR” approval and adoption of the agreement and plan of merger, “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and “FOR” the approval of the compensation payable to the named executive officers of CommerceFirst Bancorp in connection with the merger.

You may revoke your proxy at any time before it is voted by:

•	filing with the Corporate Secretary of CommerceFirst Bancorp a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

CommerceFirst Bancorp, Inc.

Candace M. Springmann, Corporate Secretary

1804 West Street, Suite 200

Annapolis, Maryland 21404

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If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. CommerceFirst Bancorp does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

CommerceFirst Bancorp will pay for this proxy solicitation. In addition to soliciting proxies by mail, Regan & Associates, Inc., a proxy solicitation firm, will assist CommerceFirst Bancorp in soliciting proxies for the special meeting. CommerceFirst Bancorp will pay $6,000 for these services. Additionally, directors, officers and employees of CommerceFirst Bancorp and CommerceFirst Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. CommerceFirst Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Appraisal Rights

Any CommerceFirst Bancorp shareholder who objects to the merger and follows the specific procedures set forth in Title 3, Subtitle 2 of the Maryland General Corporation Law (“MGCL”) will be entitled to receive payment in cash of the fair value of their shares of CommerceFirst Bancorp common stock. If you want to demand payment of the fair value of your common stock, you must fully comply with the procedures set out in the MGCL. A copy of Title 3, Subtitle 2 of the MGCL is included as Annex C to this proxy statement/prospectus. The required procedures are summarized below.

•	First, you must submit a written notice to the Secretary of CommerceFirst Bancorp at or before the special meeting of CommerceFirst Bancorp shareholders, stating that you object to the proposed merger. You should send your notice to:

CommerceFirst Bancorp, Inc.

Candace M. Springmann, Corporate Secretary

1804 West Street, Suite 200

Annapolis, Maryland 21404

•	You must not vote your CommerceFirst Bancorp common stock in favor of the merger. This means that you should either return a proxy card or voting instruction card (if your shares are held in “street name”) with the “Against” box checked or not return a proxy card or voting instructions card at all. Merely voting against the merger or not voting will not constitute notice of objection, and will not entitle you to payment in cash of the fair value of your shares.

•	After the effectiveness of the merger, Sandy Spring Bancorp, as the successor to CommerceFirst Bancorp, will write to objecting shareholders, notifying them of the date on which the articles of merger were accepted for record. This notice will be sent by certified mail, return receipt requested, to the address you provide in your notice, or if no address is indicated, to the address which appears on Sandy Spring Bancorp’s records.

•	Within 20 days of the date on which the articles of merger were accepted for record, objecting shareholders must make a written demand for payment of the fair value of their CommerceFirst Bancorp common stock, stating the number and class of shares for which payment is demanded. The written demand for payment should be sent to:

Sandy Spring Bancorp, Inc.

Ronald E. Kuykendall

Executive Vice President, General Counsel and Secretary

17801 Georgia Avenue

Olney, Maryland 20832

Our notice of the date on which the articles of merger were accepted may contain an offer of payment of the amount which we believe is the fair value of your CommerceFirst Bancorp common stock along with certain financial disclosures. If you have followed all of the procedural steps required to demand payment of fair value and have not received payment for your CommerceFirst Bancorp common stock, you may, or we may, within 50 days of the acceptance of the articles of merger, petition the court of equity in the county of CommerceFirst Bancorp’s registered agent for appraisal of the fair value of your CommerceFirst Bancorp common stock as of the date shareholders receive notice of the proposed transaction, without including any appreciation or depreciation resulting directly or indirectly from the merger or its proposal.

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Any shareholder who files a notice of objection, but fails to file a written demand for the payment of fair value in a timely manner, will be bound by the vote of the CommerceFirst Bancorp shareholders and will not be entitled to receive payment in cash as an objecting shareholder.

If you demand payment for your CommerceFirst Bancorp common stock, you have no right to the Sandy Spring Bancorp common stock or cash into which your CommerceFirst Bancorp common stock would be converted after the merger is approved, except the payment of fair value. If you demand payment for your CommerceFirst Bancorp common stock, your rights as a CommerceFirst Bancorp shareholder will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that you are not entitled to relief, or the merger is abandoned or rescinded. A demand for payment may be withdrawn only with our consent.

If the court finds that the objecting shareholder is entitled to an appraisal of his or her stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Within 60 days after appointment, or longer as the court may direct, the appraisers must file with the court and mail to each shareholder who is a party to the proceeding their report stating their conclusion as to the fair value of the common stock. Within 15 days after the filing of the report, any party may object to the report and request a rehearing. The court, upon motion of any party, will enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which the payment must be made. If the report is rejected, the court may determine the fair value or remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date fair value was determined, unless the court finds that shareholders’ refusal to accept a written offer to purchase the shares was arbitrary and vexatious or not in good faith.

The cost of the appraisal proceedings, including compensation and expenses of the appraisers, will be Sandy Spring Bancorp’s responsibility, except that all or any part of the expenses may be assessed against any and all of the objecting shareholders to whom an offer to pay for common stock has been made, if the court finds the failure to accept the offer was arbitrary, vexatious or not in good faith. Costs of the proceedings will not include fees and expenses of counsel. Costs of the proceedings may include fees and expenses of experts only if we did not make an offer of payment for your common stock or if the value of the common stock as determined in the appraisal proceeding materially exceeds the amount offered by us.

The preceding is a summary of the material aspects of Title 3, Subtitle 2 of the MGCL, and is qualified by reference to the text of the statute. We urge you to read the full text of the statute which is included as Annex C to this proxy statement/prospectus.

PROPOSAL NO. 1

APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER

At CommerceFirst Bancorp’s special meeting of shareholders, CommerceFirst Bancorp shareholders will consider and vote on a proposal to approve and adopt the agreement and plan of merger. Details about the merger, including CommerceFirst Bancorp’s reasons for the merger, the effect of approval and adoption of the agreement and plan of merger and the timing of effectiveness of the merger, are discussed in the section entitled “Description of the Merger” beginning on page 28 of this document.

Approval of the merger proposal requires the presence of a quorum and the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of CommerceFirst Bancorp entitled to vote at the special meeting.

CommerceFirst Bancorp’s board of directors unanimously recommends that CommerceFirst Bancorp shareholders vote “FOR” approval and adoption of the agreement and plan of merger and the merger.

PROPOSAL NO. 2

ADJOURNMENT OF THE SPECIAL MEETING

If there are insufficient proxies at the time of the special meeting to approve and adopt the agreement and plan of merger, the CommerceFirst Bancorp shareholders may be asked to vote on a proposal to adjourn the special meeting to a later date to allow additional time to solicit additional proxies. The CommerceFirst Bancorp board currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve and adopt the agreement and plan of merger (Proposal No. 1).

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CommerceFirst Bancorp’s Board of Directors unanimously recommends a vote “FOR” approval of the adjournment of the special meeting if necessary to solicit additional proxies in favor of the approval and adoption of the agreement and plan of merger.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION PAYABLE TO THE

NAMED EXECUTIVE OFFICERS OF COMMERCEFIRST BANCORP IN CONNECTION WITH THE MERGER

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules of the SEC adapted thereunder, CommerceFirst Bancorp’s board of directors is providing shareholders with the opportunity to cast a non-binding advisory vote on the compensation payable to the named executive officers of CommerceFirst Bancorp in connection with the merger, as summarized in the table under the caption “Description of the Merger—Interests of Certain Persons in the Merger—Change in Control, Severance and Bonus Payments for Certain Persons in Connection with the Merger” beginning on page 47 of this proxy statement/prospectus. This proposal gives CommerceFirst Bancorp shareholders the opportunity to express their views on the compensation that CommerceFirst Bancorp’s named executive officers will be entitled to receive that is based on or otherwise relates to the merger.

As described in greater detail under the caption “Description of the Merger—Interests of Certain Persons in the Merger—Change in Control, Severance and Bonus Payments for Certain Persons in Connection with the Merger,” two of CommerceFirst Bancorp’s “named executive officers” will receive a payment from CommerceFirst Bancorp or Sandy Spring Bancorp, or enter into a new employment agreement with Sandy Spring Bank, as a result of the merger. Under SEC rules, CommerceFirst Bancorp’s shareholders must be provided with the opportunity to vote on a non-binding advisory resolution to approve certain “golden parachute” payments that named executive officers will receive in connection with the merger. Only the payment to Mr. Storm constitutes such a “golden parachute” payment.

Mr. Storm, Executive Vice President and Chief Financial Officer of CommerceFirst Bancorp and CommerceFirst Bank, is not expected to be offered a position with Sandy Spring Bancorp following the merger. Under his employment agreement with CommerceFirst Bank, which was executed in 2007, he will be entitled to receive a change in control payment. CommerceFirst Bank provided Mr. Storm with the opportunity to receive the change in control payment in order to induce him to accept employment with CommerceFirst Bank, and to insure his continued dedication to the institution and its best interests despite the potential for a transaction which would result in his termination.

Accordingly, at the special meeting, CommerceFirst Bancorp is asking its shareholders to approve, in a non-binding advisory vote, the compensation payable to Mr. Storm in connection with the merger through the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Mr. Storm in connection with the merger, as disclosed in the table under the caption “Description of the Merger—Interests of Certain Persons in the Merger—Change in Control, Severance and Bonus Payments for Certain Persons in Connection with the Merger” in this proxy statement/prospectus in accordance with Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

The vote on this Proposal No. 3 is a vote separate and apart from the vote on Proposal No. 1 to approve the agreement and plan of merger. Accordingly, you may vote to approve this Proposal No. 3 and not to approve Proposal No. 1, and vice versa. Because the vote is advisory in nature only, it will not be binding on either CommerceFirst Bancorp or Sandy Spring Bancorp regardless of whether the agreement and plan of merger is approved. Accordingly, as the compensation to be paid in connection with the merger is a contractual obligation to Mr. Storm regardless of the outcome of this advisory vote, such compensation will be payable if the agreement and plan of merger is approved and the merger is completed, subject only to the contractual conditions applicable to such payment.

The affirmative vote of the majority of the votes cast is required to approve this proposal. Abstentions and broker non-votes will have no effect on this proposal.

CommerceFirst Bancorp’s Board of Directors unanimously recommends a vote “FOR” approval, on an advisory non-binding basis, of the compensation payable in connection with the merger.

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DESCRIPTION OF THE MERGER

The following summary of the agreement and plan of merger is qualified by reference to the complete text of the agreement and plan of merger. A copy of the agreement and plan of merger is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the agreement and plan of merger completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The agreement and plan of merger provides for the merger of CommerceFirst Bancorp with and into Sandy Spring Bancorp, with Sandy Spring Bancorp as the surviving entity. Immediately following the merger of CommerceFirst Bancorp with Sandy Spring Bancorp, CommerceFirst Bank will merge with and into Sandy Spring Bank, with Sandy Spring Bank as the surviving entity.

Background of and CommerceFirst Bancorp’s Reasons for the Merger; Recommendation of CommerceFirst Bancorp’s Board of Directors

Background of the Merger. As part of its ongoing consideration and evaluation of CommerceFirst Bancorp’s long-term prospects and strategy, the CommerceFirst Bancorp board of directors and senior management periodically reviewed and assessed strategic opportunities and challenges facing CommerceFirst Bancorp and CommerceFirst Bank, including, in 2009, the development of alternatives for a comprehensive five-year internal Strategic Plan, or the “2009 Strategic Plan.” The 2009 Strategic Plan focused on three alternative strategies for CommerceFirst Bancorp including (i) a flat growth alternative funded through internal accretion to earnings, (ii) a modest growth alternative funded through modest capital raising, and (iii) a more aggressive growth alternative funded through more aggressive capital raising by CommerceFirst Bancorp. During 2009, 2010 and 2011, a period of substantial stress and uncertainty in the general economies of, and real estate values in, the markets in which CommerceFirst Bancorp operates, and as a result of tumultuous and unfavorable financial and capital markets, CommerceFirst Bancorp pursued the first of the three 2009 Strategic Plan alternatives. This strategy included a primary focus on improving asset quality and working out classified assets, improving earnings and maintaining capital levels above those required for well capitalized status. As a result of management’s focus and efforts, CommerceFirst Bancorp was able to achieve, with limited growth, meaningful earnings improvement and stability while making substantial provisions for loan losses and devoting considerable effort and resources to resolving troubled credits. However, due to the capital constraints resulting from the uncertain economic environment and regulatory expectations as well as the stricter credit standards management has imposed in light of economic conditions, substantial growth in loans and assets was not deemed to be feasible or prudent, and CommerceFirst Bancorp followed a minimal growth strategy. In adopting this strategy, the CommerceFirst Bancorp board of directors recognized that such strategy it could not be maintained indefinitely.

Over the approximately two-year period prior to entering into discussions with Sandy Spring Bancorp, CommerceFirst Bancorp’s board of directors considered, and discussed with its financial and legal advisors, both its internal 2009 Strategic Plan as well as several external strategic alternatives for CommerceFirst Bancorp. Included in the external strategies was consideration of: (i) engaging in a “merger of equals” transaction (whether as target or acquiror) with comparably sized, or somewhat larger, banks or holding companies, (ii) raising additional capital through public or private stock offerings, (iii) attempting to achieve meaningful organic growth, (iv) engaging in acquisitions or being acquired, or (v) continuing a limited growth strategy until the economy and financial markets fully rebounded.

As part of these discussions, the CommerceFirst Bancorp board of directors also considered the factors that it believed were the desired results of any chosen strategic alternative: (i) increasing liquidity for the common stock for those shareholders who desired the flexibility to cash out or diversify their investment in CommerceFirst Bancorp’s common stock; (ii) achieving a reasonable current return on an investment in the common stock, through dividends, for those shareholders who elect to continue their ownership interest; (iii) providing diversification of risks, as a result of increased size and growth opportunities; (iv) enhancing prospects for growth and increased dividends; and (v) achieving reasonable market valuation for shares of CommerceFirst Bancorp or the shares of the pro forma purchasing company. All of these factors were considered by the CommerceFirst Bancorp board of directors and measured over the foreseeable future of the next three to five years and beyond in light of all of the current market and financial conditions known to the CommerceFirst Bancorp board of directors after consultation with its financial advisors.

The CommerceFirst Bancorp board recognized and took into account the challenges of continued operation as an independent small community bank, including the: (i) limited access to the capital markets; (ii) execution risk inherent in continued independent operations, regardless of whether a growth strategy or a limited growth strategy were employed, given the relatively small size of CommerceFirst Bank, its geographic concentrations, and its concentration of commercial and commercial real estate loans, which are relatively large as a percentage of capital and earnings; (iii) increased costs of regulatory compliance; (iv) extended low interest rate environment; (v) continued weak economic conditions in its market areas; and (vi) increased competitive pressures from larger institutions.

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From time to time, the CommerceFirst Bancorp board of directors, through its Chairman and certain key directors, consulted with its outside financial advisors, Scott & Stringfellow, LLC, or “Scott & Stringfellow,” with respect to various options available to CommerceFirst Bancorp, including the feasibility and costs of a capital raising transaction, a merger of equals transaction or an outright sale. Scott & Stringfellow periodically provided CommerceFirst Bancorp with an analysis of the state of the capital markets, the likelihood of a successful offering, the costs (both in terms of transaction costs and dilution to existing shareholders) of a capital raising program, the ability of various companies perceived as likely acquirors or merger of equals candidates to consummate a transaction, the range of prices such companies could be expected to pay in an acquisition, the pro forma financial condition of the company resulting from such transactions and the likely appetite for such companies to enter into a transaction.

Given the low level of trading in CommerceFirst Bancorp’s common stock (an average of 845 shares per day for the three month period ended September 30, 2011), the low percentage of book value at which the common stock traded (53.2% at September 30, 2011), and the expectation that any public or private offering of common stock would be at a discount to the trading price, resulting in significant dilution to existing shareholders from a book value, voting control and earnings perspective, the CommerceFirst Bancorp board of directors did not believe that it was in the best interests of CommerceFirst Bancorp or its shareholders to seek additional capital. The CommerceFirst Bancorp board of directors believed that even a modest capital raise would have had the net effect of selling control of CommerceFirst Bancorp to new investors at an extremely discounted price. Based on the advice of its financial advisors, the CommerceFirst Bancorp board of directors did not believe the capital markets for small, independent community banks, such as CommerceFirst Bank, would likely improve in any material respect in the foreseeable future.

During this period, CommerceFirst Bancorp also investigated and held discussions with respect to a number of other potential acquisition transactions, including “merger of equals” transactions. With respect to the potential “merger of equals” transactions, the CommerceFirst Bancorp board of directors considered that the transactions which had been proposed to it would not result in achievement of all or substantially all of the desired goals of the board of directors of CommerceFirst Bancorp. Specifically, the resulting company would (i) likely have an illiquid stock, (ii) trade at a significant discount to book value, (iii) not pay a significant dividend, (iv) encounter many of the same issues facing CommerceFirst Bancorp, including execution risk in respect of any growth strategy and geographic and industry concentrations, and (v) not be sufficiently large to successfully meet the competitive pressures and achieve economies of scale in operational and compliance matters. At the same time, none of the larger companies with which CommerceFirst Bancorp met expressed any current interest in a transaction.

In August 2011, at a lunch meeting between Milton D. Jernigan II, the Chairman of the board of directors of CommerceFirst Bancorp and CommerceFirst Bank, and Robert E. Henel Jr., a member of Sandy Spring Bancorp’s board of directors, the subject of the two companies exploring a merger arose. Mr. Jernigan knew Mr. Henel socially in Annapolis and professionally from Mr. Henel’s long career in banking and community activities, in the Anne Arundel County market. Following the initial lunch conversation between Mr. Jernigan and Mr. Henel, Mr. Henel discussed with the board of directors of Sandy Spring Bancorp the potential advantages of a transaction between Sandy Spring Bancorp and CommerceFirst Bancorp and whether or not Sandy Spring Bancorp would be interested in further pursuing such a conversation. Mr. Jernigan was then contacted by telephone by Mr. Daniel Schrider, President and Chief Executive Officer of Sandy Spring Bancorp, on August 25, 2011 to set up a meeting at Mr. Jernigan’s offices in Annapolis to further discuss the interests of the two companies in a merger transaction. At that meeting, Mr. Jernigan and Mr. Schrider discussed the potential benefits of a transaction between the two companies, Sandy Spring Bancorp’s intentions and expectations with respect to a possible transaction, and the general pricing parameters which Mr. Jernigan believed would be necessary to interest the CommerceFirst Bancorp board of directors in a transaction. During this period, Mr. Jernigan consulted with BuckleySandler LLP, or “BuckleySandler,” CommerceFirst Bancorp’s legal counsel, and Scott & Stringfellow, CommerceFirst Bancorp’s financial advisor, for legal and financial advice in conducting these preliminary discussions.

Following their initial conversation and additional conversations between Mr. Jernigan and Mr. Schrider on September 9, 2011 and September 26, 2011, Mr. Schrider orally advised Mr. Jernigan that Sandy Spring Bancorp was interested in delivering an indication of interest in a transaction where Sandy Spring Bancorp would acquire CommerceFirst Bancorp at a price of between $12 and $13 per share, with half of the consideration being paid in cash, and half in shares of Sandy Spring Bancorp common stock. Based on these preliminary discussion and following telephone consultation with certain key members of the CommerceFirst Bancorp board of directors and Mr. Morgan, CommerceFirst Bancorp and Sandy Spring Bancorp entered into a mutual confidentiality agreement on October 5, 2011.

On October 6, 2011, Sandy Spring Bancorp delivered its initial written indication of interest and summary of terms, reflecting the proposed price range of $12 to $13 per share of CommerceFirst Bancorp common stock. Following discussions with Scott & Stringfellow and certain members of the board of directors of CommerceFirst Bancorp and Mr. Morgan, Mr. Jernigan contacted Mr. Schrider expressing interest in the proposal and a possible transaction with Sandy Spring Bancorp, but advising him of his belief that the CommerceFirst Bancorp board of directors would not approve a proposal which did not provide for payment of at least book value. Mr. Jernigan also updated Mr. Schrider on developments regarding CommerceFirst Bancorp’s performance through

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September 30, 2011. On October 13, 2011, Mr. Schrider provided a revised indication of interest and summary of terms, reflecting a price range of between $12.50 and $13.50 per share of CommerceFirst Bancorp common stock. Following consultations with CommerceFirst Bancorp’s legal and financial advisors and certain members of the CommerceFirst Bancorp board of directors, and rigorous analysis of the proposal, a special meeting of the CommerceFirst Bancorp board of directors was called to consider the proposal.

On November 1, 2011, the board of directors of CommerceFirst Bancorp met to discuss the revised indication of interest and summary of terms. After a presentation by Mr. Jernigan of the background of Sandy Spring Bancorp’s proposal and of the history of the strategic planning and considerations by the CommerceFirst Bancorp board of directors over the past several years, the CommerceFirst Bancorp board of directors received presentations from Scott & Stringfellow and BuckleySandler.

Scott & Stringfellow provided an extensive analysis of the transaction proposal, using the midpoint of the proposed price range. In addition to analyzing the proposed transaction on a pro forma basis, Scott & Stringfellow provided the CommerceFirst Bancorp board of directors with a review of the conditions in the national and regional merger market, and compared the proposed terms to recent transactions and to Scott & Stringfellow’s estimate of Sandy Spring Bancorp’s ability to pay without incurring material dilution. Scott & Stringfellow also provided the CommerceFirst Bancorp board of directors with its views, based upon its expertise in financial institution merger activity, particularly in the mid-Atlantic region, and its knowledge of the institutions in the market, as to (i) the institutions that would likely have an interest in acquiring CommerceFirst Bancorp, and (ii) the prices which such likely institutions would likely pay, given their respective capital positions, stock prices, earnings and anticipated cost savings which might result from a combination of CommerceFirst Bancorp with such other institutions. CommerceFirst Bancorp had previously had discussions with, or considered the possibility of a transaction with, most of the likely acquirors, and determined that there was no mutual interest in a transaction with such likely acquirors. Scott & Stringfellow had contacted, on a no name basis, the remaining likely candidates and ascertained the level of possible interest of such candidates.

BuckleySandler gave a presentation to the CommerceFirst Bancorp board of directors regarding its fiduciary duty under Maryland law when considering a sale of the company. The CommerceFirst Bancorp board of directors and BuckleySandler discussed the strategic planning activities, consideration of alternative transactions and other exercises and analyses that CommerceFirst Bancorp and its advisors had engaged in over the past two years, and the impact of a decision to enter into a transaction with Sandy Spring Bancorp without conducting a formal auction process. The board of directors of CommerceFirst Bancorp and its financial and legal advisors engaged in an extensive discussion about the ability of Sandy Spring Bancorp and other potential acquirors to obtain regulatory approval for the acquisition of CommerceFirst Bancorp at likely pricing levels, the impact of the transaction on capital levels and earnings, and the potential market impact on share prices for the acquiror. The CommerceFirst Bancorp board of directors also considered the risk that Sandy Spring Bancorp would withdraw its proposal or reduce the offered price if CommerceFirst Bancorp elected to engage in a formal bidding process involving multiple parties. The CommerceFirst Bancorp board of directors also considered the risk that a delay would result in a reduction in the number of shares of Sandy Spring Bancorp common stock being offered, as a result of the generally increasing stock market trends, and generally increasing price trend for Sandy Spring Bancorp common stock.

Following an extensive discussion on the merits of the proposal, the other internal and external strategic options available, the reputation of Sandy Spring Bancorp, and its attractiveness as a potential acquiror in which CommerceFirst Bancorp shareholders as a whole would retain a significant investment, and after consideration of the views of the company’s advisors, the CommerceFirst Bancorp board of directors unanimously approved pursuing the transaction with Sandy Spring Bancorp and directed Mr. Jernigan to advise Mr. Schrider that while the CommerceFirst Bancorp board believed that there were positive cultural similarities between CommerceFirst Bancorp and Sandy Spring Bancorp, and that the CommerceFirst Bancorp board of directors was excited about the potential for increased value to shareholders and enhanced services for customers, an increase in the price to a range of $13 to $14 per share of CommerceFirst Bancorp common stock, reflecting Sandy Spring Bancorp’s willingness to pay at least book value and a potential premium over book value, was necessary before the CommerceFirst Bancorp board of directors would permit Sandy Spring Bancorp to commence a full due diligence investigation, and authorize exclusive discussions toward a transaction. While the CommerceFirst Bancorp board of directors considered that the price range offered was in all likelihood higher than any potential competing bidder would be able or willing to offer, the CommerceFirst Bancorp board of directors desired a price range which assured a price at least equal to book value. Based upon comparable transactions, the universe of likely acquirors and the advice and presentations of its financial advisors, the CommerceFirst Bancorp board of directors believed that such a price level was preemptive of other potential bidders.

On November 2, 2011, Mr. Schrider agreed to the request for an increased price range and provided a revised summary of terms which increased the price range to $13 to $14 per share of CommerceFirst Bancorp common stock. On the basis of this increased price range, Mr. Jernigan executed an exclusivity agreement, pursuant to which CommerceFirst Bancorp would not engage in any negotiations or discussions with any third party through December 31, 2011.

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Over the next several weeks, CommerceFirst Bancorp provided Sandy Spring Bancorp with due diligence documents for its review. Sandy Spring Bancorp conducted an on site due diligence examination during the period beginning November 11, 2011 and ending November 13, 2011. On November 23, 2011, Mr. Schrider advised Mr. Jernigan that as a result of its due diligence examination, Sandy Spring Bancorp was willing to pay $13.50 per share for CommerceFirst Bancorp common stock. Following Sandy Spring Bancorp’s revised offer, Scott & Stringfellow conferred with Mr. Morgan about presenting Sandy Spring Bancorp with some additional information regarding the potential benefits of CommerceFirst Bank’s Small Business Administration, or “SBA,” lending platform in an effort to achieve a further increase in price. Following these discussions, on November 30, 2011, Sandy Spring Bancorp agreed to pay an additional $0.10 per share of CommerceFirst Bancorp common stock, resulting in a final proposal of $13.60 per share of CommerceFirst Bancorp common stock. Mr. Jernigan advised Mr. Schrider of CommerceFirst Bancorp’s willingness to proceed with negotiations toward a definitive merger agreement on the basis of that price. The initial draft of the definitive merger agreement was received by CommerceFirst Bancorp on December 1, 2011.

Over the next several weeks, Mr. Jernigan, Mr. Morgan, a working group of CommerceFirst Bancorp’s board of directors and other officers conferred frequently with BuckleySandler as they reviewed, analyzed, and discussed revisions to the draft merger agreement and ancillary agreements. Comments were communicated to counsel for Sandy Spring Bancorp, and the terms of the agreement negotiated by counsel. On December 16, 2011, Scott & Stringfellow and BuckleySandler performed a reverse due diligence examination of Sandy Spring Bancorp, during which they reviewed certain documents and interviewed certain members of senior management of Sandy Spring Bancorp.

On December 20, 2011, the board of directors of CommerceFirst Bancorp and CommerceFirst Bank met in joint session with CommerceFirst Bancorp’s financial and legal advisors to discuss the proposed transaction. At the joint session, (i) Scott & Stringfellow and BuckleySandler reviewed the procedures effected to date, the status of the negotiations and changes to the definitive merger agreement since the initial draft and to the ancillary agreements, including Mr. Morgan’s proposed employment agreement, (ii) BuckleySandler provided a review of the fiduciary duty of the directors, and (iii) Scott & Stringfellow provided an updated presentation on the financial and other terms of the proposed merger, including an analysis of the terms of the merger as compared to other announced merger transactions, and an analysis of the capacity of other companies to effect an acquisition of CommerceFirst Bancorp, (iv) Scott & Stringfellow also provided the CommerceFirst Bancorp board of directors with its view that Sandy Spring Bancorp’s common stock was reasonably valued, as compared to comparable companies, and (v) Scott & Stringfellow advised the CommerceFirst Bancorp board of directors that it was of the opinion that the consideration to be received by CommerceFirst Bancorp’s shareholders was fair from a financial point of view. Following a lengthy discussion of the terms of the definitive merger agreement and related documents, and after receiving responses to questions posed to financial and legal counsel, the CommerceFirst Bancorp board of directors unanimously approved the proposed merger and the definitive merger agreement in its final form (i.e., the agreement and plan of merger), and authorized Mr. Jernigan to execute and deliver the definitive agreement on behalf of CommerceFirst Bancorp.

CommerceFirst Bancorp’s Reasons for the Merger. In reaching the conclusion that the agreement and plan merger is in the best interests of and advisable for CommerceFirst Bancorp and its shareholders, and in approving the agreement and plan of merger, CommerceFirst Bancorp’s board of directors considered and reviewed with management and CommerceFirst Bancorp’s financial and legal advisors a number of factors, including the following:

•	The consideration offered by Sandy Spring Bancorp, at $13.60 cash or 0.8043 shares of Sandy Spring Bancorp common stock, is in line with the prices paid in comparable transactions, and represents a 75% premium over the market value of CommerceFirst Bancorp’s common stock as of the day prior to the date of the agreement and plan of merger.

•	CommerceFirst Bancorp shareholders will have the opportunity to receive Sandy Spring Bancorp common stock for a portion of their shares of CommerceFirst Bancorp common stock, enabling them to participate in any growth opportunities of the combined company.

•	Information concerning the business, financial condition, results of operations and prospects of CommerceFirst Bancorp and Sandy Spring Bancorp.

•	The relative market valuation of Sandy Spring Bancorp common stock was reasonable compared to peer companies, offering the potential for increased value in respect of the stock portion of the consideration.

•	The consideration offered by Sandy Spring Bancorp equals or exceeds the value which CommerceFirst Bancorp could reasonably expect to achieve if it maintained independent operations.

•	The consideration offered by Sandy Spring Bancorp equaled or exceeded the price which could be expected to be offered by other likely acquirors.
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•	The risks to shareholder value in continued independent operations, including risks relating to the inherent uncertainties about future growth, performance and economic conditions, management and board succession, the impact and costs of increased regulatory compliance obligations.

•	The illiquidity and low market valuation of CommerceFirst Bancorp common stock, and the improbability of any events which would result in an increase in liquidity or market valuation in the foreseeable future.

•	The condition of the capital markets for community banking companies, and the ability of CommerceFirst Bancorp to raise additional capital on terms which are not highly dilutive.

•	Sandy Spring Bancorp common stock is traded on The NASDAQ Global Select Market, and has substantially greater liquidity than that of CommerceFirst Bancorp common stock.

•	Sandy Spring Bancorp common stock currently pays a dividend at a rate of $0.40 per year (or approximately $0.32 per share of CommerceFirst Bancorp common stock converted into Sandy Spring Bancorp common stock), as compared to no dividends on CommerceFirst Bancorp common stock.

•	Sandy Spring Bancorp’s earnings and current level of dividend payout, which provides potential for further increases in dividends.

•	The belief of the CommerceFirst Bancorp board of directors that a merger with Sandy Spring Bancorp makes strategic sense for CommerceFirst Bancorp and its customers, in light of the higher lending limits, wider array of products and services, and the increasingly competitive environment in which CommerceFirst Bancorp operates.

•	The banking philosophy and community orientation of Sandy Spring Bancorp and CommerceFirst Bancorp are very similar.

•	Sandy Spring Bancorp is a stable, profitable community bank.

•	Sandy Spring Bancorp expects to retain all customer contact employees, enabling customers to continue banking with the same people, while enjoying a wider and more diversified array of products than CommerceFirst Bank offers.

•	Scott & Stringfellow’s opinion, as of December 20, 2011, that the consideration to be received by CommerceFirst Bancorp shareholders was fair from a financial point of view to CommerceFirst Bancorp’s shareholders.

•	The merger will generally allow shareholders to defer recognition of taxable gain, to the extent they receive Sandy Spring Bancorp common stock.

•	The interests of officers and directors that are different from, or in addition to, the interest of shareholders generally.

•	The likelihood of the merger being approved by regulatory authorities without burdensome conditions or delay and in accordance with the terms proposed.

The CommerceFirst Bancorp board of directors also considered potential risks associated with the merger in connection with its consideration of the proposed transaction, including the following:

•	The challenges of combining the businesses of the two companies, which could affect the post-merger success of the combined company, and the ability to achieve anticipated cost savings and other potential synergies.

•	The interests of certain executive officers and directors of CommerceFirst Bancorp with respect to the merger apart from their interest as holders of CommerceFirst Bancorp common stock, and the risk that these interests might influence their decision with respect to the merger.

•	The risk that the terms of the agreement and plan of merger, including the provisions generally prohibiting CommerceFirst Bancorp from soliciting, engaging in discussions or providing information with respect to alternative transactions, and those relating to the payment of a termination fee under specified circumstances, which were required by Sandy Spring Bancorp as a condition to its willingness to enter into the transaction, could have the effect of
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discouraging other parties that might be interested in a transaction with CommerceFirst Bancorp from proposing such a transaction.

The above discussion of the information and factors considered by CommerceFirst Bancorp’s board of directors is not intended to be exhaustive, but indicate the material matters considered by CommerceFirst Bancorp’s board of directors. In reaching its determination to approve the agreement and plan of merger, CommerceFirst Bancorp’s board of directors did not quantify, rank or assign any relative or specific weight to, the foregoing factors, and individual directors may have considered various factors differently. The CommerceFirst Bancorp’s board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate determination. CommerceFirst Bancorp’s board of directors based its determination on the totality of the information presented.

Recommendation of CommerceFirst Bancorp’s Board of Directors

CommerceFirst Bancorp’s board of directors has unanimously approved the agreement and plan of merger and the merger and unanimously recommends that you vote “FOR” the agreement and plan of merger and the merger, “FOR” the proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the agreement and plan of merger and the merger, and “FOR” the non-binding advisory resolution to approve the compensation that CommerceFirst Bancorp’s named executive officers will receive in connection with the merger.

Opinion of CommerceFirst Bancorp, Inc.’s Financial Advisor

Scott & Stringfellow, LLC is acting as financial advisor to CommerceFirst Bancorp in connection with the merger. Scott & Stringfellow is a leading full-service, middle market investment banking firm with substantial experience in transactions similar to the merger and is familiar with CommerceFirst Bancorp and its business. As part of its investment banking business, Scott & Stringfellow is continually engaged in the valuation of community banks and their securities in connection with mergers and acquisitions.

On December 20, 2011, CommerceFirst Bancorp’s board of directors held a special meeting to review and approve the agreement and plan of merger. At that meeting, Scott & Stringfellow rendered an oral opinion, and delivered a written opinion, that as of that date and based upon and subject to the factors and assumptions set forth in its fairness opinion presentation and letter, the consideration to be paid to CommerceFirst Bancorp in connection with the merger is fair to CommerceFirst Bancorp shareholders from a financial point of view. The opinion has been reviewed and approved by Scott & Stringfellow’s Investment Banking Valuation Committee.

The full text of Scott & Stringfellow’s written opinion is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Scott & Stringfellow in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Shareholders of CommerceFirst Bancorp are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

No limitations were imposed by CommerceFirst Bancorp on the scope of Scott & Stringfellow’s investigation or the procedures to be followed by Scott & Stringfellow in rendering its opinion. In arriving at its opinion, Scott & Stringfellow did not ascribe a specific range of values to CommerceFirst Bancorp. Scott & Stringfellow’s opinion is based on the financial and comparative analyses described below. Scott & Stringfellow’s opinion is solely for the information of, and directed to, CommerceFirst Bancorp’s board of directors for its information and assistance in connection with the board of directors’ consideration of the financial terms of the merger and is not to be relied upon by any shareholder of CommerceFirst Bancorp or Sandy Spring Bancorp or any other person or entity. Scott & Stringfellow’s opinion was not intended to be nor does it constitute a recommendation to CommerceFirst Bancorp’s board of directors as to how the board of directors should vote on the merger or to any shareholder of CommerceFirst as to how any such shareholder should vote at the special meeting at which the merger is considered, or whether or not any shareholder of CommerceFirst Bancorp should enter into a voting agreement with respect to the merger, or exercise any appraisal rights that may be available to such shareholder. In addition, Scott & Stringfellow’s opinion does not compare the relative merits of the merger with any other alternative transaction or business strategy which may have been available to CommerceFirst Bancorp and does not address the underlying business decision of CommerceFirst Bancorp’s board of directors or CommerceFirst Bancorp to proceed with or effect the merger.

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In rendering its opinion, Scott & Stringfellow reviewed, analyzed, and relied upon, among other things:

•	The agreement and plan of merger and meetings and discussions with members of senior management of CommerceFirst Bancorp regarding the material terms of the agreement and plan of merger;

•	Certain publicly available financial statements and other historical financial information of Sandy Spring Bancorp that it deemed relevant and meetings and discussions regarding the same with members of senior management of Sandy Spring Bancorp;

•	Certain publicly available and non-publicly available financial statements and other historical financial information of CommerceFirst Bancorp that it deemed relevant and meetings and discussions regarding the same with members of senior management of CommerceFirst Bancorp;

•	Internal financial forecasts for CommerceFirst Bancorp related to the business, earnings, cash flows, assets and prospects of CommerceFirst Bancorp for the years ending December 31, 2011, 2012, and 2013 prepared and furnished by and reviewed with senior management of CommerceFirst Bancorp;

•	The estimated pro forma financial impact of the merger on Sandy Spring Bancorp, based on assumptions relating to, without limitation, transaction expenses, purchase accounting adjustments, cost savings, and certain synergies determined by and reviewed with the senior management of Sandy Spring Bancorp and CommerceFirst Bancorp;

•	The estimated pro forma financial impact of a transaction similar to the merger on other banking companies similar to Sandy Spring Bancorp based on assumptions relating to, without limitation, transaction expenses, one-time, contract expenses, purchase accounting adjustments, cost savings, and certain synergies determined and reviewed by Scott & Stringfellow and reviewed with the senior management and Board of CommerceFirst Bancorp;

•	The historical market prices and trading activity for Sandy Spring Bancorp common stock and a comparison of certain financial and stock market information for Sandy Spring Bancorp and CommerceFirst Bancorp with similar publicly-traded companies which we deemed to be relevant;

•	The proposed financial terms of the merger and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the banking industry which we deemed to be relevant;

•	The relative contribution of CommerceFirst Bancorp and Sandy Spring Bancorp with regard to certain assets, liabilities, earnings, and capital;

•	The current market environment generally and the banking environment in particular;

•	A discounted dividend scenario of CommerceFirst Bancorp based upon internal financial forecasts discussed above; and

•	Such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as it deemed appropriate.

In conducting its review and arriving at its opinion, Scott & Stringfellow relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Scott & Stringfellow or that was discussed with, or reviewed by or for Scott & Stringfellow, or that was publicly available. Scott & Stringfellow did not assume any responsibility to verify such information independently. Scott & Stringfellow assumed that the financial and operating forecasts for Sandy Spring Bancorp and CommerceFirst Bancorp provided by the management of each respective institution were reasonably prepared and reflect the best currently available estimates and judgments of senior management of each respective institution as to the future financial and operating performance of Sandy Spring Bancorp and CommerceFirst Bancorp. Scott & Stringfellow assumed, without independent verification, that the aggregate allowances for loan and lease losses for Sandy Spring Bancorp and CommerceFirst Bancorp are adequate to cover those losses. Scott & Stringfellow did not make or obtain any evaluations or appraisals of any assets or liabilities of Sandy Spring Bancorp or CommerceFirst Bancorp, and Scott & Stringfellow did not examine any books and records or review individual credit files.

For purposes of rendering its opinion, Scott & Stringfellow assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the agreement and plan of merger;
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•	the adjusted stockholders’ equity, as defined in the agreement and plan of merger, shall be at least $23.761 million at the Effective Time;

•	the representations and warranties of each party in the agreement and plan of merger and in all related documents and instruments referred to in the agreement and plan of merger are true and correct;

•	each party to the agreement and plan of merger and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that may have a material adverse effect on the future results of operations or financial condition of Sandy Spring Bancorp, CommerceFirst Bancorp, or the combined entity, as the case may be, or the contemplated benefits of the merger.

Scott & Stringfellow further assumed that the merger will be accounted for as a business combination under generally accepted accounting principles. Scott & Stringfellow’s opinion is not an expression of an opinion as to the prices at which shares of Sandy Spring Bancorp common stock will trade following the announcement of the merger or the actual value of Sandy Spring Bancorp common stock when issued pursuant to the merger, or the prices at which Sandy Spring Bancorp common stock will trade following the completion of the merger.

In performing its analyses, Scott & Stringfellow made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Scott & Stringfellow, Sandy Spring Bancorp, and CommerceFirst Bancorp. Any estimates contained in the analyses performed by Scott & Stringfellow are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals nor to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Scott & Stringfellow opinion was among several factors taken into consideration by the CommerceFirst Bancorp board of directors in making its determination to approve the agreement and plan of merger and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the CommerceFirst Bancorp board or management of CommerceFirst Bancorp with respect to the fairness of the merger consideration.

Summary of Analyses by Scott & Stringfellow

The following is a summary of the material analyses presented by Scott & Stringfellow to the CommerceFirst Bancorp board of directors on December 20, 2011, in connection with its written opinion. The summary is not a complete description of the analyses underlying the Scott & Stringfellow opinion or the presentation made by Scott & Stringfellow to the CommerceFirst Bancorp board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Scott & Stringfellow did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone are not a complete description of the financial analyses. Accordingly, Scott & Stringfellow believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Transaction Overview. Scott & Stringfellow reviewed the financial terms of the agreement and plan of merger, including the consideration to be received by CommerceFirst Bancorp shareholders. For every share of CommerceFirst Bancorp stock held, such shareholders will have the option to receive (i) $13.60 in cash for each Company share or (ii) 0.8043 shares of Sandy Spring Bancorp’s common stock, subject to proration as fully described in the agreement and plan of merger and subject to adjustment in the event that CommerceFirst Bancorp’s adjusted shareholder’s equity, as adjusted to exclude certain expenses related to the transaction, is less than $23,761,000. Based on the closing price of Sandy Spring Bancorp’s common stock on December 19, 2011 of $17.73, Scott & Stringfellow calculated an effective aggregate value (“Effective Aggregate Value”) of approximately $25.4 million, or $13.93 per share for CommerceFirst Bancorp common stock assuming that each shareholder will receive a mix of fifty percent cash consideration and fifty percent stock consideration. Completion of the transaction is subject to CommerceFirst Bancorp shareholder

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approval, required regulatory approvals, and other conditions. For purposes of the calculations below, “Price” is defined as the stated value of $13.60 per share.

Transaction Pricing Multiples. Scott & Stringfellow calculated the following transaction multiples:

Transaction Multiples (based on CommerceFirst Bancorp’s balance sheet data as of 9/30/2011)
Price / Last Twelve Months’ Reported Earnings per Share ($0.85)	16.0	x
Price / Book Value per Share ($13.05)	104.2%
Price / Tangible Book Value per Share ($13.05)	104.2%
Price / Total Assets per Share ($112.49)	12.1%
Price / Total Deposits per Share ($99.02)	13.7%
Tangible Book Premium / Core Deposits (1)	0.7%
Premium to Stock Price (1-Day Prior to Announcement)	75.5%

(1) Core Deposits are defined as total deposits less jumbo CDs (CDs with balances greater than $100,000)

Market Validation. Scott & Stringfellow worked with CommerceFirst Bancorp to contact financial institutions (potential acquirors) that Scott & Stringfellow and CommerceFirst Bancorp determined may be interested in acquiring CommerceFirst Bancorp. Over a period of approximately two years prior to the execution of the agreement and plan of merger, Scott & Stringfellow, alongside CommerceFirst Bancorp contacted two of the most logical other potential acquirors. For various reasons, each of the two other parties determined CommerceFirst Bancorp was not a viable acquisition candidate at that time. Additionally, during this same period, Scott & Stringfellow, alongside CommerceFirst Bancorp analyzed a potential merger of equal affiliation with a party at various times but concluded that the price, liquidity, and capitalization under that scenario were not as favorable as the merger with Sandy Spring Bancorp.

Selected Peer Group Analysis. Scott & Stringfellow reviewed and compared publicly available financial data, market information, and trading multiples for CommerceFirst Bancorp with other selected publicly traded companies that Scott & Stringfellow deemed relevant and comparable to CommerceFirst Bancorp. The peer group consisted of certain select publicly traded banks and thrifts headquartered in Maryland, Pennsylvania, and Virginia with assets as of the most recent quarter reported between approximately $181.0 million and $16.3 billion (15 companies). The peer group excluded institutions identified as the target of a publicly announced merger as of December 20, 2011.

Name (Ticker):	Name (Ticker):
Annapolis Bancorp, Inc. (ANNB)	Glen Burnie Bancorp (GLBZ)
Cardinal Financial Corporation (CFNL)	Harford Bank (HFBK)
Cecil Bancorp, Inc. (CECB)	New Windsor Bancorp, Inc. (NWID)
County First Bank (CUMD)	Old Line Bancshares, Inc. (OLBK)
Eagle Bancorp, Inc. (EGBN)	Regal Bancorp, Inc. (RGBM)
Farmers and Merchants Bank (FMFG)	Rising Sun Bancorp (RSAM)
Frederick County Bancorp, Inc. (FCBI)	Sandy Spring Bancorp, Inc. (SASR)
Fulton Financial Corporation (FULT)

For the selected publicly traded companies, Scott & Stringfellow analyzed, among other things, stock price as a multiple of last twelve months’ earnings per share, estimated 2011 and 2012 earnings per share, book value per share, and tangible book value per share. All multiples were based on closing stock prices as of December 16, 2011. Projected earnings per share for the comparable companies were based on FactSet consensus estimates. FactSet is an information provider that publishes, among other things, a compilation of estimates of projected financial performance for publicly traded commercial banks produced by equity research analysts at leading investment banking firms. The following table sets forth the minimum, median, and maximum operating metrics, valuation multiples, and market capitalization indicated by the market analysis of selected publicly traded companies. This analysis resulted in a range of imputed values for CommerceFirst Bancorp of between $9.40 and $13.19 per share based on the median multiples for the peer group.

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	CommerceFirst Bancorp Peer Group
	CommerceFirst Bancorp		Minimum		Median		Maximum
Operating Metrics ($ in millions)
Total Assets	$204.8		$181.0		$362.2		$16,295.9
Loans / Deposits	100.27%		71.88%		84.35%		100.90%
NPAs + 90 DDQ / Assets (1)	5.33%		0.57%		2.50%		18.90%
Tangible Common Equity / Tangible Assets	11.60%		1.00%		8.39%		11.91%
LTM Core ROAA	0.75%		(3.28)%		0.60%		1.18%
LTM Core ROAE	6.74%		(77.77)%		6.80%		10.55%
LTM Efficiency Ratio	50.02%		53.46%		69.93%		115.13%

Price (as of December 16, 2011) to:
Book value per share	59.4%		17.1%		72.0%		142.5%
Tangible book value per share	59.4%		17.1%		72.0%		145.4%
LTM earnings per share	9.1	x	7.8	x	12.5	x	31.6	x
2011E earnings per share	7.5	x	11.3	x	12.1	x	13.0	x
2012E earnings per share	6.4	x	8.1	x	10.9	x	13.6	x
Market capitalization (as of December 16, 2011)	$14.1		$0.8		$19.0		$1,894.1
Dividend Yield	0.00%		0.00%		1.12%		5.88%

(1)	NPAs are defined as nonaccrual loans and leases, nonaccrual and accruing renegotiated loans and leases, and other real estate owned. “DDQ” is defined as loans 90 days or more past due and still accruing.

Scott & Stringfellow also reviewed and compared publicly available financial data, market information, and trading multiples for Sandy Spring Bancorp with other selected publicly traded companies that Scott & Stringfellow deemed relevant to Sandy Spring Bancorp. The peer group consisted of certain select publicly traded commercial banks headquartered in the Maryland, Pennsylvania, and Virginia with assets as of the most recent quarter reported between $435.8 million and $16.3 billion (12 companies). The peer group excluded commercial banks identified as the target of a publicly announced merger as of December 16, 2011.

Name (Ticker):	Name (Ticker):
Annapolis Bancorp, Inc. (ANNB)	Orrstown Financial Services, Inc. (ORRF)
Cardinal Financial Corporation (CFNL)	Shore Bancshares, Inc. (SHBI)
Codorus Valley Bancorp, Inc. (CVLY)	StellarOne Corporation (STEL)
Eagle Bancorp, Inc. (EGBN)	Susquehanna Bancshares, Inc. (SUSQ)
First Community Bancshares, Inc. (FCBC)	Tri-County Financial Corporation (TCFC)
Fulton Financial Corporation (FULT)	Union First Market Bankshares Corporation (UBSH)

For the selected publicly traded companies, Scott & Stringfellow analyzed, among other things, stock price as a multiple of last twelve months’ earnings per share, estimated 2011 and 2012 earnings per share, book value per share, and tangible book value per share. All multiples were based on closing stock prices as of December 16, 2011. Projected earnings per share for the comparable companies were based on FactSet consensus estimates. The following table sets forth the minimum, median, and maximum operating metrics, valuation multiples, and market capitalization indicated by the market analysis of selected publicly traded companies. This analysis resulted in a range of imputed values for Sandy Spring Bancorp of between $12.76 and $18.08 per share based on the median multiples for the peer group.

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	Sandy Spring Bancorp Peer Group
	Sandy Spring Bancorp		Minimum		Median		Maximum
Operating Metrics ($ in millions)
Total Assets	$3,626.0		$435.8		$2,387.3		$16,295.9
Loans / Deposits	81.26%		73.88%		85.84%		101.51%
NPAs + 90 DDQ / Assets (1)	2.50%		0.57%		2.59%		8.02%
Tangible Common Equity / Tangible Assets	10.12%		5.68%		8.94%		10.29%
LTM Core ROAA	1.01%		(0.02)%		0.52%		1.18%
LTM Core ROAE	8.48%		(0.19)%		5.68%		10.55%
LTM Efficiency Ratio	61.54%		53.46%		62.58%		70.82%

Price (as of December 16, 2011) to:
Book value per share	96.4%		35.0%		69.7%		142.5%
Tangible book value per share	118.4%		40.7%		95.1%		145.4%
LTM earnings per share	12.8	x	9.3	x	13.1	x	20.5	x
2011E earnings per share	12.3	x	11.4	x	12.6	x	20.5	x
2012E earnings per share	13.5	x	6.0	x	11.5	x	16.1	x
Market capitalization (as of December 16, 2011)	$424.8		$15.2		$239.3		$1,894.1
Dividend Yield	2.27%		0.00%		1.81%		11.23%

_____________________

Source: SNL Financial LC

(1)	NPAs are defined as nonaccrual loans and leases, nonaccrual and accruing renegotiated loans and leases, and other real estate owned. “DDQ” is defined as loans 90 days or more past due and still accruing.

No company used in the analyses described above is identical to CommerceFirst Bancorp, Sandy Spring Bancorp, or the pro forma combined company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading, or other values of the companies to which they are being compared. In addition, mathematical analyses, such as determining the median, are not of themselves meaningful methods of using comparable company data.

Selected Transaction Analysis. Scott & Stringfellow reviewed and analyzed certain financial data related to seventeen completed and pending bank and thrift mergers and acquisitions announced between January 1, 2009 and December 16, 2011. These transactions involved sellers based in the United States with the following characteristics:

•	Total assets for the most recent quarter reported of between $100 million to $500 million; and

•	Ratio of nonperforming assets plus loans 90 days or more delinquent to total assets for the most recent quarter reported less than 8.0%.

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Those transactions (listed by closing date in order from pending to oldest) were as follows:

Acquiror:	Target:
BCB Bancorp, Inc.	Allegiance Community Bank
Ocean Shore Holding Co.	CBHC Financialcorp, Inc.
Norwood Financial Corp.	North Penn Bancorp, Inc.
Piedmont Community Bank Holdings, Inc.	Community Bank of Rowan
Chemung Financial Corporation	Fort Orange Financial Corp.
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.
Old Line Bancshares, Inc.	Maryland Bankcorp, Inc.
WSFS Financial Corporation	Christiana Bank & Trust Company
First Peoples Bancorp, Inc.	First Peoples Bank of Tennessee
Roma Financial Corporation (MHC)	Sterling Banks, Inc.
First National Security Company	Heritage Capital Corporation
Carolina Trust Bank	Carolina Commerce Bank
Premier Financial Bancorp, Inc	Abigail Adams National Bancorp, Inc.
First Sentry Bancshares, Inc.	Guaranty Financial Services, Inc.
First Community Bancshares, Inc.	TriStone Community Bank
Southern Bancorp Inc.	Timberland Bank
Penseco Financial Services Corporation	Old Forge Bank

For the purpose of this analysis, transaction multiples from the merger were derived from the $13.93 per share Effective Aggregate Value at December 16, 2011 and financial data as of September 30, 2011 for CommerceFirst Bancorp. Scott & Stringfellow compared these transaction multiples with the transaction multiples implied by the selected transactions listed above. The results of Scott & Stringfellow’s calculations and the analysis are set forth in the following table. This analysis resulted in a range of imputed values for CommerceFirst Bancorp of between $9.25 and $13.65 per share based on the median transaction multiples for the peer group.

Selected Transactions
Sandy Spring/ CommerceFirst Transaction	Minimum	Median	Maximum
Target Assets	$204.8	$103.5	$164.5	$435.9
Target NPAs + 90 DDQ / Assets (1)	5.33%	0.37%	1.36%	5.45%
Target LTM ROAA	0.75%	(8.11)%	(0.20)%	1.20%
Target LTM ROAE	6.74%	(100.83)%	(2.21)%	12.28%

Deal Price / Book Value	104.2%	44.1%	97.2%	171.8%
Deal Price / Tangible Book Value	104.2%	53.4%	104.6%	189.7%
Deal Price / Last Twelve Months’ Reported EPS	16.0	x	10.3	x	19.3	x	26.3	x
Deal Price / Assets	12.1%	2.7%	6.7%	26.6%
Deal Price / Deposits	13.7%	3.3%	7.8%	32.5%
Tangible Book Premium / Core Deposits (2)	0.7%	(10.4)%	(0.0)%	16.2%
Premium to Stock Price (1-Day Prior to Announcement)	75.5%	9.7%	19.3%	77.9%

(1)	NPAs are defined as nonaccrual loans and leases, nonaccrual and accruing renegotiated loans and leases, and other real estate owned. “DDQ” is defined as loans 90 days or more past due and still accruing.
(2)	Core Deposits are defined as total deposits less jumbo CDs (CDs with balances greater than $100,000).

No company or transaction used as a comparison in the above analysis is identical to Sandy Spring Bancorp, CommerceFirst Bancorp or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Dividend Stream and Terminal Value Analysis of CommerceFirst Bancorp. Scott & Stringfellow performed an analysis that estimated a future stream of potential dividend flows of CommerceFirst Bancorp assuming that CommerceFirst Bancorp performed in accordance with the earnings projections provided by CommerceFirst Bancorp management and assuming that CommerceFirst Bancorp employs a hypothetical dividend payout ratio of 20% in the projected fiscal years. CommerceFirst Bancorp does not currently pay a dividend, nor does CommerceFirst Bancorp management forecast paying a dividend at this time. For 2011

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through 2014, Scott & Stringfellow used the earnings projections provided by CommerceFirst Bancorp’s management. For periods after 2014, Scott & Stringfellow assumed an annual total asset growth rate of 3.5% and an annual return on average assets of 1.13%, while maintaining an adequate capital level (10% minimum equity to average asset ratio) to support this growth. To approximate the terminal value of CommerceFirst Bancorp common stock at December 31, 2016, Scott & Stringfellow applied a range of 12.0x to 16.0x price / earnings multiples to CommerceFirst Bancorp’s estimated fiscal year December 31, 2016 earnings. The potential dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 14.0%, chosen to reflect different assumptions regarding required rates of return to the holders of CommerceFirst Bancorp common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of CommerceFirst Bancorp common stock of $10.28 to $14.60 when applying the 12.0x to 16.0x price / earnings multiples range for calculating the terminal values.

	Terminal Value EPS Multiple
Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x
12.0%	$11.19	$12.04	$12.89	$13.74	$14.60
12.5%	$10.95	$11.79	$12.62	$13.45	$14.28
13.0%	$10.72	$11.54	$12.35	$13.17	$13.98
13.5%	$10.50	$11.29	$12.09	$12.89	$13.68
14.0%	$10.28	$11.06	$11.84	$12.62	$13.39

Contribution Analysis. Scott & Stringfellow analyzed the relative contribution of each of Sandy Spring Bancorp and CommerceFirst Bancorp to certain pro forma balance sheet and income statement items of the combined entity. Scott & Stringfellow compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership percentage CommerceFirst Bancorp shareholders would represent in Sandy Spring Bancorp pro forma. The results of Scott & Stringfellow’s analysis are set forth in the following table.

Category	Sandy Spring Bancorp	CommerceFirst Bancorp
LTM Pre-Tax, Pre-Provision Earnings	91.0%	9.0%
2011E Net Income	94.4%	5.6%
2012E Net Income	92.5%	7.5%
Total Assets	94.7%	5.3%
Net Loans	92.2%	7.8%
Deposits	93.6%	6.4%
Shareholders’ Equity	94.9%	5.1%
Tangible Equity	93.8%	6.2%
Average Contribution	94.2%	5.8%
Implied Stock Ownership (50% stock)	97.0%	3.0%
Implied Stock Ownership (100% stock)	94.3%	5.7%

Financial Impact Analysis. Scott & Stringfellow performed pro forma merger analyses that combined projected income statement and balance sheet information of both Sandy Spring Bancorp and CommerceFirst Bancorp. Assumptions regarding the accounting treatment, acquisition adjustments, and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company. This analysis indicated that the merger is expected to be accretive to Sandy Spring Bancorp’s estimated 2012 earnings per share and slightly dilutive to pro forma September 30, 2011 book value and tangible book value per share. This analysis was based on financial projections and certain merger assumptions (including estimated cost savings and one-time charges) provided by and reviewed with senior management of CommerceFirst Bancorp. For all of the above analyses, the actual results achieved by the pro forma company following the merger will vary from the projected results, and the variations may be material.

Other Analyses. Scott & Stringfellow compared the relative financial and market performance of Sandy Spring Bancorp to a variety of relevant industry peer groups and indices.

Scott & Stringfellow has not expressed an opinion about the fairness of the amount or nature of compensation that any of the CommerceFirst Bancorp officers, directors, employees, or class of such person relative to the compensation to the shareholders of CommerceFirst Bancorp.

In the ordinary course of its business as a broker-dealer, Scott & Stringfellow may, from time to time purchase securities from, and sell securities to, CommerceFirst Bancorp and Sandy Spring Bancorp, and as a market maker in securities, Scott &

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Stringfellow may from time to time have a long or short position in, and buy, sell, or hold equity securities of CommerceFirst Bancorp and Sandy Spring Bancorp for its own account and for the accounts of its customers.

CommerceFirst Bancorp and Scott & Stringfellow have entered into an engagement relating to the services to be provided by Scott & Stringfellow in connection with the merger. CommerceFirst Bancorp paid a non-refundable retainer of $15,000 to Scott & Stringfellow at the time of engagement, as well as a $125,000 fairness opinion fee which was delivered in conjunction with the execution of the agreement and plan of merger. Further, at closing, a contingent advisory fee of 1.0% of the Effective Aggregate Value up to $23.761 million will be paid to Scott & Stringfellow by CommerceFirst Bancorp; plus, if the Effective Aggregate Value is greater than $23.761 million, CommerceFirst Bancorp will pay Scott & Stringfellow an additional 8.0% fee on any incremental Effective Aggregate Value above $23.761 million. The total fees paid to Scott & Stringfellow by CommerceFirst Bancorp will not exceed 1.25% of the Effective Aggregate Value of the merger consideration paid to the CommerceFirst Bancorp shareholders on the effective date of the merger. Pursuant to the Scott & Stringfellow engagement agreement, CommerceFirst Bancorp also agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement. During the three-year period ended December 31, 2011, Scott & Stringfellow did not receive any other fees or compensation from either CommerceFirst Bancorp or Sandy Spring Bancorp, except for the aforementioned fees paid in connection with the current engagement.

Sandy Spring Bancorp’s Reasons for the Merger

Sandy Spring Bancorp’s board of directors believes that the merger is in the best interests of Sandy Spring Bancorp and its shareholders. In deciding to approve the merger, Sandy Spring Bancorp’s board of directors considered a number of factors, including:

•	CommerceFirst Bancorp’s community banking orientation, its favorable reputation within its local community and its compatibility with Sandy Spring Bancorp and its subsidiaries.

•	Management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality of CommerceFirst Bancorp.

•	The likelihood of regulators approving the merger without undue conditions or delay.

While Sandy Spring Bancorp’s board of directors considered these and other factors, the board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Sandy Spring Bancorp’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Sandy Spring Bancorp’s shareholders. The terms of the merger were the result of arm’s-length negotiations between representatives of Sandy Spring Bancorp and representatives of CommerceFirst Bancorp.

Consideration to be Received in the Merger

When the merger becomes effective, each share of CommerceFirst Bancorp common stock issued and outstanding immediately before completion of the merger will automatically be converted into the right to receive, at the holder’s election, either $13.60 in cash, without interest, or 0.8043 of a share of Sandy Spring Bancorp common stock, plus cash in lieu of any fractional share.

Although shareholders of CommerceFirst Bancorp are being given the choice of whether to receive cash, Sandy Spring Bancorp common stock or a combination of cash and Sandy Spring Bancorp common stock in exchange for their shares of CommerceFirst Bancorp common stock, all elections will be subject to the allocation and proration procedures as well as other provisions in the agreement and plan of merger.

If Sandy Spring Bancorp declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of Sandy Spring Bancorp common stock before the effective time of the merger, then the exchange ratio will be adjusted to provide CommerceFirst Bancorp shareholders with the same economic effect as contemplated by the agreement and plan of merger before any of these events.

CommerceFirst Bancorp’s shareholders will not receive fractional shares of Sandy Spring Bancorp common stock. Instead, CommerceFirst Bancorp’s shareholders will receive a cash payment for any fractional shares in an amount equal to the product of (1) the fraction of a share of Sandy Spring Bancorp common stock to which he, she or it is entitled multiplied by (2) the average closing sales price of Sandy Spring Bancorp common stock over the five trading days immediately prior to the Closing Date.

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The amount of cash consideration and the number of shares of Sandy Spring common stock into which each share of CommerceFirst Bancorp common stock will be converted is generally fixed. However, in the event that the adjusted shareholders’ equity of CommerceFirst Bancorp as of the last day of the month prior to the month in which the closing is expected to occur is less that $23,761,000 then both the amount of cash consideration per share and the number of shares of Sandy Spring Bancorp common stock into which CommerceFirst Bancorp common stock will be converted will be reduced. For purposes of this provision, CommerceFirst Bancorp’s adjusted shareholders’ equity will be determined by taking CommerceFirst Bancorp’s shareholders’ equity calculated in accordance with generally accepted accounting principles, as of the measurement date, and excluding from the calculation the amount of all reasonable and customary fees and expenses directly related to the agreement and plan of merger and the merger, on a tax effected basis. Transaction expenses that may be excluded from the calculation of adjusted shareholders’ equity include fees and expense of legal counsel and financial advisors for services in connection with the merger, payments with respect to termination of data processing agreements or similar agreements, expenses related to the special meeting, payments and accruals with respect to termination of officers or employees at or after the effective time of the merger, and expenses related to actions taken at Sandy Spring Bancorp’s request.

The difference between the adjusted shareholder’s equity and $23,761,000 would be divided by the number of outstanding shares of CommerceFirst Bancorp common stock, and the result would be subtracted from $13.60 to arrive at the adjusted cash consideration amount per share of CommerceFirst Bancorp common stock. This per share amount would be divided by $16.91 to arrive at the adjusted number of shares of Sandy Spring Bancorp common stock into which each share of CommerceFirst Bancorp’s common stock would be converted.

At December 31, 2011, CommerceFirst Bancorp’s actual shareholder’s equity, without exclusion of expenses related to the merger, was approximately $24,180,000.

Cash, Stock or Mixed Election

Under the terms of the agreement and plan of merger, CommerceFirst Bancorp shareholders may elect to convert their shares into cash, Sandy Spring Bancorp common stock or a mixture of cash and Sandy Spring Bancorp common stock. All elections of CommerceFirst Bancorp shareholders are further subject to the allocation and proration procedures described in the agreement and plan of merger. These procedures provide that the number of shares of CommerceFirst Bancorp common stock to be converted into Sandy Spring Bancorp common stock must be 50% of the total number of shares of CommerceFirst Bancorp Common Stock outstanding at the effective time of the merger and that the number of shares of CommerceFirst Bancorp to be converted into cash in the merger must be 50% of the total number of shares of CommerceFirst Bancorp common stock outstanding at the effective time of the merger. In addition, for federal income tax purposes and solely so as to ensure that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code, Sandy Spring Bancorp in its sole discretion may elect to increase the number of shares of CommerceFirst Bancorp common stock that will be converted into shares of Sandy Spring Bancorp common stock to ensure that the total value of the stock portion of the merger consideration will equal to at least 40% of the merger consideration. Neither Sandy Spring Bancorp nor CommerceFirst Bancorp is making any recommendation as to whether CommerceFirst Bancorp shareholders should elect to receive cash, Sandy Spring Bancorp common stock or a mixture of cash and Sandy Spring Bancorp common stock in the merger. Each holder of CommerceFirst Bancorp common stock must make his or her own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the agreement and plan of merger. As a result, the agreement and plan of merger describes procedures to be followed if CommerceFirst Bancorp shareholders in the aggregate elect to receive more or less of the Sandy Spring Bancorp common stock than Sandy Spring Bancorp has agreed to issue. These procedures are summarized below.

•	If Stock Is Oversubscribed: If CommerceFirst Bancorp shareholders elect to receive more Sandy Spring Bancorp common stock than Sandy Spring Bancorp has agreed to issue in the merger, then all CommerceFirst Bancorp shareholders who have elected to receive cash or who have made no election will receive cash for their CommerceFirst Bancorp shares and all shareholders who elected to receive Sandy Spring Bancorp common stock will receive a pro rata portion of the available Sandy Spring Bancorp shares plus cash for those shares not converted into Sandy Spring Bancorp common stock.

•	If Stock Is Undersubscribed: If CommerceFirst Bancorp shareholders elect to receive fewer shares of Sandy Spring Bancorp common stock than Sandy Spring Bancorp has agreed to issue in the merger, then all CommerceFirst Bancorp shareholders who have elected to receive Sandy Spring Bancorp common stock will receive Sandy Spring Bancorp common stock and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:
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•	If the number of shares held by CommerceFirst Bancorp shareholders who have made no election is sufficient to make up the shortfall in the number of Sandy Spring Bancorp shares that Sandy Spring Bancorp is required to issue, then all CommerceFirst Bancorp shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and Sandy Spring Bancorp common stock in such proportion as is necessary to make up the shortfall.

•	If the number of shares held by CommerceFirst Bancorp shareholders who have made no election is insufficient to make up the shortfall, then all CommerceFirst Bancorp shareholders who made no election will receive Sandy Spring Bancorp common stock and those CommerceFirst Bancorp shareholders who elected to receive cash will receive cash and Sandy Spring Bancorp common stock in such proportion as is necessary to make up the shortfall.

Notwithstanding these rules, as described under “—Tax Consequences of the Merger,” it may be necessary for Sandy Spring Bancorp to reduce the number of shares of CommerceFirst Bancorp common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of CommerceFirst Bancorp common stock that will be converted into Sandy Spring Bancorp common stock. If this adjustment is necessary, shareholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of Sandy Spring Bancorp common stock than they otherwise would have received.

No guarantee can be made that you will receive the amounts of cash and/or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and the agreement and plan of merger, you may receive Sandy Spring Bancorp common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

An election form is being mailed separately from this proxy statement/prospectus to holders of shares of CommerceFirst Bancorp common stock on or about the date this proxy statement/prospectus is being mailed. Each election form entitles the holder of the CommerceFirst Bancorp common stock to elect to receive cash, Sandy Spring Bancorp common stock, or a combination of cash and stock, or make no election with respect to the form of merger consideration you wish to receive.

To make an effective election, you must submit a properly completed election form, along with your CommerceFirst Bancorp stock certificates representing all shares of CommerceFirst Bancorp common stock covered by the election form (or an appropriate guarantee of delivery), to the exchange agent, Registrar and Transfer Company, on or before 5:00 p.m., Eastern time, on May 17, 2012. Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of CommerceFirst Bancorp common stock for cash and/or Sandy Spring Bancorp common stock. Shortly after the merger, the exchange agent will allocate cash and stock among CommerceFirst Bancorp shareholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your CommerceFirst Bancorp stock certificates after the merger is completed. In any event, do not forward your CommerceFirst Bancorp stock certificates with your proxy cards.

You may change your election at any time before the election deadline by written notice accompanied by a properly completed and signed later-dated election form which is received by the exchange agent before the election deadline or by withdrawal of your stock certificates by written notice before the election deadline. All elections will be revoked automatically if the agreement and plan of merger is terminated. If you have a preference for receiving either Sandy Spring Bancorp stock and/or cash for your CommerceFirst Bancorp stock, you should complete and return the election form. If you do not make an election, you will be allocated Sandy Spring Bancorp common stock and/or cash depending on the elections made by other shareholders.

Neither Sandy Spring Bancorp nor CommerceFirst Bancorp makes any recommendation as to whether you should elect to receive cash, stock or a combination of cash and stock in the merger. You must make your own decision with respect to your election. Generally, the merger will be a tax-free transaction for CommerceFirst Bancorp shareholders to the extent they receive Sandy Spring Bancorp common stock. See “–Tax Consequences of the Merger.”

If your certificates for CommerceFirst Bancorp common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent before the election deadline, CommerceFirst Bancorp shares may be properly exchanged, and an election will be effective, if:

•	such exchanges are made by or through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States;
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•	the exchange agent receives, before the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

•	the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged CommerceFirst Bancorp shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

CommerceFirst Bancorp shareholders who do not submit a properly completed election form or revoke their election form before the election deadline will have their shares of CommerceFirst Bancorp common stock designated as non-election shares. CommerceFirst Bancorp stock certificates represented by elections that have been revoked will be promptly returned without charge to the CommerceFirst Bancorp shareholder revoking the election upon written request.

If you own shares of CommerceFirst Bancorp common stock in “street name” through a broker or other financial institution, you should receive or seek instructions from the institution holding your shares concerning how to make your election. “Street name” holders may be subject to an election deadline earlier than the deadline applicable to holders of shares in registered form. Therefore, you should carefully read any materials you receive from your broker. If you instruct a broker to submit an election for your shares, you must follow such broker’s directions for revoking or changing those instructions.

After the completion of the merger, the exchange agent will mail to CommerceFirst Bancorp shareholders who do not submit election forms, or who have revoked their election, a letter of transmittal, together with instructions for the exchange of their CommerceFirst Bancorp common stock certificates for the merger consideration. Until you surrender your CommerceFirst Bancorp stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Sandy Spring Bancorp common stock into which your CommerceFirst Bancorp shares have been converted. When you surrender your CommerceFirst Bancorp stock certificates, Sandy Spring Bancorp will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of CommerceFirst Bancorp common stock. CommerceFirst Bancorp stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your CommerceFirst Bancorp stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates, that they were lost, stolen or destroyed and post a bond in such amount as the exchange agent may direct before you receive any consideration for your shares. The election form includes instructions on how to provide evidence of ownership.

Sandy Spring Bancorp currently anticipates issuing the shares of Sandy Spring Bancorp common stock to CommerceFirst Bancorp shareholders using Registrar and Transfer Company’s Direct Registration program. As such, the shares of Sandy Spring Bancorp common stock into which each CommerceFirst Bancorp shareholder’s common stock has been converted will initially be recorded in book entry form on the records of Sandy Spring Bancorp’s transfer agent, Registrar and Transfer Company, as opposed to new certificates being issued. CommerceFirst Bancorp shareholders who receive Sandy Spring Bancorp shares through the Direct Registration program may request a physical stock certificate at no charge.

Accounting Treatment

Sandy Spring Bancorp will account for the merger under the “acquisition” method of accounting in accordance with U.S. generally accepted accounting principles. Using the acquisition method of accounting, the assets and liabilities of CommerceFirst Bancorp will be recorded by Sandy Spring Bancorp at their respective fair values at the time of the completion of the merger. The excess of Sandy Spring Bancorp’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

Tax Consequences of the Merger

General. The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of CommerceFirst Bancorp common stock who surrenders all of his or her common stock for shares of Sandy Spring Bancorp common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Internal Revenue Code (generally, assets held for investment). No attempt has been made to

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comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of CommerceFirst Bancorp common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of CommerceFirst Bancorp common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, persons that are, or hold their shares of CommerceFirst Bancorp common stock through, partnerships or other pass-through entities, or persons who acquired their shares of CommerceFirst Bancorp common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address the alternative minimum tax or any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

CommerceFirst Bancorp shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions. It is a condition to the obligations of Sandy Spring Bancorp and CommerceFirst Bancorp that they receive an opinion by Kilpatrick Townsend & Stockton LLP to the effect that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code, and that each of Sandy Spring Bancorp and CommerceFirst Bancorp will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Sandy Spring Bancorp and CommerceFirst Bancorp expect to be able to obtain the tax opinion if, as expected:

•	Sandy Spring Bancorp and CommerceFirst Bancorp are able to deliver customary representations to Kilpatrick Townsend & Stockton LLP; and

•	there is no adverse change in U.S. federal income tax law.

Although the agreement and plan of merger allows both Sandy Spring Bancorp and CommerceFirst Bancorp to waive the condition that a tax opinion be delivered, neither party currently anticipates doing so. However, if this condition were waived, CommerceFirst Bancorp would re-solicit the approval of its shareholders before completing the merger.

In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Kilpatrick Townsend & Stockton LLP has delivered its opinion to Sandy Spring Bancorp and CommerceFirst Bancorp, dated as of the date of this proxy statement/prospectus, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. A copy of this opinion has been filed as an exhibit to the registration statement. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in certificates of officers of Sandy Spring Bancorp and CommerceFirst Bancorp, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. The opinion of Kilpatrick Townsend & Stockton LLP will not be binding on the IRS or any court.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

Exchange Solely for Sandy Spring Bancorp Common Stock. No gain or loss will be recognized by a CommerceFirst Bancorp shareholder who receives solely shares of Sandy Spring Bancorp common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of CommerceFirst Bancorp common stock. The tax basis of the shares of Sandy Spring Bancorp common stock received by a CommerceFirst Bancorp shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of Sandy Spring Bancorp common stock, as discussed below) to the basis of the CommerceFirst Bancorp common stock surrendered in exchange for the Sandy Spring Bancorp common stock. The holding period of the Sandy Spring Bancorp common stock received will include the holding period of shares of CommerceFirst Bancorp common stock surrendered in exchange for the Sandy Spring Bancorp common stock, provided that such shares were held as capital assets of the CommerceFirst Bancorp shareholder at the effective time of the merger.

Exchange Solely for Cash. A CommerceFirst Bancorp shareholder who receives solely cash in exchange for all of his or her shares of CommerceFirst Bancorp common stock (and is not treated as constructively owning Sandy Spring Bancorp common stock

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after the merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such shareholder’s tax basis in the CommerceFirst Bancorp common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the CommerceFirst Bancorp shareholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the CommerceFirst Bancorp shareholder’s holding period is more than one year at the effective time of the merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Sandy Spring Bancorp Common Stock and Cash. A CommerceFirst Bancorp shareholder who receives a combination of Sandy Spring Bancorp common stock and cash in exchange for his or her CommerceFirst Bancorp common stock will not be permitted to recognize any loss for federal income tax purposes. Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a CommerceFirst Bancorp shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of Sandy Spring Bancorp common stock received exceeds (b) the shareholder’s basis in the CommerceFirst Bancorp common stock to be surrendered in the exchange for the cash and Sandy Spring Bancorp common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Sandy Spring Bancorp common stock received by such CommerceFirst Bancorp shareholder will be the same as the basis of the shares of CommerceFirst Bancorp common stock surrendered in exchange for the shares of Sandy Spring Bancorp common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the gain recognized and/or cash received in exchange for such shares of CommerceFirst Bancorp common stock. The holding period for shares of Sandy Spring Bancorp common stock received by such CommerceFirst Bancorp shareholder will include such shareholder’s holding period for the CommerceFirst Bancorp common stock surrendered in exchange for the Sandy Spring Bancorp common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

A CommerceFirst Bancorp shareholder’s federal income tax consequences will also depend on whether his or her shares of CommerceFirst Bancorp common stock were purchased at different times at different prices. If they were, the CommerceFirst Bancorp shareholder could realize gain with respect to some of the shares of CommerceFirst Bancorp common stock and loss with respect to other shares. Such CommerceFirst Bancorp shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Sandy Spring Bancorp common stock received, but could not recognize loss with respect to those shares in which the CommerceFirst Bancorp shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Sandy Spring Bancorp common stock received. Any disallowed loss would be included in the adjusted basis of the Sandy Spring Bancorp common stock. Such a CommerceFirst Bancorp shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

Possible Dividend Treatment. In certain circumstances, a CommerceFirst Bancorp shareholder who receives solely cash or a combination of cash and Sandy Spring Bancorp common stock in the merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of the CommerceFirst Bancorp shareholder’s proportionate interest in Sandy Spring Bancorp after the merger with the proportionate interest the shareholder would have had if the shareholder had received solely Sandy Spring Bancorp common stock in the merger. This could happen because of your purchase (or the purchase by a family member or certain entities described below) of additional Sandy Spring Bancorp stock or a repurchase of shares by Sandy Spring Bancorp. For purposes of this comparison, the CommerceFirst Bancorp shareholder may be deemed to constructively own shares of Sandy Spring Bancorp common stock held by certain members of the shareholder’s family or certain entities in which the shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder’s shares of Sandy Spring Bancorp common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of CommerceFirst Bancorp at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the shareholder’s shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each CommerceFirst Bancorp shareholder, shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. A CommerceFirst Bancorp shareholder who holds CommerceFirst Bancorp common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Sandy Spring Bancorp common stock and cash in lieu of a fractional share interest in Sandy Spring Bancorp common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to, and will, withhold 28% of any cash payments to which a CommerceFirst

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Bancorp shareholder is entitled pursuant to the merger, unless the CommerceFirst Bancorp shareholder signs the substitute IRS Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the CommerceFirst Bancorp shareholder’s taxpayer identification number, and certification necessary to avoid backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. Federal income tax liability, provided you timely furnish the required information to the IRS.

Tax Treatment of the Entities. No gain or loss will be recognized by Sandy Spring Bancorp or CommerceFirst Bancorp as a result of the merger.

Reporting Requirements. A holder of CommerceFirst Bancorp common stock that receives Sandy Spring Bancorp common stock as a result of the merger may be required to retain records related to such shareholder’s CommerceFirst Bancorp common stock and file with its U.S. Federal income tax return a statement setting forth facts relating to the merger.

Regulatory Matters Relating to the Merger

Completion of the merger is subject to prior approval of the Federal Reserve Board and the Maryland Commissioner. In reviewing applications for transactions of this type, the Federal Reserve Board must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the Federal Reserve Board may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Sandy Spring Bancorp filed applications with the Federal Reserve Board on January 18, 2012 and with the Maryland Commissioner on January 19, 2012. The Federal Reserve Board approved the merger on February 29, 2012 and the Maryland Commissioner approved the transactions on March 16, 2012.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting CommerceFirst Bancorp common stock to Sandy Spring Bancorp common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger or of Sandy Spring Bancorp.

Interests of Certain Persons in the Merger

Share Ownership. On the record date for the special meeting, CommerceFirst Bancorp’s directors and officers beneficially owned, in the aggregate, 398,001 shares of CommerceFirst Bancorp’s common stock, representing approximately 21.9% of the outstanding shares of CommerceFirst Bancorp common stock.

As described below, certain of CommerceFirst Bancorp’s officers and directors have interests in the merger that are in addition to, or different from, the interests of CommerceFirst Bancorp’s shareholders generally. CommerceFirst Bancorp’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.

Change of Control, Severance, and Bonus Payments for Certain Persons. CommerceFirst Bancorp currently has employment agreements with each of the persons set forth in the table below. Under these employment agreements, if a change of control with respect to CommerceFirst Bancorp occurs, the officer may elect to (i) continue his employment under the current form of his employment agreement, (ii) enter into a new employment agreement on mutually agreeable terms, or (iii) resign his employment and receive certain change of control payments. In these agreements, “change of control” is defined as a: (a) transaction or series of transactions in which any one person, or more than one person acting as a group, acquires during any twelve month period more than thirty three percent (33%) of the total voting power of the common stock of CommerceFirst Bancorp, or (b) merger, consolidation, or other reorganization where CommerceFirst Bancorp is not the surviving entity and where the organizers of CommerceFirst Bancorp do not individually or as a group own more than thirty three percent (33%) of the common stock of CommerceFirst Bancorp. The merger will result in a change of control as defined in these employment agreements.

Under his employment agreement, Mr. Storm is entitled to receive, in connection with a change in control resignation or termination, two times his base salary, paid over a six month period, beginning approximately seven months after the date of resignation or termination, subject to a vesting schedule which provides that during 2012, he would be entitled to receive 80% of the change of control payment. Based upon Mr. Storm’s base salary of $154,000 per year, and assuming that the merger is effective on May 1, 2012, Mr. Storm would be entitled to a payment of $247,200. Mr. Storm will remain subject to the non-disparagement and non-disclosure obligations under his employment agreement for one year after the date of resignation or termination.

Under his employment agreement, Mr. Jernigan is entitled to receive, in connection with a change in control resignation or termination, two times his base salary and bonus, paid over a six-month period, beginning approximately seven months after the date

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of resignation or termination. Based upon Mr. Jernigan’s 2011 base salary of $45,000 per year, his 2012 base salary of $50,000 per year, and the $2,500 bonus awarded in December 2011, and assuming that the merger were effective May 1, 2012, Mr. Jernigan would be entitled to a payment of approximately $98,333.

On December 20, 2011, Mr. Morgan, entered into an employment agreement with Sandy Spring Bank, which becomes effective upon completion of the merger and bank merger and replaces Mr. Morgan’s employment agreement with CommerceFirst Bancorp. Upon the effective date of the employment agreement, Mr. Morgan will become the Senior Vice President and Market President for the greater Annapolis region and Prince George’s County market. Mr. Morgan will receive a signing bonus of $210,000 as an inducement to continue to provide services to Sandy Spring Bank following the merger. The agreement has a two-year term and provides for a base annual salary of $180,000, a bonus opportunity of up to 35% of base salary, and benefits commensurate with similarly situated officers of Sandy Spring Bank. Mr. Morgan will also be paid, not later than five days after the effective time of the merger, a lump sum of $210,000 in exchange for his agreement during the term of his employment and for twenty-four months thereafter, not to serve as an officer, director or employee of a financial institution offering services or products competitive with those of Sandy Spring Bank, from offices in any county in Maryland or another state in which Sandy Spring Bank or any subsidiary or affiliate has a branch. Mr. Morgan also agrees not to interfere with the relationships with Sandy Spring Bancorp’s employees during the same period. These restrictions will not apply after a change in control relating to Sandy Spring Bancorp.

The following table reflects the amounts payable to officers and directors of CommerceFirst Bancorp as severance or other payments under employment agreements as a result of the merger. Under SEC rules, the shareholders are only required to be provided an advisory vote on compensation to “named executive officers,” as that term is defined in SEC rules. Mr. Morgan and Mr. Storm are CommerceFirst Bancorp’s “named executive officers.” Mr. Jernigan is not a “named executive officer.” As SEC rules do not require us to provide a vote on approving compensation under new employment agreements, in Proposal 3, shareholders will be voting to approve the compensation of Mr. Storm only, and not to approve the compensation payable to Mr. Jernigan under his existing employment agreement with CommerceFirst Bancorp or to Mr. Morgan under his new employment agreement with Sandy Spring Bank.

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Milton D. Jernigan, II	$98,333	-	-	-	-	-	$98,333
Richard J. Morgan	$420,000	-	-	-	-	-	$420,000
Michael T. Storm	$247,200	-	-	-	-	-	$247,200

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, Sandy Spring Bancorp has agreed to indemnify and hold harmless the current and former officers and directors of CommerceFirst Bancorp and its subsidiaries against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as CommerceFirst Bancorp currently provides for indemnification of its officers and directors. Sandy Spring Bancorp has also agreed to maintain in effect for a period of six years following the effective time of the merger the directors’ and officers’ liability insurance policy currently maintained by CommerceFirst Bancorp or to provide a policy with comparable coverage, provided that, to obtain such insurance coverage, Sandy Spring Bancorp is not obligated to expend an annual amount exceeding 200% of the amount of the annual premiums currently paid by CommerceFirst Bancorp for such insurance.

Employee Matters

For continuing employees of CommerceFirst Bancorp and CommerceFirst Bank, Sandy Spring Bancorp will maintain or cause to be maintained employee benefit plans and compensation opportunities that are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Sandy Spring Bancorp or Sandy Spring Bank.

Continuing employees of CommerceFirst Bancorp and CommerceFirst Bank will not receive prior service credit for benefit accrual purposes under any of Sandy Spring Bancorp’s compensation and benefit plans, programs or policies, except for Sandy Spring Bancorp’s vacation and sick leave programs.  Continuing employees will receive credit for service with Sandy Spring Bancorp for purposes of vesting and determination of eligibility to participate in Sandy Spring Bancorp’s 401(k) plan. Each continuing employee with sufficient service credit with CommerceFirst Bancorp to satisfy Sandy Spring Bancorp’s 401(k) plan eligibility service requirement and who has attained the requisite plan participation age, shall be eligible to participate in Sandy Spring Bancorp’s 401(k) plan as of the 401(k) plan entry date coincident with or following the effective time of the merger. CommerceFirst Bancorp will take

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all necessary and appropriate actions to cause its 401(k) plan to be frozen as to future contributions effective immediately prior to the effective time of the merger.

Each full time employee of CommerceFirst Bancorp or CommerceFirst Bank who is involuntarily terminated by Sandy Spring Bancorp (other than for cause) within six months of the effective time of the merger and who is not covered by a separate severance, change in control, or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Sandy Spring Bancorp, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at CommerceFirst Bancorp or CommerceFirst Bank, as applicable, with a minimum payment equal to four weeks of base pay for CommerceFirst Bancorp employees who have at least one full year of service as of their date of termination and a maximum payment equal to 26 weeks of base pay.

Prior to the effective time of the merger, CommerceFirst Bancorp paid out all unused vacation leave accrued prior to January 1, 2012 in accordance with its existing vacation policy, as required by the agreement and plan of merger.

Operations of CommerceFirst Bank after the Merger

After the merger of CommerceFirst Bank and Sandy Spring Bank, the former offices of CommerceFirst Bank will operate as branch offices of Sandy Spring Bank under the name “Sandy Spring Bank.”

Restrictions on Resale of Shares of Sandy Spring Bancorp Common Stock

The shares of Sandy Spring Bancorp common stock to be issued to shareholders of CommerceFirst Bancorp under the agreement and plan of merger have been registered under the Securities Act of 1933 and may be freely traded by such shareholders without restriction (unless they are affiliates of Sandy Spring Bancorp, in which case certain restrictions under the securities laws may apply). Certain shareholders who are deemed to be affiliates of Sandy Spring Bancorp must abide by certain transfer restrictions under the Securities Act of 1933.

Time of Completion

Unless the parties agree otherwise and unless the agreement and plan of merger has otherwise been terminated, the closing of the merger will take place on a date designated by Sandy Spring Bancorp within 30 days following the date on which all of the conditions to the merger contained in the agreement and plan of merger are satisfied or waived. See “—Conditions to Completion of the Merger.” On the closing date, Sandy Spring Bancorp will file articles of merger with the Maryland State Department of Assessments and Taxation merging CommerceFirst Bancorp into Sandy Spring Bancorp. The merger will become effective at the time stated in the articles of merger.

Sandy Spring Bancorp and CommerceFirst Bancorp are working hard to complete the merger quickly. It is currently expected that the merger will be completed during the second calendar quarter of 2012. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

Sandy Spring Bancorp’s and CommerceFirst Bancorp’s obligations to consummate the merger are conditioned on the following:

•	approval and adoption of the agreement and plan of merger by CommerceFirst Bancorp shareholders;

•	receipt of all required regulatory approvals and the expiration of all statutory waiting periods;

•	no party to the merger being subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

•	receipt by each party of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Sandy Spring Bancorp after completion of the merger;

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•	the registration statement of which this proxy statement/prospectus forms a part being declared effective by the SEC, the absence of any pending or threatened proceeding by the SEC to suspend the effectiveness of the registration statement and the receipt of all required state “blue sky” approvals;

•	receipt by each party of an opinion from Kilpatrick Townsend & Stockton LLP to the effect that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of CommerceFirst Bancorp and Sandy Spring Bancorp is a party to the reorganization; and

•	the other party having performed in all material respects its obligations under the agreement and plan of merger, the other party’s representations and warranties being true and correct as of the date of the agreement and plan of merger and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect.

In addition, Sandy Spring Bancorp’s obligations to consummate the merger are conditioned on the following:

•	there has not been a material adverse change to the business, financial condition or results of operations of CommerceFirst Bancorp and CommerceFirst Bank as a whole;

•	none of the regulatory approvals containing any condition or requirement that would so materially and adversely impact the economic or business benefits to Sandy Spring Bancorp of the merger that, had such condition or requirement been known, Sandy Spring Bancorp would not, in its reasonable judgment, have entered into the agreement and plan of merger;

•	the aggregate number of shares of CommerceFirst Bancorp common stock with respect to which rights as objecting shareholders shall be been exercised and not withdrawn shall not exceed 10% of the outstanding shares of CommerceFirst Bancorp common stock as of the record date for the special meeting of shareholders; and

•	there are no pending actions or proceedings (i) challenging the validity or legality of the agreement and plan of merger or the consummation of the transactions contemplated by the agreement and plan of merger, (ii) seeking to restrain or invalidate the transactions contemplated by the agreement and plan of merger, or (iii) seeking damages in connection with the transactions contemplated by the agreement and plan of merger, which damages, if imposed, could reasonably be expected to be material in relation to the value of the merger consideration.

Sandy Spring Bancorp and CommerceFirst Bancorp cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

CommerceFirst Bancorp has agreed that, until completion of the merger and unless permitted by Sandy Spring Bancorp, neither it nor its subsidiaries will:

General Business

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•	fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

•	take any action that would adversely affect or delay its ability to perform its obligations under the agreement and plan of merger or to consummate the transactions contemplated by the agreement and plan of merger;

Indebtedness

•	incur, modify, extend or renegotiate any indebtedness or assume, guarantee, endorse or otherwise become responsible for the obligations of any person or entity, other than the creation of deposit liabilities in the ordinary course of business consistent with past practice;

•	prepay any such indebtedness so as to cause itself to incur a prepayment penalty thereunder;

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•	purchase any brokered certificates of deposit other than in the ordinary course of business with a term not in excess of one year;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•	make, declare or pay any dividends or make any other distribution on its capital stock, except that CommerceFirst Bank may pay a capital distribution to CommerceFirst Bancorp sufficient to enable CommerceFirst Bancorp to pay expenses related to ordinary operations of CommerceFirst Bancorp or to the transactions contemplated by the agreement and plan of merger;

•	grant any person any right to acquire any of its shares of capital stock;

•	issue any additional shares of capital stock or any securities convertible or exercisable for any shares of its capital stock;

•	redeem, purchase or otherwise acquire any shares of its capital stock;

Dispositions

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or assets or cancel, release or assign any indebtedness, other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force as of the date of the agreement and plan of merger;

Investments

•	make any equity investment other than the purchase of Federal Reserve Bank of Richmond stock in accordance with applicable law and regulation;

•	enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, other than interest rate caps and floors in a loan, lease, advance, credit enhancement, guarantee or other extension of credit in the ordinary course of business;

Contracts

•	enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per year, other than those specifically permitted by the agreement and plan of merger;

Loans

•	make, renegotiate, renew, increase, extend, modify or purchase any loans, advances, credit enhancements or extensions, other than existing loan commitments and those in conformity with lending policies in effect as of the date of the agreement and plan of merger, including approval by the CommerceFirst Bancorp’s President, in amounts not to exceed $100,000 if such loan is not fully secured, $750,000 if such loan is fully secured, or $750,000 with respect to any one borrower and its family members and affiliates (provided, however, that Sandy Spring Bancorp has waived its right to require CommerceFirst Bancorp to obtain prior approval for fully secured loans of, or loans to family members or affiliates that are in the aggregate, less than $1,000,000);

•	except for loans made in accordance with Regulation O of the Federal Reserve Board, make or increase any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or executive officer of CommerceFirst Bancorp or CommerceFirst Bank;

•	make any changes in policies in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations, generally accepted accounting principles, or the direction of a governmental entity;

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Employees

•	increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors other than in the ordinary course of business;

•	pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors, except for bonuses with respect to the calendar year 2011 to officers, employees or directors, or salary increases to officers, directors or employees specifically permitted by the agreement and plan of merger;

•	become a party to, amend, renew, extend or commit to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment or change-in-control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

•	elect any new senior executive officer or director;

•	hire any employee except as may be necessary to replace any non-officer employee whose employment is terminated, whether voluntarily or involuntarily;

Settling Claims

•	commence any action other than to enforce any obligation owed to CommerceFirst Bancorp or CommerceFirst Bank in accordance with past practice;

•	settle any claim against it for more than $50,000 or agree to material restrictions on its operations or the operations of any of its subsidiaries;

Governing Documents

•	amend its articles of incorporation or bylaws;

Deposits

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice;

Investment in Debt Securities

•	make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities or FDIC-insured certificates of deposit with final maturities less than one year;

Capital Expenditures

•	make any capital expenditures other than pursuant to binding commitments and expenditures necessary to maintain existing assets in good repair;

Branches

•	establish or commit to establish any new branch or other office or file an application to relocate or terminate the operation of any banking office;

Communications

•	issue any communication of a general nature to employees without prior consultation with Sandy Spring Bancorp and, to the extent relating to post-closing employment, benefit or compensation information, without the prior consent of Sandy Spring Bancorp or issue any communication of a general nature to customers without the prior approval of Sandy Spring Bancorp, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated thereby;

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Foreclosures

•	except in connection with certain permitted foreclosure actions, foreclose upon or take a deed or title to any commercial real estate (1) without providing prior notice to Sandy Spring Bancorp and conducting a Phase I environmental assessment of the property, or (2) if the Phase I environmental assessment reflects the presence of any hazardous material or underground storage tank;

Taxes

•	make, change or rescind any material tax election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment, or surrender any right to claim a tax refund or obtain any tax ruling;

Accounting

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory guidelines;

Agreement and Plan of Merger

•	take any action that is intended or expected to result in any of its representations and warranties under the agreement and plan of merger being or becoming untrue in any material respect at any time prior to the effective time of the merger or in any of the conditions to the merger not being satisfied or in a violation of a provision of the agreement and plan of merger;

•	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or

Other Agreements

•	agree to take, commit to take any or adopt any resolutions in support of any of the actions prohibited by the agreement and plan of merger.

Sandy Spring Bancorp has agreed that, until the completion of the merger and unless permitted by CommerceFirst Bancorp, it will not:

•	knowingly take any action that would adversely affect or delay (i) the ability to obtain the necessary approvals of any governmental entity required for the consummation of the transactions contemplated by the agreement and plan of merger, or (ii) its ability to perform its obligations under the agreement and plan of merger or to consummate the transactions contemplated thereby;

•	take any action that is intended or expected to result in any of its representations and warranties under the agreement and plan of merger being or becoming untrue in any material respect at any time prior to the effective time of the merger or in any of the conditions to the merger not being satisfied or in a violation of a provision of the agreement and plan of merger;

•	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code;

•	agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the agreement and plan of merger;

•	amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect CommerceFirst Bancorp or any CommerceFirst Bancorp shareholder or the transactions contemplated by the agreement and plan of merger; or

•	make or pay any extraordinary one-time dividend or distribution on shares of Sandy Spring Bancorp Common Stock.

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Covenants of CommerceFirst Bancorp and Sandy Spring Bancorp

Agreement Not to Solicit Other Proposals. CommerceFirst Bancorp has agreed not to (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal by a third party, (ii) to furnish any information or data regarding CommerceFirst Bancorp or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to an acquisition proposal, continue or otherwise participate in any discussions or negotiations, or (iii) otherwise communicate in any way with any person regarding an acquisition proposal, approve, endorse or recommend any acquisition proposal, or enter into or consummate any agreement, arrangement or understanding contemplating any acquisition or requiring it to abandon, terminate or fail to consummate the transactions contemplated by the agreement and plan of merger. An acquisition proposal includes a proposal or offer with respect to any of the following:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving CommerceFirst Bancorp or its subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of CommerceFirst Bancorp in a single transaction or series of transactions;

•	any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of CommerceFirst Bancorp or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; and

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of CommerceFirst Bancorp not to solicit other acquisition proposals, the board of directors of CommerceFirst Bancorp may generally have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the CommerceFirst Bancorp board of directors:

•	after consultation with and receipt of advice from outside legal counsel, in good faith deems such action to be necessary for the proper discharge of its fiduciary duties to CommerceFirst Bancorp shareholders under applicable law;

•	determines the acquisition proposal is, or is reasonably likely to result in a superior proposal, which, for purposes of the agreement and plan of merger mean an unsolicited bona fide offer for all of the outstanding CommerceFirst Bancorp common stock or all or substantially all of the assets and liabilities of CommerceFirst Bancorp and its subsidiaries, and which is not contingent on financing, that in the good faith determination of the CommerceFirst Bancorp board of directors after consultation with its outside legal counsel and financial advisor would result in a transaction more favorable to the shareholders of CommerceFirst Bancorp than the merger with Sandy Spring Bancorp, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the proposed acquiror, and which in the written opinion of CommerceFirst Bancorp’s financial advisor is more favorable to CommerceFirst Bancorp shareholders than the merger; and

•	at least two business days prior to furnishing any nonpublic information to, or entering into discussions with, such person, CommerceFirst Bancorp gives Sandy Spring Bancorp written notice of the identity of such person and of CommerceFirst Bancorp’s intention to furnish nonpublic information to, or enter into discussions with, such person and CommerceFirst Bancorp receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Sandy Spring Bancorp and CommerceFirst Bancorp.

If CommerceFirst Bancorp receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, CommerceFirst Bancorp must immediately notify Sandy Spring Bancorp and provide Sandy Spring Bancorp with information about the third party and its proposal.

Certain Other Covenants. The agreement and plan of merger also contains other agreements relating to the conduct of Sandy Spring Bancorp and CommerceFirst Bancorp before consummation of the merger, including the following:

•	Each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in the agreement and plan of merger becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the agreement and plan of merger;

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•	CommerceFirst Bancorp will give Sandy Spring Bancorp reasonable access during normal business hours to CommerceFirst Bancorp’s property, books, records, contracts, properties, and personnel and furnish all information Sandy Spring Bancorp may reasonably request;

•	CommerceFirst Bancorp will promptly provide Sandy Spring Bancorp with a copy of each report filed with a governmental entity, a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, a copy of each press release made available to the public and all other information concerning its business, properties and personnel as Sandy Spring Bancorp may reasonably request;

•	Sandy Spring Bancorp will not, and will cause its representatives not to, use any information obtained in connection with the two immediately preceding bullet points for any purpose unrelated to the consummation of the transactions contemplated by the agreement and plan of merger;

•	CommerceFirst Bancorp will invite a non-voting designee of Sandy Spring Bancorp to attend all regular and special board of directors and all loan committee meetings of CommerceFirst Bancorp or CommerceFirst Bank, except that Sandy Spring Bancorp’s designee will not attend portions of any meeting during which there is being discussed: (a) matters involving the agreement and plan of merger, (b) pending or threatened litigation or investigations if, in the opinion of counsel to CommerceFirst Bancorp, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (c) matters involving an acquisition proposal, and Sandy Spring Bancorp has waived its right to attend loan committee meetings;

•	CommerceFirst Bancorp will meet with Sandy Spring Bancorp on a regular basis to discuss and plan for the conversion of CommerceFirst Bancorp data processing and related electronic information systems;

•	CommerceFirst Bancorp will provide Sandy Spring Bancorp with an updated list of certain loans specified in the agreement and plan of merger within ten business days of the end of each calendar month;

•	Sandy Spring Bancorp and CommerceFirst Bancorp will use their reasonable best efforts to submit, and cause their respective subsidiaries to submit, all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions;

•	Sandy Spring Bancorp and CommerceFirst Bancorp will use their reasonable best efforts to obtain, and cause their respective subsidiaries to obtain, all third party consents necessary to consummate the merger;

•	CommerceFirst Bancorp and CommerceFirst Bank will take any necessary action to exempt Sandy Spring Bancorp and the transactions contemplated by the agreement and plan of merger from any anti-takeover provisions contained in CommerceFirst Bancorp’s articles of incorporation or bylaws or federal or state law;

•	Sandy Spring Bancorp and CommerceFirst Bancorp will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the agreement and plan of merger;

•	Sandy Spring Bancorp and CommerceFirst Bancorp will issue a joint press release announcing the merger and will consult with one another before issuing any press release or otherwise making public statements with respect to the merger and any filings with any governmental entity;

•	CommerceFirst Bancorp will take all actions necessary to convene a meeting of its shareholders to vote on the agreement and plan of merger and any other matters required to be approved or adopted by shareholders in order to carry out the agreement and plan of merger;

•	The CommerceFirst Bancorp board of directors will recommend at the shareholder meeting that the shareholders vote to approve the merger and will use its reasonable best efforts to solicit shareholder approval unless its determines that such actions would not comply with its fiduciary obligations to CommerceFirst Bancorp shareholders. Where the decision to withdraw or modify the recommendation of the board of directors relates to an acquisition proposal from a third party, CommerceFirst Bancorp is required to provide certain disclosures to Sandy Spring Bancorp, provide Sandy Spring Bancorp three business days to propose revisions to the terms of the merger, and negotiate in good faith with respect to any proposed revisions, and the board of directors shall have determined in good faith that the proposal is a superior proposal;

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•	Sandy Spring Bancorp will file a registration statement, of which this proxy statement/prospectus forms a part, with the SEC registering the shares of Sandy Spring Bancorp common stock to be issued in the merger to CommerceFirst Bancorp shareholders;

•	Sandy Spring Bancorp will use its reasonable best efforts to have the registration statement, of which this proxy statement/prospectus forms a part, declared effective by the SEC;

•	Sandy Spring Bancorp will take any action required to be taken under any applicable state securities laws in connection with the merger;

•	Before completion of the merger, Sandy Spring Bancorp will notify The NASDAQ Global Select Market of the additional shares of Sandy Spring Bancorp common stock that Sandy Spring Bancorp will issue in exchange for shares of CommerceFirst Bancorp common stock;

•	Sandy Spring Bancorp and CommerceFirst Bancorp will notify each other of any material contract defaults and any events that would reasonably be likely to result in a material adverse effect on the other. They also will notify each other of any communication from a third party regarding the need to obtain that party’s consent in connection with the merger;

•	CommerceFirst Bancorp will adopt resolutions providing that CommerceFirst Bancorp’s health and welfare plans will be terminated effective immediately prior to the Effective Time and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date; and

•	CommerceFirst Bancorp will give Sandy Spring Bancorp the opportunity to participate in the defense or settlement of any shareholder litigation against CommerceFirst Bancorp and/or its directors relating to the transactions contemplated by the agreement and plan of merger, and no such settlement will be agreed to without Sandy Spring Bancorp’s prior written consent.

Representations and Warranties Made by Sandy Spring Bancorp and CommerceFirst Bancorp and CommerceFirst Bank

Sandy Spring Bancorp and CommerceFirst Bancorp and CommerceFirst Bank have made certain customary representations and warranties to each other in the agreement and plan of merger relating to their businesses. For information on these representations and warranties, please refer to the agreement and plan of merger attached as Annex A. The representations and warranties must be true in all material respects at and as of the closing date of the merger unless the change does not have a material negative impact on the parties’ business, financial condition or results of operations. See “—Conditions to Completion of the Merger.”

Terminating the Agreement and Plan of Merger

The agreement and plan of merger may be terminated at any time before the completion of the merger, either before or after approval of the agreement and plan of merger by CommerceFirst Bancorp shareholders, as follows:

•	by the written mutual consent of Sandy Spring Bancorp and CommerceFirst Bancorp;

•	by either party, if the shareholders of CommerceFirst Bancorp fail to approve the agreement and plan of merger (provided that CommerceFirst Bancorp will only be entitled to terminate for this reason if it has complied with its obligations under the agreement and plan of merger with respect to its shareholder meeting);

•	by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the agreement and plan of merger;

•	by either party, if the merger is not consummated by September 30, 3012, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

•	by either party, if the other party breaches a covenant or agreement or if any representation or warranty of the other party shall have become untrue and such breach or untrue representation or warranty has not been or cannot be cured within 30 days following written notice to the party in default;

•	by Sandy Spring Bancorp, if CommerceFirst Bancorp materially breaches its agreements regarding the solicitation of other acquisition proposals, the submission of the agreement and plan of merger to shareholders, or if the board of

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directors of CommerceFirst Bancorp does not recommend approval and adoption of the agreement and plan of merger in the proxy statement/prospectus or withdraws, modifies or changes its recommendation in a manner adverse to Sandy Spring Bancorp;

•	by CommerceFirst Bancorp, at any time during the five-day period following the later of; (a) the date on which the last required regulatory approval is obtained with respect to the merger and the bank merger, without regard to any requisite waiting period in respect thereof, or (b) the date on which the shareholders of CommerceFirst Bancorp approve the agreement and plan of merger; if both of the following conditions are satisfied:

(i)	The number obtained by dividing (x) the average of the closing prices of a share of Sandy Spring Bancorp common stock as reported on the NASDAQ Stock Market for the ten consecutive trading days ending on the trading day prior to the date set forth above by (y) $17.73 is less than 0.80; and

(ii)	The ratio described above is less than the number obtained by dividing (x) the average closing values of the NASDAQ Bank Index for the ten consecutive trading days ending on the trading day prior to the date set forth above by (y) 1,533.69 and subtracting 0.20 from such quotient.

If CommerceFirst Bancorp elects to terminate the agreement and plan of merger under this provision, Sandy Spring Bancorp may elect to adjust the exchange ratio to an amount that would not make termination under this event possible, in which case no termination would occur; and

•	by CommerceFirst Bancorp, at any time prior to the adoption and approval of the agreement and plan of merger, in order to enter into an agreement with respect to a superior proposal, but only if (i) CommerceFirst Bancorp’s Board of Directors has determined in good faith based on the advice of legal counsel that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law, (ii) CommerceFirst Bancorp has not materially breached its obligations related to acquisition proposals under the agreement and plan of merger; and (iii) CommerceFirst Bancorp has paid the termination fee.

Termination Fee

The agreement and plan of merger requires CommerceFirst Bancorp to pay Sandy Spring Bancorp a fee of $1,000,000 if CommerceFirst Bancorp terminates the agreement and plan of merger in order to enter into an agreement with respect to a superior proposal.

Additionally, CommerceFirst Bancorp must pay the termination fee if Sandy Spring Bancorp terminates the agreement and plan of merger as a result of a breach by CommerceFirst Bancorp of its covenants regarding acquisition proposals, or its obligation to call a shareholder meeting, or if CommerceFirst Bancorp’s board of directors fails to recommend approval of the merger or, after recommending the approval of the agreement and plan of merger, it withdraws, modifies or changes its recommendation.

If either party terminates the agreement and plan of merger as a result of the failure of CommerceFirst Bancorp’s shareholders to approve the merger, or if Sandy Spring Bancorp terminates the agreement and plan of merger in the event CommerceFirst Bancorp breaches any of its covenants or agreements or in the event any of its representations or warranties become untrue and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice thereof from Sandy Spring Bancorp, then CommerceFirst Bancorp must pay the termination fee if (i) Sandy Spring Bancorp is not in material breach of any representation, warranty, or material covenant, (ii) an acquisition proposal has been publicly announced, disclosed or communicated prior to the special shareholder meeting in the case where CommerceFirst Bancorp’s shareholders fail to approve the merger or the date of termination in the case where CommerceFirst Bancorp breaches any of its covenants or agreements or any of its representations or warranties become untrue, and (iii) within twelve month of termination of the agreement and plan of merger, CommerceFirst Bancorp consummates or enters into an agreement with respect to an acquisition proposal.

Expenses

Each of Sandy Spring Bancorp and CommerceFirst Bancorp will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Agreement and Plan of Merger

Before the completion of the merger, Sandy Spring Bancorp and CommerceFirst Bancorp may agree to waive, amend or modify any provision of the agreement and plan of merger. However, after the vote by CommerceFirst Bancorp shareholders, Sandy

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Spring Bancorp and CommerceFirst Bancorp can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by CommerceFirst Bancorp’s shareholders under the terms of the merger.

DESCRIPTION OF SANDY SPRING BANCORP CAPITAL STOCK

The following summary describes the material terms of Sandy Spring Bancorp’s capital stock and is subject to, and qualified by, Sandy Spring Bancorp’s articles of incorporation and bylaws and Maryland law. See “Where You Can Find More Information” as to how to obtain a copy of Sandy Spring Bancorp’s articles of incorporation and bylaws.

General

We are authorized to issue 50,000,000 shares of our capital stock having a par value of $1.00 per share. At December 31, 2011, 24,091,042 shares of common stock were outstanding. At that date, no shares of preferred stock were outstanding.

Common Stock

Dividends. The holders of our common stock are entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available for dividends, after payment of all dividends on preferred stock, if any is outstanding. Sandy Spring Bancorp is not subject to regulatory restrictions on the payment of dividends. However, its ability to pay dividends may depend, in part, upon dividends it receives from Sandy Spring Bank. Applicable regulations limit dividends and other distributions by Sandy Spring Bank.

Voting Rights. The holders of our common stock possess exclusive voting rights in us. They elect our board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share on all matters presented to shareholders. Holders of common stock are not entitled to accumulate their votes in the election of directors.

Liquidation. Upon liquidation, dissolution or winding up of Sandy Spring Bancorp, holders of common stock are entitled to receive all of the assets of Sandy Spring Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Sandy Spring Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Sandy Spring Bancorp’s articles of incorporation authorizes its board of directors, without shareholder action, to issue preferred stock in one or more series and to establish the designations, powers, preferences, dividend rates and rights as the board of directors may from time to time determine. The issuance of preferred stock with voting, dividend, liquidation and conversion rights could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Sandy Spring Bancorp’s common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Certain Charter and Bylaw Provisions Affecting Stock

Sandy Spring Bancorp’s Articles of Incorporation and Bylaws contain several provisions that may make Sandy Spring Bancorp a less attractive target for an acquisition of control by anyone who does not have the support of Sandy Spring Bancorp’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirely by reference to Sandy Spring Bancorp’s Articles of Incorporation and Bylaws, both of which are on file with the SEC.

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Restrictions on Ownership

The Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act” or the “Holding Company Act”) generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Sandy Spring Bancorp. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring 5% or more of Sandy Spring Bancorp’s voting stock. The Change in Bank Control Act of 1978, as amended (the “Change in Bank Control Act”), prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Sandy Spring Bancorp, could constitute acquisition of control of the bank holding company. Maryland law generally requires the prior approval of the Maryland Commissioner before a person, group of persons, or company may acquire 25% or more of our voting stock or otherwise exercise a controlling influence over the direction of the management or policy of Sandy Spring Bancorp or Sandy Spring Bank.

COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of shareholders of Sandy Spring Bancorp are currently governed by Sandy Spring Bancorp’s articles of incorporation, bylaws and Maryland General Corporation Law. The rights of shareholders of CommerceFirst Bancorp are currently governed by CommerceFirst Bancorp’s articles of incorporation, bylaws and applicable provisions of the Maryland General Corporation Law. If the merger is completed, CommerceFirst Bancorp shareholders who receive Sandy Spring Bancorp common stock will become Sandy Spring Bancorp shareholders and their rights will likewise be governed by Sandy Spring Bancorp’s articles of incorporation and bylaws and Maryland General Corporation Law.

The following is a summary of the material differences between the rights of a CommerceFirst Bancorp shareholder and the rights of a Sandy Spring Bancorp shareholder. This summary is not a complete statement of the differences between the rights of CommerceFirst Bancorp shareholders and the rights of Sandy Spring Bancorp shareholders and is qualified in its entirety by reference to the governing law of each corporation and to the articles of incorporation and bylaws of each corporation. Copies of Sandy Spring Bancorp’s articles of incorporation and bylaws are on file with the SEC. Copies of CommerceFirst Bancorp’s certificate of incorporation and bylaws are on file with the SEC and are available upon written request addressed to Candace M. Springmann, Corporate Secretary, CommerceFirst Bancorp, Inc., 1804 West Street, Suite 200, Annapolis, Maryland 42422.

Authorized Stock
Sandy Spring Bancorp		CommerceFirst Bancorp
•	The Sandy Spring Bancorp Articles of Incorporation authorize 50,000,000 shares of common stock, $1.00 par value.	•	The CommerceFirst Bancorp Articles of Incorporation authorize 4,000,000 shares of common stock, $0.01 par value.

•	At December 31, 2011, there were 24,091,042 shares of Sandy Spring Bancorp common stock issued and outstanding.	•	As of March 29, 2012, there were 1,820,548 shares of CommerceFirst Bancorp common stock issued and outstanding.

Voting Rights
Sandy Spring Bancorp		CommerceFirst Bancorp
•	There is no cumulative voting by shareholders of any class or series in the election of directors.	•	Same.

•	Each share of common stock has one vote.	•	Same.

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Preemptive Rights
Sandy Spring Bancorp		CommerceFirst Bancorp
•	No holder of any stock has any preemptive right to subscribe for or purchase any stock other than such as the Board of Directors, in its sole discretion, may determine, if any.	•	Same.

Required Vote for Authorization of Certain Actions
Sandy Spring Bancorp		CommerceFirst Bancorp
•	The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of voting stock is required to authorize (a) a merger or consolidation, or (b) a sale, exchange or lease of all or substantially all of the assets of Sandy Spring Bancorp unless approval is recommended by at least a majority of the entire Board of Directors.	•	The Articles of Incorporation are silent as to the vote required to authorize actions regarding a merger, consolidation or sale, exchange or lease of substantially all the assets of CommerceFirst Bancorp. However, under Maryland law, a two-thirds vote is generally required for approval of mergers, consolidations, share exchange or certain transfers of all or substantially all of the assets of a corporation not in the ordinary course of business.

Required Vote for Authorization of Business Combinations with Controlling Parties
Sandy Spring Bancorp			CommerceFirst Bancorp
•

The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of all voting stock and the affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding shares of voting stock not including shares deemed beneficially owned by a Controlling Party, shall be required in order to authorize certain business combinations involving a Controlling Party, unless either:

•

CommerceFirst Bancorp’s Articles of Incorporation provides that certain “business combinations” (including, among various other transactions, a merger, consolidation, or, in certain circumstances involving assets having a value equal to 10% or more of CommerceFirst Bancorp’s equity, an asset transfer or issuance of equity securities, and the adoption of certain plans of liquidation or dissolution) involving and any person who beneficially owns at least 20% of the corporation’s stock and such persons, affiliates or associates (an “interested shareholder”). Such a business combination must be:

	o	the business combination shall have been approved by a majority of the directors not considered a Controlling Party at meeting at which two-thirds of the directors not considered a Controlling Party are present; or		o	approved by the affirmative vote of at least (i) 80% of the voting power of all outstanding shares of voting stock and (ii) a majority of the voting power of all outstanding shares of voting stock which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things,
	o	the value of the consideration to be paid in connection with the business combination satisfies certain fair value requirements.			•	the business combination is approved by a majority of the members of the Board of Directors who are "disinterested directors," and
					•	the common shareholders receive a price generally equal to the higher of the "fair market value" of the common stock and the highest price paid by the interested shareholders for any shares of common stock.

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Dividends
Sandy Spring Bancorp		CommerceFirst Bancorp
•	Holders of common stock are entitled, when declared by the Board of Directors, to receive dividends out of legally available funds.	•	Same.

Shareholders’ Meetings
Sandy Spring Bancorp		CommerceFirst Bancorp
•	Notice of a meeting must be delivered and, in the case of a special meeting, a description of its purpose, no fewer than 10 days and no more than 60 days before the meeting to each shareholder entitled to vote.	•	Same.

•	The president, the chairman of the board of directors, a majority of the board of directors or the secretary, upon the written request of the holders of not less than 25% of all votes entitled to be cast at the meeting, may call a special meeting.	•	A majority of the board of directors or the secretary, upon the written request of the holders of not less than 50% of all votes entitled to be cast at the meeting, may call a special meeting.

•

For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 60 days and not less than 10 days before the meeting.

		•	Same.

•

To propose new business, shareholders must give written notice to the secretary not less than 30 days nor more than 90 days before the meeting. However, if less than 45 days’ notice of the meeting is provided, written notice of the shareholder proposal or nomination must be delivered to the secretary not later than 15 days following the date notice of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each notice given by a shareholder with respect to a proposal for new business must include certain information regarding the proposal and the shareholder making the nomination or proposal.

		•	Same.

•

To nominate a director a shareholder must give written notice to the secretary not later than 90 days prior to the month and day one year subsequent to the date the proxy materials regarding the last election of directors were mailed to shareholders. Each notice given by a shareholder with respect to a nomination to the board of directors must include certain information regarding the nominee and the shareholder making the nomination or proposal.

		•	Same.

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Action by Shareholders Without a Meeting
Sandy Spring Bancorp		CommerceFirst Bancorp
•	Action that may be taken at a meeting of shareholders may be taken by the unanimous written consent of the shareholders.	•	Same.

Board of Directors
Sandy Spring Bancorp		CommerceFirst Bancorp
•	The Articles provide that the number of directors may be increased or decreased from time to time by vote of the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number permitted by the MGCL or greater than 15.	•	The Articles provide that the number of directors, shall be between three and 25.
•	The Board of Directors is divided into three classes as equal as possible and approximately one-third of the directors are elected at each meeting.	•	Any director may be removed from office only for cause, and in such case, only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding capital stock of all classes and series.

•	Any director or the entire Board of Directors may be removed, at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors.

•	A director may only be removed by vote of shareholders after service of specific charges, adequate notice, and full opportunity to refute the charges.

Amendment of the Bylaws
Sandy Spring Bancorp		CommerceFirst Bancorp
•	The bylaws may be repealed, altered, amended and rescinded by a majority vote of the Board of Directors.	•	Same.
		•	Shareholders may not adopt, amend, alter or repeal any provision of the Bylaws except by the affirmative vote of the holders of eighty percent (80%) or more of the combined voting power of the then outstanding voting stock unless recommended by two-thirds of the disinterested directors.

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Amendment of the Articles of Incorporation
Sandy Spring Bancorp	CommerceFirst Bancorp

•  The Articles of Incorporation may be amended upon the vote of two thirds of the outstanding shares of capital stock entitled to vote.

•  Articles VI, IX, XII, XIII, XIV and XIX of the Articles of Incorporation may only be repealed, altered, amended or rescinded upon the approval of the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of capital stock entitled to vote generally in the election of directors.

•  Same.

•  The affirmative vote of the holders of eighty percent (80%) or more of the combined voting power of the then outstanding voting stock shall be required to amend, alter or repeal, or adopt any provision inconsistent with Articles IX and XI, regarding directors and bylaws, respectively.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Directors and Executive Officers

The board of directors of Sandy Spring Bancorp will not change as a result of the merger. Information regarding the directors of Sandy Spring Bancorp is provided below.

Mark E. Friis, Director, 56, Director since 2005. Mr. Friis is president and principal owner of Rodgers Consulting, Inc., a land planning and engineering firm. He is a member of the American Institute of Certified Planners and has numerous affiliations with area professional and civic organizations as well as local government. Mr. Friis is valued for his business management experience, his sales and marketing skills, and in-depth knowledge of the local economy. Mr. Friis chairs Sandy Spring Bank’s Frederick Advisory Board, and currently chairs the Nominating Committee of the board.

Susan D. Goff, 66, Director since 1994. Ms. Goff is the former Director and President of MD-Individual Practice Association, a subsidiary of Mid Atlantic Medical Services, Inc. (MAMSI), a publicly-held healthcare company. Ms. Goff was also an Executive Vice President of MAMSI. In 2004, MAMSI was sold to UnitedHealthcare and Ms. Goff became the regional executive overseeing all products in seven states. She retired in 2005. During her career, Ms. Goff was directly involved with strategic planning, marketing, and product development. As chairman of the Compensation Committee for Sandy Spring Bancorp, Ms. Goff has augmented her considerable executive management experience through regular education on trends in executive and board compensation.

Solomon Graham, 69, Director since 1994. Mr. Graham is the founder and President of Quality Biological, Inc., a biotechnology firm providing reagents for medical research established in 1983. A prominent, award-winning businessman in the local community, Mr. Graham has served on the boards of several non-profit organizations as well as being an advisor to state and local government. Mr. Graham brings to the board his business expertise as well as superior insight to local issues within Sandy Spring Bancorp’s market area.

Robert E. Henel, Jr., 64, Director since 2011. Mr. Henel is the former Chairman, President and CEO of Annapolis Banking & Trust Company, an affiliate bank of the former Mercantile Bankshares Corp., a position he held for 16 years. Upon the acquisition of Mercantile, Mr. Henel became a regional president for PNC Bank for the Annapolis and Anne Arundel County Region until 2010. In addition to 39 years in the banking industry, Mr. Henel is a past chairman of trustees for the Anne Arundel Health System and a past chairman of the Anne Arundel Medical Center Foundation. He has served numerous community, civic, and industry organizations. His broad background in banking, executive management, and deep connections to the Annapolis market are highly valued by the board.

Pamela A. Little, Director, 58, Director since 2005. Ms. Little has over 25 years of experience in companies ranging from privately held start-up firms to large, publicly-traded government contracting firms. In January 2011 she was made Co-CEO of ATS Corporation, a publicly-traded provider of IT services. Since 2007, she has been the CFO of ATSC. She is the former CFO of Athena Innovative Solutions, Inc. (2005-2007) and the former CFO of ZKD, Inc. (2004-2005) where she was responsible for negotiating the sale of the firm. Ms. Little is on the board of MTSI, Inc., an employee-owned technology firm. Ms. Little is valued for her range of business experience with public companies, her knowledge of mergers and acquisitions, and her financial expertise. Ms. Little currently chairs the Audit Committee of the board.

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Gary G. Nakamoto, 48, Director since 2011. Mr. Nakamoto is the principal of The Nakamoto Group, LLC, a consulting firm located in McLean, Virginia. Previously, he was the Chairman of the former Base Technologies (1996 to 2011), a firm that specialized in IT, outsourcing, and consulting. Under Mr. Nakamoto’s leadership, Base Technologies was named one of the 2011 Best Places to Work in Virginia and was designated a Top 100 IT federal government contractor. An influential businessman, Mr. Nakamoto was among the 2010 Fifty Powerful Men in Business by the Minority Enterprise Executive Council. Mr. Nakamoto is currently a member of the AAA Mid-Atlantic Washington Area Regional Board, a trustee for the No. Virginia Technology Council TechPAC, and he is a former chairman of the Fairfax County Chamber of Commerce.

Robert, L. Orndorff, Chairman, 55, Director since 1991. Mr. Orndorff is the founder and President of RLO Contractors, Inc., a leading residential and commercial excavating company based in central Maryland. Mr. Orndorff’s experience in building a highly successful business with a strong reputation for quality, teamwork, and integrity is a testament to his leadership ability and strongly aligned with Sandy Spring Bancorp’s culture and values. He has been active in local civic organizations and brings to the board his extensive business experience, strategic planning skills, and knowledge of the local market.

Craig A. Ruppert, Director, 58, Director since 2002. Mr. Ruppert is President and CEO of The Ruppert Companies which is comprised of commercial landscape construction and management located in five states; tree-growing operations; and industrial property development. Mr. Ruppert is a former Class B director of the Federal Reserve Bank of Richmond, and is a noted, local philanthropist. A highly successful entrepreneur, Mr. Ruppert’s strengths lie in strategic planning, executive management, mergers and acquisitions and business expertise. Mr. Ruppert currently chairs the Credit and Investment Risk Committee.

Daniel J. Schrider, Director, 47, Director since 2009. Mr. Schrider was named President and CEO of Sandy Spring Bancorp, Inc. on January 1, 2009 and joined the board at that time. Mr. Schrider started his career with Sandy Spring Bank in 1989 and achieved significant success in the commercial banking area. He joined the executive team in 2003 as the Chief Credit Officer and leader in commercial services. Mr. Schrider holds a MBA from Mt. Saint Mary’s College and is a graduate of the ABA Stonier Graduate School of Banking. Mr. Schrider currently serves on the board of the Maryland Bankers Association, the Montgomery College Foundation, and the Mount Airy Christian Academy.

Dennis A. Starliper, 65, Director since 2010. Mr. Starliper worked for Provident Bankshares Corporation for 24 years and held the position of chief financial officer for 10 years. He retired in 2009. Prior to joining Provident, Mr. Starliper worked for Fairchild Industries, a Fortune 500 aerospace manufacturer. The qualifications that led to Mr. Starliper’s election were his deep industry experience with a large and respected, local bank; his corporate experience with a publicly-traded company; and his financial expertise.

The executive officers of Sandy Spring Bancorp will not change as a result of the merger. The following listing sets forth the name, age (as of February 28, 2012), principal position and recent business experience of each executive officer:

R. Louis Caceres, 49, Executive Vice President of Sandy Spring Bank. Mr. Caceres was made Executive Vice President of Sandy Spring Bank in 2002. Prior to that, Mr. Caceres was a Senior Vice President of Sandy Spring Bank.

Ronald E. Kuykendall, 59, became Executive Vice President, General Counsel and Secretary of Sandy Spring Bancorp and Sandy Spring Bank in 2002. Prior to that, Mr. Kuykendall was General Counsel and Secretary of Sandy Spring Bancorp and Senior Vice President of Sandy Spring Bank.

Philip J. Mantua, CPA, 53, became Executive Vice President and Chief Financial Officer of Sandy Spring Bancorp and Sandy Spring Bank in 2004. Prior to that, Mr. Mantua was Senior Vice President of Managerial Accounting.

Joseph J. O’Brien, Jr., 48, became Executive Vice President for Commercial and Retail Banking on January 1, 2011. Mr. O’Brien joined the Bank in July 2007 as Executive Vice President for Commercial Banking. Additionally, on January 1, 2008, he became president of the Northern Virginia Market. Prior to joining the Bank, Mr. O’Brien was an Executive Vice President and senior lender for a local banking institution.

John D. Sadowski, 48, became Executive Vice President and Chief Information Officer of Sandy Spring Bank on February 1, 2011. Prior to that, Mr. Sadowski served as a Senior Vice President of Sandy Spring Bank.

Daniel J. Schrider, 47, became President of Sandy Spring Bancorp and Sandy Spring Bank effective March 26, 2008 and Chief Executive Officer effective January 1, 2009. Prior to that, Mr. Schrider served as an Executive Vice President and Chief Revenue Officer of Sandy Spring Bank.

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Jeffrey A. Welch, 52, became an Executive Vice President and Chief Credit Officer of Sandy Spring Bank in 2008. Prior to joining Sandy Spring Bank, Mr. Welch served as a Senior Vice President of Commerce Bank.

Director Independence

In accordance with Sandy Spring Bancorp’s Corporate Governance Policy, no more than two inside directors may be on the board at any one time. All other directors must be independent. An inside director is defined as a director that is employed or was employed within the last three years as either an officer of Sandy Spring Bancorp or Sandy Spring Bank. In making its determination of independence, the board of directors did not consider any transactions, relationship, or arrangements that are not included in the section of this proxy statement/prospectus entitled "Transactions and Relationships with Management."

The board of directors has affirmatively determined that all directors other than Mr. Schrider are independent under Nasdaq’s listing standards. The board of directors complies with or exceeds the independence requirements for the board and board committees established by the Nasdaq Stock Market, federal securities and banking laws and the additional standards included in Sandy Spring Bancorp’s Corporate Governance Policy.

Director Compensation

Cash Compensation

Only non-employee directors are compensated for their service as board members. In 2011, directors of Sandy Spring Bancorp each received an annual retainer of $11,200 with $28,000 paid to the chairman of the board, pro-rated for any partial year of service. The chairman of the Audit Committee received an additional retainer of $6,000 and all other committee chairmen each received an additional retainer of $4,000. Non-employee directors received $880 for attendance at each meeting of the board of directors and $800 for attendance at each committee meeting. Directors are encouraged to attend all meetings in person unless the meeting is called by teleconference. Directors who attend an in-person meeting by phone were paid a reduced meeting fee of $500. Finally, those directors who serve on a regional advisory board are paid $600 for each advisory board meeting attended. All directors of Sandy Spring Bancorp also serve as directors of Sandy Spring Bank, for which they do not receive any additional compensation. All meetings of the board and its committees are considered joint meetings of the holding company and the principal subsidiary.

Director Fee Deferral Plan

Directors of Sandy Spring Bancorp are eligible to defer all or a portion of their fees under the Director Fee Deferral Plan. In 2011, the amounts deferred accrued interest at 120% of the long-term Applicable Federal Rate which is not considered “above market” or preferential. Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director’s service on the board. In the event a director dies during active service, Sandy Spring Bank will pay benefits that exceed deferred fees and accrued interest to the extent the Bank owns an insurance policy in effect on the director’s life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.

Director Stock Purchase Plan

Each director of Sandy Spring Bancorp has the option of using from 50 to 100% of his or her annual retainer fee to purchase newly issued Sandy Spring Bancorp common stock at the current fair market value at the time the retainer is paid in accordance with the plan. Directors make an annual election to participate in advance, and participation in the plan is ratified by the board.

Equity Compensation

Sandy Spring Bancorp directors are also eligible to receive non-incentive stock options, stock appreciation rights, and restricted stock under Sandy Spring Bancorp’s 2005 Omnibus Stock Plan. Options granted under this plan have a maximum term of seven years and an exercise price that may not be less than 100% of the closing price of the common stock on the date of grant. Director options are included in the computation of share dilution. In 2011, upon the recommendation of the Compensation Committee, the board granted 1,338 shares of restricted stock to each of the non-employee directors on March 30th. The shares had a grant date fair value of $18.69 per share for a total fair market value of approximately $25,000. The restricted stock will vest over three years in equal increments, and vesting is accelerated upon the permanent departure from the board other than removal for just cause. The Committee favored increasing the equity compensation for the board rather than increasing the cash compensation which has remained the same since January 2008.

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2011 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Mark E. Friis	$32,120	$25,007	-	$979	$58,106
Susan D. Goff	$28,560	$25,007	-	$979	$54,546
Solomon Graham	$24,800	$25,007	-	$979	$50,786
Gilbert L. Hardesty(5)	$7,400	-	-	$342	$7,742
Robert E. Henel, Jr.(6)	$21,093	-	-	-	$21,093
Pamela A. Little	$34,000	$25,007	-	$979	$59,986
Gary G. Nakamoto(7)	$10,773	-	-	-	$10,773
Robert L. Orndorff	$63,200	$25,007	-	$979	$89,186
David E. Rippeon	$23,040	$25,007	-	$979	$49,026
Craig A. Ruppert	$38,400	$25,007	-	$979	$64,386
Dennis A. Starliper	$31,320	$25,007	-	$685	$57,012

(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan.
(2)	On March 30, 2011 the directors noted above were granted 1,338 shares of restricted stock. The value reported represents the grant date fair value of the award computed in accordance with FASB ACS Topic 718. The value was based upon Sandy Spring Bancorp’s stock price of $18.69 on the date of the grant. On December 31, 2011, each non-employee director had a total of 2,893 unvested shares of restricted stock, with the exception of Mr. Starliper who had 2,226 shares, and Messrs. Henel and Nakamoto who had none.
(3)	On December 31, 2011 Mr. Friis had 3,299 vested stock options; Ms. Goff had 6,230 vested stock options; Mr. Graham had 6,959 vested stock options; Ms. Little had 3,299 vested stock options; Mr. Orndorff had 9,065 vested stock options; Mr. Rippeon had 6,986 vested stock options; and Mr. Ruppert had 7,215 vested stock options. On December 21, 2011, 924 stock options granted to Mr. Orndorff and 662 stock options granted to Mr. Rippeon in 2011 expired.
(4)	Represents dividends paid on unvested restricted stock.
(5)	Mr. Hardesty retired from the board on May 4, 2011. Per the terms of the individual grant agreements 1,443 shares vested immediately and 165 shares were forfeited.
(6)	Mr. Henel joined the board on June 29, 2011.
(7)	Mr. Nakamoto joined the board on September 28, 2011.

Transactions and Relationships with Management

Sandy Spring Bancorp and Sandy Spring Bank have had in the past, and expect to have in the future, banking transactions with directors and executive officers in the ordinary course of business on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to Sandy Spring Bancorp and Sandy Spring Bank. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features.

Related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, are subject to review by the board. As required by federal regulations, extensions of credit by Sandy Spring Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by uninterested directors. Extensions of credit to directors or officers of Sandy Spring Bancorp and Sandy Spring Bank are subject to approval by the disinterested members of the Credit & Investment Risk Committee. If total exposure to an officer or director exceeds $500,000, extensions of credit to that officer or director are subject to approval by all disinterested directors on the board. Related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are reviewed by the independent directors with the affected director not present or voting.

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Compensation Discussion and Analysis

The following discussion and analysis describes Sandy Spring Bancorp’s philosophy, processes, elements of and factors for determining compensation for the named executive officers for 2011 who were: the Principal Executive Officer, Daniel J. Schrider; the Principal Financial Officer, Philip J. Mantua; Executive Vice President for Commercial and Retail Banking, Joseph J. O’Brien, Jr.; Executive Vice President for Wealth Management, Insurance, Mortgage, and Marketing, R. Louis Caceres; and Executive Vice President and Chief Credit Officer, Jeffrey A. Welch. This discussion should be read in conjunction with the compensation tables and accompanying narrative that can be found in this proxy statement/prospectus following this discussion.

Executive Summary

On December 15, 2010, Sandy Spring Bancorp redeemed all remaining preferred stock issued to the U.S. Treasury and thus ended its participation in the Capital Purchase Program of the Troubled Asset Relief Program (“TARP-CPP”). Further, on February 23, 2011 Sandy Spring Bancorp repurchased the warrant issued to the U.S. Treasury. By repaying the obligations to the U.S. Treasury, Sandy Spring Bancorp was no longer subject to the mandatory restrictions on executive compensation under TARP-CPP for 2011. Therefore, as planned, the Compensation Committee was able to once again consider performance-based incentive compensation for the executive officers as discussed herein.

Sandy Spring Bancorp’s performance in 2011 was strong. Net income increased by 45% over 2010 to return to pre-recession levels. Asset quality trends improved significantly leading to a 94% reduction in provision for loan loss expense. The loan portfolio was maintained through a period of continued soft loan demand combined with vigorous workout activity on nonperforming assets. Capital levels remained strong, and the dividend was increased from $0.04 per share in 2010 to $0.34 per share in 2011.

Compensation events since the 2011 proxy statement include the following:

•	Effective January 1, 2011 Sandy Spring Bancorp management re-organized duties among its executive officers to better align the synergies between retail and commercial banking. Mr. O’Brien’s scope of responsibility was increased to include revenue generation of retail banking in addition to commercial banking. Mr. Caceres took over Marketing in addition to the oversight of Sandy Spring Bancorp’s fee-based business lines, and Mr. Welch assumed responsibility for retail administration and the company’s project management office in addition to his credit responsibilities. These changes were taken under consideration during the annual review for base salary adjustments.
•	The Compensation Committee recommended and the board approved a short-term cash incentive plan for executives known as the Executive Team Incentive Plan. Further, the committee and board took action to amend the Executive Incentive Retirement Plan to provide an annual minimum guaranteed deferral bonus equal to 3% of base salary for each executive participant.
•	On May 4, 2011, shareholders were asked to vote on a non-binding resolution to approve the compensation for the named executive officers. The resolution received approval from 95% of shares voted demonstrating support of the Compensation Committee’s actions on the shareholders’ behalf to provide compensation that is aligned with the long-term best interests of Sandy Spring Bancorp.
•	On January 13, 2012 Sandy Spring Bancorp and Sandy Spring Bank entered into employment agreements with Philip J. Mantua as Chief Financial Officer and Joseph J. O’Brien, Jr., as Executive Vice President for Commercial and Retail Banking.

Overall Compensation Philosophy & Guiding Principles

Sandy Spring Bancorp’s executive compensation philosophy was reviewed by the Compensation Committee in 2011 following the release from TARP restrictions. In general, the compensation philosophy is intended to attract, motivate, and retain top executive talent; to link executive rewards with shareholder interests; and to reward the achievement of superior, balanced short-term and long-term performance. The philosophy incorporates elements that are nonperformance-based (salary, benefits, and a guaranteed minimum retirement contribution) and performance-based (annual incentives in the form of a cash bonus, increased retirement contributions, and equity awards).

Executives are paid market competitive base salaries commensurate with experience, expertise, and individual performance. Incentive compensation in the form of an annual cash bonus, an opportunity for increased annual contribution to a deferred

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compensation retirement plan, and annual equity awards is intended to be market competitive and commensurate with company performance. All compensation elements are externally benchmarked against comparably sized banks within a defined geographic market.

By following this portfolio approach to compensation and benefits, the executive is provided a measure of security as to the minimum levels of compensation, and also is motivated to focus on superior and sustainable performance for Sandy Spring Bancorp. In addition, the committee believes this approach enhances retention and therefore reduces the risk of top executive talent being recruited away by competitors.

Role of Management, the Compensation Committee, and Compensation Consultants in the Executive Compensation Process

Role of Independent Compensation Consultant – In 2011, the Compensation Committee was advised by Pearl Meyer & Partners, LLC (“PM&P”), an independent consulting firm specializing in executive compensation. The firm was engaged by Sandy Spring Bancorp on behalf of the Compensation Committee for the sole purpose of providing market data, information on compensation trends, commentary and analysis. The aggregate fees paid to the consultant on an annual basis are not material, and Sandy Spring Bancorp is unaware of any personal or business relationship between the consultant and any member of the Compensation Committee.

In general, PM&P provided compensation benchmarking and analytical data and rendered advice to the committee regarding all aspects of the Compensation Committee’s compensation decisions. The Compensation Committee had direct access to the consultant and control over the engagement. PM&P was engaged to conduct a review and competitive assessment of total compensation and benefits for all executive officers, and to provide a comprehensive assessment of the competitiveness and effectiveness of the total executive compensation programs. In addition, PM&P assisted in the identification of relevant peer groups, provided market data used by Sandy Spring Bancorp for benchmarking and has provided advice regarding levels and components of compensation for each named executive officer.

Role of Management – In 2011, Mr. Schrider and the executive officers, as customary, were responsible for the development of Sandy Spring Bancorp’s annual business and financial plans, which were reviewed and approved by the board of directors. The business plan provided the foundation for setting performance goals and targets to be achieved during the fiscal year and included in incentive compensation plans.

Mr. Schrider, based on the information provided by PM&P, developed recommendations for executive compensation other than his own. Ronald E. Kuykendall, Sandy Spring Bancorp’s General Counsel, provided legal interpretation and guidance on governance issues. Mr. Mantua provided information regarding company performance and comparisons of Sandy Spring Bancorp’s performance with peer bank performance.

Mr. Schrider, Mr. Mantua, and Mr. Kuykendall, as well as other members of management regularly attended portions of the Compensation Committee meetings where company performance, market considerations, and legal analyses were discussed. Management was not present during final deliberations and only committee members voted on executive compensation matters.

Role of the Compensation Committee – The basic responsibilities of the Compensation Committee are to review, recommend or approve compensation policies applicable to the named executive officers, including participation and performance measures; to consider the relationship of corporate performance to total compensation; to recommend salary and bonus levels and equity-based awards for executive officers for consideration by the board of directors; and to review the adequacy and effectiveness of various compensation and benefit plans and succession planning of Sandy Spring Bancorp. The chairman of the Compensation Committee reported committee actions or recommendations to the board of directors following each committee meeting.

The CEO evaluation process was coordinated by Furr Resources, Inc., and involves receiving feedback from each director separately and anonymously for compilation. The Executive and Governance Committee reviewed the compiled evaluation and provided feedback to Mr. Schrider. The Compensation Committee used the results of this evaluation in compensation decisions concerning Mr. Schrider.

Decisions regarding compensation for our named executive officers were made by the Compensation Committee with consideration given to recommendations from Mr. Schrider and independent consultants. Decisions by the Compensation Committee with respect to compensation are approved by the board of directors.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The Compensation Committee has sole authority to retain and terminate any compensation consultants and to approve the fee and the terms of engagement. Details on the Compensation

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Committee’s functions are described in its charter, which has been approved by the board of directors and is available on Sandy Spring Bancorp’s Investor Relations Web site maintained at www.sandyspringbank.com.

Compensation Structure and Elements

Sandy Spring Bancorp’s compensation structure for named executive officers consisted of five main elements: base salary, an annual incentive cash bonus, long-term incentive compensation in the form of an annual contribution to a retirement plan, equity-based awards, and a limited number of personal benefits. Following is a summary of the role of each component, a description of how decisions regarding the components are made in general and the specific decisions made in 2011 as they relate to the named executive officers.

Base Salary – Base salary is reviewed annually as a critical element of executive compensation. In determining base salaries, the committee considers the executive’s qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, the executive’s past performance, as well as competitive salary practices at financial institutions in the benchmarking peer group (see “Pay Levels and Benchmarking”). The committee seeks to pay a base salary within +/-15% of the median peer group. Below median would be for newly appointed or developing executives while above median would be for experienced, long-term and high performing executives.

The following table shows the base salary changes made in 2011:

Executive Officer	Effective Date	Base Pay	Percent Increase	Amount of Increase	New Base Pay
Daniel J. Schrider	4/3/2011	$450,000	4.0%	$18,000	$468,000
Philip J. Mantua	4/3/2011	$255,000	3.9%	$10,000	$265,000
Joseph J. O’Brien	4/3/2011	$265,000	9.4%	$25,000	$290,000
R. Louis Caceres	4/3/2011	$265,000	4.2%	$11,000	$276,000
Jeffrey A. Welch	4/3/2011	$250,000	6.0%	$15,000	$265,000

As noted earlier, the adjustments for Messrs. O’Brien and Welch took into consideration increased responsibilities. A modest base salary increase of 4% was approved for Mr. Schrider. The adjustment brought his base salary to 35th percentile of peer data. The committee agreed that Mr. Schrider’s salary adjustment was appropriate in view of Sandy Spring Bancorp’s earnings for 2010. The adjustment for Mr. Mantua brought his salary to the 55th percentile of peer data. The adjustments for Mr. Caceres, Mr. O’Brien, and Mr. Welch brought their respective salaries to the median of peer data for their positions.

Performance-Based Incentive Compensation – In 2011, the board adopted the Executive Team Incentive Plan (“ETIP”) to provide executive participants a significant, plan-based incentive opportunity tied to specific corporate goals identified and approved by the board. The goals selected for 2011 were: earnings per share growth; fee-based revenue growth; efficiency ratio; nonperforming assets to total assets; average loan growth; and average core deposit growth. These goals tied directly to Sandy Spring Bancorp’s 2011 financial plan and were selected because they contribute to the long term viability of the company; develop immediate and future revenue; and build Sandy Spring Bancorp’s general franchise value. The Compensation Committee also believes that having multiple goals provides the balanced approach that is consistent with the compensation philosophy while discouraging excessive risk-taking by participants.

Each goal was weighted and given a “threshold” or minimum performance level, a “target” level of performance and a “maximum” level at which the award opportunity was capped. For average loan growth, it was deemed that maintaining the portfolio during a period of soft loan demand among quality borrowers in the face of vigorous activity to workout nonperforming assets would be a reasonable threshold. Similarly, average core deposit growth focused on core noninterest and low rate deposits that would not increase the cost of funds.

For achievement of threshold level, the executive would earn 50% of the target incentive opportunity. Achievement of the target performance level would earn 100% of the incentive opportunity, and achievement of the maximum performance level would earn 150% of the incentive opportunity. The ETIP was capped at 150% of the target incentive opportunity. Results that fell between performance levels were interpolated to calculate a proportionate incentive amount. A minimum goal of $29.24 million in net income was established as a trigger to reach before any award would be paid. Finally, per the terms of the ETIP, the Compensation Committee exercised its complete discretion over the award and approved the payment to the executive participants.

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For 2011, the performance goals established and results for ETIP were:

Performance Goal	Weight	Threshold Performance Level	Target Performance Level	Maximum Performance Level	2011 Actual Results	Percentage Of Target Earned	Contribution to Cash Award
Earnings Per Share Growth	25%	15.00%	28.57%	40.00%	34.29%	125.00%	31.25%
Fee-based Revenue Growth(1)	15%	5.00%	9.21%	15.00%	8.67%	93.63%	14.05%
Efficiency Ratio	15%	61.44%	61.06%	55.00%	63.75%	0.00%	0.00%
NPAs to Total Assets	15%	2.54%	2.16%	1.75%	2.25%	88.16%	13.22%
Average Loan Growth	15%	0.00%	0.86%	5.00%	-3.45%	0.00%	0.00%
Average Core Deposit Growth(2)	15%	0.00%	3.06%	10.00%	4.25%	108.55%	16.28%
Percentage of Target Earned		50%	100%	150%			74.80%
(1)	Fee-based revenue sources were defined as gains on sale of mortgages, insurance commissions (adjusted for one-time accounting change), investment services income, revenue from West Financial Services, and trust fee income.

(2) Core deposits were defined as checking and savings accounts, money market accounts, and repurchase agreements.

The ETIP target incentive opportunity for each executive was determined using 80% of the average target incentive from peer data for comparable positions provided by PM&P. The recommendation of 80% was due to management’s assessment, in early 2011, that the company’s 2011 financial plan was below the optimum level of performance as the company was still emerging from the difficult economic cycle. The target incentive opportunity for each executive officer was approved as a percentage of base salary.

	ETIP Target Incentive % of Base Salary	ETIP Incentive Award Opportunity at Target	ETIP Incentive Award Earned at 74.8% of Target
Daniel J. Schrider	38%	$177,840	$133,028
Philip J. Mantua	26%	$68,900	$51,539
Joseph J. O’Brien, Jr.	30%	$87,000	$65,078
R. Louis Caceres	30%	$82,800	$61,936
Jeffrey A. Welch	26%	$68,900	$51,539

Retirement Benefits – The named executive officers are eligible to participate in benefit plans available to all employees, including the Sandy Spring Bancorp, Inc., Cash and Deferred Profit Sharing Plan (“401(k) Plan”). The 401(k) Plan provides a 100% match on the first 3% of salary deferred and a 50% on the next 2% of salary deferred up to the maximum allowed by the IRS regulations.

All of the named executive officers participate in the Executive Incentive Retirement Plan (“EIRP”). The EIRP replaced Supplemental Executive Retirement Agreements (“SERAs”) with the executive officers in 2008. Prior balances carried over from the SERAs vest over a period of 15 years and automatically vest upon the executive’s death or disability or upon a change-in-control. Deferral bonuses and earnings paid under the EIRP vest immediately.

The executive’s vested account balance in the EIRP (including balances accrued under the former SERAs) will be distributed to the executive following termination of employment either in a lump sum or in installments, at the election of the executive. No payments will be made to an executive who is terminated for just cause as defined in the plan.

Earnings on EIRP balances accrue at an interest rate equal to 120% of the long-term Applicable Federal Rate (“AFR”), adjusted monthly. By tying the interest rate to this standard, the EIRP provides an attractive rate of interest that is not considered “above market.”

In 2011, the EIRP was amended to provide a minimum guaranteed annual deferral bonus of 3% of base salary. There were several purposes for establishing the minimum payment including: the creation of a desirable plan that will attract and retain executive

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talent; provision for some stability for retirement planning; and bridging the gap that commonly occurs for executives whose base pay exceeds the maximum allowable compensation levels established for other retirement plans such as the 401(k).

The EIRP requires the board to establish specific criteria each year to determine the amount of the deferral bonus to be paid over the guaranteed minimum. For 2011, the board established the criterion of the attainment of return on average assets compared to the compensation peer group.

Return on Average Assets Percentile Versus Peer Group	Deferral Bonus for Executive Officers % of Base Salary	Deferral Bonus for President & CEO % of Base Salary
80% or less of peer group	minimum 3.000%	minimum 3.000%
81% to 90% of peer group	4.500%	5.125%
91% or more of peer group	6.500%	7.250%

Due to the potential for volatility in the peer group data, the board established a minimum performance level for Sandy Spring Bancorp of .74% return on average assets before any deferral bonus would be paid and the maximum deferred bonus was capped at 6.5% of base salary for executives and 7.25% of base salary for the president and CEO. Sandy Spring Bancorp’s return on average assets for 2011 was .95% compared to the peer group average of .49% or 195% of the peer group average, resulting in the maximum deferral bonus for the executive participants. Results are further described in the Grants of Plan-Based Awards table on page 76.

Equity-Based Awards – Sandy Spring Bancorp’s compensation philosophy identifies equity-based compensation as among the most effective means of creating a link between the long-term interests of Sandy Spring Bancorp’s shareholders and the performance of the organization and executive management. The committee has increasingly weighted the compensation of named executive officers toward equity-based awards. Awards of restricted stock vest ratably over five years and support a goal of retention of key leaders.

Under Sandy Spring Bancorp’s 2005 Omnibus Stock Plan, executives are eligible to receive equity awards in the form of stock options, restricted stock, and/or stock appreciation rights. In 2011, the committee recommended and the board approved awards of restricted stock for each of the named executive officers with an economic value equal to 45% of base salary at the time of the award. The committee’s recommendation was initially based on a review of peer group data for long-term compensation. The committee recommended a value above peer data due to the restriction on bonuses for performance at the time under TARP-CPP restrictions. The resulting award recognized the additional work and effort made by executive management during the economic climate throughout the prior year 2010. The number of shares awarded and the grant date values are provided in the Grants of Plan-Based Awards table on page 76.

Personal Benefits – The committee believes that perquisites should be limited in scope and value and periodically reviews perquisites to ensure alignment with the desired philosophy. On a limited basis, the committee approves specific perquisites or benefits for individuals based on the needs of the position. Mr. Schrider receives the use of a company-paid vehicle. Mr. Caceres and Mr. O’Brien each receive a car allowance of $1,000 per month. Mr. O’Brien maintains a membership, at company expense, at a country club in Northern Virginia for business development purposes. Mr. O’Brien reimburses the company for personal use of the membership. Mr. Schrider, Mr. Mantua, and Mr. Caceres have access to a corporate membership at a local country club for business purposes. In 2011, perquisites for all of the named executive officers included eligibility for a company-paid supplemental long-term disability insurance policy and a long-term care insurance policy, the values for which are represented under “All Other Compensation” in the Summary Compensation table on page 74.

Factors for Determining Compensation

Sandy Spring Bancorp’s Goal Setting for Compensation Purposes – On an annual basis, the board of directors approves Sandy Spring Bancorp’s annual financial plan. This plan is designed to support a multi-year strategic plan by setting annual targets for achievement. Once the financial plan is approved by the board of directors, the performance goals for the short-term incentive plans are derived directly from the stated target financial results. Mr. Schrider and Mr. Mantua report on the performance of Sandy Spring Bancorp to the board of directors at each regularly scheduled meeting.

Pay Levels and Benchmarking – Pay levels for executives are determined using a number of factors, including: the individual’s role and job responsibilities; the individual’s experience and expertise; the pay levels of internal peers; pay levels in the competitive market for similar positions; performance and contribution of the individual; and performance of Sandy Spring Bancorp

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as a whole. Each of these factors is analyzed as part of the compensation review process, with an emphasis placed on market and competitive information.

The committee assessed competitive market compensation using a number of data sources in order to gauge industry practices of other banking organizations including information publicly disclosed by a selected peer group of publicly traded banking organizations. The specific elements of compensation reviewed as part of this comparable company analysis included base salaries, annual performance bonuses, and long-term incentives relative to the peer group. Matches to proxy compensation data were made based on the role of the executive, rather than rank to ensure a better comparison.

The peer group used in 2011 was compiled by PM&P and approved by the committee. It includes banking organizations of similar asset size in the geographic region (two factors that influence executive compensation in financial institutions). The peer group is reviewed and updated annually for appropriateness and compatibility. The committee believes a group of approximately 18 - 22 comparative banks within Maryland and the contiguous states of Delaware, Pennsylvania, Virginia, West Virginia, Ohio, New Jersey and North Carolina provides a market perspective for executive compensation.

The following group of 23 peer banking institutions was used by Sandy Spring Bancorp for 2011:

BNC Bancorp	NC	Metro Bancorp, Inc.	PA

Carter Bank & Trust	VA	Park National Corporation	OH

Cardinal Financial Corporation	VA	StellarOne Corporation	VA

City Holding Company	WV	S&T Bancorp, Inc	PA

First Bancorp, Inc.	NC	Sun Bancorp, Inc.	NJ

First Commonwealth Financial Corp	PA	TowneBank	VA

First Community Bancshares, Inc.	VA	Union First Market Bankshares	VA

First Financial Bancorp	OH	United Bankshares, Inc.	WV

FNB United Corp	NC	Univest Corporation of Pennsylvania	PA

Hampton Roads Bankshares, Inc.	VA	Virginia Commerce Bancorp, Inc.	VA

Lakeland Bancorp, Inc.	NJ	WesBanco, Inc.	WV

		Yadkin Valley Financial Corporation	NC

The peer group data was drawn from 2010 proxy statements reporting 2009 data. As of December 31, 2009, the banks listed above were between $2 and $8 billion in total assets, with a median asset size of approximately $3.0 billion which placed Sandy Spring Bancorp at the 67th percentile in asset size.

Committee Discretion and Final Compensation Decisions – The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Sandy Spring Bancorp performance shortfalls. The committee also retains the discretion to increase awards or consider special awards for significant performance, or due to subjective factors described above. No discretionary adjustments or special awards were made in 2011.

Impact of Accounting and Tax on the Form of Compensation

The committee and Sandy Spring Bancorp consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. The committee has considered the impact of FASB ASC Topic 718, which Sandy Spring Bancorp adopted on January 1, 2006, on Sandy Spring Bancorp’s use of equity-based awards. This consideration factored heavily in the decision to use a mix of restricted stock and stock options beginning in 2006. The committee also considered the limits on deductibility of compensation imposed by Section 162(m) of the Internal Revenue Code (the Code) with respect to

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annual compensation exceeding $1 million, and Section 280(G) of the Code with respect to Change-in-Control payments exceeding specified limits.

Risk Assessment of Compensation Policies and Practices

The committee, in consultation with management, has previously assessed the compensation policies and practices applicable to the named executive officers. The committee is in agreement that the compensation plans, policies, and practices of Sandy Spring Bancorp do not encourage or motivate executive officers to take unnecessary or excessive risks that would pose a material threat to Sandy Spring Bancorp.

Stock Ownership Guidelines

Sandy Spring Bancorp does not currently have a formal stock ownership requirement for executives. All of the current executive officers own Sandy Spring Bancorp common stock, and stock ownership by executives is encouraged on a voluntary basis. Sandy Spring Bancorp retains the discretion to implement a minimum ownership requirement of mandatory holding period for shares received under the equity compensation plan.

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Executive Compensation

Summary Compensation Table

The following table summarizes compensation earned by or awarded to Sandy Spring Bancorp’s named executive officers for the three most recent completed fiscal years.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total

Daniel J. Schrider	2011	$463,154	$202,506	-	$174,589	$7,905	$34,515	$882,669
President & Chief	2010	$450,000	$202,500	-	$7,975	$35,493	$24,267	$720,235
Executive Officer	2009	$450,000	$148,504	-	$7,286	$6,210	$25,184	$637,184

Philip J. Mantua
Executive Vice	2011	$262,308	$114,757	-	$80,382	$5,449	$15,494	$478,390
President & Chief	2010	$250,962	$114,750	-	$12,142	$20,569	$10,705	$409,127
Financial Officer	2009	$240,000	$79,206	-	$11,092	$4,514	$12,073	$346,885

Joseph J. O’Brien, Jr.	2011	$283,319	$119,242	-	$86,550	$-	$33,887	$522,998
Executive Vice	2010	$264,758	$119,250	-	$2,740	$-	$39,093	$425,841
President

R. Louis Caceres	2011	$273,088	$119,242	-	$88,882	$5,955	$35,514	$522,681
Executive Vice	2010	$263,654	$119,250	-	$9,412	$27,122	$29,770	$449,208
President	2009	$260,000	$85,799	-	$8,598	$5,195	$19,234	$378,827

Jeffrey A. Welch	2011	$260,962	$112,495	-	$68,764	$-	$23,741	$465,962
Executive Vice President

(1)	Represents the grant date fair value for the awards computed in accordance with FASB ACS Topic 718 (see Note 12 to the Consolidated Financial Statements of Sandy Spring Bancorp.
(2)	2011 includes payments from the ETIP, EIRP and earnings on existing balances within the EIRP. For 2009 and 2010, the values in this column represent only the earnings on existing balances in the EIRP. There were no payments made under the EIRP or the ETIP in 2009 or 2010.
(3)	This column presents the change in present value of the accumulated benefit with respect to Sandy Spring Bancorp’s Pension Plan for each year. The Pension Plan was frozen in 2007. See the table of Pension Benefits on page 77.
(4)	This column consists of the value of perquisites and personal benefits for the named executive officers including as applicable: car allowance, educational benefits, supplemental long term care and disability insurance, 401(k) matching funds, dividends on unvested restricted stock, and life insurance benefits. Mr. Schrider also has the use of a company-owned vehicle. In 2011, dividends on common stock including restricted stock were $0.34 per share compared to $0.04 per share in 2010 resulting in an increase in “other compensation.”

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Outstanding Equity Awards at Fiscal Year End

This table shows the outstanding equity awards to the named executive officers at December 31, 2011.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
		(#)(1)	(#)	($)			(#)(1)	($)(2)
Daniel J. Schrider	12/11/2002	4,700	-	31.25	12/11/2012		-	-
	12/17/2003	5,000	-	38.91	12/17/2013		-	-
	12/15/2004	6,625	-	38.00	12/15/2014		-	-
	12/14/2005	6,395	-	38.13	12/14/2012		-	-
	12/13/2006	5,000	-	37.40	12/13/2013		-	-
	3/26/2008	10,000	-	27.96	3/26/2015	(3)	1,000	17,550
	3/25/2009	-	-	-	-	(4)	7,419	130,203
	3/31/2010	-	-	-	-	(5)	13,500	236,925
	3/30/2011	-	-	-	-	(6)	10,835	190,154
Philip J. Mantua	12/11/2002	1,750	-	31.25	12/11/2012		-	-
	12/17/2003	2,200	-	38.91	12/17/2013		-	-
	12/15/2004	6,050	-	38.00	12/15/2014		-	-
	12/14/2005	6,395	-	38.13	12/14/2012		-	-
	12/13/2006	5,000	-	37.40	12/13/2013		-	-
	3/26/2008	5,750	-	27.96	3/26/2015	(3)	500	8,775
	3/25/2009	-	-	-	-	(4)	3,957	69,445
	3/31/2010	-	-	-	-	(5)	6,120	107,406
	3/30/2011	-	-	-	-	(6)	6,140	107,757
Joseph J. O’Brien, Jr.	7/23/2007	2,500	-	28.59	7/23/2014		-	-
	12/19/2007	1,250	-	29.44	12/19/2014		-	-
	3/26/2008	5,000	-	27.96	3/26/2015	(3)	400	7,020
	3/25/2009	-	-	-	-	(4)	3,072	53,914
	3/31/2010	-	-	-	-	(5)	7,950	139,523
	3/30/2011	-	-	-	-	(6)	6,380	111,969
R. Louis Caceres	12/11/2002	4,700	-	31.25	12/11/2012		-	-
	12/17/2003	5,000	-	38.91	12/17/2013		-	-
	12/15/2004	6,050	-	38.00	12/15/2014		-	-
	12/14/2005	6,395	-	38.13	12/14/2012		-	-
	12/13/2006	5,000	-	37.40	12/13/2013		-	-
	3/26/2008	5,000	-	27.96	3/26/2015	(3)	400	7,020
	3/25/2009	-	-	-	-	(4)	4,286	75,219
	3/31/2010	-	-	-	-	(5)	7,950	139,523
	3/30/2011	-	-	-	-	(6)	6,380	111,969
Jeffrey A. Welch	3/25/2009	-	-	-	-	(4)	2,935	51,509
	3/31/2010	-	-	-	-	(5)	6,000	105,300
	3/30/2011	-	-	-	-	(6)	6,019	105,633

(1)	All outstanding equity awards were issued under the 1999 Stock Option Plan or the 2005 Omnibus Stock Plan.
(2)	Aggregate market values are based upon the closing price of $17.55 on December 30, 2011.
(3)	Remaining shares granted on March 26, 2008 will vest ratably on the anniversary of the grant through 2013.
(4)	Remaining shares granted on March 25, 2009 will vest ratably on the anniversary of the grant through 2014.
(5)	Shares granted on March 31, 2010 will vest in accordance with TARP-CPP restrictions, as applicable, beginning with 40% vesting on March 31, 2012 and thereafter 20% on each anniversary of the grant through 2015. These restrictions did not apply to Mr. Welch’s grant.
(6)	Shares granted on March 30, 2011 will vest ratably on the anniversary of the grant through 2016.

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Grants of Plan-Based Awards

The following table sets forth information on plan-based awards made to the named executive officers. These include restricted stock awards (“RSA”) under the 2005 Omnibus Stock Plan, payments under the ETIP, and contributions made under the EIRP for 2011.

Name		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock	All other Option awards: Number of Securities Underlying options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold	Target	Maximum
Daniel J. Schrider	RSA	3/30/2011				10,835			$202,506
	ETIP		$88,920	$177,840	$266,760
	EIRP		$14,040	$33,930	$33,930
Philip J. Mantua	RSA	3/30/2011				6,140			$114,757
	ETIP		$34,450	$68,900	$103,350
	EIRP		$7,950	$17,225	$17,225
Joseph J. O’Brien, Jr.	RSA	3/30/2011				6,380			$119,242
	ETIP		$43,500	$87,000	$130,500
	EIRP		$8,700	$18,850	$18,850
R. Louis Caceres	RSA	3/30/2011				6,380			$119,242
	ETIP		$41,400	$82,800	$124,200
	EIRP		$8,280	$17,940	$17,940
Jeffrey A. Welch	RSA	3/30/2011				6,019			$112,495
	ETIP		$34,450	$68,900	$103,350
	EIRP		$7,950	$17,225	$17,225

(1)	The information included in the “Threshold,” “Target” and “Maximum” columns reflects the range of potential payouts under the indicated plans as established by the Compensation Committee. The actual amounts earned by each executive under such plans are disclosed in the Summary Compensation Table.
(2)	The grant date fair value of each equity award is based on the closing price of $18.69 per share on the grant date.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of restricted stock awards in 2011.

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting(1) ($)
Daniel J. Schrider			5,646	$93,239
Phillip J. Mantua			4,618	$79,250
Joseph J. O’Brien, Jr.			1,224	$22,411
R. Louis Caceres			3,258	$53,680
Jeffrey A. Welch			2,478	$45,597

(1)	The value realized upon vesting is equal to the closing market price of Sandy Spring Bancorp common stock on the date of vesting multiplied by the number of shares acquired. The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

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Pension Benefits

The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp. Retirement Income Plan (“Pension Plan”) for each named executive officer.

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit(1)
Daniel J. Schrider	Pension Plan	19	$128,982
Philip J. Mantua	Pension Plan	9	$88,073
R. Louis Caceres	Pension Plan	9	$105,100
Joseph J. O’Brien, Jr.(2)	Pension Plan	-	$-
Jeffrey A. Welch(2)	Pension Plan	-	$-

(1)	This plan and related valuation methods and assumptions are included in Note 13 to the Consolidated Financial Statements of Sandy Spring Bancorp.
(2)	Messrs. O’Brien and Welch were not eligible for the Pension Plan.

The Pension Plan was generally available to employees through December 31, 2007 at which time the Pension Plan was frozen. Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. Earnings covered by the Pension Plan are total wages, including elective pre-tax contributions under Section 401(k) of the Internal Revenue Code, bonuses, and other cash compensation, which for the named executive officers correspond, in general, to the total of the amounts in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table, up to a total of $225,000.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year’s earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year’s earnings thereafter. The Pension Plan permits early retirement at age 55 after at least 10 years of service completed after December 31, 2000.

Nonqualified Deferred Compensation

The following table summarizes the contributions and earnings for the named executive officers under the EIRP in 2011.

Name	Plan Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Daniel J. Schrider	EIRP	n/a	$33,930	$7,631	-	$212,816
Philip J. Mantua	EIRP	n/a	$17,225	$11,618	-	$289,562
Joseph J. O’Brien, Jr.	EIRP	n/a	$18,850	$2,622	-	$80,303
R. Louis Caceres	EIRP	n/a	$17,940	$9,006	-	$229,059
Jeffrey A. Welch	EIRP	n/a	$17,225	$-	-	$17,225

(1)	Participant contributions are not permitted under the EIRP.
(2)	Payments made under the EIRP in 2011 as described beginning on page 69.
(3)	Earnings for the EIRP accrued at the rate of 120% of the Long-Term Applicable Federal Rate adjusted monthly.
(4)	The former Supplemental Executive Retirement Agreements were replaced with the EIRP as described beginning on page 69. The beginning balance for each participant’s EIRP account was the accrued balance as of December 31, 2007 under the former Supplemental Executive Retirement Agreements. Those balances are subject to a 15-year vesting schedule. The current vesting level for Messrs. Mantua and Caceres is 70%. Mr. O’Brien’s vesting level is 20%. Mr. Welch was hired in 2008. There were no contributions made for 2009 or 2010. Earnings and payments under the EIRP vest immediately.

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Potential Payments Upon Termination or Change-in-Control

Daniel J. Schrider

Sandy Spring Bancorp and Sandy Spring Bank have an employment agreement with Mr. Schrider to provide for his employment as President and CEO. The initial term of the agreement was for three years and provides that the board of directors may take action to extend the term for an additional year at each anniversary so that the remaining term again becomes three years. Mr. Schrider’s agreement does not automatically renew. The Executive and Governance Committee reviews CEO performance annually and recommends to the board whether or not to extend the CEO’s employment agreement. Mr. Schrider’s employment agreement currently has a term expiring on July 1, 2014. The agreement addresses such matters as Mr. Schrider’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

There is no specific compensation provision under Mr. Schrider’s agreement for termination due to retirement, death, or voluntary resignation. Should Mr. Schrider become disabled, the board must provide written notice thirty (30) days in advance of termination. Mr. Schrider will receive his full base salary, benefits, and any perquisites other than bonus during the time of incapacity leading up to the date termination less any benefits paid under existing disability plans. For termination by Mr. Schrider with good reason or involuntary termination by Sandy Spring Bancorp or Sandy Spring Bank without just cause, Mr. Schrider will receive his base salary and medical benefits for the remainder of the term of the agreement.

In the event of a change-in-control during the term of the agreement, and, thereafter, Mr. Schrider’s employment is terminated without just cause or Mr. Schrider terminates his employment with good reason, he will receive a lump-sum payment equal to three (3) times his average annual compensation for the past five years immediately preceding the change-in-control and medical benefits for the remaining term of the agreement. Mr. Schrider is also entitled to receive an additional tax indemnification payment (a “gross-up” payment) if payments under his employment agreement or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.” Under applicable law, the excise tax is triggered by change-in-control related payments that equal or exceed three times the executive’s average annual taxable compensation over the five taxable years preceding the change-in-control. The excise tax equals 20% of the amount of the payment in excess of the executive’s average taxable compensation over the preceding five taxable year periods.

Mr. Schrider is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Sandy Spring Bancorp and its clients. He is also bound by a covenant not to compete for one year and not to solicit employees for two years following termination of employment, except in the event of change-in-control.

Philip J. Mantua

Sandy Spring Bancorp and Sandy Spring Bank entered into an employment agreement with Mr. Mantua on January 13, 2012 to provide for his employment as chief financial officer. Mr. Mantua was previously party to an employment agreement that expired on June 30, 2011. The initial term of the present agreement ends on June 30, 2013. Effective July 1, 2012, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional twelve (12) months so that the remaining term becomes twenty-four (24) months. Mr. Mantua’s agreement does not automatically renew. The agreement addresses such matters as Mr. Mantua’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits. Mr. Mantua’s employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or voluntary resignation. For termination due to disability, Mr. Mantua will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by Sandy Spring Bancorp without just cause, or termination by Mr. Mantua with good reason, Mr. Mantua will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the twelve (12) months preceding the termination plus annual cash bonuses as a lump sum payment.

Mr. Mantua’s employment agreement contains a “double trigger” clause concerning a change-in-control meaning that two events must occur prior to Mr. Mantua receiving payment. In the event of a change-in-control and Mr. Mantua’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six (6) months prior to the change-in-control or up to two years after the change-in-control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding twelve (12) months plus the amount of any other compensation received for the past twelve (12) months. Mr. Mantua would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. Mantua in connection with a change-in-control, either under the employment agreement alone or together with other payments and benefits that he has the right to

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receive from Sandy Spring Bancorp, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Mr. Mantua is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Sandy Spring Bancorp and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment. The post-termination restrictions do not apply if there is a change-in-control or if the executive’s employment is terminated without just cause by Sandy Spring Bancorp or with good reason by the executive.

Joseph J. O’Brien, Jr.

Sandy Spring Bancorp and Sandy Spring Bank entered into an employment agreement with Mr. O’Brien on January 13, 2012 to provide for his employment as Executive Vice President for Commercial and Retail Banking. Mr. O’Brien was previously party to a change-in-control agreement that was replaced by this employment agreement. Due to the expanded and broad nature of Mr. O’Brien’s responsibilities across Sandy Spring Bank’s largest business lines, the board decided it would be in Sandy Spring Bancorp’s best interest to enter into an agreement with Mr. O’Brien. The initial term of the agreement ends on June 30, 2013. Effective July 1, 2012, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional twelve (12) months so that the remaining term becomes twenty-four (24) months. Mr. O’Brien’s agreement does not automatically renew. The agreement addresses such matters as Mr. O’Brien’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

Mr. O’Brien’s employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or voluntary resignation. For termination due to disability, Mr. O’Brien will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by Sandy Spring Bancorp without just cause, or termination by Mr. O’Brien with good reason, Mr. O’Brien will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the twelve (12) months preceding the termination plus annual cash bonuses as a lump sum payment.

Mr. O’Brien’s employment agreement contains a “double trigger” clause concerning a change-in-control meaning that two events must occur prior to Mr. O’Brien receiving payment. In the event of a change-in-control and Mr. O’Brien’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six (6) months prior to the change-in-control or up to two (2) years after the change-in-control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding twelve (12) months plus the amount of any other compensation received for the past twelve (12) months. Mr. O’Brien would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. O’Brien in connection with a change-in-control, either under the employment agreement alone or together with other payments and benefits that he has the right to receive from Sandy Spring Bancorp, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Mr. O’Brien is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Sandy Spring Bancorp and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment. The post-termination restrictions do not apply if there is a change-in-control or if the executive’s employment is terminated without just cause by Sandy Spring Bancorp or with good reason by the executive.

R. Louis Caceres and Jeffrey A. Welch

Mr. Caceres and Mr. Welch each have a change-in-control severance agreement with Sandy Spring Bank. The change-in-control agreement has a term of two years. On each anniversary date of the agreement, the agreement will automatically be extended for an additional year, unless either party has given written notice at least 60 days prior to the anniversary date of the agreement that the agreement will not be extended. These agreements contain what is known as a “double trigger,” meaning that two events must occur before the executive is entitled to any payment under the agreement: first, a change-in-control event must occur and, second, the executive’s employment must terminate during a specified period defined as starting six months prior to the change-in-control and ending two years after the change-in-control.

If a change-in-control occurs and the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates employment with good reason, the executive will be entitled to a payment equal to 2.99 times his total compensation, which is defined as one year’s base salary plus bonus payments and all other taxable compensation. The executive would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. Under the change-in-control agreements, if the total value of the benefits provided and payments made to the executive in connection with a change-in-control, either under the change-in-control agreement alone or together with other payments and benefits

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that he has the right to receive from Sandy Spring Bancorp, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Impact of Termination on the Executive Incentive Retirement Plan

The following plan terms govern the impact of termination of employment under the EIRP:

Event	Consequence
Termination for just cause	The participant forfeits all benefits under the plan.

Death or disability	Any unvested deferral balance automatically vests.

Voluntary termination or involuntary termination other than for just cause	The participant receives a benefit equal to the amount of his vested deferred benefit account.

Change-in-control	Deferral bonus awards automatically vest.

Impact of Termination on Outstanding Equity Awards

The following chart summarizes the consequences under Sandy Spring Bancorp’s equity incentive plans that would occur with respect to outstanding stock option and restricted stock awards in the event of termination of employment of a named executive officer.

Event	Consequence
Termination for just cause	Unvested restricted stock awards are forfeited and vested stock options expire on the date of termination.

Death or disability	Immediate vesting. Stock options remain exercisable until the earlier of (a) two years from the date of death or one year from termination due to disability or (b) the expiration date of the stock options.

Voluntary termination or involuntary termination other than for just cause	Unvested restricted stock awards are forfeited. Vested stock options remain exercisable for three months after the date of termination.

Change-in-control	Immediate vesting.

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The following table summarizes the estimated payments to which the named executive officers were entitled upon termination in different situations as described above as of December 31, 2011. Benefits payable under the Pension Plan or the 401(k) Plan are not included.

POTENTIAL PAYMENTS UPON TERMINATION	Daniel J. Schrider	Philip J. Mantua	Joseph J. O’Brien, Jr.	R. Louis Caceres	Jeffrey A. Welch

Death:
Employment agreements	-	n/a	n/a	n/a	n/a
EIRP	$212,816	$289,562	$80,303	$229,059	$17,225
Equity awards(1)	$574,833	$293,383	$312,425	$333,731	$262,443
Total	$787,649	$582,945	$392,728	$562,790	$279,668
Disability:
Employment agreements(2)	$1,203,850	n/a	n/a	n/a	n/a
EIRP	$212,816	$289,562	$80,303	$229,059	$17,225
Equity awards(1)	$574,833	$293,383	$312,425	$333,731	$262,443
Total	$1,991,499	$582,945	$392,728	$562,790	$279,668
Voluntary termination or retirement by executive:
Employment agreements	-	n/a	n/a	n/a	n/a
EIRP	$212,816	$211,163	$40,168	$169,301	$17,225
Equity awards	-	-	-	-	-
Total	$212,816	$211,163	$40,168	$169,301	$17,225
Termination by Bancorp without Just Cause or by executive with Good Reason:
Employment agreements(3)	$1,203,852	n/a	n/a	n/a	n/a
EIRP	$212,816	$211,163	$40,168	$169,301	$17,225
Equity awards	-	-	-	-	-
Total	$1,416,668	$211,163	$40,168	$169,301	$17,225
Termination in connection with a change-in-control (“CIC”):
Employment or CIC agreements(4)	$1,156,718	n/a	$1,102,303	$1,051,049	$972,492
Tax gross up	$482,777	n/a	n/a	n/a	n/a
EIRP	$212,816	$289,562	$80,303	$229,059	$17,225
Equity awards(1)	$574,833	$293,383	$312,425	$333,731	$262,443
Total	$2,427,144	$582,945	$1,495,031	$1,613,839	$1,252,160

(1)	The value of unvested stock options and restricted stock grants represents the intrinsic value of those awards based on a price of $17.55 the closing price of Bancorp common stock on December 30, 2011.
(2)	The assumption for this table was that in the event of termination due to disability Mr. Schrider would receive his base salary and medical benefits for the remainder of the term of his agreement. The total amount would be reduced by disability benefits payable to Mr. Schrider under insurance programs maintained by Sandy Spring Bancorp. Mr. Mantua and Mr. O’Brien were not under employment agreements on December 31, 2011. However, if their present agreements were in place at the time, they would receive $417,811 and $455,311 respectively.
(3)	Mr. Mantua and Mr. O’Brien were not under employment agreements on December 31, 2011. However, if their present agreements were in place at the time they would have received $474,808 and $532,617 respectively.
(4)	Mr. Mantua was not under an employment agreement or change in control agreement on December 31, 2011. However, if his present agreement were in place at the time he would have received $987,072. Mr. O’Brien’s change-in-control agreement was in effect on December 31, 2011, and the benefit noted in the table would be the same under the terms of his present employment agreement.

Transactions with Management

Sandy Spring Bancorp and Sandy Spring Bank have had in the past, and expect to have in the future, banking transactions with directors and executive officers in the ordinary course of business on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to Sandy Spring Bancorp

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and Sandy Spring Bank. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features.

Related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, are subject to review by the board. As required by federal regulations, extensions of credit by Sandy Spring Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by uninterested directors. Other related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are reviewed by the independent directors with the affected director not present or voting.

INFORMATION ABOUT SANDY SPRING BANCORP

General

Sandy Spring Bancorp is the one-bank holding company for Sandy Spring Bank. Sandy Spring Bancorp is registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the “Holding Company Act”). As such, Sandy Spring Bancorp is subject to supervision and regulation by the Federal Reserve Board. Sandy Spring Bancorp began operating in 1988. Sandy Spring Bank was founded in 1868, and is the oldest banking business based in Maryland. Sandy Spring Bank is independent, community oriented, and conducts a full-service commercial banking business through 43 community offices located in Anne Arundel, Carroll, Frederick, Howard, Montgomery and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Sandy Spring Bank is a state chartered bank subject to supervision and regulation by the Federal Reserve and the State of Maryland. Sandy Spring Bank’s deposit accounts are insured by the Deposit Insurance Fund administered by the FDIC to the maximum permitted by law. Sandy Spring Bank is a member of the Federal Reserve System and is an Equal Housing Lender. Sandy Spring Bancorp, Sandy Spring Bank, and its other subsidiaries are Affirmative Action/Equal Opportunity Employers.

With $3.7 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc.  Sandy Spring Bancorp is the largest publicly traded banking company headquartered and operating in Maryland. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of insurance and investment management services.

Market and Economic Overview

Sandy Spring Bank is headquartered in Montgomery County, Maryland and conducts business primarily in the Central Maryland and Northern Virginia area. Sandy Spring Bank’s business footprint serves one of the better performing business regions in the country. Among combined metro areas in the U.S., the Washington-Baltimore-Northern Virginia Combined Statistical Area ranked third annually in total “Effective Buying Income”, with $242 billion according to the Maryland Department of Business & Economic Development. At June 30, 2011, with $2.6 billion of deposits in Maryland, Sandy Spring Bancorp had the largest deposit market share of any bank holding company headquartered in Maryland according to SNL Financial. The Baltimore-Washington area is a regional center for federal and state government services, service oriented businesses and various industries. Both areas are accessible to a deepwater harbor, the fifth largest in the nation, and have proximity to a large network of interstate and well maintained highways, notably Interstates 95, 70, 83, 81 and 68. As a consequence, the area is also a major provider of warehouse operations for retail distribution and logistics providers. Additionally, the region also has a high concentration of third party government service providers, in addition to hosting a robust technology sector. The employment in the health and education industries is also significant. On a consolidated basis, the area possesses a diverse blue-collar to white-collar business environment.

Maryland has the highest state median household income in the country at $69,000 for 2010, according to the U.S. Census Bureau. To complement its presence in the Maryland market, Sandy Spring Bank is expanding its number of community offices in Northern Virginia, which is home to nearly 2.6 million people. The Baltimore-Washington area has six out of the top ten most affluent counties in the United States, as measured by median household income, according to the U.S. Census Bureau. Important to both Maryland and Northern Virginia is the accessibility to other key neighboring markets such as Philadelphia, New York City, Pittsburgh and the Richmond/Norfolk, Virginia corridor. The market area benefits from the presence and employment stability of the federal government and related service industries. In addition, management believes that the market is benefitting from stimulus spending, recent military base relocation and expansion initiatives by the general defense and homeland security industries.

While general economic decline has had an adverse impact on the local economy, the regional unemployment rate is currently below the national average according to the Bureau of Labor Statistics as of December, 2011. The workforce is relatively stable due to government and related employment opportunities and the presence of a diverse manufacturing base and service industries, and a better than average regional economic outlook. Recent activity reflects improving conditions in the market, as the

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Washington metro statistical area was one of only two MSAs in the country to show gains in home prices in 2011 according to the latest Case-Shiller report as of October, 2011. At year-end 2011 economic metrics on retail sales, mortgage delinquencies, office vacancies, personal income and median family income indicated generally positive economic signals when compared to the other areas of the United States. Management believes that the regional economy has begun to turn around and is now in a position for further recovery and expansion. Management believes that as the economy continues to recover, growth opportunities will present themselves that Sandy Spring Bancorp can take advantage of while adequately managing credit risk.

Business of Sandy Spring Bancorp

Loan and Lease Products

Sandy Spring Bancorp currently offers a complete menu of loan and lease products primarily in our identified market footprint that are discussed in detail below and on the following pages. These following sections should be read in conjunction with the section “Credit Risk” on page 110 of this proxy statement/prospectus.

Residential Real Estate Loans

The residential real estate category contains loans principally to consumers secured by residential real estate. Sandy Spring Bancorp’s residential real estate lending policy requires each loan to have viable repayment sources. Residential real estate loans are evaluated for the adequacy of these repayment sources at the time of approval, based upon measures including credit scores, debt-to-income ratios, and collateral values. Credit risk for residential real estate loans arises from borrowers lacking the ability or willingness to repay the loan or by a shortfall in the value of the residential real estate in relation to the outstanding loan balance in the event of a default and subsequent liquidation of the real estate collateral. The residential real estate portfolio includes both conforming and nonconforming mortgage loans.

Conforming mortgage loans represent loans originated in accordance with underwriting standards set forth by the government-sponsored entities (“GSEs”), including the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”), and the Government National Mortgage Association (“Ginnie Mae”), which serve as the primary purchasers of loans sold in the secondary mortgage market by mortgage lenders. These loans are generally collateralized by one-to-four-family residential real estate, have loan-to-collateral value ratios of 80% or less or have mortgage insurance to insure down to 80%, and are made to borrowers in good credit standing. Substantially all fixed-rate conforming loans originated are sold in the secondary mortgage market. For any loans retained by Sandy Spring Bancorp, title insurance insuring the priority of its mortgage lien, as well as fire and extended coverage casualty insurance protecting the properties securing the loans are required. Borrowers may be required to advance funds, with each monthly payment of principal and interest, to a loan escrow account from which Sandy Spring Bancorp makes disbursements for items such as real estate taxes and mortgage insurance premiums. Appraisers approved by Sandy Spring Bancorp appraise the properties securing substantially all of Sandy Spring Bancorp’s residential mortgage loans.

Nonconforming mortgage loans represent loans that generally are not saleable in the secondary market to the GSEs for inclusion in conventional mortgage-backed securities due to the credit characteristics of the borrower, the underlying documentation, the loan-to-value ratio, or the size of the loan, among other factors. Sandy Spring Bancorp originates nonconforming loans for its own portfolio and for sale to third-party investors, usually large mortgage companies, under commitments by the mortgage company to purchase the loans subject to compliance with pre-established investor criteria. These nonconforming loans generated for sale include some residential mortgage credits where the loans may not be underwritten using customary underwriting standards. These loans typically are held after funding for thirty days or less, and are included in residential mortgages held for sale. Sandy Spring Bancorp’s current practice is to sell both conforming and non-conforming loans on a servicing released basis.

Sandy Spring Bancorp makes residential real estate development and construction loans generally to provide interim financing on property during the development and construction period. Borrowers include builders, developers and persons who will ultimately occupy the single-family dwelling. Residential real estate development and construction loan funds are disbursed periodically as pre-specified stages of completion are attained based upon site inspections. Interest rates on these loans are usually adjustable. Loans to individuals for the construction of primary personal residences are typically secured by the property under construction, frequently include additional collateral (such as a second mortgage on the borrower’s present home), and commonly have maturities of six to twelve months. Sandy Spring Bancorp attempts to obtain the permanent mortgage loan under terms, conditions and documentation standards that permit the sale of the mortgage loan in the secondary mortgage loan market.

Commercial Loans and Leases

Included in this category are commercial real estate loans, commercial construction loans, leases and other commercial loans. Over the years, Sandy Spring Bancorp’s commercial loan clients have come to represent a diverse cross-section of small to mid-size

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local businesses within our market footprint, whose owners and employees are often established Sandy Spring Bank customers. Such banking relationships are a natural business for Sandy Spring Bancorp, with its long-standing community roots and extensive experience in serving and lending to this market segment.

Commercial loans are evaluated for the adequacy of repayment sources at the time of approval and are regularly reviewed for any possible deterioration in the ability of the borrower to repay the loan. Collateral generally is required to provide Sandy Spring Bancorp with an additional source of repayment in the event of default by a commercial borrower. The structure of the collateral package, including the type and amount of the collateral, varies from loan to loan depending on the financial strength of the borrower, the amount and terms of the loan, and the collateral available to be pledged by the borrower, but generally may include real estate, accounts receivable, inventory, equipment or other assets. Loans also may be supported by personal guarantees from the principals of the commercial loan borrowers. The financial condition and cash flow of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements and income tax returns. The frequency of submissions of required information depends upon the size and complexity of the credit and the collateral that secures the loan. Credit risk for commercial loans arises from borrowers lacking the ability or willingness to repay the loan, and in the case of secured loans, by a shortfall in the collateral value in relation to the outstanding loan balance in the event of a default and subsequent liquidation of collateral. Sandy Spring Bancorp has no commercial loans to borrowers in similar industries that exceed 10% of total loans.

Included in commercial loans are credits directly originated by Sandy Spring Bancorp and syndicated transactions or loan participations that are originated by other lenders. Sandy Spring Bancorp’s commercial lending policy requires each loan, regardless of whether it is directly originated or is purchased, to have viable repayment sources. The risks associated with syndicated loans or purchased participations are similar to those of directly originated commercial loans, although additional risk may arise from the limited ability to control actions of the primary lender. Shared National Credits (“SNC”), as defined by the banking regulatory agencies, represent syndicated lending arrangements with three or more participating financial institutions and credit exceeding $20.0 million in the aggregate. As of December 31, 2011, Sandy Spring Bancorp had $19.3 million in SNC purchased outstanding and no SNC sold outstanding. During 2011, Sandy Spring Bancorp’s primary regulator completed its annual SNC examination. As a result of this review no action was required on Sandy Spring Bancorp’s SNC participations.

Sandy Spring Bancorp also sells participations in loans it originates to other financial institutions in order to build long-term customer relationships or limit loan concentration. Strict policies are in place governing the degree of risk assumed and volume of loans held. At December 31, 2011, other financial institutions had $2.2 million in outstanding commercial and commercial real estate loan participations sold by Sandy Spring Bancorp, and Sandy Spring Bancorp had $26.8 million in outstanding commercial and commercial real estate loan participations purchased from other lenders, excluding SNC.

Sandy Spring Bancorp’s commercial real estate loans consist of both loans secured by owner occupied properties and non-owner occupied where an established banking relationship exists and involves investment properties for warehouse, retail, and office space with a history of occupancy and cash flow. The commercial real estate category contains mortgage loans to developers and owners of commercial real estate. Commercial real estate loans are governed by the same lending policies and subject to credit risk as previously described for commercial loans. Commercial real estate loans secured by owner-occupied properties are based upon the borrower’s financial health and the ability of the borrower and the business to repay. Sandy Spring Bancorp seeks to reduce the risks associated with commercial mortgage lending by generally lending in its market area, using conservative loan-to-value ratios and obtaining periodic financial statements and tax returns from borrowers to perform loan reviews. It is also Sandy Spring Bancorp’s general policy to obtain personal guarantees from the principals of the borrowers and to underwrite the business entity from a cash flow perspective. Interest rate risks are mitigated by using either floating interest rates or by fixing rates for a short period of time, generally less than three years. While loan amortizations may be approved for up to 300 months, each loan generally has a call provision (maturity date) of five years or less.

Sandy Spring Bancorp primarily lends for commercial construction in local markets that are familiar and understandable, works selectively with top-quality builders and developers, and requires substantial equity from its borrowers. The underwriting process is designed to confirm that the project will be economically feasible and financially viable; it is generally evaluated as though Sandy Spring Bancorp will provide permanent financing. Sandy Spring Bancorp’s portfolio growth objectives do not include speculative commercial construction projects or projects lacking reasonable proportionate sharing of risk. Development and construction loans are secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely upon the value of the underlying collateral, Sandy Spring Bancorp considers the financial condition and reputation of the borrower and any guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sales information. A risk rating system is used on the commercial loan portfolio to determine any exposures to losses.

Acquisition, development and construction loans to residential builders are generally made for the construction of residential homes for which a binding sales contract exists and the prospective buyers had been pre-qualified for permanent mortgage financing

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by either third-party lenders (mortgage companies or other financial institutions) or Sandy Spring Bancorp. Loans for the development of residential land are extended when evidence is provided that the lots under development will be or have been sold to builders satisfactory to Sandy Spring Bancorp. These loans are generally extended for a period of time sufficient to allow for the clearing and grading of the land and the installation of water, sewer and roads, which is typically a minimum of eighteen months to three years.

Sandy Spring Bancorp makes commercial business loans. Commercial term loans are made to provide funds for equipment and general corporate needs. This loan category is designed to support borrowers who have a proven ability to service debt over a term generally not to exceed 84 months. Sandy Spring Bancorp generally requires a first lien position on all collateral and requires guarantees from owners having at least a 20% interest in the involved business. Interest rates on commercial term loans are generally floating or fixed for a term not to exceed five years. Management monitors industry and collateral concentrations to avoid loan exposures to a large group of similar industries or similar collateral. Commercial business loans are evaluated for historical and projected cash flow attributes, balance sheet strength, and primary and alternate resources of personal guarantors. Commercial term loan documents require borrowers to forward regular financial information on both the business and personal guarantors. Loan covenants require at least annual submission of complete financial information and in certain cases this information is required monthly, quarterly or semi-annually depending on the degree to which Sandy Spring Bancorp desires information resources for monitoring a borrower’s financial condition and compliance with loan covenants. Examples of properly margined collateral for loans, as required by bank policy, would be a 75% advance on the lesser of appraisal or recent sales price on commercial property, an 80% or less advance on eligible receivables, a 50% or less advances on eligible inventory and an 80% advance on appraised residential property. Collateral borrowing certificates may be required to monitor certain collateral categories on a monthly or quarterly basis. Loans may require personal guarantees. Key person life insurance may be required as appropriate and as necessary to mitigate the risk of loss of a primary owner or manager. Whenever appropriate and available, Sandy Spring Bank seeks governmental loan guarantees, such as the Small Business Administration loan programs, to reduce risks.

Commercial lines of credit are granted to finance a business borrower’s short-term credit needs and/or to finance a percentage of eligible receivables and inventory. In addition to the risks inherent in term loan facilities, line of credit borrowers typically require additional monitoring to protect the lender against increasing loan volumes and diminishing collateral values. Commercial lines of credit are generally revolving in nature and require close scrutiny. Sandy Spring Bancorp generally requires at least an annual out of debt period (for seasonal borrowers) or regular financial information (monthly or quarterly financial statements, borrowing base certificates, etc.) for borrowers with more growth and greater permanent working capital financing needs. Advances against collateral value are limited. Lines of credit and term loans to the same borrowers generally are cross-defaulted and cross-collateralized. Interest rate charges on this group of loans generally float at a factor at or above the prime lending rate.

Consumer Loans

Consumer lending continues to be important to Sandy Spring Bancorp’s full-service, community banking business. This category of loans includes primarily home equity loans and lines, installment loans, personal lines of credit and marine loans.

The home equity category consists mainly of revolving lines of credit to consumers that are secured by residential real estate. Home equity lines of credit and other home equity loans are originated by Sandy Spring Bancorp for typically up to 90% of the appraised value, less the amount of any existing prior liens on the property. While home equity loans have maximum terms of up to twenty years and interest rates are generally fixed, home equity lines of credit have maximum terms of up to ten years for draws and thirty years for repayment, and interest rates are generally adjustable. Sandy Spring Bancorp secures these loans with mortgages on the homes (typically a second mortgage). Purchase money second mortgage loans originated by Sandy Spring Bancorp have maximum terms ranging from ten to thirty years. These loans generally carry a fixed rate of interest for the entire term or a fixed rate of interest for the first five years, re-pricing every five years thereafter at a predetermined spread to the prime rate of interest. Home equity lines are generally governed by the same lending policies and subject to credit risk as described above for residential real estate loans.

Other consumer loans include installment loans used by customers to purchase automobiles, boats and recreational vehicles. These consumer loans are generally governed by the same overall lending policies as described for residential real estate. Credit risk for consumer loans arises from borrowers lacking the ability or willingness to repay the loan, and in the case of secured loans, by a shortfall in the value of the collateral in relation to the outstanding loan balance in the event of a default and subsequent liquidation of collateral.

Consumer installment loans are generally offered for terms of up to five years at fixed interest rates. Automobile loans can be for up to 100% of the purchase price or the retail value listed by the National Automobile Dealers Association. The terms of the loans are determined by the age and condition of the collateral. Collision insurance policies are required on all these loans, unless the borrower has substantial other assets and income. Sandy Spring Bancorp also makes other consumer loans, which may or may not be

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secured. The term of the loans usually depends on the collateral. Unsecured loans usually do not exceed $50 thousand and have a term of no longer than 36 months.

Deposit Activities

Subject to Sandy Spring Bancorp’s Asset/Liability Committee (the “ALCO”) policies and current business plan, the Treasury function works closely with Sandy Spring Bancorp’s retail deposit operations to accomplish the objectives of maintaining deposit market share within Sandy Spring Bancorp’s primary markets and managing funding costs to preserve the net interest margin.

One of Sandy Spring Bancorp’s primary objectives as a community bank is to develop long-term, multi-product customer relationships from its comprehensive menu of financial products. To that end, the lead product to develop such relationships is typically a deposit product. In 2009, Sandy Spring Bancorp conducted a successful campaign to grow its deposit base. Sandy Spring Bancorp has succeeded in retaining a large majority of this deposit growth that will be relied upon to fund long-term future loan growth as the economy recovers.

Treasury Activities

The Treasury function manages the wholesale segments of the balance sheet, including investments, purchased funds and long-term debt, and is responsible for all facets of interest rate risk management for Sandy Spring Bancorp, which includes the pricing of deposits consistent with conservative interest rate risk and liquidity practices. Management’s objective is to achieve the maximum level of consistent earnings over the long term, while minimizing interest rate risk, credit risk and liquidity risk and optimizing capital utilization. In managing the investment portfolio under its stated objectives, Sandy Spring Bancorp invests primarily in U.S. Treasury and Agency securities, U.S. Agency mortgage-backed securities (“MBS”), U.S. Agency Collateralized Mortgage Obligations (“CMO”), municipal bonds and to a minimal extent, trust preferred securities and corporate bonds. Treasury strategies and activities are overseen by the Credit and Investment Risk Committee of the board of directors, ALCO and Sandy Spring Bancorp’s Investment Committee, which reviews all investment and funding transactions. The ALCO activities are summarized and reviewed monthly with Sandy Spring Bancorp’s board of directors.

The primary objective of the investment portfolio is to provide the necessary liquidity consistent with anticipated levels of deposit funding and loan demand with a minimal level of risk. The short overall average duration of 3.1 years of the investment portfolio together with the types of investments (98% of the portfolio is rated AA or above) is intended to provide sufficient cash flows to support Sandy Spring Bancorp’s lending goals. Liquidity is also provided by lines of credit maintained with the Federal Home Loan Bank of Atlanta (“FHLB”), the Federal Reserve, and to a lesser extent, bank lines of credit.

Borrowing Activities

Management utilizes a variety of sources to raise borrowed funds at competitive rates, including federal funds purchased, FHLB borrowings and retail repurchase agreements. FHLB borrowings typically carry rates approximating the LIBOR rate for the equivalent term because they are secured with investments or high quality loans. Federal funds purchased, which are generally overnight borrowings, are typically purchased at the Federal

Reserve target rate.

Sandy Spring Bancorp’s borrowing activities are achieved through the use of the previously mentioned lines of credit to address overnight and short-term funding needs, match funding of loan activity and when opportunities are presented, to lock in attractive rates due to market conditions.

Employees

Sandy Spring Bancorp and its subsidiaries employed 713 persons, including executive officers, loan and other banking and trust officers, branch personnel, and others at December 31, 2011. None of Sandy Spring Bancorp’s employees is represented by a union or covered under a collective bargaining agreement. Management of Sandy Spring Bancorp considers its employee relations to be excellent.

Competition

Sandy Spring Bank’s principal competitors for deposits are other financial institutions, including other banks, credit unions, and savings institutions located in Sandy Spring Bank’s primary market area of Anne Arundel, Carroll, Frederick, Howard, Montgomery and Prince George’s counties in Maryland, and Arlington, Fairfax and Loudoun counties in Virginia. Competition among these institutions is based primarily on interest rates and other terms offered, service charges imposed on deposit accounts, the quality of services rendered, and the convenience of banking facilities. Additional competition for depositors’ funds comes from mutual funds, U.S. Government

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securities, and private issuers of debt obligations and suppliers of other investment alternatives for depositors such as securities firms. Competition from credit unions has intensified in recent years as historical federal limits on membership have been relaxed. Because federal law subsidizes credit unions by giving them a general exemption from federal income taxes, credit unions have a significant cost advantage over banks and savings associations, which are fully subject to federal income taxes. Credit unions may use this advantage to offer rates that are highly competitive with those offered by banks and thrifts.

The banking business in Central Maryland and Northern Virginia generally, and Sandy Spring Bank’s primary service areas specifically, are highly competitive with respect to both loans and deposits. As noted above, Sandy Spring Bank competes with many larger banking organizations that have offices over a wide geographic area. These larger institutions have certain inherent advantages, such as the ability to finance wide-ranging advertising campaigns and promotions and to allocate their investment assets to regions offering the highest yield and demand. They also offer services, such as international banking, that are not offered directly by Sandy Spring Bank (but are available indirectly through correspondent institutions), and, by virtue of their larger total capitalization, such banks have substantially higher legal lending limits, which are based on bank capital, than does Sandy Spring Bank. Sandy Spring Bank can arrange loans in excess of its lending limit, or in excess of the level of risk it desires to take, by arranging participations with other banks. The primary factors in competing for loans are interest rates, loan origination fees, and the range of services offered by lenders. Competitors for loan originations include other commercial banks, mortgage bankers, mortgage brokers, savings associations, and insurance companies.

Sandy Spring Insurance Corporation (“SSIC”), a wholly owned subsidiary of Sandy Spring Bank, offers annuities as an alternative to traditional deposit accounts. SSIC operates Sandy Spring Insurance, a general insurance agency located in Annapolis, Maryland, and Neff & Associates, an insurance agency located in Ocean City, Maryland. Both agencies face competition primarily from other insurance agencies and insurance companies. West Financial Services, Inc. (“WFS”), a wholly owned subsidiary of Sandy Spring Bank, is an asset management and financial planning company located in McLean, Virginia. WFS faces competition primarily from other financial planners, banks, and financial management companies.

In addition to competing with other commercial banks, credit unions and savings associations, commercial banks such as Sandy Spring Bank compete with non-bank institutions for funds. For instance, yields on corporate and government debt and equity securities affect the ability of commercial banks to attract and hold deposits. Mutual funds also provide substantial competition to banks for deposits. Other entities, both governmental and in private industry, raise capital through the issuance and sale of debt and equity securities and indirectly compete with Sandy Spring Bank in the acquisition of deposits.

Financial holding companies may engage in banking as well as types of securities, insurance, and other financial activities. Banks with or without holding companies also may establish and operate financial subsidiaries that may engage in most financial activities in which financial holding companies may engage. Competition may increase as bank holding companies and other large financial services companies expand their operations to engage in new activities and provide a wider array of products.

Monetary Policy

Sandy Spring Bancorp and Sandy Spring Bank are affected by fiscal and monetary policies of the federal government, including those of the Federal Reserve Board, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. Among the techniques available to the Federal Reserve Board are engaging in open market transactions of U.S. Government securities, changing the discount rate and changing reserve requirements against bank deposits. These techniques are used in varying combinations to influence the overall growth of bank loans, investments and deposits. Their use may also affect interest rates charged on loans and paid on deposits. The effect of governmental policies on the earnings of Sandy Spring Bancorp and Sandy Spring Bank cannot be predicted.

Regulation, Supervision, and Governmental Policy

The following is a brief summary of certain statutes and regulations that significantly affect Sandy Spring Bancorp and Sandy Spring Bank. A number of other statutes and regulations affect Sandy Spring Bancorp and Sandy Spring Bank but are not summarized below.

Bank Holding Company Regulation

Sandy Spring Bancorp is registered as a bank holding company under the Holding Company Act and, as such, is subject to supervision and regulation by the Federal Reserve Board. As a bank holding company, Sandy Spring Bancorp is required to furnish to the Federal Reserve Board annual and quarterly reports of its operations and additional information and reports. Sandy Spring Bancorp is also subject to regular examination by the Federal Reserve Board.

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Under the Holding Company Act, a bank holding company must obtain the prior approval of the Federal Reserve Board before (1) acquiring direct or indirect ownership or control of any class of voting securities of any bank or bank holding company if, after the acquisition, the bank holding company would directly or indirectly own or control more than 5% of the class; (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company.

Prior to acquiring control of Sandy Spring Bancorp or Sandy Spring Bank, any company must obtain approval of the Federal Reserve Board. For purposes of the Holding Company Act, “control” is defined as ownership of 25% or more of any class of voting securities of Sandy Spring Bancorp or Sandy Spring Bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of Sandy Spring Bancorp or Sandy Spring Bank.

The Change in Bank Control Act and the related regulations of the Federal Reserve Board require any person or persons acting in concert (except for companies required to make application under the Holding Company Act), to file a written notice with the Federal Reserve Board before the person or persons acquire control of Sandy Spring Bancorp or Sandy Spring Bank. The Change in Bank Control Act defines “control” as the direct or indirect power to vote 25% or more of any class of voting securities or to direct the management or policies of a bank holding company or an insured bank.

The Holding Company Act also limits the investments and activities of bank holding companies. In general, a bank holding company is prohibited from acquiring direct or indirect ownership or control of more than 5% of the voting shares of a company that is not a bank or a bank holding company or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, providing services for its subsidiaries, non-bank activities that are closely related to banking, and other financially related activities. The activities of Sandy Spring Bancorp are subject to these legal and regulatory limitations under the Holding Company Act and Federal Reserve Board regulations.

In general, bank holding companies that qualify as financial holding companies under federal banking law may engage in an expanded list of non-bank activities. Non-bank and financially related activities of bank holding companies, including companies that become financial holding companies, also may be subject to regulation and oversight by regulators other than the Federal Reserve Board. Sandy Spring Bancorp is not a financial holding company, but may choose to become one in the future.

The Federal Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity, or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that holding company.

The Federal Reserve Board has adopted guidelines regarding the capital adequacy of bank holding companies, which require bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See “Regulation, Supervision, and Governmental Policy – Regulatory Capital Requirements.”

The Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality, and overall financial condition.

Bank Regulation

Sandy Spring Bank is a state chartered bank and trust company subject to supervision by the State of Maryland.  As a member of the Federal Reserve System, Sandy Spring Bank is also subject to supervision by the Federal Reserve Board.  Deposits of Sandy Spring Bank are insured by the FDIC to the legal maximum. Deposits, reserves, investments, loans, consumer law compliance, issuance of securities, payment of dividends, establishment of branches, mergers and acquisitions, corporate activities, changes in control, electronic funds transfers, responsiveness to community needs, management practices, compensation policies, and other aspects of operations are subject to regulation by the appropriate federal and state supervisory authorities. In addition, Sandy Spring Bank is subject to numerous federal, state and local laws and regulations which set forth specific restrictions and procedural requirements with respect to extensions of credit (including to insiders), credit practices, disclosure of credit terms and discrimination in credit transactions.

The Federal Reserve Board regularly examines the operations and condition of Sandy Spring Bank, including, but not limited to, its capital adequacy, reserves, loans, investments, and management practices. These examinations are for the protection of Sandy Spring Bank’s depositors and the Deposit Insurance Fund. In addition, Sandy Spring Bank is required to furnish quarterly and annual

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reports to the Federal Reserve Board. The Federal Reserve Board’s enforcement authority includes the power to remove officers and directors and the authority to issue cease-and-desist orders to prevent a bank from engaging in unsafe or unsound practices or violating laws or regulations governing its business.

The Federal Reserve Board has adopted regulations regarding capital adequacy, which require member banks to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See “Regulation, Supervision, and Governmental Policy – Regulatory Capital Requirements.” Federal Reserve Board and State regulations limit the amount of dividends that Sandy Spring Bank may pay to Sandy Spring Bancorp. See “Note 11 – Stockholders’ Equity” in the Notes to the Consolidated Financial Statements of Sandy Spring Bancorp.

Sandy Spring Bank is subject to restrictions imposed by federal law on extensions of credit to, and certain other transactions with, Sandy Spring Bancorp and other affiliates, and on investments in their stock or other securities. These restrictions prevent Sandy Spring Bancorp and Sandy Spring Bank’s other affiliates from borrowing from Sandy Spring Bank unless the loans are secured by specified collateral, and require those transactions to have terms comparable to terms of arms-length transactions with third persons. In addition, secured loans and other transactions and investments by Sandy Spring Bank are generally limited in amount as to Sandy Spring Bancorp and as to any other affiliate to 10% of Sandy Spring Bank’s capital and surplus and as to Sandy Spring Bancorp and all other affiliates together to an aggregate of 20% of Sandy Spring Bank’s capital and surplus. Certain exemptions to these limitations apply to extensions of credit and other transactions between Sandy Spring Bank and its subsidiaries. These regulations and restrictions may limit Sandy Spring Bancorp’s ability to obtain funds from Sandy Spring Bank for its cash needs, including funds for acquisitions and for payment of dividends, interest, and operating expenses.

Under Federal Reserve Board regulations, banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards; prudent underwriting standards, including loan-to-value limits, that are clear and measurable; loan administration procedures; and documentation, approval, and reporting requirements. A bank’s real estate lending policy must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the “Interagency Guidelines”) adopted by the federal bank regulators. The Interagency Guidelines, among other things, call for internal loan-to-value limits for real estate loans that are not in excess of the limits specified in the Guidelines. The Interagency Guidelines state, however, that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits.

Sandy Spring Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Assessment rates currently range from seven to 77-1/2 basis points. No institution may pay a dividend if in default of the federal deposit insurance assessment.  Deposit insurance assessments are based on total assets less tangible equity. The Federal Deposit Insurance Corporation imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base), in order to cover losses to the Deposit Insurance Fund.  That special assessment was collected on September 30, 2009.  The Federal Deposit Insurance Corporation provided for similar assessments during the final two quarters of 2009, if deemed necessary.  However, in lieu of further special assessments, the Federal Deposit Insurance Corporation required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012.  The estimated assessments, which include an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 30, 2009.  As of December 31, 2009, and each quarter thereafter, a charge to earnings will be recorded for each regular assessment with an offsetting credit to the prepaid asset.  The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Sandy Spring Bank. Management cannot predict what insurance assessment rates will be in the future.

Regulatory Capital Requirements

The Federal Reserve Board has established guidelines for maintenance of appropriate levels of capital by bank holding companies and member banks. The regulations impose two sets of capital adequacy requirements: minimum leverage rules, which require bank holding companies and banks to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to risk-weighted assets. These capital regulations are subject to change.

The regulations of the Federal Reserve Board require bank holding companies and member banks to maintain a minimum leverage ratio of “Tier 1 capital” (as defined in the risk-based capital guidelines discussed in the following paragraphs) to total assets

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of 3.0%. The capital regulations state, however, that only the strongest bank holding companies and banks, with composite examination ratings of 1 under the rating system used by the federal bank regulators, would be permitted to operate at or near this minimum level of capital. All other bank holding companies and banks are expected to maintain a leverage ratio of at least 1% to 2% above the minimum ratio, depending on the assessment of an individual organization’s capital adequacy by its primary regulator. A bank or bank holding company experiencing or anticipating significant growth is expected to maintain capital well above the minimum levels. In addition, the Federal Reserve Board has indicated that it also may consider the level of an organization’s ratio of tangible Tier 1 capital (after deducting all intangibles) to total assets in making an overall assessment of capital.

The risk-based capital rules of the Federal Reserve Board require bank holding companies and member banks to maintain minimum regulatory capital levels based upon a weighting of their assets and off-balance sheet obligations according to risk. The risk-based capital rules have two basic components: a core capital (Tier 1) requirement and a supplementary capital (Tier 2) requirement. Core capital consists primarily of common stockholders’ equity, certain perpetual preferred stock (noncumulative perpetual preferred stock with respect to banks), and minority interests in the equity accounts of consolidated subsidiaries; less all intangible assets, except for certain mortgage servicing rights and purchased credit card relationships. Supplementary capital elements include, subject to certain limitations, the allowance for losses on loans and leases; perpetual preferred stock that does not qualify as Tier 1 capital; long-term preferred stock with an original maturity of at least 20 years from issuance; hybrid capital instruments, including perpetual debt and mandatory convertible securities; subordinated debt, intermediate-term preferred stock, and up to 45% of pre-tax net unrealized gains on available-for-sale equity securities.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to depository institutions themselves. Instruments such as cumulative preferred stock and trust preferred securities will no longer be includable as Tier 1 capital as is currently the case with bank holding companies. Instruments issued prior to May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less.

The risk-based capital regulations assign balance sheet assets and credit equivalent amounts of off-balance sheet obligations to one of four broad risk categories based principally on the degree of credit risk associated with the obligor. The assets and off-balance sheet items in the four risk categories are weighted at 0%, 20%, 50% and 100%. These computations result in the total risk-weighted assets.

The risk-based capital regulations require all commercial banks and bank holding companies to maintain a minimum ratio of total capital to total risk-weighted assets of 8%, with at least 4% as core capital. For the purpose of calculating these ratios: (i) supplementary capital is limited to no more than 100% of core capital; and (ii) the aggregate amount of certain types of supplementary capital is limited. In addition, the risk-based capital regulations limit the allowance for credit losses that may be included in capital to 1.25% of total risk-weighted assets.

The federal bank regulatory agencies have established a joint policy regarding the evaluation of commercial banks’ capital adequacy for interest rate risk. Under the policy, the Federal Reserve Board’s assessment of a bank’s capital adequacy includes an assessment of the bank’s exposure to adverse changes in interest rates. The Federal Reserve Board has determined to rely on its examination process for such evaluations rather than on standardized measurement systems or formulas. The Federal Reserve Board may require banks that are found to have a high level of interest rate risk exposure or weak interest rate risk management systems to take corrective actions. Management believes its interest rate risk management systems and its capital relative to its interest rate risk are adequate.

Federal banking regulations also require banks with significant trading assets or liabilities to maintain supplemental risk-based capital based upon their levels of market risk. Sandy Spring Bank did not have significant levels of trading assets or liabilities during 2011 and was not required to maintain such supplemental capital.

Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew, or rollover brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits.  Undercapitalized institutions are not permitted to accept brokered deposits.

The Federal Reserve Board has established regulations that classify banks by capital levels and provide for the Federal Reserve Board to take various “prompt corrective actions” to resolve the problems of any bank that fails to satisfy the capital standards.  Under these regulations, a well-capitalized bank is one that is not subject to any regulatory order or directive to meet any specific capital level and that has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based capital ratio of 6% or more, and a leverage ratio of 5% or more. An adequately capitalized bank is one that does not qualify as well-capitalized but meets or exceeds the following capital requirements: a total risk-based capital ratio of 8%, a Tier 1 risk-based capital ratio of 4%, and a leverage ratio of

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either (i) 4% or (ii) 3% if the bank has the highest composite examination rating. A bank that does not meet these standards is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized, depending on its capital levels. A bank that falls within any of the three undercapitalized categories established by the prompt corrective action regulation is subject to severe regulatory sanctions. As of December 31, 2011, Sandy Spring Bank was well-capitalized as defined in the Federal Reserve Board’s regulations.

For information regarding Sandy Spring Bancorp’s and Sandy Spring Bank’s compliance with their respective regulatory capital requirements, see “Information about Sandy Spring Bancorp—Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Management”, and “Note 10 – Subordinated Debentures,” and “Note 23 – Regulatory Matters” of the Notes to the Consolidated Financial Statements of Sandy Spring Bancorp.

Supervision and Regulation of Mortgage Banking Operations

Sandy Spring Bancorp’s mortgage banking business is subject to the rules and regulations of the U.S. Department of Housing and Urban Development (“HUD”), the Federal Housing Administration (“FHA”), the Veterans’ Administration (“VA”), Fannie Mae with respect to originating, processing, selling and servicing mortgage loans. Those rules and regulations, among other things, prohibit discrimination and establish underwriting guidelines, which include provisions for inspections and appraisals, require credit reports on prospective borrowers, and fix maximum loan amounts. Lenders such as Sandy Spring Bancorp are required annually to submit audited financial statements to Fannie Mae, FHA and VA. Each of these regulatory entities has its own financial requirements. Sandy Spring Bancorp’s affairs are also subject to examination by the Federal Reserve Board, Fannie Mae, FHA and VA at all times to assure compliance with the applicable regulations, policies and procedures. Mortgage origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act, Fair Housing Act, Fair Credit Reporting Act, the National Flood Insurance Act and the Real Estate Settlement Procedures Act and related regulations that prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs. Sandy Spring Bancorp’s mortgage banking operations also are affected by various state and local laws and regulations and the requirements of various private mortgage investors.

Community Reinvestment

Under the Community Reinvestment Act (“CRA”), a financial institution has a continuing and affirmative obligation to help meet the credit needs of the entire community, including low and moderate income neighborhoods.  The CRA does not establish specific lending requirements or programs for financial institutions, or limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community.  However, institutions are rated on their performance in meeting the needs of their communities.  Performance is tested in three areas: (a) lending, to evaluate the institution’s record of making loans in its assessment areas; (b) investment, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (c) service, to evaluate the institution’s delivery of services through its branches, ATMs and other offices.  The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution’s record of meeting the credit needs of the community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions.  The CRA also requires that all institutions make public, disclosure of their CRA ratings.  Sandy Spring Bank was assigned a “satisfactory” rating as a result of its last CRA examination.

Bank Secrecy Act

Under the Bank Secrecy Act (“BSA”), a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report cash transactions involving more than $10,000 to the United States Treasury. In addition, financial institutions are required to file suspicious activity reports for transactions that involve more than $5,000 and which the financial institution knows, suspects, or has reason to suspect involves illegal funds, is designed to evade the requirements of the BSA, or has no lawful purpose. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, commonly referred to as the “USA Patriot Act” or the “Patriot Act”, enacted prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence standards intended to prevent the use of the United States financial system for money laundering and terrorist financing activities. The Patriot Act requires banks and other depository institutions, brokers, dealers and certain other businesses involved in the transfer of money to establish anti-money laundering programs, including employee training and independent audit requirements meeting minimum standards specified by the act, to follow standards for customer identification and maintenance of customer identification records, and to compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers.

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The Patriot Act also requires federal bank regulators to evaluate the effectiveness of an applicant in combating money laundering in determining whether to approve a proposed bank acquisition.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) established a broad range of corporate governance and accounting measures intended to increase corporate responsibility and protect investors by improving the accuracy and reliability of disclosures under federal securities laws. Sandy Spring Bancorp is subject to Sarbanes-Oxley because it is required to file periodic reports with the SEC under the Securities Exchange Act of 1934. Among other things, Sarbanes-Oxley, its implementing regulations and related Nasdaq Stock Market rules have established membership requirements and additional responsibilities for Sandy Spring Bancorp’s audit committee, imposed restrictions on the relationship between Sandy Spring Bancorp and its outside auditors (including restrictions on the types of non-audit services our auditors may provide to us), imposed additional financial statement certification responsibilities for Sandy Spring Bancorp’s chief executive officer and chief financial officer, expanded the disclosure requirements for corporate insiders, required management to evaluate Sandy Spring Bancorp’s disclosure controls and procedures and its internal control over financial reporting, and required Sandy Spring Bancorp’s auditors to issue a report on our internal control over financial reporting.

Regulatory Restructuring Legislation

The Dodd-Frank Act, enacted in 2010, implements significant changes to the regulation of depository institutions. The Dodd-Frank Act provides for the creation of a new agency, the Consumer Financial Protection Bureau, as an independent bureau of the Federal Reserve Board, to take over the implementation of federal consumer financial protection and fair lending laws from the depository institution regulators. However, institutions of $10 billion or fewer in assets will continue to be examined for compliance with such laws and regulations by, and to be subject to the primary enforcement authority of, their primary federal regulator. In addition, the Dodd-Frank Act, among other things, requires changes in the way that institutions are assessed for deposit insurance, requires that originators of securitized loans retain a percentage of the risk for the transferred loans, directs the Federal Reserve Board to regulate pricing of certain debit card interchange fees, and contains a number of reforms related to mortgage originations. Many of the provisions of the Dodd-Frank Act contain delayed effective dates and/or require the issuance of regulations. As a result, it will be some time before their impact on operations can be assessed by management. However, there is a significant possibility that the Dodd-Frank Act will, at a minimum, result in an increased regulatory burden and higher compliance, operating, and possibly, interest costs for Sandy Spring Bancorp and Sandy Spring Bank.

Other Laws and Regulations

Some of the aspects of the lending and deposit business of Sandy Spring Bank that are subject to regulation by the Federal Reserve Board and the FDIC include reserve requirements and disclosure requirements in connection with personal and mortgage loans and deposit accounts.  In addition, Sandy Spring Bank is subject to numerous federal and state laws and regulations that include specific restrictions and procedural requirements with respect to the establishment of branches, investments, interest rates on loans, credit practices, the disclosure of credit terms, and discrimination in credit transactions.

Enforcement Actions

Federal statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake an enforcement action against an institution that fails to comply with regulatory requirements.  Possible enforcement actions range from the imposition of a capital plan and capital directive to civil money penalties, cease-and-desist orders, receivership, conservatorship, or the termination of the deposit insurance.

Properties

Sandy Spring Bancorp’s headquarters is located in Olney, Maryland. As of December 31, 2011, Sandy Spring Bank owned 13 of its 43 full-service community banking centers and leased the remaining banking centers.

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Presented in the following table are the components of premises and equipment at December 31:

(In thousands)	2011	2010
Land	$9,954	$9,954
Buildings and leasehold improvements	60,944	60,069
Equipment	39,682	37,853
Total premises and equipment	110,580	107,876
Less: accumulated depreciation and amortization	(62,097)	(58,872)
Net premises and equipment	$48,483	$49,004

Depreciation and amortization expense for premises and equipment amounted to $4.3 million for 2011, $4.3 million for 2010 and $4.8 million for 2009.

Total rental expense of premises and equipment, net of rental income, for the three years ended December 31, 2011, 2010 and 2009 was $5.9 million, $5.9 million and $5.6 million, respectively. Lease commitments entered into by Sandy Spring Bancorp bear initial terms varying from 3 to 15 years, or they are 20-year ground leases, and are associated with premises.

Future minimum lease payments, including any additional rents due to escalation clauses, for all non-cancelable operating leases within the years ending December 31 are presented in the table below:

Operating
(In thousands)	Leases
2012	$5,022
2013	4,170
2014	3,813
2015	2,248
2016	1,351
Thereafter	4,772
Total minimum lease payments	$21,376

Legal Proceedings

In the normal course of business, Sandy Spring Bancorp becomes involved in litigation arising from the banking, financial, and other activities it conducts. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on Sandy Spring Bancorp’s financial condition, operating results or liquidity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Net income for Sandy Spring Bancorp and subsidiaries for the year ended December 31, 2011 totaled $34.1 million ($1.41 per diluted share), compared to net income of $23.5 million ($1.05 per diluted share) for the prior year. These results reflect the following events:

•	The provision for loan and lease losses was a charge of $1.4 million for 2011 compared to a charge of $25.9 million for 2010. This declining trend was due mainly to a continuing lower level of historical net charge-offs, which is a principal component in the application of Sandy Spring Bancorp’s allowance methodology, together with a decline in non-performing loans.

•	Average deposits for the year ended December 31, 2011 remained level compared to the prior year, reflecting an 11% increase in noninterest-bearing deposits that was offset by a 3% decrease in interest-bearing deposits compared to 2010. Deposit balances at December 31, 2011 increased 4% compared to the prior year end. This increase was driven mainly by a 15% increase in noninterest-bearing deposits.

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•	Average total loans for the year ended December 31, 2011 declined 3% compared to the prior year due largely to decreases in commercial business and consumer loans. However, total loans at December 31, 2011 increased 4% compared to the balance at December 31, 2010. This improvement, which occurred late in 2011, was driven primarily by growth in all commercial loan lines and residential mortgage loans and was partially offset by a decline in consumer loans.

•	Net interest income decreased 2% in 2011 compared to the prior year. This general downward trend was due to record low market interest rates and a decline in average interest-earning assets as a result of new loan volume for the year that was insufficient to offset increased loan payoffs.

In 2011, the nation and the mid-Atlantic region in which Sandy Spring Bancorp operates began to show positive, although often slow and uneven, economic momentum. Significant volatility continued in selected areas of the economy due to concerns over the United States budget deficit and the financial stability of several countries in Western Europe. The real estate market continued to struggle in the face of credit constraints which were only partially offset by declining mortgage rates and lower prices. Unemployment rates began to decline toward the end of the year but remain at historically high levels. Together with municipal budget deficits across the country, these factors have caused enough economic uncertainty, particularly among individual consumers and small and medium-sized businesses, to suppress confidence and thus constrain economic recovery and expansion. Despite this challenging business environment, Sandy Spring Bancorp has emphasized the fundamentals of community banking as it has maintained strong levels of liquidity and capital and overall credit quality has continued to improve.

The net interest margin decreased, although at a slower pace, to 3.57% in 2011 compared to 3.60% in 2010. This decrease was driven primarily by a decline in the average rates earned on interest-earning assets, which exceeded the decline in the average rates paid on interest-bearing liabilities, as historically low interest rates inhibited Sandy Spring Bancorp’s ability to further reduce the rates paid on deposits. This effect was somewhat mitigated by the growth in noninterest-bearing deposits during the year, which provided funding at no cost compared to the higher cost of borrowed funds. Average total deposits remained virtually level compared with the prior year while average loans declined 3% compared to 2010 due to the economic factors mentioned above.

A strong level of liquidity continued from previous years through the borrowing lines with the Federal Home Loan Bank of Atlanta and the Federal Reserve and the size and composition of the investment portfolio.

Sandy Spring Bancorp’s credit quality continued to improve during 2011 as non-performing assets decreased to $83.6 million from $97.7 million in 2010. This decrease was due primarily to Sandy Spring Bancorp’s aggressive efforts to resolve non-performing loans together with sales of other real estate owned. In addition, reduced migration of existing loans into nonperforming status, particularly in the commercial real estate portfolio, continued to positively affect Sandy Spring Bancorp’s credit metrics.

At December 31, 2011, Sandy Spring Bancorp remained above all “well-capitalized” regulatory requirement levels. In addition, tangible book value per common share increased 7% over the prior year end from $13.59 to $14.58.

Total assets at December 31, 2011 increased 5% to $3.7 billion compared to December 31, 2010. Loan balances increased 4% compared to the prior year due primarily to increases of 7% in commercial loans and 6% in residential mortgage loans which were somewhat offset by a 5% decrease in consumer loans. Customer funding sources, which include deposits plus other short-term borrowings from core customers, increased 3% compared to balances at December 31, 2010. This increase was due primarily to increases of 15% in noninterest-bearing deposits, 13% in regular savings accounts and 16% in interest-bearing checking accounts. These increases were partially offset by a decline of 7% in certificates of deposit while money market accounts remained at a comparable level with the prior year end. Sandy Spring Bancorp continued to manage its net interest margin, primarily by reducing rates on certificates of deposit, as clients emphasized safety and short term liquidity in the face of volatile equity markets and low interest rates. During the same period, stockholders’ equity increased to $446.1 million or 12% of total assets due to net income and a significant increase in accumulated comprehensive income for the year resulting from higher unrealized gains on investments available-for-sale.

Net interest income decreased by $2.7 million, or 2% compared to the prior year. A decline of 21 basis points in the yield on average interest-earning assets together with a 1% decrease in the related average balances more than offset the combined effect of a 21 basis point decrease in the cost of interest-bearing liabilities, growth of 15% in noninterest-bearing deposits and a $14.2 million decrease in non-performing assets.

Non-interest income remained level for 2011 compared to 2010. Trust and investment management fees increased 16% over the prior year period due to higher average assets under management resulting primarily from new client additions. Fees on sales of investment products increased 8% due to an increase in managed assets and higher sales of financial products while income from Visa

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check transactions increased 9% as the volume of such transactions continued to increase. These increases were largely offset by a decrease in insurance commissions of 11% brought about by a change in the timing of the recognition of renewal premiums that was implemented in the first quarter of 2010. In addition, service charges on deposits declined 8% as a result of the impact of recently enacted legislation on overdraft fees and income from mortgage banking activities decreased 12% due primarily to lower accrued gains on mortgage commitments in 2011 compared to 2010.

Non-interest expenses increased 4% compared to the prior year due largely to a 7% increase in salaries and benefits expense. Other non-interest expense increased 8% due primarily to losses on sales of other real estate owned and loan work out expenses.

Non-performing assets decreased to $83.6 million at December 31, 2011 compared to $97.7 million at December 31, 2010. Non-performing assets represented 2.25% of total assets at December 31, 2011 compared to 2.78% at December 31, 2010. The ratio of net charge-offs to average loans and leases was .66% for 2011, compared to 1.27% for 2010.

Critical Accounting Policies

Sandy Spring Bancorp’s consolidated financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America and follow general practices within the banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements may reflect different estimates, assumptions, and judgments. Certain policies inherently rely to a greater extent on the use of estimates, assumptions, and judgments and as such may have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary for assets and liabilities that are required to be recorded at fair value. A decline in the value of assets required to be recorded at fair value will warrant an impairment write-down or valuation allowance to be established. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when readily available. The following accounting policies comprise those policies that management believes are the most critical to aid in fully understanding and evaluating our reported financial results:

•	Allowance for loan and lease losses;
•	Goodwill impairment;
•	Accounting for income taxes;
•	Fair value measurements, including assessment of other than temporary impairment;
•	Defined benefit pension plan.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is an estimate of the losses that are inherent in the loan and lease portfolio at the balance sheet date. The allowance is based on the basic principle that a loss be accrued when it is probable that the loss has occurred at the date of the financial statements and the amount of the loss can be reasonably estimated.

Management believes that the allowance is adequate. However, its determination requires significant judgment, and estimates of probable losses in the lending portfolio can vary significantly from the amounts actually observed. While management uses available information to recognize probable losses, future additions or reductions to the allowance may be necessary based on changes in the loans and leases comprising the portfolio and changes in the financial condition of borrowers, resulting from changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, and independent consultants engaged by Sandy Spring Bancorp periodically review the loan and lease portfolio and the allowance. Such reviews may result in additional provisions based on their judgments of information available at the time of each examination.

Sandy Spring Bancorp’s allowance for loan and lease losses has two basic components: a general allowance reflecting historical losses by loan category, as adjusted by several factors whose effects are not reflected in historical loss ratios, and specific allowances for individually identified loans. Each of these components, and the allowance methodology used to establish them, are described in detail in Note 1 and Note 5 of the Notes to the Consolidated Financial Statements of Sandy Spring Bancorp included in this proxy statement/prospectus. The amount of the allowance is reviewed monthly by the Credit and Investment Risk Committee of the board of directors and formally approved quarterly by that same committee of the board.

General allowances are based upon historical loss experience by portfolio segment measured over the prior eight quarters and weighted so that losses realized in the most recent quarters have the greatest effect. The historical loss experience is supplemented to address various risk characteristics of Sandy Spring Bancorp’s loan portfolio including:

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•	trends in delinquencies and other non-performing loans;
•	changes in the risk profile related to large loans in the portfolio;
•	changes in the categories of loans comprising the loan portfolio;
•	concentrations of loans to specific industry segments;
•	changes in economic conditions on both a local and national level;
•	changes in Sandy Spring Bancorp’s credit administration and loan portfolio management processes; and
•	quality of Sandy Spring Bancorp’s credit risk identification processes.

The general allowance comprised 84% of the total allowance at December 31, 2011 and 94% at December 31, 2010. The general allowance is calculated in two parts based on an internal risk classification of loans within each portfolio segment. Allowances on loans considered to be “criticized” and “classified” under regulatory guidance are calculated separately from loans considered to be “pass” rated under the same guidance. This segregation allows Sandy Spring Bancorp to monitor the allowance applicable to higher risk loans separate from the remainder of the portfolio in order to better manage risk and ensure the sufficiency of the allowance for loan and lease losses.

The portion of the allowance representing specific allowances is established on individually impaired loans. As a practical expedient, for collateral dependent loans, the Company measures impairment based on the net realizable value of the underlying collateral. For loans on which Sandy Spring Bancorp has not elected to use a practical expedient to measure impairment, Sandy Spring Bancorp will measure impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate. In determining the cash flows to be included in the discount calculation Sandy Spring Bancorp considers the following factors that combine to estimate the probability and severity of potential losses:

•	the borrower’s overall financial condition;
•	resources and payment record;
•	demonstrated or documented support available from financial guarantors; and
•	the adequacy of collateral value and the ultimate realization of that value at liquidation.

These factors combine to estimate the probability and severity of potential losses. At December 31, 2011, the specific allowance accounted for 16% of the total allowance as compared to 6% at December 31, 2010. The severity of estimated losses on impaired loans can differ substantially from actual losses.

Goodwill and Other Intangible Asset Impairment

Goodwill represents the excess purchase price paid over the fair value of the net assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairment testing requires that the fair value of each of Sandy Spring Bancorp’s reporting units be compared to the carrying amount of the reporting unit’s net assets, including goodwill. Sandy Spring Bancorp’s reporting units were identified based upon an analysis of each of its individual operating segments. If the fair values of the reporting units exceed their book values, no write-down of recorded goodwill is required. If the fair value of a reporting unit is less than book value, an expense may be required to write-down the related goodwill to the proper carrying value. Sandy Spring Bancorp tests for impairment of goodwill as of October 1 of each year using September 30 data , and again at any quarter-end if any triggering events occur during a quarter that may affect goodwill. Examples of such events include, but are not limited to, a significant deterioration in future operating results, adverse action by a regulator or a loss of key personnel. Determining the fair value of a reporting unit requires Sandy Spring Bancorp to use a degree of subjectivity.

Recently amended accounting guidance that provides Sandy Spring Bancorp with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on the assessment of these qualitative factors, if it is determined that the fair value of a reporting unit is not less than the carrying value, then performing the two-step impairment process, previously required, is unnecessary. However, if it is determined that the carrying value exceeds the fair value the first step, described above, of the two step process must be performed. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. Sandy Spring Bancorp has elected early adoption of this guidance in performing its annual impairment testing as of October 1, 2011 with respect to its community banking and investment management reporting units. With respect to its insurance reporting unit, Sandy Spring Bancorp elected to engage a third-party valuation firm to determine the fair value of this reporting unit to utilize in the “step one” test for potential goodwill impairment. Sandy Spring Bancorp and the valuation firm determined that a combination of the income approach and the market approach were most appropriate in valuing the fair value of this unit and determined that the “step two test” for impairment was not necessary. At December 31, 2011 there was no evidence of impairment of goodwill or intangibles in any of Sandy Spring Bancorp’s reporting units.

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Other intangible assets represent purchased assets that a lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Other intangible assets have finite lives and are reviewed for impairment annually. These assets are amortized over their estimated useful lives on a straight-line basis over varying periods that initially did not exceed 15 years.

Accounting for Income Taxes

Sandy Spring Bancorp accounts for income taxes by recording deferred income taxes that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management exercises significant judgment in the evaluation of the amount and timing of the recognition of the resulting tax assets and liabilities. The judgments and estimates required for the evaluation are updated based upon changes in business factors and the tax laws. If actual results differ from the assumptions and other considerations used in estimating the amount and timing of tax recognized, there can be no assurance that additional expenses will not be required in future periods. Sandy Spring Bancorp’s accounting policy follows the prescribed authoritative guidance that a minimal probability threshold of a tax position must be met before a financial statement benefit is recognized. Sandy Spring Bancorp recognized, when applicable, interest and penalties related to unrecognized tax benefits in other non-interest expenses in the Consolidated Statements of Income/(Loss). Assessment of uncertain tax positions requires careful consideration of the technical merits of a position based on management’s analysis of tax regulations and interpretations. Significant judgment may be involved in applying the applicable reporting and accounting requirements.

Management expects that Sandy Spring Bancorp’s adherence to the required accounting guidance may result in increased volatility in quarterly and annual effective income tax rates due to the requirement that any change in judgment or measurement of a tax position taken in a prior period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income, tax laws and regulations, and tax planning strategies.

Fair Value Measurements

Sandy Spring Bancorp measures certain financial assets and liabilities at fair value in accordance with applicable accounting standards. Significant financial instruments measured at fair value on a recurring basis are investment securities available-for-sale, residential mortgages held for sale and commercial loan interest rate swap agreements. Loans where it is probable that Sandy Spring Bancorp will not collect all principal and interest payments according to the contractual terms are considered impaired loans and are measured on a nonrecurring basis.

Sandy Spring Bancorp conducts a quarterly review for all investment securities that have potential impairment to determine whether unrealized losses are other-than-temporary. Valuations for the investment portfolio are determined using quoted market prices, where available. If quoted market prices are not available, valuations are based on pricing models, quotes for similar investment securities, and, where necessary, an income valuation approach based on the present value of expected cash flows. In addition, Sandy Spring Bancorp considers the financial condition of the issuer, the receipt of principal and interest according to the contractual terms and the intent and ability of Sandy Spring Bancorp to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

The above accounting policies with respect to fair value are discussed in further detail in “Note 21-Fair Value” to the Consolidated Financial Statements of Sandy Spring Bancorp.

Defined Benefit Pension Plan

Sandy Spring Bancorp has a qualified, noncontributory, defined benefit pension plan. The plan was frozen for existing entrants after December 31, 2007 and all benefit accruals for employees were frozen as of December 31, 2007 based on past service. Future salary increases and additional years of service will no longer affect the defined benefit provided by the plan although additional vesting may continue to occur.

Several factors affect the net periodic benefit cost of the plan, including (1) the size and characteristics of the plan population, (2) the discount rate, (3) the expected long-term rate of return on plan assets and (4) other actuarial assumptions. Pension cost is directly related to the number of employees covered by the plan and other factors including salary, age, years of employment, and the terms of the plan. As a result of the plan freeze, the characteristics of the plan population should not have a materially different effect in future years. The discount rate is used to determine the present value of future benefit obligations. The discount rate is determined by matching the expected cash flows of the plan to a yield curve based on long term, high quality fixed income debt instruments

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available as of the measurement date, which is December 31 of each year. The discount rate is adjusted each year on the measurement date to reflect current market conditions. The expected long-term rate of return on plan assets is based on a number of factors that include expectations of market performance and the target asset allocation adopted in the plan investment policy. Should actual asset returns deviate from the projected returns, this can affect the benefit plan expense recognized in the financial statements.

Consolidated Average Balances, Yields and Rates

	2011			2010			2009
			Annualized			Annualized			Annualized
	Average	(1)	Average	Average	(1)	Average	Average	(1)	Average
(Dollars in thousands and tax-equivalent)	Balances	Interest	Yield/Rate	Balances	Interest	Yield/Rate	Balances	Interest	Yield/Rate
Assets
Residential mortgage loans (2)	$457,886	$21,971	4.80%	$464,462	$24,838	5.35%	$471,221	$27,560	5.85%
Residential construction loans	89,823	3,410	3.80	88,729	4,037	4.55	139,197	7,165	5.15
Commercial ADC loans	149,571	6,819	4.56	157,879	6,459	4.09	221,863	7,057	3.18
Commercial investor real estate loans	349,447	20,213	5.78	335,141	20,174	6.02	316,870	19,479	6.15
Commercial owner occupied real estate loans	511,692	30,197	5.90	512,008	30,820	6.02	527,221	32,413	6.15
Commercial business loans	229,825	11,344	4.94	264,281	13,329	5.04	305,170	15,711	5.15
Leasing	10,505	707	6.73	20,682	1,460	7.06	29,923	2,280	7.62
Consumer loans	363,010	13,271	3.68	393,703	15,206	3.88	405,005	16,001	3.96
Total loans and leases (3)	2,161,759	107,932	5.00	2,236,885	116,323	5.20	2,416,470	127,666	5.28
Taxable securities	885,023	23,471	2.65	875,292	25,630	2.93	662,853	20,784	3.14
Tax-exempt securities (4)	244,958	13,590	5.55	163,834	11,052	6.75	161,949	11,467	7.08
Interest-bearing deposits with banks	30,270	77	0.25	69,755	177	0.25	56,980	149	0.26
Federal funds sold	1,337	2	0.14	1,773	3	0.17	2,045	3	0.19
Total interest-earning assets	3,323,347	145,072	4.37	3,347,539	153,185	4.58	3,300,297	160,069	4.85

Less: allowance for loan and lease losses	(56,770)			(69,393)			(59,961)
Cash and due from banks	45,721			44,736			45,038
Premises and equipment, net	49,047			48,738			50,649
Other assets	220,221			241,368			221,211
Total assets	$3,581,566			$3,612,988			$3,557,234

Liabilities and Stockholders' Equity
Interest-bearing demand deposits	$340,110	364	0.11%	$292,106	324	0.11%	$254,047	420	0.17%
Regular savings deposits	184,050	183	0.10	165,032	164	0.10	152,383	210	0.14
Money market savings deposits	859,608	3,547	0.41	890,187	5,015	0.56	841,336	10,725	1.27
Time deposits	611,192	6,908	1.13	706,487	11,431	1.62	829,817	23,566	2.84
Total interest-bearing deposits	1,994,960	11,002	0.55	2,053,812	16,934	0.82	2,077,583	34,921	1.68
Other borrowings	78,207	212	0.27	89,932	269	0.30	88,198	308	0.35
Advances from FHLB	405,577	14,397	3.55	409,697	14,599	3.56	412,074	14,708	3.57
Subordinated debentures	35,000	913	2.61	35,000	940	2.69	35,000	1,585	4.53
Total interest-bearing liabilities	2,513,744	26,524	1.06	2,588,441	32,742	1.27	2,612,855	51,522	1.97

Noninterest-bearing demand deposits	619,260			557,197			521,701
Other liabilities	25,881			26,155			33,457
Stockholders' equity	422,681			441,195			389,221
Total liabilities and stockholders' equity	$3,581,566			$3,612,988			$3,557,234

Net interest income and spread		$118,548	3.31%		$120,443	3.31%		$108,547	2.88%
Less: tax-equivalent adjustment		5,602			4,836			4,839
Net interest income		$112,946			$115,607			$103,708

Interest income/earning assets			4.37%			4.58%			4.85%
Interest expense/earning assets			0.80			0.98			1.56
Net interest margin			3.57%			3.60%			3.29%

(1)	Tax-equivalent income has been adjusted using the combined marginal federal and state rate of 39.88% for 2011, 2010 and 2009. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $5.6 million, $4.8 million and $4.8 million in 2011, 2010 and 2009, respectively.
(2)	Includes residential mortgage loans held for sale. Home equity loans and lines are classified as consumer loans.
(3)	Non-accrual loans are included in the average balances.
(4)	Includes only investments that are exempt from federal taxes.

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Net Interest Income

The largest source of Sandy Spring Bancorp’s operating revenue is net interest income, which is the difference between the interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. For purposes of this discussion and analysis, the interest earned on tax-exempt investment securities has been adjusted to an amount comparable to interest subject to normal income taxes. The result is referred to as tax-equivalent interest income and tax-equivalent net interest income. The following discussion of net interest income should be considered in conjunction with the review of the information provided on the preceding table.

2011 vs. 2010

Net interest income for 2011 was $112.9 million compared to $115.6 million for 2010. On a tax-equivalent basis, net interest income decreased by 2% for 2011 to $118.5 million from $120.4 million for 2010. The preceding table provides an analysis of net interest income performance that reflects a net interest margin that decreased to 3.57% for 2011 compared to 3.60% for 2010. Average interest-earning assets decreased by 1% while average interest-bearing liabilities decreased 3% in 2011. Average noninterest-bearing deposits increased 11% in 2011 while the percentage of average noninterest-bearing deposits to total deposits also increased to 25% in 2011 compared to 23% in 2010.

2010 vs. 2009

Net interest income for 2010 was $115.6 million, representing an increase of $11.9 million or 11% from 2010. The increase in tax-equivalent net interest margin in 2010 resulted from declining rates paid on deposits which more than offset the decrease in yields on earning assets which was partially affected by a decrease in non-accrual loans. Average noninterest-bearing deposits increased 7% in 2010 while the percentage of average noninterest-bearing deposits to total deposits also increased to 23% in 2010 compared to 20% in 2009. On a tax-equivalent basis, net interest income increased by 11% in 2010 to $120.4 million from $108.5 million in 2009.

Effect of Volume and Rate Changes on Net Interest Income

The following table analyzes the reasons for the changes from year-to-year in the principal elements that comprise net interest income:

	2011 vs. 2010			2010 vs. 2009
	Increase			Increase
	Or	Due to Change In Average:*		Or	Due to Change In Average:*
(Dollars in thousands and tax equivalent)	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate
Interest income from earning assets:
Loans and leases	$(8,391)	$(3,860)	$(4,531)	$(11,343)	$(9,360)	$(1,983)
Securities	379	3,095	(2,716)	4,431	7,787	(3,356)
Other earning assets	(101)	(102)	1	28	32	(4)
Total interest income	(8,113)	(867)	(7,246)	(6,884)	(1,541)	(5,343)

Interest expense on funding of earning assets:
Interest-bearing demand deposits	40	49	(9)	(96)	57	(153)
Regular savings deposits	19	20	(1)	(46)	16	(62)
Money market savings deposits	(1,468)	(170)	(1,298)	(5,710)	584	(6,294)
Time deposits	(4,523)	(1,395)	(3,128)	(12,135)	(3,115)	(9,020)
Total borrowings	(286)	(480)	194	(793)	(20)	(773)
Total interest expense	(6,218)	(1,976)	(4,242)	(18,780)	(2,478)	(16,302)
Net interest income	$(1,895)	$1,109	$(3,004)	$11,896	$937	$10,959

* Variances that are the combined effect of volume and rate, but cannot be separately identified, are allocated to the volume and rate variances based on their respective relative amounts.

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Interest Income

2011 vs. 2010

Sandy Spring Bancorp’s total tax-equivalent interest income decreased by $8.1 million or 5% in 2011 compared to 2010. The previous table shows that, in 2011, the decrease in interest income resulted primarily from a decline in earning asset yields with respect to both the loan and investment portfolios and to some extent, a decrease in average loans and leases.

During 2011, the yield on average loans and leases decreased by 20 basis points due to the continued prevailing low interest rate environment as relatively higher rate loans were paid off and new loans were originated at comparatively lower rates. In addition, the average balance of the loan portfolio declined 3% in 2011 compared to the prior year as the volume of quality loan demand remained low due to the struggling economy. The decline in the portfolio yield was driven by decreases of 20 basis points in the yield on the consumer loan portfolio and 60 basis points on the residential mortgage loan portfolio together with a decrease of 6 basis points in the yield on the commercial loan portfolio. The decrease in the average balance of the loan portfolio was driven by declines in several segments of the portfolio, particularly commercial business loans, due to soft market demand, and consumer loans, due to pay downs of conventional second mortgage loans and installment loans.

The average yield on investment securities decreased 25 basis points while the average balance of the portfolio increased 9% or $90 million in 2011 compared to the prior year. The growth in investments was due to liquidity provided primarily by the decline in loan balances mentioned above. The decrease in the yield on investments was due to the fact that a significant portion of the portfolio is invested in amortizing securities that were replaced by lower yielding investments as a result of lower overall market rates.

2010 vs. 2009

Interest income decreased by $6.9 million or 4% in 2010 compared to 2009 due to a decrease in interest income resulting primarily from a decline in average interest-earning asset yields. This was partially offset by growth in average interest-earning assets. Average loans and leases, yielding 5.20% versus 5.28% a year earlier, decreased $179.6 million or 7%. The average residential real estate portfolio decreased 9% due mainly to a 36% decrease in residential construction loans while the average commercial loans and leases portfolio decreased 8% due largely to a 29% decrease in commercial ADC loans. The average consumer loan portfolio decreased 3% due to declines of 23% in installment loans and 20% in conventional second mortgage loans. In 2010, average loans and leases comprised 67% of average earning assets compared to a ratio of 73% in 2009. Average total investment securities, yielding 3.53% in 2010 versus 3.91% in the prior year, increased 26% to $1.0 billion. Average total investment securities comprised 31% of average earning assets in 2010 compared to 25% in 2009. The growth in average investment securities in 2010 was due mainly to the growth in deposits throughout 2009 resulting from Sandy Spring Bancorp’s strategy to grow market share, and the decline in loans was due primarily to soft loan demand during 2010.

Interest Expense

2011 vs. 2010

Interest expense decreased by $6.2 million or 19% in 2011 compared to 2010, primarily as a result of a 21 basis point decrease in the average rate paid on deposits and borrowings, which decreased to 1.06% from 1.27%. Deposit activity during 2011 continued to be affected by a very slowly recovering economy and historically low interest rates. Average deposits remained virtually level as average certificates of deposit decreased $95 million or 13% compared to the prior year. This decrease was offset by an increase of $110 million or 13% in average noninterest-bearing and interest-bearing checking accounts as clients redeployed funds into short-term instruments to preserve liquidity. Average balances of money market accounts remained level during 2011 compared to the prior year. During 2011, Sandy Spring Bancorp continued to preserve its net interest margin in the face of reduced loan volumes as it reduced rates on higher cost certificates of deposit thus prompting growth in noninterest-bearing checking accounts. Much of this decrease, particularly in time deposits, was incurred with single product clients, and thus did not significantly affect clients with multiple product relationships.

2010 vs. 2009

Interest expense decreased by 36% or $18.8 million in 2010, compared to 2009, primarily as a result of a 70 basis point decrease in the average rate paid on deposits and borrowings, which decreased to 1.27% from 1.97%. Deposit and borrowing activity during 2010 continued to be driven by challenging market conditions as both the national and regional economy began a very slow and uneven recovery. Through a major deposit growth campaign in 2009, Sandy Spring Bancorp saw strong growth in its deposit market share. During 2010, Sandy Spring Bancorp experienced a planned decline in deposits as it managed its net interest margin

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through reductions in rates. Much of this decrease, particularly in time deposits, was incurred with single product clients, and thus did not significantly affect clients with multiple product relationships. Most of this growth in deposits was deployed into investment securities to provide the necessary liquidity should loan demand increase in the future.

Interest Rate Performance

2011 vs. 2010

The declining trend in the net interest margin narrowed to a decrease of only 3 basis points in 2011 compared to 2010, as the net interest spread remained even in 2011 compared to 2010. These two indicators of interest rate performance reflected a decline of 21 basis points in both the yield on interest-earning assets and the rates paid on interest-bearing liabilities.

2010 vs. 2009

The net interest margin increased by 31 basis points in 2010 compared to 2009, as compared to an increase in net interest spread of 43 basis points in 2010 compared to 2009. The increase in these two indicators of interest rate performance was due primarily to the decrease in rates paid on interest-bearing liabilities of 70 basis points which more than offset the decline in yield on interest-earning assets of 27 basis points together with an increase in noninterest-bearing demand deposits.

Non-interest Income

Non-interest income amounts and trends are presented in the following table for the years indicated:

				2011/2010	2011/2010	2010/2009	2010/2009
(Dollars in thousands)	2011	2010	2009	$ Change	% Change	$ Change	% Change
Securities gains	$292	$796	$418	$(504)	(63.3)%	$378	90.2%
Total other-than-temporary impairment ("OTTI") losses	(178)	(1,505)	-	1,327	(88.2)	(1,505)	-
Portion of OTTI losses recognized in other comprehensive income before taxes	18	993	-	(975)	(98.2)	993	-
Net OTTI recognized in earnings	(160)	(512)	-	352	(68.8)	(512)	-
Service charges on deposit accounts	9,527	10,326	11,433	(799)	(7.7)	(1,107)	(9.7)
Gains on sales of mortgage loans	3,228	3,664	3,473	(436)	(11.9)	191	5.5
Fees on sales of investment products	3,703	3,438	2,823	265	7.7	615	21.8
Trust and investment management fees	11,943	10,287	9,421	1,656	16.1	866	9.2
Insurance agency commissions	4,650	5,229	5,236	(579)	(11.1)	(7)	(0.1)
Income from bank owned life insurance	2,636	2,800	2,906	(164)	(5.9)	(106)	(3.6)
Visa check fees	3,637	3,325	2,920	312	9.4	405	13.9
Letter of credit fees	1,123	1,019	567	104	10.2	452	79.7
Extension fees	406	594	793	(188)	(31.6)	(199)	(25.1)
Other income	2,515	2,816	3,366	(301)	(10.7)	(550)	(16.3)
Total non-interest income	$43,500	$43,782	$43,356	$(282)	(0.6)	$426	1.0

2011 vs. 2010

Total non-interest income was $43.5 million in 2011 compared to $43.8 million in 2010. As shown in the table above, the primary drivers of non-interest income for 2011 were decreases in service charges on deposits, insurance agency commissions and income from mortgage banking activities, which were largely offset by increases in wealth management revenues, comprised of trust and investment management fees and fees on sales on investment products, together with a continued increase in Visa check fees.

Service charges on deposits declined due primarily to a decrease in overdraft fees due in large part to the impact of recently enacted legislation on overdraft and other fees. Insurance agency commission revenue declined in 2011 compared to 2010 due mainly to a change in the timing of the recognition of renewal premiums that was implemented in the first quarter of 2010. Income from mortgage banking activities decreased compared to the prior year due primarily to lower accrued gains on mortgage commitments in 2011 compared to 2010.

Income from bank owned life insurance decreased 6% in 2011 compared to 2010 due primarily to declining market interest rates. Sandy Spring Bancorp invests in bank owned life insurance products in order to better manage the cost of employee benefit plans. Investments totaled $81.1 million at December 31, 2011 and $78.5 million at December 31, 2010 and were well diversified by

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carrier in accordance with defined policies and practices. The average tax-equivalent yield on these insurance contract assets was 5.50% for 2011 compared to 6.05% for 2010.

Wealth management revenues increased compared to the prior year due to increases in both trust and investment management fees and fees on sales of investment products. During 2011, investment management fees in West Financial Services increased 7% to $5.4 million due to higher average assets under management as a result of market activity and new client additions. Trust services fees increased 25% to $6.5 million compared to the prior year due also to an increase in average assets under management, largely from new client additions. Total assets under management for West Financial Services, trust and investment services increased $157.7 million or 8% to $2.1 billion at December 31, 2011 compared to $1.9 billion at December 31, 2010.

Net OTTI losses recognized in earnings in 2011 declined compared to 2010 due largely to improved performance by the banks and thrifts whose debt backs one pooled trust preferred security which was solely responsible for all OTTI charges during 2011 and 2010. Sandy Spring Bancorp recognized net securities gains of $0.3 million in 2011 compared to $0.8 million in 2010, exclusive of net OTTI losses mentioned above.

2010 vs. 2009

Total non-interest income was $43.8 million in 2010, a 1% increase from 2009. The primary reasons for the increase in non-interest income for 2010, as compared to 2009 were a 12% increase in wealth management revenues due to increased assets under management and a 14% increase in Visa check fees due to a higher volume of electronic transactions. These increases were somewhat offset by a 10% decrease in service charges on deposits due to lower commercial analysis fees and return check charges. Sandy Spring Bancorp recognized securities gains of $0.8 million in 2010 compared to $0.4 million in 2009, exclusive of other-than-temporary impairment recognized in earnings.

Non-interest Expense

Non-interest expense amounts and trends are presented in the following table for the years indicated:

				2011/2010	2011/2010	2010/2009	2010/2009
(Dollars in thousands)	2011	2010	2009	$ Change	% Change	$ Change	% Change
Salaries and employee benefits	$59,625	$55,470	$54,460	$4,155	7.5%	$1,010	1.9%
Occupancy expense of premises	11,519	11,477	10,710	42	0.4	767	7.2
Equipment expenses	4,705	4,808	5,691	(103)	(2.1)	(883)	(15.5)
Marketing	2,389	2,359	2,166	30	1.3	193	8.9
Outside data services	4,159	3,992	3,721	167	4.2	271	7.3
FDIC insurance	3,187	4,497	6,092	(1,310)	(29.1)	(1,595)	(26.2)
Amortization of intangible assets	1,845	1,959	3,646	(114)	(5.8)	(1,687)	(46.3)
Professional fees	4,942	5,586	4,863	(644)	(11.5)	723	14.9
Other real estate owned	2,412	976	46	1,436	147.1	930	-
Postage and delivery	1,257	1,328	1,373	(71)	(5.3)	(45)	(3.3)
Communications	1,433	1,433	1,270	-	-	163	12.8
Other expenses	7,598	7,027	7,116	571	8.1	(89)	(1.3)
Total non-interest expense	$105,071	$100,912	$101,154	$4,159	4.1	$(242)	(0.2)

2011 vs. 2010

Non-interest expenses totaled $105.1 million in 2011 compared to $100.9 million in the prior year, an increase of 4%. This growth in expenses was due primarily to an increase in salaries and benefits expenses resulting from higher salary and incentive compensation expenses and other real estate owned expenses. These increases were partially offset by a reduction in FDIC expenses due primarily to a regulatory change in the calculation of such premiums that was effective with the second quarter of 2011.

Salaries and employee benefits, the largest component of non-interest expenses, increased in 2011 due primarily to higher compensation expenses as a result of specific targeted staff additions, merit increases and higher incentive compensation expenses related to organic growth in specific product offerings compared to the prior year. Average full-time equivalent employees remained relatively constant from 2010 to 2011.

Occupancy, equipment and marketing expenses all remained virtually level in 2011 compared to 2010, while outside data services expenses increased in 2011 due primarily to increased transaction volumes.

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Amortization of intangible assets decreased due to intangibles that became fully amortized during the year. Sandy Spring Bancorp’s intangible assets are being amortized over relatively short amortization periods averaging approximately three years at December 31, 2011.

FDIC insurance expense decreased in 2011 compared to 2010 due to a regulatory change in the calculation of such premiums that was effective with the second quarter of 2011.

Professional fees declined in the current year as Sandy Spring Bancorp completed the staffing of its internal audit function which had previously been outsourced.

Other real estate owned expenses increased in 2011 compared to 2010 due to losses on sales of other real estate owned as Sandy Spring Bancorp made a concerted effort to dispose of such nonperforming assets. Other non-interest expenses increased compared to 2010 due mainly to higher personnel recruiting expenses and increased state franchise taxes.

2010 vs. 2009

Non-interest expenses remained virtually level for the year ended December 31, 2010 compared to 2009. Salaries and benefits expenses increased in 2010 due primarily to higher salary expenses as a result of merit increases and severance payments. Average full-time equivalent employees remained relatively constant from 2009 to 2010. Occupancy expense increased in 2010 compared to the prior year due mainly to higher rent and maintenance expenses. Marketing expenses also increased in 2010 compared to 2009 due primarily to higher advertising expenses. Outside data services expenses increased in 2010 due to increased transaction volumes. Professional fees increased over 2009 due to higher legal fees from loan workouts. Other real estate owned expense increased due primarily to higher losses on sales of other real estate owned as Sandy Spring Bancorp disposed of such nonperforming assets. Other non-interest expenses remained virtually level in 2010 compared to 2009.

The above increases were offset by decreases in equipment expenses due primarily to reductions in depreciation expense and servicing expenses on equipment and a decrease in FDIC insurance expense due to a one-time special assessment in 2009. Amortization of intangible assets decreased in 2010 compared to 2009 due to certain intangibles from branch acquisitions that had fully amortized as of September, 2009.

Operating Expense Performance

Management views the GAAP efficiency ratio as an important financial measure of expense performance and cost management. The ratio expresses the level of non-interest expenses as a percentage of total revenue (net interest income plus total non-interest income). Lower ratios indicate improved productivity.

Non-GAAP Financial Measure

Sandy Spring Bancorp also uses a traditional efficiency ratio that is a non-GAAP financial measure of operating expense control and efficiency of operations. Management believes that its traditional ratio better focuses attention on the operating performance of Sandy Spring Bancorp over time than does a GAAP ratio, and is highly useful in comparing period-to-period operating performance of Sandy Spring Bancorp’s core business operations. It is used by management as part of its assessment of its performance in managing non-interest expenses. However, this measure is supplemental, and is not a substitute for an analysis of performance based on GAAP measures. The reader is cautioned that the non-GAAP efficiency ratio used by Sandy Spring Bancorp may not be comparable to GAAP or non-GAAP efficiency ratios reported by other financial institutions.

In general, the efficiency ratio is non-interest expenses as a percentage of net interest income plus non-interest income. Non-interest expenses used in the calculation of the non-GAAP efficiency ratio exclude goodwill impairment losses, the amortization of intangibles, and non-recurring expenses. Income for the non-GAAP ratio includes the favorable effect of tax-exempt income, and excludes securities gains and losses, which vary widely from period to period without appreciably affecting operating expenses, and non-recurring gains. The measure is different from the GAAP efficiency ratio, which also is presented in this report. The GAAP measure is calculated using non-interest expense and income amounts as shown on the face of the Consolidated Statements of Income. The GAAP and non-GAAP efficiency ratios are reconciled and provided in the following table. Both efficiency ratios increased in 2011 as a result of increasing non-interest expenses and a decline in net interest income.

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GAAP and Non-GAAP Efficiency Ratios

	Year ended December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
GAAP efficiency ratio:
Non-interest expenses	$105,071	$100,912	$101,154	$101,371	$99,622
Net interest income plus non-interest income	$156,446	$159,389	$147,064	$153,984	$148,949

Efficiency ratio–GAAP	67.16%	63.31%	68.78%	65.83%	66.88%

Non-GAAP efficiency ratio:
Non-interest expenses	$105,071	$100,912	$101,154	$101,371	$99,622
Less non-GAAP adjustment:
Amortization of intangible assets	1,845	1,959	3,646	4,447	4,080
Goodwill impairment loss	-	-	-	4,159	-
Plus non-GAAP adjustment:
Pension prior service credit	-	-	-	1,473	-
Non-interest expenses as adjusted	$103,226	$98,953	$97,508	$94,238	$95,542

Net interest income plus non-interest income	$156,446	$159,389	$147,064	$153,984	$148,949
Plus non-GAAP adjustment:
Tax-equivalent income	5,602	4,836	4,839	4,544	5,506
Less non-GAAP adjustments:
Securities gains	292	796	418	663	43
OTTI recognized in earnings	(160)	(512)	-	-	-
Net interest income plus non-interest income - as adjusted	$161,916	$163,941	$151,485	$157,865	$154,412

Efficiency ratio–Non-GAAP	63.75%	60.36%	64.37%	59.70%	61.87%

Income Taxes

Sandy Spring Bancorp had income tax expense of $15.8 million in 2011, compared to expense of $9.0 million in 2010 and an income tax benefit of $16.0 million in 2009. The resulting effective rates were 32% for 2011, 28% for 2010 and 52% for 2009. The increase in the effective tax rate in 2011 was due primarily to a higher proportion of income before taxes in 2011 that was taxed at the full statutory rate compared to tax exempt income, together with an income tax benefit on a loss before income taxes in the first quarter of 2010. The change in the effective rate for 2010 compared to 2009 was due mainly to the change in the proportion of tax exempt income to total income before taxes caused by Sandy Spring Bancorp’s return to profitability in 2010 and the loss incurred in 2009, primarily related to the provision for loan and lease losses, coupled with tax advantaged income from investment securities and bank owned life insurance policies.

FINANCIAL CONDITION

Sandy Spring Bancorp’s total assets were $3.7 billion at December 31, 2011, increasing $192 million or 5% compared to $3.5 billion at December 31, 2010. Interest-earning assets increased $212 million to $3.5 billion at December 31, 2011 compared to December 31, 2010. Asset growth, which was primarily due to growth in the loan and investment portfolios, was funded by increases in demand deposits and temporary short-term borrowings.

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Loans and Leases

A comparison of loan portfolio for the years indicated is presented in the following table:

	December 31, 2011		December 31, 2010		2011/2010 Change
(Dollars in thousands)	Amount	%	Amount	%	$ Change	% Change
Residential real estate:
Residential mortgage	$448,662	20.0%	$436,534	20.3%	$12,128	2.8%
Residential construction	108,699	4.9	91,273	4.2	17,426	19.1
Commercial real estate:
Commercial owner occupied real estate	522,076	23.3	503,286	23.4	18,790	3.7
Commercial investor real estate	371,948	16.6	327,782	15.2	44,166	13.5
Commercial acquisition, development and construction	160,946	7.2	151,061	7.0	9,885	6.5
Commercial Business	260,327	11.6	250,255	11.6	10,072	4.0
Leases	6,954	0.3	15,551	0.7	(8,597)	(55.3)
Consumer	360,080	16.1	380,490	17.6	(20,410)	(5.4)
Total loans and leases	$2,239,692	100.0%	$2,156,232	100.0%	$83,460	3.9

Total loans and leases, excluding loans held for sale, increased 4% at December 31, 2011 compared to December 31, 2010. The residential real estate portfolio, which is comprised of residential construction and permanent residential mortgage loans, reflected a 6% increase to $557.4 million at December 31, 2011 from $527.8 million at December 31, 2010. Permanent residential mortgages, most of which are 1-4 family, increased $12.1 million to $448.7 million due to higher loan origination volumes of adjustable rate mortgage loans and the reclassification to this portfolio of $11 million of loans from the conventional second mortgage portfolio in early 2011. Sandy Spring Bancorp generally retains such adjustable rate mortgages in its portfolio and sells the fixed rate mortgages that it originates in the secondary mortgage market. Residential construction loans increased $17.4 million to $108.7 million at December 31, 2011.

The commercial loan portfolio increased by $82.9 million to $1.3 billion at December 31, 2011 compared to the prior year end. Continued soft loan demand resulting from weak market conditions in both the national and regional economies have limited growth in commercial loan balances as pay-offs of performing credits outpaced new originations for much of the year, although substantial loan growth did occur during the fourth quarter of 2011. Activity in the commercial loan portfolio reflects the uneven recovery in the regional economy in which Sandy Spring Bancorp operates. The increase in commercial loans compared to the prior year was due primarily to an increase of $44.2 million or 13% in commercial investor real estate loans while commercial owner occupied real estate loans reflected a more limited increase of $18.8 million or 4% for the year. In addition, commercial business loans increased $10.1 million or 4% for the twelve months while commercial ADC loans increased $9.9 million or 7% at December 31, 2011 compared to December 31, 2010.

The consumer loan portfolio decreased 5% or $20.4 million, to $360.1 million at December 31, 2011. This decline was driven largely by a decrease of $22.1 million or 43% in conventional second mortgage loans during the year resulting in a balance of $29.4 million at December 31, 2011 due largely to weak consumer demand and the reclassification of loans to the residential mortgage portfolio mentioned previously.

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Analysis of Loans and Leases

The following table presents the trends in the composition of the loan and lease portfolio over the previous five years.

	December 31,
(Dollars in thousands)	2011	%	2010	%	2009	%	2008	%	2007	%
Residential real estate:
Residential mortgage	$448,662	20.0%	$436,534	20.2%	$457,414	19.9%	$457,571	18.4%	$456,305	20.0%
Residential construction	108,699	4.9	91,273	4.2	92,283	4.0	189,249	7.6	166,981	7.4
Commercial real estate:
Commercial mortgage*	894,024	39.9	831,068	38.6	894,951	39.0	847,452	34.0	662,837	29.1
Commercial AD&C*	160,946	7.2	151,061	7.0	131,789	5.7	223,169	9.0	262,840	11.5
Commercial business	260,327	11.6	250,255	11.6	296,220	12.9	333,758	13.4	316,051	13.9
Leases	6,954	0.3	15,551	0.7	25,704	1.1	33,220	1.3	35,722	1.6
Consumer	360,080	16.1	380,490	17.7	399,649	17.4	406,227	16.3	376,295	16.5
Total loans and leases	$2,239,692	100.0%	$2,156,232	100.0%	$2,298,010	100.0%	$2,490,646	100.0%	$2,277,031	100.0%

*Prior to 2010, the commercial mortgage category included loans on raw land or for projects that had not begun any construction activities. Subsequent to December 31, 2009, these loans were included in the commercial AD&C loan portfolio.

Loan Maturities and Interest Rate Sensitivity

Loan maturities and interest rate characteristics for specific lending portfolios is presented in the following table:

	At December 31, 2011
	Remaining Maturities of Selected Credits in Years
(In thousands)	1 or less	Over 1-5	Over 5	Total
Residential construction loans	$86,787	$19,453	$2,459	$108,699
Commercial AD&C loans	138,989	18,276	3,681	160,946
Commercial business loans (1)	188,613	62,351	9,363	260,327
Total	$414,389	$100,080	$15,503	$529,972

Rate Terms:
Fixed	$50,181	$61,079	$12,324	$123,584
Variable or adjustable	364,208	39,001	3,179	406,388
Total	$414,389	$100,080	$15,503	$529,972

(1) Loans not secured by real estate

Investment Securities

The investment portfolio, consisting of available-for-sale, held-to-maturity and other equity securities, increased 12% or $121.8 million to $1.2 billion at December 31, 2011, from $1.0 billion at December 31, 2010.

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Composition of Investment Securities

The composition of investment securities for the periods indicated is presented in the following table:

	At December 31,
(Dollars in thousands)	2011	%	2010	%	2009	%
Available-for-Sale: (1)
U.S. government agencies and corporations	$200,252	17.2%	$306,705	29.4%	$355,597	34.7%
State and municipal	173,111	14.9	107,537	10.3	42,142	4.1
Mortgage-backed (2)	570,144	48.9	486,961	46.7	453,998	44.3
Corporate debt	1,978	0.2	-	-	-	-
Trust preferred	5,716	0.5	5,980	0.6	6,346	0.6
Marketable equity securities	100	-	100	-	350	-
Total available-for-sale securities (3)	951,301	81.7	907,283	87.0	858,433	83.7

Held-to-Maturity and Other Equity
U.S. government agencies and corporations	54,983	4.7	-	-	-	-
State and municipal	123,075	10.6	101,091	9.7	131,996	12.9
Mortgage-backed (2)	407	-	499	-	597	0.2
Other equity securities	34,933	3.0	34,070	3.3	32,773	3.2
Total held-to-maturity and other equity securities	213,398	18.3	135,660	13.0	165,366	16.3
Total securities (3)	$1,164,699	100.0%	$1,042,943	100.0%	$1,023,799	100.0%

(1)	At estimated fair value.
(2)	Issued by a U.S. Government Agency or secured by U.S. Government Agency collateral.
(3)	The outstanding balance of no single issuer, except for U.S. Government Agency securities, exceeded ten percent of stockholders’ equity at December 31, 2011, 2010 or 2009.

The investment portfolio consists primarily of U.S. Agency securities, U.S. Agency mortgage-backed securities, U.S. Agency collateralized mortgage obligations and state and municipal securities. The duration of the portfolio was 3.1 years at December 31, 2011 and 3.2 years at December 31, 2010. Sandy Spring Bancorp considers the duration of the portfolio to be reasonable for liquidity purposes. This investment strategy has resulted in a portfolio with minimal risk that would provide the required liquidity should loan demand increase in the coming year. The portfolio is monitored on a continuing basis with consideration given to interest rate trends and the structure of the yield curve and with constant due diligence of economic projections and analysis.

At December 31, 2011, the trust preferred portfolio included one $3.0 million security backed by a single financial institution issuer. The fair value of this security was $3.2 million as determined using broker quotations. Sandy Spring Bancorp also owns one pooled trust preferred security backed by debt issued by banks and thrifts, which totals $2.9 million, with a fair value of $2.5 million. The fair value of this security was determined by a third party valuation specialist due to the limited trading activity for this security in the marketplace. The specialist used an income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs. The methodology, observable inputs and significant assumptions employed by the specialist to determine fair value are provided in Note 3 – Investment Securities in the Notes to the Consolidated Financial Statements.

As a result of this valuation, it was determined that the pooled trust preferred security had incurred credit-related OTTI of $0.2 million, which was recognized in earnings for the year ended December 31, 2011. Cumulative credit-related OTTI of $0.4 million has been recognized in earnings through December 31, 2011. Non-credit related OTTI on this security, which is not expected to be sold and that Sandy Spring Bancorp has the ability to hold until maturity, was $0.5 million at December 31, 2011. This non-credit related OTTI was recognized in other comprehensive income (“OCI”) at December 31, 2011.

Maturities and weighted average yields for investment securities available-for-sale and held-to-maturity at December 31, 2011 are presented in the following table. Amounts appear in the table at amortized cost, without market value adjustments, by stated maturity adjusted for estimated calls.

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Maturity of Investment Securities

	Years to Maturity at December 31, 2011
	Within		After One Year		After Five Years
	One Year or Less		Through Five years		Through Ten Years		Over Ten Years
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield
Available-for-Sale(1)
U. S. government agencies and corporations	$65,429	2.22%	$60,844	2.80%	$71,543	2.58%	$-	-%	$197,816	2.53%
State and municipal (2)	126	9.05	139	6.08	92,029	4.45	68,363	5.01	160,657	4.69
Mortgage-backed	14	5.11	10	5.50	179,241	2.50	372,253	3.00	551,518	2.84
Corporate debt	-	-	2,000	4.00	-	-	-	4.40	2,000	4.00
Trust preferred	-	-	-		-	-	5,936	9.12	5,936	9.12
Total	$65,569	2.24%	$62,993	2.84%	$342,813	3.04%	$446,552	3.39%	$917,927	3.14%

Held-to-Maturity (1)
U. S. government agencies and corporations	$-	-%	$-	-%	$54,983	2.88%	$-	-%	$54,983	2.88%
State and municipal	18,860	7.54	6,937	5.88	43,426	5.78	53,852	5.19	123,075	5.80
Mortgage-backed	-	-	-	-	19	5.89	388	5.74	407	5.75
Total	$18,860	7.54%	$6,937	5.88%	$98,428	4.16%	$54,240	5.20%	$178,465	4.90%

(1)	At cost, adjusted for amortization and accretion of purchase premiums and discounts, respectively.
(2)	Yields on state and municipal securities have been calculated on a tax-equivalent basis using the applicable federal income tax rate of 35%.

Other Earning Assets

Residential mortgage loans held for sale increased $2.6 million to $25.3 million as of December 31, 2011 from $22.7 million as of December 31, 2010. The aggregate of federal funds sold and interest-bearing deposits with banks increased $4.1 million to $22.5 million in 2011.

Deposits

The composition of deposits for the periods indicated is presented in the following table:

	December 31, 2011		December 31, 2010		2010/2011 Change
(Dollars in thousands)	Amount	%	Amount	%	$ Change	% change
Noninterest-bearing deposits	$650,377	24.5%	$566,812	22.2%	$83,565	14.7%
Interest-bearing deposits:
Demand	367,682	13.8	317,905	12.4	49,777	15.7
Money market savings	858,732	32.3	861,420	33.8	(2,688)	(0.3)
Regular savings	195,408	7.4	172,771	6.8	22,637	13.1
Time deposits of less than $100,000	316,058	11.9	351,071	13.8	(35,013)	(10.0)
Time deposits of $100,000 or more	268,263	10.1	279,893	11.0	(11,630)	(4.2)
Total interest-bearing deposits	2,006,143	75.5	1,983,060	77.8	23,083	1.2
Total deposits	$2,656,520	100.0%	$2,549,872	100.0%	$106,648	4.2

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Deposits and Borrowings

Total deposits were $2.7 billion at December 31, 2011, increasing $106.6 million or 4% from $2.5 billion at December 31, 2010. This growth in deposits was driven primarily by a 15% increase in noninterest-bearing and interest-bearing checking accounts and, to a lesser extent, a 13% increase in regular savings accounts. Money market accounts remained level compared to the prior year end. The activity in these deposit products can be attributed primarily to clients’ emphasis on safety and liquidity considering the current low interest rates and the volatility of alternative investments. Certificates of deposit decreased 7% compared to the prior year end as Sandy Spring Bancorp managed its net interest margin. Total borrowings increased $47.0 million or 9% to $584.0 million at December 31, 2011 compared to December 31, 2010. This increase was due primarily to an increase of $70.0 million in short-term borrowings from the Federal Home Loan Bank of Atlanta which were utilized to temporarily fund, at very low interest rates, an increase in loans late in the fourth quarter of 2011.

Capital Management

Management monitors historical and projected earnings, dividends and asset growth, as well as risks associated with the various types of on- and off-balance sheet assets and liabilities, in order to determine appropriate capital levels. During 2011, total stockholders’ equity increased $38.5 million to $446.1 million at December 31, 2011, from $407.6 million at December 31, 2010. This increase was due primarily to net income during the period, together with an increase of $10.6 million in other comprehensive income resulting primarily from unrealized gains on available-for-sale investments. These increases were partially offset by the redemption in the first quarter of 2011 for $4.5 million of the warrant that was issued to the Treasury in connection with Sandy Spring Bancorp’s participation in the TARP Capital Purchase Program.

The ratio of average equity to average assets was 11.8% for 2011, as compared to 12.21% for 2010.

Bank holding companies and banks are required to maintain capital ratios in accordance with guidelines adopted by the federal bank regulators. These guidelines are commonly known as Risk-Based Capital guidelines. The actual regulatory ratios and required ratios for capital adequacy, in addition to the ratios required to be categorized as “well capitalized,” are summarized for Sandy Spring Bancorp in the following table.

Risk-Based Capital Ratios

	Ratios at		Minimum
	December 31,		Regulatory
	2011	2010	Requirements
Total Capital to risk-weighted assets	15.83%	15.37%	8.00%

Tier 1 Capital to risk-weighted assets	14.57%	14.11%	4.00%

Tier 1 Leverage	10.84%	10.30%	3.00%

Tier 1 capital of $386.4 million and total qualifying capital of $419.8 million each included $35.0 million in trust preferred securities that are considered regulatory capital for purposes of determining Sandy Spring Bancorp’s Tier 1 capital ratio. As of December 31, 2011, the most recent notification from Sandy Spring Bank’s primary regulator categorized Sandy Spring Bank as a “well-capitalized” institution under the prompt corrective action rules of the Federal Deposit Insurance Act. Designation as a well-capitalized institution under these regulations is not a recommendation or endorsement of Sandy Spring Bancorp or Sandy Spring Bank by federal bank regulators.

Tangible Common Equity

Tangible equity and tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity and tangible assets exclude the balances of goodwill and other intangible assets from stockholder’s equity and total assets, respectively. Management believes that this non-GAAP financial measure provides information to investors that may useful in understanding our financial condition. Because not all companies use the same calculation of tangible equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of the non-GAAP ratio of tangible equity to tangible assets and tangible book value per share are provided in the following table.

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Tangible Common Equity Ratio – Non-GAAP

	December 31,
(Dollars in thousands, except per share data)	2011	2010	2009	2008	2007
Tangible common equity ratio:
Total stockholders' equity	$446,109	$407,569	$373,586	$391,862	$315,640
Accumulated other comprehensive loss	(13,248)	2,620	2,652	7,572	1,055
Goodwill	(76,816)	(76,816)	(76,816)	(76,248)	(76,585)
Other intangible assets, net	(4,734)	(6,578)	(8,537)	(12,183)	(16,630)
Preferred stock	-	-	(80,095)	(79,440)	-
Tangible common equity	$351,311	$326,795	$210,790	$231,563	$223,480

Total assets	$3,711,370	$3,519,388	$3,630,478	$3,313,638	$3,043,953
Goodwill	(76,816)	(76,816)	(76,816)	(76,248)	(76,585)
Other intangible assets, net	(4,734)	(6,578)	(8,537)	(12,183)	(16,630)
Tangible assets	$3,629,820	$3,435,994	$3,545,125	$3,225,207	$2,950,738

Tangible common equity ratio	9.68%	9.51%	5.95%	7.18%	7.57%
Tangible book value per share	$14.58	$13.59	$12.78	$14.12	$13.67

Credit Risk

The fundamental lending business of Sandy Spring Bancorp is based on understanding, measuring and controlling the credit risk inherent in the loan portfolio. Sandy Spring Bancorp’s loan and lease portfolio is subject to varying degrees of credit risk. Credit risk entails both general risks, which are inherent in the process of lending, and risk specific to individual borrowers. Sandy Spring Bancorp’s credit risk is mitigated through portfolio diversification, which limits exposure to any single customer, industry or collateral type. Typically, each consumer and residential lending product has a generally predictable level of credit losses based on historical loss experience. Home mortgage and home equity loans and lines generally have the lowest credit loss experience. Loans secured by personal property, such as auto loans, generally experience medium credit losses. Unsecured loan products, such as personal revolving credit, have the highest credit loss experience and for that reason, Sandy Spring Bancorp has chosen not to engage in a significant amount of this type of lending. Credit risk in commercial lending can vary significantly, as losses as a percentage of outstanding loans can shift widely during economic cycles and are particularly sensitive to changing economic conditions. Generally, improving economic conditions result in improved operating results on the part of commercial customers, enhancing their ability to meet their particular debt service requirements. Improvements, if any, in operating cash flows can be offset by the impact of rising interest rates that may occur during improved economic times. Declining economic conditions have an adverse affect on the operating results of commercial customers, reducing their ability to meet debt service obligations.

Current economic data has shown that while the Mid-Atlantic region is outperforming most other markets in the nation, Sandy Spring Bancorp is continuing to deal with the lingering impact of a very slowly recovering economy and its resulting effects on Sandy Spring Bancorp’s borrowers, particularly in the real estate sector. Total non-performing loans decreased $8.9 million or 10% at December 31, 2011 compared to the balance at December 31, 2010. While the diversification of the lending portfolio among different commercial, residential and consumer product lines along with different market conditions of the D.C. suburbs, Northern Virginia and Baltimore metropolitan area has mitigated some of the risks in the portfolio, local economic conditions and levels of non-performing loans may continue to be influenced by the current slow and uneven economic recovery on both a regional and national level.

To control and manage credit risk, management has a credit process in place to reasonably ensure credit standards are maintained along with a robust in-house loan administration accompanied by strong oversight and review procedures. The primary purpose of loan underwriting is the evaluation of specific lending risks and involves the analysis of the borrower’s ability to service the debt as well as the assessment of the value of the underlying collateral. Oversight and review procedures include the monitoring of portfolio credit quality, early identification of potential problem credits and the aggressive management of problem credits. As part of the oversight and review process, Sandy Spring Bancorp maintains an allowance for loan and lease losses (the “allowance”) to absorb estimated and probable losses in the loan and lease portfolio. The allowance is based on consistent, continuous review and evaluation of the loan and lease portfolio, along with ongoing, monthly assessments of the probable losses and problem credits in each portfolio.

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The allowance represents an estimation of the losses that are inherent in the loan and lease portfolio. The adequacy of the allowance is determined through careful and ongoing evaluation of the credit portfolio, and involves consideration of a number of factors, as outlined below, to establish an adequate allowance for loan losses. Determination of the allowance is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans and leases based on historical loss experience and consideration of current economic trends, which may be susceptible to significant change. Loans and leases deemed uncollectible are charged against the allowance, while recoveries are credited to the allowance. Management adjusts the level of the allowance through the provision for loan and lease losses, which is recorded as a current period operating expense.

The methodology for assessing the appropriateness of the allowance includes: (1) a general allowance that reflects historical losses, as adjusted, by credit category, and (2) a specific allowance for impaired credits on an individual or portfolio basis. This methodology is further described in the section entitled “Critical Accounting Policies” and in “Note 1 – Significant Accounting Policies” of the Notes to the Consolidated Financial Statements. The amount of the allowance is reviewed monthly and approved quarterly by the Credit and Investment Risk Committee of the board of directors.

Sandy Spring Bancorp recognizes a collateral dependent lending relationship as non-performing when either the loan becomes 90 days delinquent or as a result of factors (such as bankruptcy, interruption of cash flows, etc.) considered at the monthly credit committee meeting. When a commercial loan is placed on non-accrual status, it is considered to be impaired and all accrued but unpaid interest is reversed. However, not all impaired loans are in non-accrual status because they may be current with regard to the payment terms. Classification as an impaired loan is based on a determination that Sandy Spring Bancorp may not collect all principal and interest payments according to contractual terms. Impaired loans exclude large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment such as leases, residential real estate and consumer loans. Typically, all payments received on non-accrual loans are applied to the remaining principal balance of the loans. Integral to the assessment of the allowance process is an evaluation that is performed to determine whether a specific allowance on an impaired loan is warranted and, when losses are confirmed, a charge-off is taken to reduce the loan to its net realizable value. Any further collateral deterioration results in either further specific allowances being established or additional charge-offs. At such time an action plan is agreed upon for the particular loan and an appraisal will be ordered depending on the time elapsed since the prior appraisal, the loan balance and/or the result of the internal evaluation. A current appraisal on large loans is usually obtained if the appraisal on file is more than 12 months old and there has been a material change in market conditions, zoning, physical use or the adequacy of the collateral based on an internal evaluation. Sandy Spring Bancorp’s policy is to strictly adhere to regulatory appraisal standards. If an appraisal is ordered, no more than a 30 day turnaround is requested from the appraiser, who is selected by Credit Administration from an approved appraiser list. After receipt of the updated appraisal, the assigned credit officer will recommend to the Chief Credit Officer whether a specific allowance or a charge-off should be taken. The Chief Credit Officer has the authority to approve a specific allowance or charge-off between monthly credit committee meetings to insure that there are no significant time lapses during this process.

Sandy Spring Bancorp’s methodology for evaluating whether a loan is impaired begins with risk-rating credits on an individual basis and includes consideration of the borrower’s overall financial condition, payment record and available cash resources that may include the sufficiency of collateral value and, in a select few cases, verifiable support from financial guarantors. In measuring impairment, Sandy Spring Bancorp looks primarily to the discounted cash flows of the project itself or to the value of the collateral as the primary sources of repayment of the loan. Sandy Spring Bancorp may consider the existence of guarantees and the financial strength and wherewithal of the guarantors involved in any loan relationship. Guarantees may be considered as a source of repayment based on the guarantor’s financial condition and respective payment capacity. Accordingly, absent a verifiable payment capacity, a guarantee alone would not be sufficient to avoid classifying the loan as impaired.

Management has established a credit process that dictates that structured procedures be performed to monitor these loans between the receipt of an original appraisal and the updated appraisal. These procedures include the following:

•	An internal evaluation is updated quarterly to include borrower financial statements and/or cash flow projections.

•	The borrower may be contacted for a meeting to discuss an updated or revised action plan which may include a request for additional collateral.

•	Re-verification of the documentation supporting Sandy Spring Bancorp’s position with respect to the collateral securing the loan.

•	At the monthly credit committee meeting the loan may be downgraded and a specific allowance may be decided upon in advance of the receipt of the appraisal.

•	Upon receipt of the updated appraisal (or based on an updated internal financial evaluation) the loan balance is compared to the appraisal and a specific allowance is decided upon for the particular loan, typically for the amount of the difference between the appraisal and the loan balance.

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•	Sandy Spring Bancorp will specifically reserve for or charge-off the excess of the loan amount over the amount of the appraisal. In certain cases Sandy Spring Bancorp may establish a larger reserve due to knowledge of current market conditions or the existence of an offer for the collateral that will facilitate a more timely resolution of the loan.

If an updated appraisal is received subsequent to the preliminary determination of a specific allowance or partial charge-off, and it is less than the initial appraisal used in the initial charge-off, an additional specific allowance or charge-off is taken on the related credit. Partially charged-off loans are not written back up based on updated appraisals and always remain on non-accrual with any and all subsequent payments applied to the remaining balance of the loan as principal reductions. No interest income is recognized on loans that have been partially charged-off.

Loans that have their terms restructured (e.g., interest rates, loan maturity date, payment and amortization period, etc.) in circumstances that provide payment relief or other concessions, to a borrower experiencing financial difficulty are considered troubled debt restructured loans (TDR’s). All restructurings that constitute concessions to a troubled borrower are considered impaired loans and may either be in accruing status or non-accruing status. Non-accruing restructured loans may return to accruing status provided there is a sufficient period of payment performance in accordance with the restructure terms. Loans may be removed from the restructured category in the year subsequent to the restructuring if their revised loans terms are considered to be consistent with terms that can be obtained in the credit market for loans with comparable risk.

Sandy Spring Bancorp may extend the maturity of a performing or current loan that may have some inherent weakness associated with the loan. However, Sandy Spring Bancorp generally follows a policy of not extending maturities on non-performing loans under existing terms. Maturity date extensions only occur under revised terms that clearly place Sandy Spring Bancorp in a position to increase or assure full collection of the loan under the contractual terms and /or terms at the time of the extension that may eliminate or mitigate the inherent weakness in the loan. These terms may incorporate, but are not limited to additional assignment of collateral, significant balance curtailments/liquidations and assignments of additional project cash flows. Guarantees may be a consideration in the extension of loan maturities. As a general matter, Sandy Spring Bancorp does not view extension of a loan to be a satisfactory approach to resolving non-performing credits.  On an exception basis, certain performing loans that have displayed some inherent weakness in the underlying collateral values, an inability to comply with certain loan covenants which are not affecting the performance of the credit or other identified weakness may be extended.

Collateral values or estimates of discounted cash flows (inclusive of any potential cash flow from guarantees) are evaluated to estimate the probability and severity of potential losses. Impairment is established based on Sandy Spring Bancorp’s calculation of the probable loss inherent in the individual loan. The actual occurrence and severity of losses involving impaired credits can differ substantially from estimates.

Management believes that the allowance is adequate. However, its determination requires significant judgment, and estimates of probable losses in the loan and lease portfolio can vary significantly from the amounts actually observed. While management uses available information to recognize probable losses, future additions to the allowance may be necessary based on changes in the credits comprising the portfolio and changes in the financial condition of borrowers, such as may result from changes in economic conditions. In addition, federal and state regulatory agencies, as an integral part of their examination process, and independent consultants engaged by Sandy Spring Bank, periodically review the loan and lease portfolio and the allowance. Such reviews may result in adjustments to the allowance based upon their analysis of the information available at the time of each examination.

Sandy Spring Bancorp makes provisions for loan and lease losses in amounts necessary to maintain the allowance at an appropriate level, as established by use of the allowance methodology discussed above. The provision for loan and lease losses declined in both 2011 and 2010 compared to 2009. This was due primarily to a consistently declining level of historical net charge-offs and delinquencies which is a principal component in the application of Sandy Spring Bancorp’s allowance methodology.

Substantially all of the fixed-rate conforming residential mortgage loans originated by Sandy Spring Bancorp are sold in the secondary mortgage market. Concurrent with such sales, Sandy Spring Bancorp is required to make customary representations and warranties to the purchasers about the mortgage loans and the manner in which they were originated. The related sale agreements grant the purchasers recourse back to Sandy Spring Bancorp, which could require Sandy Spring Bancorp to repurchase loans or to share in any losses incurred by the purchasers. This recourse exposure typically extends for a period of six to eighteen months after the sale of the loan. Such transactions could be due to a number of causes including borrower fraud or early payment default. Sandy Spring Bancorp has seen a very limited number of repurchase and indemnity demands from purchasers for such events and routinely monitors its exposure in this regard. Sandy Spring Bancorp maintains a liability of $0.3 million for possible losses due to repurchases. Given its lack of history as to losses of this type, Sandy Spring Bancorp believes that this reserve is adequate.

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Allowance for Loan and Lease Losses

The following table presents a five-year history for the allocation of the allowance for loan and leases losses. The allowance is allocated in the following table to various loan and lease categories based on the methodology used to estimate loan losses; however, the allocation does not restrict the usage of the allowance for any specific loan or lease category.

	December 31,
(In thousands)	2011	2010	2009	2008	2007
Residential real estate:
Residential mortgage	$10,583	$10,396	$8,871	$4,330	$3,807
Residential construction	4,206	2,760	2,559	2,747	1,639
Total residential real estate	14,789	13,156	11,430	7,077	5,446
Commercial real estate:
Commercial mortgage	15,578	12,970	10,978	19,527	7,854
Commercial construction	6,663	18,241	21,144	13,046	4,092
Total commercial real estate	22,241	31,211	32,122	32,573	11,946

Commercial Business	6,727	12,870	16,907	7,174	5,317
Leases	796	667	770	908	525
Consumer	4,876	4,231	3,330	2,794	1,858
Total allowance	$49,429	$62,135	$64,559	$50,526	$25,092

During 2011, there were no changes in Sandy Spring Bancorp’s systematic methodology for assessing the appropriateness of the allowance for loan and lease losses from the prior year. Variations can occur over time in the methodology’s estimation of the adequacy of the allowance as a result of the credit performance of borrowers. There was no unallocated allowance at December 31, 2011 or December 31, 2010, when measured against the total allowance.

At December 31, 2011, total non-performing loans and leases were $79.1 million, or 3.53% of total loans and leases, compared to $88.1 million, or 4.08% of total loans and leases, at December 31, 2010. Timely recognition and aggressive management of problem credits has resulted in the significant reduction of the migration of these loans into non-accrual status during this period. The lower amount of problem credits relative to the total credit portfolio combined with the reduction in the allowance results in a decline in the ratio of the allowance to problem credits. The allowance represented 62% of non-performing loans and leases at December 31, 2011 and 71% at December 31, 2010. This decrease in the coverage ratio is due primarily to the impact that the reduction in non-performing loans and leases has on the calculation of the allowance. A combination of principal paydowns and the impact of a decline in charge-offs while the migration of new credits to non-performing status has significantly declined has resulted in a lower amount of required reserves which results in a lower coverage ratio. Continued analysis of the actual loss history on the problem credits in 2010 and 2011 provided an indication that the coverage of the inherent losses on the problem credits was adequate. Sandy Spring Bancorp continues to monitor the impact of the economic conditions on our commercial customers, the reduced inflow of non-accruals, lower inflow in criticized loans and the significant decline in early stage delinquencies. The improvement in these credit metrics support management’s outlook for continued improved credit quality performance.

The balance of impaired loans was $67.6 million, with specific allowances of $7.8 million against those loans at December 31, 2011, as compared to $69.6 million with allowances of $3.8 million, at December 31, 2010.

Sandy Spring Bancorp’s borrowers are concentrated in six counties in Maryland, three counties in Virginia and in Washington D.C. Commercial and residential mortgages, including home equity loans and lines, represented 75% of total loans and leases at December 31, 2011 as compared to 77% at December 31, 2010. Certain loan terms may create concentrations of credit risk and increase Sandy Spring Bancorp’s exposure to loss. These include terms that permit the deferral of principal payments or payments that are smaller than normal interest accruals (negative amortization); loans with high loan-to-value ratios; loans, such as option adjustable-rate mortgages, that may expose the borrower to future increases in repayments that are in excess of increases that would result solely from increases in market interest rates; and interest-only loans. Sandy Spring Bancorp does not make loans that provide for negative amortization or option adjustable-rate mortgages.

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Summary of Loan and Lease Loss Experience

The following table presents the activity in the allowance for loan and lease losses for the periods indicated:

	Year Ended December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Balance, January 1	$62,135	$64,559	$50,526	$25,092	$19,492
Provision for loan and lease losses	1,428	25,908	76,762	33,192	4,094
Allowance acquired from acquisitions	-	-	-	-	2,798
Loan charge-offs:
Residential real estate	(6,993)	(6,401)	(4,847)	(4,798)	-
Commercial loans and leases	(6,772)	(22,723)	(57,098)	(2,677)	(1,103)
Consumer	(2,740)	(3,492)	(1,575)	(988)	(341)
Total charge-offs	(16,505)	(32,616)	(63,520)	(8,463)	(1,444)
Loan recoveries:
Residential real estate	226	34	41	21	12
Commercial loans and leases	1,933	4,028	640	475	110
Consumer	209	222	110	209	30
Total recoveries	2,368	4,284	791	705	152
Net charge-offs	(14,137)	(28,332)	(62,729)	(7,758)	(1,292)
Balance, period end	$49,426	$62,135	$64,559	$50,526	$25,092

Net charge-offs to average loans and leases	0.66%	1.27%	2.61%	0.32%	0.06%
Allowance to total loans and leases	2.21%	2.88%	2.81%	2.03%	1.10%

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Analysis of Credit Risk

The following table presents information with respect to non-performing assets and 90-day delinquencies for the years indicated:

	At December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Non-accrual loans and leases
Residential real estate	$11,441	$9,251	$9,520	$11,679	$599
Commercial loans and leases	58,453	53,776	100,894	55,890	22,368
Consumer	1,786	300	766	381	73
Total non-accrual loans and leases (1)	71,680	63,327	111,180	67,950	23,040

Loans and leases 90 days past due
Residential real estate	410	13,546	14,887	471	3,992
Commercial loans and leases	2	426	3,321	567	7,236
Consumer	165	182	793	-	134
Total 90 days past due loans and leases	577	14,154	19,001	1,038	11,362

Restructured loans and leases (accruing)	6,881	10,571	3,549	395	-
Total non-performing loans and leases (2)	79,138	88,052	133,730	69,383	34,402
Other real estate owned, net	4,431	9,493	7,464	2,860	461
Other assets owned	-	200	-	-	-
Total non-performing assets	$83,569	$97,745	$141,194	$72,243	$34,863

Non-performing loans to total loans and leases	3.53%	4.08%	5.82%	2.79%	1.51%
Non-performing assets to total assets	2.25%	2.78%	3.89%	2.18%	1.15%
Allowance for loan and leases to non-performing loans and leases	62.46%	70.57%	48.28%	72.82%	72.94%

(1)	Gross interest income that would have been recorded in 2011 if non-accrual loans and leases shown above had been current and in accordance with their original terms was $5.0 million. No interest was recorded on these loans during the year. Please see Note 1 of the Notes to Consolidated Financial Statements for a description of Sandy Spring Bancorp’s policy for placing loans on non-accrual status.
(2)	Performing loans considered potential problem loans, as defined and identified by management, amounted to $52.6 million at December 31, 2011. Although these are loans where known information about the borrowers’ possible credit problems causes management to have concerns as to the borrowers’ ability to comply with the loan repayment terms, most are current as to payment terms, well collateralized and are not believed to present significant risk of loss. Loans classified for regulatory purposes not included in either non-performing or potential problem loans consist only of “other loans especially mentioned” and do not, in management’s opinion, represent or result from trends or uncertainties reasonably expected to materially impact future operating results, liquidity or capital resources, or represent material credits where known information about the borrowers’ possible credit problems causes management to have doubts as to the borrowers’ ability to comply with the loan repayment terms.

Market Risk Management

Sandy Spring Bancorp’s net income is largely dependent on its net interest income. Net interest income is susceptible to interest rate risk to the extent that interest-bearing liabilities mature or re-price on a different basis than interest-earning assets. When interest-bearing liabilities mature or re-price more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or re-price more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest-bearing deposits and stockholders’ equity.

Sandy Spring Bancorp’s interest rate risk management goals are (1) to increase net interest income at a growth rate consistent with the growth rate of total assets, and (2) to minimize fluctuations in net interest margin as a percentage of interest-earning assets. Management attempts to achieve these goals by balancing, within policy limits, the volume of floating-rate liabilities with a similar

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volume of floating-rate assets; by keeping the average maturity of fixed-rate asset and liability contracts reasonably matched; by maintaining a pool of administered core deposits; and by adjusting pricing rates to market conditions on a continuing basis.

Sandy Spring Bancorp’s board of directors has established a comprehensive interest rate risk management policy, which is administered by management’s ALCO. The policy establishes limits on risk, which are quantitative measures of the percentage change in net interest income (a measure of net interest income at risk) and the fair value of equity capital (a measure of economic value of equity or “EVE” at risk) resulting from a hypothetical change in U.S. Treasury interest rates for maturities from one day to thirty years. Sandy Spring Bancorp measures the potential adverse impacts that changing interest rates may have on its short-term earnings, long-term value, and liquidity by employing simulation analysis through the use of computer modeling. The simulation model captures optionality factors such as call features and interest rate caps and floors imbedded in investment and loan portfolio contracts. As with any method of gauging interest rate risk, there are certain shortcomings inherent in the interest rate modeling methodology used by Sandy Spring Bancorp. When interest rates change, actual movements in different categories of interest-earning assets and interest-bearing liabilities, loan prepayments, and withdrawals of time and other deposits, may deviate significantly from assumptions used in the model. Finally, the methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan customers’ ability to service their debts, or the impact of rate changes on demand for loan, lease, and deposit products.

Sandy Spring Bancorp prepares a current base case and eight alternative simulations at least once a quarter and reports the analysis to the board of directors. In addition, more frequent forecasts are produced when interest rates are particularly uncertain or when other business conditions so dictate.

The statement of condition is subject to quarterly testing for eight alternative interest rate shock possibilities to indicate the inherent interest rate risk. Average interest rates are shocked by +/- 100, 200, 300, and 400 basis points (“bp”), although Sandy Spring Bancorp may elect not to use particular scenarios that it determines are impractical in a current rate environment. It is management’s goal to structure the balance sheet so that net interest earnings at risk over a twelve-month period and the economic value of equity at risk do not exceed policy guidelines at the various interest rate shock levels.

Sandy Spring Bancorp augments its quarterly interest rate shock analysis with alternative external interest rate scenarios on a monthly basis. These alternative interest rate scenarios may include non-parallel rate ramps and non-parallel yield curve twists. If a measure of risk produced by the alternative simulations of the entire balance sheet violates policy guidelines, ALCO is required to develop a plan to restore the measure of risk to a level that complies with policy limits within two quarters.

Measures of net interest income at risk produced by simulation analysis are indicators of an institution’s short-term performance in alternative rate environments. These measures are typically based upon a relatively brief period, usually one year. They do not necessarily indicate the long-term prospects or economic value of the institution.

Estimated Changes in Net Interest Income
Change in Interest Rates:	+ 400 bp	+ 300 bp	+ 200 bp	+ 100 bp	- 100 bp	- 200 bp	-300 bp	-400 bp
Policy Limit	23.50%	17.50%	15.00%	10.00%	10.00%	15.00%	17.50%	23.50%
December 31, 2011	(4.09)%	(1.66)%	(0.06)%	0.11%	N/A	N/A	N/A	N/A
December 31, 2010	(3.64)%	(1.28)%	(0.15)%	(0.06)%	N/A	N/A	N/A	N/A

As shown above, measures of net interest income at risk increased moderately from December 31, 2010 at the +400bp and +300bp rate shock levels and decreased slightly at the +200bp and +100bp levels. All measures remained well within prescribed policy limits.

The risk position increased moderately in the upper shock scenarios. The major contributor to the increased risk was the loan portfolio. Longer durations in the loan portfolio limit the potential increase to net interest income in a rising rate environment due to the fact fewer dollars are available to reprice as rates increase during the time horizon involved.

The measures of equity value at risk indicate the ongoing economic value of Sandy Spring Bancorp by considering the effects of changes in interest rates on all of Sandy Spring Bancorp’s cash flows, and by discounting the cash flows to estimate the present value of assets and liabilities. The difference between these discounted values of the assets and liabilities is the economic value of equity, which, in theory, approximates the fair value of Sandy Spring Bancorp’s net assets.

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Estimated Changes in Economic Value of Equity (EVE)
Change in Interest Rates:	+ 400 bp	+ 300 bp	+ 200 bp	+ 100 bp	- 100 bp	- 200 bp	-300 bp	-400 bp
Policy Limit	35.00%	25.00%	20.00%	10.00%	10.00%	20.00%	25.00%	35.00%
December 31, 2011	(7.25)%	(5.16)%	(1.26)%	0.99%	N/A	N/A	N/A	N/A
December 31, 2010	(12.49)%	(9.78)%	(5.69)%	(2.68)%	N/A	N/A	N/A	N/A

Measures of the economic value of equity (“EVE”) at risk decreased compared to year-end 2010 in all rising interest rate shock levels due primarily to longer durations in deposits and borrowings. Sandy Spring Bancorp is retaining more low cost core deposits for longer lengths of time and as rates rise, Sandy Spring Bancorp thus experiences a benefit in such market values.

Liquidity Management

Liquidity is measured by a financial institution’s ability to raise funds through loan and lease repayments, maturing investments, deposit growth, borrowed funds, capital and the sale of highly marketable assets such as investment securities and residential mortgage loans. Sandy Spring Bancorp’s liquidity position, considering both internal and external sources available, exceeded anticipated short-term and long-term needs at December 31, 2011. Management considers core deposits, defined to include all deposits other than time deposits of $100 thousand or more, to be a relatively stable funding source. Core deposits equaled 69% of total interest-earning assets at December 31, 2011. In addition, loan and lease payments, maturities, calls and pay downs of securities, deposit growth and earnings contribute a flow of funds available to meet liquidity requirements. In assessing liquidity, management considers operating requirements, the seasonality of deposit flows, investment, loan and deposit maturities and calls, expected funding of loans and deposit withdrawals, and the market values of available-for-sale investments, so that sufficient funds are available on short notice to meet obligations as they arise and to ensure that Sandy Spring Bancorp is able to pursue new business opportunities.

Liquidity is measured using an approach designed to take into account, in addition to factors already discussed above, Sandy Spring Bancorp’s growth and mortgage banking activities. Also considered are changes in the liquidity of the investment portfolio due to fluctuations in interest rates. Under this approach, implemented by the Funds Management Subcommittee of ALCO under formal policy guidelines, Sandy Spring Bancorp’s liquidity position is measured weekly, looking forward at thirty day intervals from thirty (30) to three hundred sixty (360) days. The measurement is based upon the projection of funds sold or purchased position, along with ratios and trends developed to measure dependence on purchased funds and core growth. Resulting projections as of December 31, 2011, show short-term investments exceeding short-term borrowings by $33.8 million over the subsequent 360 days. This projected excess of liquidity versus requirements provides Sandy Spring Bancorp with flexibility in how it funds loans and other earning assets.

Sandy Spring Bancorp also has external sources of funds, which can be drawn upon when required. The main sources of external liquidity are available lines of credit with the Federal Home Loan Bank of Atlanta and the Federal Reserve. The line of credit with the Federal Home Loan Bank of Atlanta totaled $1.1 billion, of which $498.3 million was available for borrowing based on pledged collateral, with $485.4 million borrowed against it as of December 31, 2011. The line of credit at the Federal Reserve totaled $295.2 million, all of which was available for borrowing based on pledged collateral, with no borrowings against it as of December 31, 2011. Other external sources of liquidity available to Sandy Spring Bancorp in the form of unsecured lines of credit granted by correspondent banks totaled $55.0 million at December 31, 2011, against which there were no outstanding borrowings. In addition, Sandy Spring Bancorp had a secured line of credit with a correspondent bank of $20.0 million as of December 31, 2011. Based upon its liquidity analysis, including external sources of liquidity available, management believes the liquidity position was appropriate at December 31, 2011.

Sandy Spring Bancorp is a separate legal entity from Sandy Spring Bank and must provide for its own liquidity. In addition to its operating expenses, Sandy Spring Bancorp is responsible for paying any dividends declared to its common shareholders and interest and principal on outstanding debt. Sandy Spring Bancorp’s primary source of income is dividends received from Sandy Spring Bank. The amount of dividends that Sandy Spring Bank may declare and pay to Sandy Spring Bancorp in any calendar year, without the receipt of prior approval from the Federal Reserve Board, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. Based on this requirement, as of December 31, 2011, Sandy Spring Bank could have declared a dividend of $26.2 million to Sandy Spring Bancorp. At December 31, 2011, Sandy Spring Bancorp had liquid assets of $8.3 million.

Sandy Spring Bancorp has various contractual obligations that affect its cash flows and liquidity. For information regarding material contractual obligations, please see “Information about Sandy Spring Bancorp—Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk Management”, “Information about Sandy Spring Bancorp—Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations” below, and

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“Note 6 – Premises and Equipment,” “Note 9 – Borrowings,” “Note 13 – Pension, Profit Sharing and Other Employee Benefit Plans,” “Note 19 – Financial Instruments with Off-balance Sheet Risk and Derivatives,” and “Note 21 – Fair Value” of the Notes to the Consolidated Financial Statements of Sandy Spring Bancorp.

Off-Balance Sheet Arrangements

With the exception of Sandy Spring Bancorp’s obligations in connection with its trust preferred securities, irrevocable letters of credit, and loan commitments, Sandy Spring Bancorp has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Sandy Spring Bancorp’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, that is material to investors. The trust preferred securities were issued by Sandy Spring Capital Trust II (the “Trust”), a subsidiary of Sandy Spring Bancorp created for the purpose of issuing the trust preferred securities and purchasing Sandy Spring Bancorp’s junior subordinated debentures, which are its sole assets. These junior subordinated debentures bear a maturity date of October 7, 2034, which may be shortened, subject to conditions, to a date no earlier than October 7, 2009. Sandy Spring Bancorp owns all of the Trust’s outstanding common securities. Sandy Spring Bancorp and the Trust believe that, taken together, Sandy Spring Bancorp’s obligations under the junior subordinated debentures, the Indenture, the Trust Agreement, and the Guarantee entered into in connection with the issuance of the trust preferred securities and the debentures, in the aggregate constitute a full, irrevocable and unconditional guarantee of the Trust’s obligations. For additional information on off-balance sheet arrangements, please see “Note 19 – Financial Instruments with Off-balance Sheet Risk and Derivatives” and “Note 9 – Borrowings” of the Notes to the Consolidated Financial Statements of Sandy Spring Bancorp, and “Information about Sandy Spring Bancorp—Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Management” and “Information about Sandy Spring Bancorp—Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investment Securities.”

Contractual Obligations

	Projected Maturity Date or Payment Period (1)
		Less than			After
(In thousands)	Total	1 year	1-3 Years	3-5 Years	5 Years
Retail repurchase agreements	$63,613	$63,613	$-	$-	$-
FHLB overnight funds	80,000	80,000	-	-	-
Advances from FHLB	405,408	350	58	160,000	245,000
Certificates of deposit	584,321	401,612	148,717	33,992	-
Operating lease obligations	21,376	5,022	7,983	3,599	4,772
Purchase obligations (2)	6,662	2,368	4,294	-	-
Total	$1,161,380	$552,965	$161,052	$197,591	$249,772

(1)	Sandy Spring Bancorp enters into contractual obligations in the normal course of business. Among these obligations are FHLB advances, operating leases related to branch and administrative facilities, a long-term contract with a data processing provider and purchase contracts related to construction of new branch offices. Payments required under these obligations, are set forth in the table below as of December 31, 2011. Assumed a seven year term for purposes of this table.
(2)	Represents payments required under contract, based on average monthly charges for 2011 and assuming a growth rate of 3%, with Sandy Spring Bancorp’s current data processing service provider that expires in September 2014.

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Stock Ownership

The following table sets forth information as of February 8, 2012, with respect to the shares of common stock beneficially owned by each director and director nominee, by the 2011 named executive officers, and by all directors and executive officers of Sandy Spring Bancorp as a group. No individual holds more than 1% of the total outstanding shares of Sandy Spring Bancorp common stock. All directors and officers as a group own 2.8% of Sandy Spring Bancorp’s outstanding common stock.

			Shares That May Be
			Acquired Within 60
	Shares	Restricted	Days by Exercising
Name	Owned	Stock	Options	Total
	(1) (2)		(3)
Mark E. Friis	28,395	2,893	3,299	34,587
Susan D. Goff	17,861	2,893	6,230	26,984
Solomon Graham	16,297	2,893	6,959	26,149
Robert E. Henel, Jr.	1,000	-	-	1,000
Pamela A. Little	11,487	2,893	3,299	17,679
Gary G. Nakamoto	75	-	-	75
Robert L. Orndorff	157,338	2,893	9,065	169,296
David E. Rippeon	21,653	2,893	6,986	31,532
Craig A. Ruppert	57,223	2,893	7,215	67,331
Dennis A. Starliper	2,445	2,226	-	4,671
Daniel J. Schrider (4)	9,438	32,754	37,720	79,912
Philip J. Mantua(5)	13,496	16,717	27,145	57,358
Joseph J. O’Brien, Jr.(6)	5,141	17,802	8,750	31,693
R. Louis Caceres(7)	12,487	19,016	32,145	63,648
Jeffrey A. Welch(8)	4,423	14,954	-	19,377
All directors and executive officers as a group (17 persons)	313,773	138,540	178,796	682,368

(1)	Under the rules of the SEC, an individual is considered to “beneficially own” any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.
(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes stock options exercisable as of February 8, 2012 and within 60 days thereafter.
(4)	Mr. Schrider’s shares include 3,534 shares held through employee benefit plans. On December 21, 2011, 2,000 stock options granted to Mr. Schrider in 2001 expired.
(5)	Mr. Mantua’s shares include 9,659 shares held through employee benefit plans. On December 21, 2011, 1,500 stock options granted to Mr. Mantua in 2001 expired.
(6)	Mr. O’Brien’s shares include 2,821 shares held through employee benefit plans.
(7)	Mr. Caceres’ shares include 2,559 shares held through employee benefit plans. On December 21, 2011, 3,000 stock options granted to Mr. Caceres in 2001 expired.
(8)	Mr. Welch’s shares include 2,325 shares held through employee benefit plans.

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Owners of More than 5% of Common Stock

The following table shows the stock beneficially owned by the person or entity who has filed a report of beneficial ownership that exceeded 5% of Sandy Spring Bancorp’s outstanding common stock as of December 31, 2011.

	Amount and Nature of	Percentage of Shares
Name	Beneficial Ownership(1)	Outstanding(1)
Columbia Wanger Asset Management LLC 227 West Monroe Street Ste 3000, Chicago, IL 60606	1,487,114	6.10%

BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	1,424,612	5.92%

T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202	1,400,050	5.70%

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission, which reported beneficial ownership as of December 31, 2011.

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INFORMATION ABOUT COMMERCEFIRST BANCORP

CommerceFirst Bancorp was incorporated under the laws of the State of Maryland on July 9, 1999, to serve as the bank holding company for a newly formed Maryland chartered commercial bank. CommerceFirst Bancorp was formed by a group of local businessmen and professionals with significant prior experience in community banking in CommerceFirst Bancorp’s market area, together with an experienced community bank senior management team. CommerceFirst Bancorp’s sole subsidiary, CommerceFirst Bank, a Maryland chartered commercial bank and member of the Federal Reserve System, commenced banking operations on June 29, 2000.

CommerceFirst Bancorp operates from its main headquarters in Annapolis, Maryland, and from branch offices in Lanham, Maryland opened in September 2004, Glen Burnie, Maryland opened in June 2006, Columbia, Maryland opened in August 2006, and Severna Park, Maryland opened in June 2007.

Further asset and loan growth by CommerceFirst Bancorp may be limited by its levels of regulatory capital. Increases in the loan portfolio need to be funded by increases in deposits as CommerceFirst Bancorp has limited amounts of on-balance sheet assets deployable into loans. Growth will depend upon CommerceFirst Bancorp’s earnings providing sufficient capital to support growth and/or the raising of additional capital.

CommerceFirst Bancorp operates as a community bank alternative to the super-regional financial institutions that dominate its primary market area. The cornerstone of CommerceFirst Bancorp’s philosophy is to provide superior, individualized service to its customers. CommerceFirst Bancorp focuses on relationship banking, providing each customer with a number of services, familiarizing itself with, and addressing itself to, customer needs in a proactive, personalized fashion.

Business of CommerceFirst

Description of Services. CommerceFirst Bancorp offers full commercial banking services to its business and professional clients. CommerceFirst Bancorp emphasizes providing commercial banking services to sole proprietorships, small and medium-sized businesses, partnerships, corporations, and non-profit organizations and associations in and near CommerceFirst Bancorp’s primary service areas. Limited retail banking services are offered to accommodate the personal needs of commercial customers as well as members of the communities CommerceFirst Bancorp serves.

CommerceFirst Bancorp’s loan portfolio consists of business and real estate loans. The business loans generally have variable rates and/or short maturities where the cash flow of the borrower is the principal source of debt service, with a secondary emphasis on collateral.  Real estate loans are made generally on commercial property as well as 1-4 family residential properties held as investments, and are structured with fixed rates that adjust in three to five years, generally with maturities of five to ten years, or with variable rates tied to various indices and adjusting as the indices change. CommerceFirst Bancorp’s portfolio contains a small amount of acquisition and construction loans (approximately $1 million), one of which in the amount of $635 thousand is on nonaccrual.

In general, CommerceFirst Bancorp offers the following credit services:

1)	Commercial loans for business purposes, including working capital, equipment purchases, real estate, lines of credit, and government contract financing. Asset based lending and accounts receivable financing are available on a selective basis.
2)	Real estate loans for business and investment purposes.
3)	Commercial lines of credit.
4)	Merchant credit card services are offered through an outside vendor.

CommerceFirst Bancorp has developed an expertise in making loans under the guarantee programs of the Small Business Administration (“SBA”). CommerceFirst Bancorp currently expects that it will sell the guaranteed portion of SBA loans to secondary market investors as soon as possible after funding, while retaining the uninsured portion. The sale of the guaranteed portion of such loans is expected to result in gains, and CommerceFirst Bancorp expects to receive fees for servicing the loans. SBA guaranteed loans are subjected to the same underwriting standards applied to other loans.

CommerceFirst Bancorp’s lending activities carry the risk that the borrowers will be unable to perform on their obligations. Interest rate policies of the Federal Reserve Board as well as national and local economic conditions can have a significant impact on CommerceFirst Bancorp and CommerceFirst Bancorp’s results of operations. To the extent that economic conditions deteriorate, business and individual borrowers may be less able to meet their obligations to CommerceFirst Bancorp in full, in a timely manner, resulting in decreased earnings or losses to CommerceFirst Bancorp. To the extent CommerceFirst Bancorp makes fixed rate loans, general increases in interest rates will tend to reduce CommerceFirst Bancorp’s spread as the interest rates CommerceFirst Bancorp must

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pay for deposits increase while interest income is flat. Economic conditions and interest rates may also adversely affect the value of property pledged as security for loans.

Deposit services include business and personal checking accounts, NOW accounts, premium savings accounts, and a tiered Money Market Account basing the payment of interest on balances on deposit.  Certificates of deposits are offered with various maturities.  CommerceFirst Bancorp supplements its local deposits with out-of-area deposits comprised of funds obtained through the use of deposit listing services, deposits obtained through the use of brokers and through the Certificates of Deposit Account Registry Service program. The acceptance of brokered deposits is utilized when deemed appropriate by management in order to have available funding sources for loans and investments, especially during times when competing local deposit institutions drive up their rate offering well beyond rates available to CommerceFirst Bancorp in national markets.

Other services for business accounts include remote deposit and internet banking services.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, eliminated the historic prohibition on paying interest on checking and demand deposit accounts maintained by businesses. While CommerceFirst Bancorp has not elected to offer interest on these deposits at this time, and it has not become common in CommerceFirst Bancorp’s marketplace to do so, it is possible that CommerceFirst Bancorp may be required to pay interest on some portion of its non-interest bearing deposits in order to compete against other banks. As a significant portion of its deposits are non-interest bearing demand deposits established by businesses, payment of interest on these deposits could have a significant negative impact on its net income, net interest income, interest margin, return on assets and equity, and other indices of financial performance. CommerceFirst Bancorp expects that other banks would be faced with similar negative impacts and that the quality of customer service will be the primary element of competition. At December 31, 2011 CommerceFirst Bancorp does not, and has no plans to, offer interest on demand deposit accounts established by businesses.

Source of Business. Management believes that the market segments which CommerceFirst Bancorp targets, small to medium sized businesses and the professional base of CommerceFirst Bancorp’s market area, demand the convenience and personal service that a smaller, independent financial institution such as CommerceFirst Bancorp can offer.  It is these themes of convenience and personal service that form the basis for CommerceFirst Bancorp’s business development strategies.  CommerceFirst Bancorp provides services from its headquarters and main branch offices located in Annapolis, Maryland, and from its branch offices in Lanham, Glen Burnie, Columbia and Severna Park, Maryland. It believes these locations meet the needs of CommerceFirst Bancorp’s existing and potential customers, and provide prospects for additional growth and expansion.

CommerceFirst Bancorp has capitalized upon the extensive business and personal contacts and relationships of its Directors and Executive Officers to establish CommerceFirst Bancorp’s initial customer base. To introduce new customers to CommerceFirst Bancorp, reliance is placed on aggressive officer-originated calling programs and director, customer and shareholder referrals.

The risk of nonpayment (or deferred payment) of loans is inherent in commercial banking.  CommerceFirst Bancorp’s marketing focus on small to medium sized businesses may result in the assumption by CommerceFirst Bancorp of certain lending risks that are different from those attendant to loans to larger companies.  Management of CommerceFirst Bancorp carefully evaluates all loan applications and attempts to minimize its credit risk exposure by use of thorough loan application, approval and monitoring procedures; however, there can be no assurance that such procedures can significantly reduce such lending risks.

Economic Conditions and Concentrations. CommerceFirst Bancorp has a substantial amount of loans secured by real estate in the Annapolis, Maryland/suburban Washington D.C. metropolitan areas as collateral, and substantially all of our loans are to borrowers in that area and contiguous markets in Maryland. At December 31, 2011, 72.3% of CommerceFirst Bancorp’s loans were commercial real estate loans (including loans to investors in residential property for rental purposes primarily secured by 1-4 family properties). The remaining loans in its portfolio were commercial and industrial loans which are not primarily secured by real estate. These concentrations expose CommerceFirst Bancorp to the risk that adverse developments in the real estate market, or in the general economic conditions in its market area, could increase the levels of nonperforming loans and charge-offs, and reduce loan demand and deposit growth. In that event, CommerceFirst Bancorp would likely experience lower earnings or losses. Additionally, if economic conditions in the area deteriorate, or there is significant volatility or weakness in the economy or any significant sector of the area’s economy, CommerceFirst Bancorp’s ability to develop our business relationships may be diminished, the quality and collectability of the loans may be adversely affected, the value of collateral may decline and loan demand may be reduced.

The financial industry continues to experience significant volatility and stress as economic conditions remain generally stagnant, unemployment levels are high and asset values remain depressed. While CommerceFirst Bancorp did not have direct exposure to the upheaval in the residential mortgage loan market and did not invest in mortgage back securities or the preferred stock of Freddie Mac and Fannie Mae, the slow economy, decline in housing construction and the related impact on contractors and other

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small and medium sized businesses, has had an adverse impact on CommerceFirst Bancorp’s business. This impact included increased levels of nonperforming assets, loan charge-offs and increased loan loss provisions. While CommerceFirst Bancorp believes that it has taken adequate reserves for the problem assets in its loan portfolio at December 31, 2011, there can be no assurance that CommerceFirst Bancorp will not be required to take additional charge-offs or make additional provisions for nonperforming loans, or that currently performing loans will continue to perform. Additionally, there can be no assurance that the steps taken to stimulate the economy and stabilize the financial system will prove successful, or that they will improve the financial condition of CommerceFirst Bancorp’s customers or CommerceFirst Bancorp.

Employees

At December 31, 2011 CommerceFirst Bancorp had 37 full time equivalent employees, two of whom are executive officers. The Chairman of the Board, an attorney in private practice, devotes considerable time each month to the advancement of CommerceFirst Bancorp, principally in business development activities. CommerceFirst Bancorp (as distinguished from CommerceFirst Bank) does not have any employees or officers who are not employees or officers of CommerceFirst Bank. None of CommerceFirst Bancorp’s employees are represented by any collective bargaining group, and CommerceFirst Bancorp believes that its employee relations are good. CommerceFirst Bancorp provides a benefit program that includes health and dental insurance, a 401(k) plan, and life, short-term and long-term disability insurance for substantially all full time employees.

Market Area and Competition

Location and Market Area. The main office and the headquarters are located at 1804 West Street, Annapolis, Maryland 21401. The second office is located at 4451 Parliament Place, Lanham, Maryland 20706, and opened in the third quarter of 2004. The third office is located at 910 Cromwell Park Drive, Glen Burnie, Maryland 21061 and opened late in the second quarter of 2006. The fourth office is located at 6230 Old Dobbin Lane, Columbia, Maryland and opened in the third quarter of 2006. CommerceFirst Bancorp opened its fifth branch office located at 487 Ritchie Highway, Severna Park, Maryland, in June 2007.

CommerceFirst Bancorp is located in one of the most dynamic regions in the United States. The Federal Government has a major direct and indirect influence on the economies, infrastructure and land use management of Washington, D.C. and the Maryland and Virginia counties surrounding Washington. According to the State of Maryland’s Department of Business and Economic Development, the region is the nation’s 4th largest market – with a population of 6.9 million and a workforce of 3.4 million – and is the home to three major airports, the nation’s capital and a highly educated workforce. The regional economy is usually strong and diverse, boasts consistently higher job growth and lower unemployment rates as compared to other regions and is increasingly service sector and small business oriented. Information technology, the medical industry and tourism are all major growth industries for the region. These industries are characterized by small niche oriented enterprises that thrive on their ability to tap the highly educated workforce and abundant access to the region’s substantial communications infrastructure. Current economic conditions have negatively impacted business activities in the region.

CommerceFirst Bancorp’s market strategy involves growth within the Central Maryland corridor, which consists of Anne Arundel, Prince George’s, Montgomery and Howard counties, areas which it believes have significant growth opportunities. CommerceFirst Bancorp does not have a branch in Montgomery county at this time and does not have near term plans to open a branch in the county.

Anne Arundel County. The county is located in central Maryland on the western shore of the Chesapeake Bay and lies wholly in the Atlantic Coastal Plain, east of the Appalachian mountain chain. The County is centered within the Baltimore-Washington corridor with its County Seat, the City of Annapolis, just 24 miles from Baltimore City and 33 miles from Washington, D.C. The land area is 416 square miles or 266,078 acres, making Anne Arundel the tenth in size among Maryland Counties. The county evolved from a bedroom community to Baltimore to be more heavily influenced by Washington growth factors. The county has developed its own unique and diverse economy due to growth opportunities presented by Baltimore/Washington International (“BWI”) Airport, which has long been considered one of the State of Maryland’s prime economic engines. Unemployment rates in Anne Arundel County have been consistently lower than those in Maryland and the United States. The unemployment rate in the county as of November 2011 was 5.8% (6.6% as of November 2010) as compared to the Maryland rate of 6.9% and the national unemployment rate of approximately 9.1% as of the same date. Anne Arundel County’s economy has diversified in the last 25 years, trending toward more private sector employment but government employment still dominates because Anne Arundel County contains the State Capital of Maryland, the United States Naval Academy, the National Security Agency (“NSA”) headquarters and numerous other Federal, State, County and City of Annapolis jobs. The largest private sector employer in the county is Northrop Grumman. Outside the government sector, the local economy is dominated by small and mid-sized service sector enterprises providing internet based services; high-technology telecommunications; product distribution, a result of proximity of goods arriving to the Port of Baltimore and BWI Airport; and technical support services.

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In 2005, Congress authorized the Department of Defense to reorganize its base structure – a process commonly known as BRAC or Base Realignment and Closure. Maryland’s Ft. Meade was chosen to absorb military workers from Northern Virginia in a process that will continue through 2013. Maryland, specifically Anne Arundel County, is expected to gain more jobs from military base shuffling than any other state in the nation. Ft. Meade’s tenants include NSA, Defense Information Schools, the EPA, as well as the Department of the Defense intelligence training facilities. Employees at Ft. Meade are expected to number 42,000 when BRAC consolidation is completed

Once home to large Maryland-based regional banks, financial services are now primarily provided by larger super-regional institutions such as Bank of America, SunTrust, Wells Fargo, M & T Bank, BB&T and Capital One, all of which expanded into this highly attractive banking market over the past decade by acquisition.

Prince George’s County. Prince George’s County wraps around the east side of Washington, D.C. According to the Maryland Department of Business & Economic Development, 15,400 businesses employ over 218,000 workers in the County; an estimated 360 of these businesses have 100 or more employees. The county has one of the largest technology and aerospace sectors in Maryland. Approximately 72% of the workforce is employed in the private sector. Major employers include the University System of Maryland, Computer Sciences Corporation, the Beltsville Agricultural Research Center, Safeway, Target, United Parcel Service and Verizon. Additionally, Andrews Air Force Base in Camp Springs is a large military facility that provides transportation for the President and other high-ranking government officials and foreign dignitaries. New technology companies are nurtured in several business incubators in the county.

Expanding businesses are attracted to Prince George’s County due to its competitively priced land and buildings, an integrated transportation system, proximity to Washington, D.C., and attractive business incentives. Government is a significant economic influence, with 80 thousand Federal, state and county employees. The unemployment rate in the county as of November 2011 was 6.5% as compared to the Maryland rate of 6.9% and the national unemployment rate of approximately 9.1% as of the same date.

Similar to Anne Arundel County, large super-regional banking institutions have obtained additional market share in the suburban Washington market from the acquisition of many of the community banks that once existed in this area. Prince George’s County has a population of over 850 thousand.

Howard County. Howard County is situated in the heart of the corridor between Washington, D.C. and Baltimore. Howard County’s population is projected to grow to 327,000 by 2035, according to the Howard County Department of Planning and Zoning. Currently the county’s citizens are among the wealthiest in Maryland. Howard County’s geographic location has resulted in the substantial growth of a wide variety of industries, including high-tech and life science businesses, in addition to transportation and education related activities. Accessible to I-95 and I-70, the county is located within a 20-minute drive of Baltimore/Washington International Airport and the Port of Baltimore, and serves as a bedroom community for both Baltimore and Washington DC area employers. Additionally, Dulles International and Washington National Airports are within an hour’s drive. Howard County has a strong economic base of its own with over 7,000 Howard County businesses employing more than 122,000 people. The county’s unemployment rate was 4.7% as of November 2011.

Competition. Deregulation of financial institutions and holding company acquisitions of banks across state lines has resulted in widespread, fundamental changes in the financial services industry.  This transformation, although occurring nationwide, is particularly intense in the greater Baltimore/Washington, DC area. In Anne Arundel, Prince George’s and Howard Counties, competition is exceptionally keen from large banking institutions headquartered outside of Maryland.  In addition, CommerceFirst Bancorp competes with other community banks, savings and loan associations, credit unions, mortgage companies, finance companies and others providing financial services.  Among the advantages that many of these institutions have over CommerceFirst Bancorp are their abilities to finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and to directly offer certain services, such as international banking and trust services, which CommerceFirst Bancorp does not directly offer.  Further, the greater capitalization of the larger institutions allows for substantially higher lending limits than CommerceFirst Bancorp. Certain of these competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies. As a result of the Dodd-Frank Act, almost unlimited interstate de novo branching is available to all state and federally chartered banks. As a result, institutions which previously were ineligible to establish de novo branches in Maryland may elect to do so.

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Regulation

CommerceFirst Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to supervision by the Federal Reserve Board.  CommerceFirst Bank, is a Maryland chartered commercial bank which is a member of the Federal Reserve System (a state member bank). CommerceFirst Bancorp and CommerceFirst Bank are subject to the same supervisory and regulatory framework as Sandy Spring Bancorp and Sandy Spring Bank, which is described under the caption “Information About Sandy Spring Bancorp—Regulation, Supervision, and Governmental Policy.”

Properties

The main branch office and the executive offices of CommerceFirst Bank and CommerceFirst Bancorp are located at 1804 West Street, Annapolis, Maryland, in a brick and masonry structure. CommerceFirst Bancorp leases 8,100 square feet in the building under a lease, which commenced in April 2000. Rent expense was $230,113 and $224,219 for the years ended December 31, 2011 and 2010, respectively. CommerceFirst Bancorp has exercised the second of three five-year renewal options.

The second office of CommerceFirst Bancorp is located at 4451 Parliament Place, Lanham, Maryland in a masonry structure. CommerceFirst Bancorp leases 2,100 square feet in the building under a ten-year lease which commenced in June 2004. Rent expense was $35,044 and $35,848 for the years ended December 31, 2011 and 2010, respectively.

The third office of CommerceFirst Bancorp is located at 910 Cromwell Park Drive, Glen Burnie, Maryland in a masonry structure. CommerceFirst Bancorp leases 2,600 square feet in the building under a five-year lease which commenced in June 2006. CommerceFirst Bancorp exercised its only five-year renewal option in 2011. Rent expense was $88,745 and $85,230 for the years ended December 31, 2011 and 2010, respectively.

The fourth office of CommerceFirst Bancorp is located at 6230 Old Dobbin Lane, Columbia, Maryland in a masonry structure. CommerceFirst Bancorp leases 2,400 square feet in the building under a ten-year lease (with one five-year renewal option) which commenced in August 2006. Rent expense was $73,272 and $73,602 for the years ended December 31, 2011 and 2010, respectively.

The fifth office of CommerceFirst Bancorp is located at 485 Ritchie Highway, Severna Park, Maryland in a masonry structure. CommerceFirst Bancorp leases approximately 1,500 square feet in the building under a five-year lease with two five-year renewal options, which commenced in June 2007. CommerceFirst Bancorp exercised the first five-year renewal option in 2012. Rent expense was $57,998 in 2011 and $57,169 during 2010.

Management believes adequate insurance coverage is in force on all of its properties.

Legal Proceedings

In the normal course of its business, CommerceFirst Bancorp is involved in litigation arising from banking, financial, and other activities it conducts. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on CommerceFirst Bancorp’s financial condition, operating results or liquidity.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This discussion and analysis provides an overview of the financial condition and results of operations of CommerceFirst Bancorp and CommerceFirst Bank for the years 2011 and 2010. It is intended that this discussion and analysis help the readers in their analysis of CommerceFirst Bancorp’s audited consolidated financial statements which for the year ended December 31, 2011 which are included elsewhere in this proxy statement/prospectus. You should read this discussion in conjunction with the audited consolidated financial statements and notes thereto.

General

The financial industry continues to experience significant volatility and stress as economic conditions remain generally stagnant, unemployment levels are high and asset values remain depressed. While CommerceFirst Bancorp did not have direct exposure to the upheaval in the residential mortgage loan market, declines in housing construction that started in 2008 and the related impact on contractors and other small and medium sized businesses have had an adverse impact on CommerceFirst Bancorp’s business. This impact included increased levels of non-performing assets, loan charge-offs and increased loan loss provisions. While CommerceFirst Bancorp believes that it has taken adequate reserves for the problem assets in its loan portfolio at December 31, 2011, there can be no assurance that CommerceFirst Bancorp will not be required to take additional charge-offs or make additional

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provisions for nonperforming loans, or that currently performing loans will continue to perform. Additionally, there can be no assurance that the steps taken to stimulate the economy and stabilize the financial system will prove successful, or that they will improve the financial condition of CommerceFirst Bancorp’s customers or CommerceFirst Bancorp.

Overview

CommerceFirst Bancorp’s assets increased modestly at December 31, 2011 from December 31, 2010, primarily reflecting an increase in cash and cash equivalents as CommerceFirst Bancorp increased its liquidity position. Earnings improved as the result of the reduction of the cost of deposits particularly the reduction in the cost of certificates of deposits due to re-pricing of these deposits to lower current market interest rates. Despite a decline from 2010, the provision for loan losses continues to remain relatively high in recognition of the effect of uncertain economic conditions on CommerceFirst Bancorp’s borrowers and collateral values as well as loan charge-offs. Key measurements and events for the period include the following:

•	CommerceFirst Bancorp’s net income was $1.8 million for the year ended December 31, 2011 as compared to net income of $1.4 million for the year ended December 31, 2010, a 27.6% increase, largely resulting from increased net interest income during 2011.

•	Net interest income, CommerceFirst Bancorp’s main source of income, increased by 7.7% from $9.4 million in 2010 to $10.2 million in 2011.

•	The provision for loan losses decreased by 6.7% from $2.7 million in 2010 to $2.5 million during 2011.

•	Total assets increased by 2.1% from $203.1 million at December 31, 2010 to $207.3 million at December 31, 2011.

•	Net loans outstanding decreased by 0.2% from $181.7 million at December 31, 2010 to $181.3 million as of December 31, 2011.

•	Deposits increased by 1.4% from $180.1 million at December 31, 2010 to $182.6 million at December 31, 2011.

•	Non-interest income increased by 4.8% from $1.09 million for the year ended December 31, 2010 to $1.15 million for the year ended December 31, 2011.

•	Non-interest expenses increased by 6.4% from $5.4 million during 2010 to $5.8 million in 2011.

A detailed discussion of the factors leading to these changes can be found in the discussion below.

Further asset and loan growth by CommerceFirst Bancorp may be limited by its levels of regulatory capital. Increases in the loan portfolio need to be funded by increases in deposits as CommerceFirst Bancorp has limited amounts of on-balance sheet assets deployable into loans. Growth will depend upon CommerceFirst Bancorp’s earnings and/or the raising of additional capital.

Critical Accounting Policies

CommerceFirst Bancorp’s Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

The most significant accounting policies followed by CommerceFirst Bancorp are presented in Note 1 to the Consolidated Financial Statements of CommerceFirst Bancorp. These policies, along with the disclosures presented in the other financial statement

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notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions and estimates underlying those amounts, management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

CommerceFirst Bancorp believes it has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. CommerceFirst Bancorp’s assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations and the discovery of information with respect to borrowers which is not known to management at the time of the issuance of the Consolidated Financial Statements. For additional discussion concerning the allowance for loan losses and related matters, see “Provision for Loan Losses” below and Note 1 to the Consolidated Financial Statements of CommerceFirst Bancorp.

Financial Condition

CommerceFirst Bancorp’s assets at December 31, 2011 were $207.3 million, an increase of $4.2 million or 2.1%, from December 31, 2010. The increase is primarily the result of the increase in cash and cash equivalents of $4.1 million offset by the decrease in net loans of $0.4 million. Increases in deposits during 2011 were primarily maintained in interest bearing cash deposit accounts at other financial institutions.

Loan Portfolio

At December 31, 2011, net loans totaled $181.3 million as compared to $181.7 million at December 31, 2010. The loan portfolio is comprised of commercial loans and real estate loans. The net decrease in loans is attributable to the $1.2 million decline, or 2.3%, in commercial and industrial loans, the increase of $0.6 million in real estate loans, or 0.5%, as well as a $0.1 million decrease, or 4.4%, in the allowance for loan losses. During 2011, CommerceFirst Bancorp continued its efforts to originate real estate loans, where CommerceFirst Bancorp has tangible collateral securing the loans. Real estate retains a value even in down markets unlike other collateral such as accounts receivable and business assets, which are more susceptible to significant declines in value. The real estate portfolio is largely composed of loans secured by commercial real estate. CommerceFirst Bancorp has only approximately $1 million in acquisition and development loans secured by residential building lots. CommerceFirst Bancorp’s residential loans consist of loans to investors in residential property for rental, and are primarily secured by one to four family properties.

The loan portfolio is the largest component of earning assets and accounts for the greatest portion of total interest income. At December 31, 2011, gross loans were $184.3 million, a 0.3% decline from the $184.9 million in gross loans outstanding at December 31, 2010. Loans consist of internally generated loans and participation loans purchased from other local community banks. Lending activity is confined to CommerceFirst Bank’s market area. CommerceFirst Bancorp continues to seek quality credits. There has been no dilution of credit underwriting standards. CommerceFirst Bancorp does not engage in foreign lending activities.

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The following table sets forth information on the composition of the loan portfolio by type at December 31:

	2011		2010		2009		2008		2007
		% of		% of		% of		% of		% of
(In thousands)	Balance	Loans	Balance	Loans	Balance	Loans	Balance	Loans	Balance	Loans
Commercial and Industrial loans	$43,051	23.3%	$44,645	24.1%	$63,959	34.5%	$54,195	35.4%	$49,596	39.3%
SBA loans	8,049	4.4%	7,742	4.2%	4,517	2.4%	4,588	3.0%	3,841	3.0%
Real estate loans:
Owner occupied	77,288	41.9%	85,570	46.3%	73,327	39.5%	61,417	40.1%	44,967	35.6%
Non owner occupied	55,999	30.4%	47,040	25.4%	43,760	23.6%	32,790	21.5%	27,966	22.1%
Total real estate loans	133,287	72.3%	132,610	71.7%	117,087	63.1%	94,207	61.6%	72,933	57.7%
	184,387	100.0%	184,997	100.0%	185,563	100.0%	152,990	100.0%	126,370	100.0%
Unearned loan fees, net	(89)		(114)		(81)		(29)		(35)
Allowance for loan losses	(3,033)		(3,174)		(2,380)		(1,860)		(1,665)
	$181,265		$181,709		$183,102		$151,101		$124,670

Note: The loan amounts and percentages for December 31, 2010 above reflect the effect of reclassifying approximately $9.5 million of commercial and industrial loans to real estate loans during the second quarter of 2010. The reclassification resulted from a review by CommerceFirst Bancorp of the risk profile of the loan portfolio. The majority of the reclassified loans were to entities whose cash flow were directly or indirectly significantly dependent upon the sale, refinance, or management of real estate assets or collections of the entities’ financing of real estate. Without the reclassification, the commercial and industrial loans would have comprised approximately 33.4% of the total loans at December 31, 2010.

Non owner occupied real estate loans include loans secured by residential property in the amount of $26.5 million, $24.3 million, $22.1 million, $19.0 million in 2011, 2010, 2009 and 2008, respectively. Delineation as to residential versus commercial property for 2007 is not available.

The tables below set forth the maturity and re-pricing distributions of the loan receivable portfolio as of December 31, 2011.

	LOAN MATURITIES AS OF DECEMBER 31, 2011
	1 year		After
	or less	>1-5 years	5 years	Total
(In thousands)
Commercial and Industrial loans (1)	$27,813	$10,369	$12,918	$51,100
Real estate loans	29,787	29,998	73,502	133,287
Total loans receivable	$57,600	$40,367	$86,420	$184,387
(1) Includes SBA loans

	LOAN RE- PRICING AS OF DECEMBER 31, 2011
	1 year		After
	or less	>1-5 years	5 years	Total
(In thousands)
Loans with:
Fixed interest rates	$10,692	$35,605	$1,049	$47,346
Floating and adjustable interest rates	70,793	66,248	-	137,041
Total loans receivable	$81,485	$101,853	$1,049	$184,387

Allowance for Loan Losses

The allowance for loan losses was $3.0 million, or 1.65% of loans, at December 31, 2011 as compared to $3.2 million, or 1.72% of loans, at December 31, 2010. At December 31, 2011, non-accrual loans totaled $2.7 million as compared to $7.3 million at December 31, 2010. The decrease is primarily attributable to decreases in non-accrual real estate loans. The majority of the non-accrual loans are commercial real estate loans: $0.4 million in loans to businesses occupying the real estate collateral to conduct the borrowers’ primary business operations and $1.3 million in loans on real estate for investment purposes. The long period of reduced economic activity has negatively impacted businesses resulting in the reduction of resources to make required loan payments. Loans

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charged-off in 2011 totaled $2.8 million as compared to $2.0 million during 2010. Recoveries on charged-off loans were $138 thousand during 2011 and $51 thousand during 2010.

Of the balance in the allowance account at December 31, 2011, “specific” reserves were $1.4 million, or 0.77% of gross loans outstanding, and “general” reserves were $1.6 million, or 0.88% of gross loans outstanding at December 31, 2011. Specific reserves are used to individually allocate an allowance for loans identified as impaired, or which otherwise exhibit adverse characteristics that suggest a heightened risk of non-collection. General reserves are those made with respect to unclassified loans in our portfolio based upon the methodology discussed below in order to maintain the allowance at a level which reflects our best estimate of the losses inherent in the portfolio with respect to such loans. Whether specific or general, amounts in the allowance for credit losses are available to absorb losses with respect to any loan. At December 31, 2010, the allowance for credit losses stood at $3.2 million, or 1.72% of outstanding gross loans. Of this amount, specific reserves were $1.6 million and general reserves were $1.6 million.

The allowance for loan losses is determined based upon various loss ratios applied to categories of loans except for loans rated substandard, doubtful or loss, which are evaluated separately and assigned specific reserve amounts, if necessary, based upon the evaluation. Loss ratios are applied to each category of loan to determine estimated loss amounts. Categories of loans are identified as commercial term or revolving loans, SBA loans, owner occupied real estate loans and non owner occupied real estate loans. Additional loss ratios are also applied for risks factors identified beyond individual loan risks, such as economic conditions, underwriting exceptions and loan concentrations based upon management’s estimations of loss exposure. Loss ratios are determined based upon CommerceFirst Bank’s loan loss history adjusted for estimated losses for the effect of current economic conditions (currently stressed), any industry concentration or identified weakness in an industry, and credit management and underwriting policies changes, if any.

CommerceFirst Bancorp monitors its loan portfolio for indications of weaknesses through the review of borrowers’ financial condition, cash flows, loan payment delinquencies, economic factors occurring in borrowers’ business sectors and other information which may come to CommerceFirst Bancorp through its contacts in the market place. The determination of the effect of the weaknesses noted on the repayment of the loans is an ongoing process as to each borrower. CommerceFirst Bancorp may set aside specific loss reserves during this process in amounts determined on subjective bases until such time as the collectability of the loan from the borrowers’ primary repayment source(s) is in doubt. During this time, secondary and tertiary repayment sources, including liquidation of collateral, are evaluated which may result in additional specific loss reserves being established. Independent or internal appraisals and evaluations are performed to determine potential recovery amounts, or range of amounts, from the loan collateral and other payment sources. Collateral values are subject to change depending on market factors, collateral condition and method and timing of liquidation efforts. Loans, or portions of loans, for which CommerceFirst Bancorp does not expect to obtain repayment are charged-off. In most cases, CommerceFirst Bancorp has established specific reserves for the amount of the loans’ losses prior to the point of charge-off.

At December 31, 2011, the range of the loss ratios used to determine estimated losses by loan category were: commercial loans – 1.31%; SBA loans – 6.29%; owner occupied mortgage loans – 0.40% and non owner occupied mortgage loans – 0.25% to 0.47%. Additional losses are estimated based on additional identified risks factors, such as loans with underwriting exceptions, the level and direction of payment delinquencies and the level of unsecured credit. These additional loss estimates are not allocated to the separate loan categories.

The computed allowance for loan losses is tested through the use of CommerceFirst Bancorp’s loan risk rating process. Loans are assigned a risk rating at their origination based upon rating criteria consistent with regulatory definitions. The risk ratings are adjusted, as necessary, if loans become delinquent, if significant adverse information is discovered regarding the underlying credit and, in the case of commercial loans and commercial real estate loans, the normal periodic review (usually annually) of the underlying credit indicates that a change in risk rating is appropriate. An estimated “low” and “high” loss percentage is applied to loans in each risk rating. These loss percentages increase as the loan risk rating increases. Estimated losses and reserves for loans rated as substandard, doubtful or loss are derived from the determination of the allowance for loan losses as discussed above as well as estimated losses resulting from risk factors identified beyond individual loan risks, such as economic conditions, underwriting exceptions and loan concentrations. Loss percentages used are generally based upon management’s best estimates considering losses incurred. Estimated “low” and “high” allowance for loan loss amounts are derived by accumulating the estimated losses using the “low” and “high” loss percentages for each risk rating and adding losses based upon separate loan evaluations and identified other risks. The actual allowance for loan losses is compared to this range to ascertain that it is situated within the range. At December 31, 2011, the “low” and “high” allowance determination resulted in a “low” allowance of 1.39% of loans and a “high” allowance of 1.66% of loans. The actual allowance for loan losses was 1.65% of loans.

The allowance for loan losses represents 1.65% and 1.72% of loans receivable at December 31, 2011 and December 31, 2010, respectively. The decrease in the allowance for loan losses as a percent of loans at December 31, 2011 as compared to

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December 31, 2010 resulted from the increase in loan charge-offs, decline in loan balances and increase in foreclosure activities. During 2011, there were no significant changes made in the estimation methods or assumptions used in the determination of the allowance for loan losses at December 31, 2011 as compared to December 31, 2010 apart from changes to loss factors based on management’s perception of economic environmental factors and trends. In addition, on at least a quarterly basis, the recorded allowance for loan losses (as a percent of loans) is compared to peer group levels to ascertain the reasonableness of the estimate. Management believes that the allowance for loan losses is adequate at December 31, 2011.

The activity in the allowance for credit losses for the years ended December 31 is shown in the following table:

(In thousands)	2011	2010	2009	2008	2007
Allowance for loan losses:
Beginning balance	$3,174	$2,380	$1,860	$1,665	$1,614
Charge-offs - Commercial and Industrial loans	(1,043)	(1,140)	(500)	(179)	(72)
Charge-offs - SBA loans	(284)	(447)	(463)	(318)	-
Recoveries - Commercial and Industrial loans	101	26	-	45	78
Recoveries – SBA loans	35	25	5	-	-
Real estate loans:
Charge-offs – Owner occupied	(765)	-	(138)	-	-
Charge-offs – Non owner occupied	(720)	(386)	-	-	-
Recoveries – Non owner occupied real estate	2	-	-	-	-
Net recoveries (charge-offs)	(2,674)	(1,922)	(1,096)	(452)	6
Provision for loan losses	2,533	2,716	1,616	647	45
Ending balance	$3,033	$3,174	$2,380	$1,860	$1,665
Net recoveries (charge-offs) to average loans	(1.46)%	(1.04)%	(0.65)%	(0.33)%	0.00%

During 2011, loans to twenty one borrowers and related entities totaling $2.1 million were determined to be uncollectible and were charged-off. The foreclosure of three commercial real estate loan resulted in a charge-off of $736 thousand in 2011. During 2010, loans to twelve borrowers and related entities totaling $2.0 million were determined to be uncollectible and were charged-off.

The following table shows the allocation of the allowance for credit losses at the dates indicated. The allocation of portions of the allowance to specific categories of loans is not intended to be indicative of future losses, and does not restrict the use of the allowance to absorb losses in any category of loans. The amount column in the table below represents the dollar amount allocated; the percentage column represents the percentage of loans in each category to total loans.

	2011		2010		2009		2008		2007
(In thousands)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Commercial and Industrial loans	$921	23.4%	$1,023	24.1%	$1,165	33.9%	$789	35.2%	$941	37.9%
SBA loans	458	4.4%	627	4.2%	733	3.1%	749	3.9%	343	4.4%
Real estate loans:
Owner occupied	535	41.8%	682	46.2%	199	39.5%	212	39.3%	217	44.6%
Non owner occupied	969	30.4%	715	25.5%	237	23.5%	105	21.6%	56	13.1%
Total real estate loans	1,504	72.2%	1,397	71.7%	436	63.0%	317	60.9%	273	57.7%
Unallocated to loan type	150	-	127	-	46	-	5	-	108	-
	$3,033	100.0%	$3,174	100.0%	$2,380	100.0%	$1,860	100.0%	$1,665	100.0%

CommerceFirst Bancorp has also established a reserve for unfunded commitments that is recorded by a provision charged to other expenses. At December 31, 2011 the balance of this reserve was $60 thousand. The reserve, based on evaluations of the collectability of loans, is an amount that management believes will be adequate over time to absorb possible losses on unfunded commitments (off-balance sheet financial instruments) that may become uncollectible in the future.

Loan Quality

In its lending activities, CommerceFirst Bancorp seeks to develop sound credits with customers who will grow with CommerceFirst Bancorp. There has not been an effort to rapidly build the portfolio and earnings at the expense of asset quality. At

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the same time, the extension of credit inevitably carries some risk of non-payment. Loans on which the accrual of interest has been discontinued amounted to $2.7 million and $7.3 million at December 31, 2011 and 2010, respectively. Interest that would have been accrued under the terms of these loans totaled $391 thousand and $324 thousand for the years ended December 31, 2011 and 2010, respectively. No interest was included in income in respect to such loans after being placed in non-accrual status as prior uncollected interest was reversed from income. CommerceFirst Bancorp has no commitments to loan additional funds to the borrowers of impaired or non-accrual loans. The accrual of interest on loans is discontinued when a scheduled loan payment has become over ninety days past due.

Non-accrual loan activity is summarized as follows for the years ended December 31:

(In thousands)	2011	2010	2009	2008	2007
Balance at the beginning of the year	$7,283	$2,734	$5,819	$1,125	$628
New loans placed on non-accrual	2,693	7,846	2,427	5,046	569
Less:
Loan restored to interest earning status	-	-	1,266	-	-
Other real estate owned additions	2,529	945	2,462	-	-
Charge-offs	2,812	1,973	1,101	236	72
Other including payments received	1,967	379	683	116	-
Balance at the end of the year	$2,668	$7,283	$2,734	$5,819	$1,125

Non-accrual loans with specific reserves at December 31, 2011 are comprised of $895 thousand of commercial loans, $103 thousand of SBA loans, $404 thousand of owner occupied real estate loans and $1.3 million of non owner occupied real estate loans. All of these loans are in various stages of collection.

The following table shows the amounts of non-performing assets on the dates indicated:

	December 31
(In thousands)	2011	2010	2009	2008	2007
Non-accrual loans:
Commercial and Industrial	$895	$667	$2,280	$1,676	$868
SBA	103	388	454	542	257
Real estate- owner occupied	404	3,956	-	3,601	-
Real estate- non owner occupied	1,266	2,272	-	-	-
Accrual loans -past due 90 days and over	-	-	-	-	-
Total non-performing loans	2,668	7,283	2,734	5,819	1,125
Other real estate owned	4,232	3,324	2,462	-	-
Total non-performing assets	$6,900	$10,607	$5,196	$5,819	$1,125

Accruing Troubled Debt Restructured loans	$3,272	$3,985	$1,263	-	-
Allowance for loan losses to total non-performing loans	113.7%	43.6%	87.1%	32.0%	148.0%
Non-performing loans to total loans	1.45%	3.94%	1.47%	3.80%	0.89%
Non-performing assets to total assets	3.33%	5.22%	2.59%	3.49%	0.76%

Management has not identified any other loans which it has serious doubts as to the ability of the borrower to comply with the present repayment terms.

Real estate acquired through or in the process of foreclosure is recorded at fair value less estimated disposal costs. CommerceFirst Bancorp periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using current estimates of fair value when it has reason to believe that real estate values have declined for the particular type and location of the real estate owned. In the event of a subsequent decline, an allowance would be provided to reduce real estate acquired through foreclosure to fair value less estimated disposal cost.

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Further information regarding CommerceFirst Bancorp’s other real estate owned and loan portfolio, including non accrual loans and Troubled Debt Restructured loans, is contained in Note 4 - Loans and Allowance for Loan Losses in the accompanying Consolidated Financial Statements of CommerceFirst Bancorp.

Investments

CommerceFirst Bancorp does not maintain an investment securities portfolio as the portfolio was reduced to zero in December 2009 as the sole security in the portfolio was redeemed. CommerceFirst Bancorp is maintaining its liquid assets in its account at the Federal Reserve and fully FDIC insured certificates of deposits in other financial institutions for safety and liquidity purposes. CommerceFirst Bancorp will make additional securities investments when interest rates have increased and CommerceFirst Bancorp has sufficient excess liquidity.

All investments securities, if any are held, are classified as “available for sale” and are reflected in the statement of financial condition at their fair value.

	2011	2010	2009
(In thousands)
Restricted stock:
Federal Reserve Bank stock	$465	$465	$465
Corporate equities	44	62	62
Total securities	$509	$527	$527

The restricted stocks do not have maturity dates and are carried at cost on CommerceFirst Bancorp’s books less any other-than-temporary-value-impairment. CommerceFirst Bancorp received a semi-annual cash dividend on the Federal Reserve Bank stock that it owns at a 6% annual rate. Earnings on the other restricted stock are immaterial.

At December 31, 2011, there were no issuers whose securities owned by CommerceFirst Bancorp have a book or market value exceeding ten percent of CommerceFirst Bancorp’s stockholders’ equity.

Deposits and Liquidity Management

CommerceFirst Bancorp currently has no business other than that of CommerceFirst Bank and does not currently have any material funding commitments unrelated to that business. CommerceFirst Bank’s principal sources of funds for loans, investments and general operations are deposits from its primary market area, principal and interest payments on loans, and proceeds from maturing investment securities. Its principal funding commitments are for the origination or purchase of loans and the payment of maturing deposits, and the payment for checks drawn upon it. CommerceFirst Bank’s most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from other financial institutions including the Federal Reserve and Federal funds sold, if any. The levels of such assets are dependent on CommerceFirst Bank’s lending, investment and operating activities at any given time. The variations in levels of liquid assets are influenced by deposit flows and loan demand, both current and anticipated.

CommerceFirst Bancorp’s deposits consist of demand deposits, NOW accounts, money market accounts, savings accounts and certificates of deposit. These accounts provide CommerceFirst Bancorp with a relatively stable source of funds. CommerceFirst Bancorp generally targets larger deposit relationships by offering competitive interest rates on certificates of deposit of $75 thousand or more in our local markets. Deposits from the local market areas are supplemented with out-of-area deposits comprised of funds obtained through the use of deposit listing services (national market certificates of deposit), deposits obtained through the use of brokers and through the Certificates of Deposit Account Registry Service (“CDARS”) program. As a result, a substantial portion of our deposits, 19.5% at December 31, 2011 and 24.5% at December 31, 2010, are comprised of certificate of deposit accounts of $100 thousand or more. Total certificates of deposit represent 62.7% of deposits at December 31, 2011 and 68.5% of deposits at December 31, 2010.

CommerceFirst Bancorp’s reliance on certificates of deposit, including the use of larger denomination certificates of deposit and brokered deposits, facilitates funding the growth in the loan portfolio. CommerceFirst Bancorp has relied on certificates of deposit as a primary funding source and has used larger certificates of deposits as a funding source since its inception. While sometimes requiring higher interest rates, such funds carry lower acquisition costs (marketing, overhead costs) and can be obtained when required at the maturity dates desired. Substantially all of the deposit accounts over $100 thousand are fully insured by the FDIC through differing ownership and trustee arrangements and the insured deposit limit of $250 thousand. All of the brokered deposits and

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national market deposits are fully insured by the FDIC. This insurance and the strong capital position of CommerceFirst Bancorp reduce the likelihood of large deposit withdrawals for reasons other than interest rate competition. Interest rates on these deposits can be, but are not always, higher than other deposits products. There is, however, a risk that some deposits would be lost if rates were to increase and CommerceFirst Bancorp elected not to remain competitive with its own deposit rates. Under those conditions, CommerceFirst Bancorp believes that it is positioned to use other sources of funds, such as borrowing on its unsecured credit facilities with other banks or the sale of loans.

At December 31, 2011, deposits totaled $182.6 million as compared to $180.1 million at December 31, 2010. The $2.5 million increase in deposits resulted from the $7.8 million increase in noninterest bearing deposits, the $5.8 million increase in savings accounts balance, the decline of $8.7 million in the amount of certificates of deposit and the decrease of $2.4 million in other deposit accounts. The decline in the amount of certificates of deposit results from several factors including customers’ desire to avoid long term, fixed rate deposit commitments during a period of low interest rates as well as CommerceFirst Bancorp’s efforts to reduce interest expense and manage liquidity needs. The decline in the amount of certificates of deposit was accompanied by the increase in savings deposits as some customers moved their funds to more liquid deposit accounts while waiting for market interest rates, and/or the return on alternative investments to increase. The increase in noninterest deposits results from the increase in commercial demand accounts as the slowed business activity reduces commercial investments in times of uncertainty. There were $35.2 million and $33.1 million of brokered certificates of deposit at December 31, 2011 and December 31, 2010, respectively. Included in these brokered deposits at December 31, 2011 are $7.6 million of certificates of deposits received in exchange for the placement of CommerceFirst Bancorp’s customers’ deposit funds with other financial institutions under the CDARS program. Included in deposits are deposits of officers and directors (and their affiliated entities) of $11.8 million at December 31, 2011.

As a result of the enactment of the Dodd-Frank Act, banks are no longer prohibited from paying interest on demand deposit accounts, including those from businesses, effective in July 2011. CommerceFirst Bancorp does not currently pay interest on business owned demand deposit accounts. If CommerceFirst Bancorp starts to pay interest on these accounts, its net interest margin would decline. It is not clear what effect the elimination of this prohibition will have on CommerceFirst Bancorp’s interest expense, allocation of deposits, deposit pricing, loan pricing, net interest margin, ability to compete, ability to establish and maintain customer relationships, or profitability.

Under a temporary deposit insurance program, all non-interest bearing demand deposit accounts, regardless of amount, are fully insured by the FDIC. This program extends to December 31, 2012 at which time normal deposit insurance limits will apply to non-interest bearing demand deposits. CommerceFirst Bancorp does not know what effect this change will have on the amount of its non-bearing deposits but anticipates some customer withdrawals to reduce their deposit balances to the normal insurance limit of $250,000.

Deposits are summarized below as of dates indicated:

			December 31,
	December 31,	%
	2011	Change	2010	2009	2008
(In thousands)
Non-interest bearing deposits	$31,586	32.9%	$23,760	$21,024	$23,599
Interest bearing deposits:
NOW accounts	411	(67.9)%	1,279	309	1,247
Money Market accounts	7,350	(16.7)%	8,824	7,841	13,049
Savings accounts	28,714	25.1%	22,962	10,379	148
Certificates of deposit accounts:
Less than $100,000	78,965	(.3)%	79,209	71,593	37,539
$100,000 or more	35,582	(19.3)%	44,076	67,499	69,659
Total interest bearing deposits	151,022	(3.4)%	156,350	157,621	121,642
Total deposits	$182,608	1.4%	$180,110	$178,645	$145,241

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The table below shows the maturities of certificates of deposit:

	December 31, 2011
	CDs of
	$100,000
	or more	All CDs
(In thousands)
Three months or less	$4,543	$19,164
Over three months to six months	10,580	22,960
Over six months to twelve months	9,372	29,623
Over twelve months through three years	10,945	38,165
Over three years	142	4,635
Total	$35,582	$114,547

The table below shows the source of CommerceFirst Bancorp’s certificate of deposits as well as the amount equal to or greater than $100,000 at December 31, 2011:

		CDs with
	CDs with	balances of
	balances of less	$100,000
Source	than $100,000	or greater	Total
(in thousands)
Local markets	$5,515	$21,489	$27,004
National market	52,329	-	52,329
CDARS program:
Customers’ funds	247	7,329	7,576
Proprietary funding	3,353	6,664	10,017
Other brokered funds	17,521	100	17,621
Total	$78,965	$35,582	$114,547

CDARS program funding is reflected in the above schedule as “Customers’ funds” and “Proprietary funding.” CommerceFirst Bancorp, acting as agent for its customers, places customer funds in other financial institutions under the program up to the FDIC insurance limit. Under the CDARS program, other financial institutions place deposits in CommerceFirst Bancorp for the same amount of the customers’ funds. “Customers’ funds” are comprised of deposits from these customer transactions. CommerceFirst Bancorp can obtain funding under the CDARS program by bidding for deposit funds without customers’ involvement. This “proprietary funding” results in traditional brokered deposits.

CommerceFirst Bancorp’s short term liquid assets of cash and cash equivalents were $17.8 million, or 8.6% of assets at December 31, 2011 and $13.7 million, or 6.8% of assets, at December 31, 2010. Continued growth in deposits will be required to fund any loan growth. Accordingly, CommerceFirst Bancorp intends to maintain a competitive posture in its deposit interest rate offerings. While adequate liquidity is imperative, excess liquidity has the effect of a lower interest margin, as funds not invested in loans are placed in short-term investments that earn significantly lower yields.

CommerceFirst Bank has available unsecured credit facilities for short-term liquidity needs from financial institutions of $8,500,000 at December 31, 2011 and 2010. There were no borrowings outstanding under these credit arrangements at December 31, 2011 and 2010.

CommerceFirst Bancorp believes its levels of liquidity are adequate to conduct the business of CommerceFirst Bancorp and CommerceFirst Bank.

Stockholders’ Equity

Total stockholders’ equity was $24.2 million at December 31, 2011 representing an increase of $1.8 million from December 31, 2010. The increase from December 31, 2010 was attributable to the net income of CommerceFirst Bancorp of $1.8 million.

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At December 31, 2011, CommerceFirst Bancorp and CommerceFirst Bank continued to exceed all regulatory capital requirements to be considered “well capitalized” under federal regulations. CommerceFirst Bancorp believes its level of capital is adequate to conduct the business of CommerceFirst Bancorp and CommerceFirst Bank.

RESULTS OF OPERATIONS

Net income for the year ended December 31, 2011 was $1.8 million ($1.00 basic and diluted earnings per share), an increase of $0.4 million, or 27.6%, from the net income of $1.4 million ($0.78 basic earnings and diluted earnings per share) during 2010. Net income increased in 2011 as compared to 2010 primarily because of the increase in net interest income of $0.7 million and the decrease in the provision for loan losses of $0.2 million. This increase was partially offset by the increase in non-interest expenses of $0.4 million (all amounts are before tax effects).

Return on equity, return on assets and ratio of equity to assets are as follows:

	Year Ended December 31,
	2011	2010	2009

Return on Average Equity	7.74%	6.46%	3.29%
Return on Average Earning Assets	0.90%	0.71%	0.37%
Ratio of Average Equity to Average Assets	11.32%	10.62%	11.03%

Net Interest Income and Net Interest Margin

Net interest income is the difference between income on assets and the cost of funds supporting those assets. Earning assets are composed primarily of loans and investments; the expense associated with interest bearing deposits and customer repurchase agreements and other borrowings is the cost of funds. Non-interest bearing deposits and capital are other components representing funding sources. Changes in the volume and mix of assets and funding sources, along with the changes in yields earned and rates paid, determine changes in net interest income.

Total interest income decreased by $0.3 million or 2.5% to $12.2 million for the year ended December 31, 2011 as compared to $12.6 million in 2010. This decrease was primarily attributable to the reduction of the yield on average earning assets. Average interest earning assets increased by $0.4 million or 0.2% during 2011 as compared to 2010; however, the yield on earning assets decreased to 6.07% in 2011 from 6.24% in 2010, primarily as a result of a 15 basis point decline in yields on loans.

Interest expense decreased by $1.0 million, or 33.4% to $2.1 million for the year ended December 31, 2011 as compared to $3.1 million in 2010. This decrease was attributable to the reduction in average interest bearing liabilities of $5.8 million or 3.6% in 2011 as compared to 2010, and the decrease in the cost of deposits during 2011 to 1.34% from 1.94% in 2010. This interest rate decrease resulted primarily from the re-pricing or replacement of higher rate certificates of deposit as they matured during 2011.

Net interest income was $10.2 million in 2011, a $0.8 million increase from the $9.4 million net interest income in 2010, a 7.7% increase. The increase in net interest income results primarily from the reduction of deposit interest expense in 2011.

The following table provides information for the designated periods with respect to average balances, income and expense and annualized yields and costs associated with various categories of interest earning assets and interest bearing liabilities for the past three years. Non-accrual loans have been included in loans receivable in the table. The table includes a measurement of spread and margin. Interest spread is the mathematical difference between the average interest yield on interest earning assets and average interest paid on interest bearing liabilities. Interest margin is the net interest yield on interest earning assets and is derived by dividing net interest income by average interest earning assets.

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AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

	Years Ended December 31,
	2011			2010			2009
	Average		Yield/	Average		Yield/	Average		Yield/
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Interest Earning Assets:
Loans receivable	$183,253	$12,151	6.63%	$184,036	$12,474	6.78%	$169,888	$11,791	6.94%
Investment securities	524	28	5.34%	527	28	5.31%	2,391	108	4.52%
Interest bearing deposits	17,881	62	0.35%	16,619	58	0.35%	10,127	26	0.26%
Federal funds sold	-	-	0.00%	32	-	0.00%	949	3	0.32%
Total Interest Earning Assets	201,658	12,241	6.07%	201,214	12,560	6.24%	183,355	11,928	6.51%

Less allowance for loan losses	(3,417)			(2,461)			(2,146)
Non-Interest Earning Assets	8,967			8,455			5,830
Total Assets	$207,208			$207,208			$187,039

Liabilities and Stockholders’ Equity:
Interest Bearing Liabilities:
Interest bearing demand deposits	$746	$1	0.05%	$746	$1	0.07%	$1,600	$1	0.06%
Money market deposit accounts	8,364	30	0.36%	7,946	36	0.45%	11,942	63	0.53%
Savings accounts	25,631	268	1.05%	17,465	223	1.28%	3,942	71	1.80%
Certificates of deposit	120,841	1,787	1.48%	135,237	2,871	2.12%	126,451	4,452	3.52%
Total Interest Bearing Liabilities	155,582	2,086	1.34%	161,394	3,131	1.94%	143,935	4,587	3.19%

Non-Interest Bearing Liabilities:
Demand deposits	27,403			22,996			21,413
Other	765			807			1,058
Total Liabilities	183,750			185,197			166,406
Stockholders’ Equity	23,458			22,011			20,633
Total Liabilities and Equity	$207,208			$207,208			$187,039
Net Interest Income		$10,155			$9,430			$7,341
Net Interest Spread			4.73%			4.30%			3.32%
Net Interest Margin			5.04%			4.69%			4.00%

Yields on securities are calculated based on amortized cost. Loans receivable include non-accrual loans.

The increase in net interest margin and net interest spread in 2011 as compared to 2010 primarily results from CommerceFirst Bank’s reduction in average interest bearing deposits as well as a reduction in the cost of deposits because of the re-pricing or replacing higher rate certificates of deposit as they matured during 2011.

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Rate/Volume Analysis of Net Interest Income

The following table sets forth certain information regarding changes in interest income and interest expense of CommerceFirst Bancorp for the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume of the asset multiplied by the prior year’s rate) and (ii) changes in rates (change in rate multiplied by the current year’s volume).

	RATE/VOLUME ANALYSIS
	2011 vs. 2010			2010 vs. 2009
	Increase (Decrease)			Increase (Decrease)
	Due to			Due to
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest-Earning Assets:
Federal funds sold	$-	$-	$-	$(3)	$-	$(3)
Loans receivable	(53)	(270)	(323)	982	(299)	683
Interest bearing deposits	3	1	4	18	14	32
Investment portfolio	-	-	-	(78)	(2)	(80)
Net Change in Interest Income	(50)	(269)	(319)	919	(287)	632

Interest Bearing Liabilities:
Interest bearing deposits	(113)	(931)	(1,044)	602	(2,059)	(1,457)
Net Change in Interest Expense	(113)	(931)	(1,044)	602	(2,059)	(1,457)

Change in Net Interest Income	$63	$662	$725	$317	$1,772	$2,089

Provision for Loan Losses

The provision for loan losses represents the expense recognized to fund the allowance for loan losses. The loan loss expense of $2.5 million for the year ended December 31, 2011 reflected a slight decrease of $0.2 million from the provision of $2.7 million for the year ended December 31, 2010 reflecting in part the reduced amount of average loans during 2011 as compared to 2010.

Additionally, CommerceFirst Bank has established a reserve for unfunded commitments that is recorded by a provision charged to other expenses. The balance of this reserve was $60 thousand at December 31, 2011 and 2010. The reserve is an amount that management believes will be adequate over time to absorb possible losses on unfunded commitments (off-balance sheet financial instruments) that may become uncollectible in the future.

Non-interest Income

Non-interest income principally consists of gains from the sale of the guaranteed portion of SBA loans, net rental income and gains on sales of other real estate owned and from deposit account services charges. For the year ended December 31, 2011, gains on sales of the guaranteed portion of SBA loans was $450 thousand as compared to $615 thousand during 2010 reflecting reduced SBA loan sales during 2011. Generally, CommerceFirst Bancorp desires to sell the guaranteed portion of most additional SBA loans resulting in a continuing stream of income that may vary significantly from quarter to quarter, depending in part upon the volume of loans actually sold. Gains on sales of other real estate owned were $97 thousand during 2011. There were no such sales in 2010. Net rental income was $32 thousand during 2011 as compared to $3 thousand during 2010. Substantially all of the properties which produced the net rental income were sold during 2011. Deposit account service charges and other income amounted to $567 thousand during the year ended December 31, 2011 as compared to $476 thousand in 2010, reflecting an increase in the number of accounts subject to service charges.

Non-interest Expense

Total non-interest expenses increased by $350 thousand during the 2011 as compared to those in 2010, a 6.44% increase. The 2011 expenses included $228 thousand of a loan collection expenses as compared to $66 thousand in 2010. Employee compensation and benefit expense increased by $157 thousand, or 5.3% during 2011 as compared to 2010. In each year, salary and benefit expense was the largest component of non-interest expenses: $3.1 million in 2011 and $3.0 million in 2010.

137

Income Taxes

CommerceFirst Bancorp uses the liability method of accounting for income taxes as required by ASC 740, Accounting for Income Taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the enacted rates that will be in effect when these differences reverse. Income tax expense for 2011 was $1.2 million, 39.2% of pretax income, and $951 thousand, 40.0% of pretax income, in 2010.

Off-Balance Sheet Arrangements

With the exception of CommerceFirst Bank’s obligations in connection with its irrevocable letters of credit and loan commitments, CommerceFirst Bank has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on CommerceFirst Bank’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, that is material to investors. For additional information on off-balance sheet arrangements, please see Note 9 to the Consolidated Financial Statements.

Interest Rate Risk Management

Banks and other financial institutions are dependent upon net interest income, the difference between interest earned on interest earning assets and interest paid on interest bearing liabilities. Changes in interest rates inevitably have an impact on interest income. GAP, a measure of the difference in volume between interest bearing assets and interest bearing liabilities, is a means of monitoring the sensitivity of a financial institution to changes in interest rates. The chart below provides an indicator of the rate sensitivity of CommerceFirst Bancorp. A positive GAP indicates the degree to which the volume of repriceable assets exceeds repriceable liabilities in particular time periods. CommerceFirst Bancorp has a negative GAP, a liability sensitive position, for a one year period which would generally indicate decreased net interest income in a rising rate environment and increased net interest income in a declining rate environment. However, this measurement of interest rate risk sensitivity represents a static position as of a single day and is not necessarily indicative of the interest rate risk position at any other point in time, does not take into account the sensitivity of yields and costs of specific assets and liabilities to changes in market rates, and does not take into account the specific timing of, or the extent to which, changes to a specific asset or liability will occur. Further this measurement does not take into account the effect of competitive factors on interest rates, and the effect of changes in interest rates on the capacity of customers to meet their obligations. CommerceFirst Bancorp will be addressing the current negative GAP level for the purpose of reducing its exposure to interest rate changes, although there can be no assurance that CommerceFirst Bancorp’s efforts will be successful in reducing its exposure to interest rate changes, or that it will correctly predict the timing and magnitude of changes in interest rates.

RATE SENSITIVITY ANALYSIS (Static GAP)

		December 31, 2011

	0-3	4-12	>1-3	>3<5
(In thousands)	Months	Months	Years	Years	5 YRS +	Total
Interest earning assets:
Interest bearing deposits	$11,959	$3,680	$-	$-	$-	$15,639
Loans*	61,135	17,682	56,170	45,594	1,049	181,630
Total	73,094	21,362	56,170	45,594	1,049	197,269

Interest bearing liabilities:
Savings/Money
Market/NOW	36,475	-	-	-	-	36,475
Certificates of deposit	19,164	52,584	38,164	4,635	-	114,547
Total	55,639	52,584	38,164	4,635	-	151,022
GAP:
Period	$17,455	(31,222)	18,006	40,959	1,049	$46,247
Cumulative		$(13,767)	$4,239	$45,198	$46,247

*Loan amounts above exclude $2.7 million of loans on non-interest accrual and deferred fees

138

Capital Resources and Adequacy

The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of CommerceFirst Bancorp’s capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses. The ability of CommerceFirst Bancorp to grow is dependent on the availability of capital with which to meet regulatory capital requirements. To the extent CommerceFirst Bancorp is successful it may need to acquire additional capital through the sale of additional common stock, other qualifying equity instruments, such as trust preferred securities, or subordinated debt. There can be no assurance that additional capital will be available to CommerceFirst Bancorp on a timely basis or on attractive terms.

Under guidance from the federal banking regulators, banks which have concentrations in construction, land development or commercial real estate loans (other than loans for majority owner occupied properties) would be expected to maintain higher levels of risk management and, potentially, higher levels of capital. It is possible that we may be required to maintain higher levels of capital than we would otherwise be expected to maintain as a result of our levels of construction, development and commercial real estate loans, which may require us to obtain additional capital.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, CommerceFirst Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. CommerceFirst Bancorp will be subject to the capital guidelines when its assets exceed $500 million, it engages in certain highly leveraged activities or it has publicly issued debt. CommerceFirst Bancorp’s and CommerceFirst Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. At December 31, 2011, CommerceFirst Bancorp and CommerceFirst Bank were in full compliance with these guidelines, as follows:

			Minimum Ratios
	December 31,	December 31,	To be “Adequately	To be “Well
	2011	2010	Capitalized”	Capitalized”
Total capital:
CommerceFirst Bancorp	14.0%	13.1%	8.0%	N/A
CommerceFirst Bank	13.3%	12.3%	8.0%	10.0%
Tier I:
CommerceFirst Bancorp	12.7%	11.8%	4.0%	N/A
CommerceFirst Bank	12.1%	11.1%	4.0%	6.0%
Leverage Total:
CommerceFirst Bancorp	11.5%	11.0%	4.0%	N/A
CommerceFirst Bank	10.9%	10.3%	4.0%	5.0%

Significant further growth of CommerceFirst Bancorp may be limited because the current level of capital will not support rapid short term growth while maintaining regulatory capital expectations. Loan portfolio growth will need to be funded by increases in deposits as CommerceFirst Bancorp has limited amounts of on-balance sheet assets deployable into loans. Growth will depend upon Company earnings and/or the raising of additional capital.

The following table sets forth certain information concerning the number and percentage of whole shares of CommerceFirst Bancorp’s common stock beneficially owned by its directors, executive officers whose compensation is disclosed, and by its directors and all executive officers as a group, as of February 16, 2012, as well as information regarding each other person known by CommerceFirst Bancorp to own in excess of five percent of the outstanding common stock. Except as set forth below, CommerceFirst Bancorp knows of no other person or persons who beneficially own in excess of five percent of CommerceFirst Bancorp’s common stock. Further, CommerceFirst Bancorp is not aware of any arrangement which at a subsequent date may result in a change of control of CommerceFirst Bancorp. Except as otherwise indicated with respect to directors and executive officers, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

139

	Total Number of
	Shares of Common	Percentage
	Stock	of
Name	Beneficially Owned	Ownership

Edward B. Howlin, Jr (1)	203,666	11.19%
2880 Dunkirk Way
Dunkirk, MD 20754

Charles L. Hurtt, Jr.	20,076	1.10%
Milton D. Jernigan, II (2)	35,950	1.97%
Robert R. Mitchell	24,800	1.36%
Richard J. Morgan	11,643	0.64%
John A. Richardson, Sr.	40,000	2.20%
George C. Shenk, Jr.	14,200	0.78%
Michael T. Storm (3)	400	0.02%
Lamont Thomas	23,000	1.26%
Jerome A. Watts	24,266	1.33%
Directors, Officers as a Group (10 people)	398,001	21.86%

Estate of Alvin Maier	101,892	5.60%
c/o Ellis J. Koch, Esq., 5904 Hubbard
Drive, Rockville, MD 20852

Joseph S. Gall (4) 3299 K Street, NW, Suite 700, Washington, DC 20016	99,432	5.46%

(1)	Includes 151,160 shares held individually, 49,306 shares held jointly with spouse and 3,200 shares held in a family partnership.
(2)	Includes 25,950 shares held in IRA accounts and 10,000 shares held jointly with spouse.
(3)	Shares held jointly with spouse.
(4)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on October 3, 2011, which indicates that Joseph S. Gall has sole voting power over 97,507 shares and shared voting power over 1,925 shares.

LEGAL MATTERS

The validity of the Sandy Spring Bancorp common stock to be issued in the proposed merger has been passed upon for Sandy Spring Bancorp by Kilpatrick Townsend & Stockton LLP, Washington, DC.

EXPERTS

The consolidated financial statements of CommerceFirst Bancorp as of and for the years ended December 31, 2011 and 2010 have been included in this proxy statement/prospectus in reliance upon the report of TGM Group LLC, independent registered public accounting firm, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Sandy Spring Bancorp as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

SHAREHOLDER PROPOSALS

CommerceFirst Bancorp will hold an annual meeting for the year ending December 31, 2012 only if the merger is not completed. CommerceFirst Bancorp’s bylaws provide that in order for a shareholder to make nominations for the election of directors, a shareholder must deliver notice of such nominations in writing to the Corporate Secretary of CommerceFirst Bancorp no less than 90 days prior to the date which is one year subsequent to the date on which the proxy materials regarding the last election of directors were mailed to shareholders. In order to make a proposal for business to be conducted at the annual meeting, a shareholder

140

must deliver notice of such proposal in writing to the Corporate Secretary of CommerceFirst Bancorp no less than 30 and no more than 90 days before the date of the annual meeting, provided, however, if less than 45 days notice of the meeting is given to shareholders, such written notice must be received as prescribed, by the Corporate Secretary of CommerceFirst Bancorp not later than the close of business on the 15th day following the day on which notice of the meeting was mailed to shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Sandy Spring Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Sandy Spring Bancorp files with the SEC at its public reference room located at 100 F Street, NE, Room 1580, Washington DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Room 1580, Washington DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

Sandy Spring Bancorp filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Sandy Spring Bancorp common stock to be issued to CommerceFirst Bancorp shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Sandy Spring Bancorp in addition to being a proxy statement of CommerceFirst Bancorp for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

All information concerning Sandy Spring Bancorp and its subsidiaries has been furnished by Sandy Spring Bancorp and all information concerning CommerceFirst Bancorp and its subsidiaries has been furnished by CommerceFirst Bancorp.

Each CommerceFirst Bancorp shareholder will receive a separate copy of this proxy statement/prospectus, regardless of whether such shareholder is residing at a shared address with one or more other CommerceFirst Bancorp shareholders.

You should rely only on the information contained in this proxy statement/prospectus when evaluating the agreement and plan of merger and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated April 3, 2012. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders of CommerceFirst Bancorp nor the issuance of shares of Sandy Spring Bancorp common stock as contemplated by the agreement and plan of merger shall create any implication to the contrary.

141

142

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Sandy Spring Bancorp, Inc.

We have audited the accompanying consolidated statements of condition of Sandy Spring Bancorp, Inc. (a Maryland corporation) and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income/(loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sandy Spring Bancorp, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania

March 15, 2012

F-1

Sandy Spring Bancorp, Inc. and Subsidiaries

Consolidated STATEMENTS OF CONDITION

	December 31,
(Dollars in thousands)	2011	2010
Assets
Cash and due from banks	$49,832	$44,696
Federal funds sold	1,006	1,813
Interest-bearing deposits with banks	21,476	16,608
Cash and cash equivalents	72,314	63,117
Residential mortgage loans held for sale (at fair value)	25,341	22,717
Investments available-for-sale (at fair value)	951,301	907,283
Investments held-to-maturity -- fair value of $184,167 and $104,124 at December 31, 2011 and December 31, 2010, respectively	178,465	101,590
Other equity securities	34,933	34,070
Total loans and leases	2,239,692	2,156,232
Less: allowance for loan and lease losses	(49,426)	(62,135)
Net loans and leases	2,190,266	2,094,097
Premises and equipment, net	48,483	49,004
Other real estate owned	4,431	9,493
Accrued interest receivable	12,898	12,570
Goodwill	76,816	76,816
Other intangible assets, net	4,734	6,578
Other assets	111,388	142,053
Total assets	$3,711,370	$3,519,388

Liabilities
Noninterest-bearing deposits	$650,377	$566,812
Interest-bearing deposits	2,006,143	1,983,060
Total deposits	2,656,520	2,549,872
Securities sold under retail repurchase agreements and federal funds purchased	143,613	96,243
Advances from FHLB	405,408	405,758
Subordinated debentures	35,000	35,000
Accrued interest payable and other liabilities	24,720	24,946
Total liabilities	3,265,261	3,111,819

Stockholders' Equity
Common stock -- par value $1.00; shares authorized 50,000,000; shares issued and outstanding 24,091,042 and 24,046,627 at December 31, 2011 and 2010, respectively	24,091	24,047
Warrants	-	3,699
Additional paid in capital	177,828	177,344
Retained earnings	230,942	205,099
Accumulated other comprehensive income (loss)	13,248	(2,620)
Total stockholders' equity	446,109	407,569
Total liabilities and stockholders' equity	$3,711,370	$3,519,388

The accompanying notes are an integral part of these statements

F-2

Sandy Spring Bancorp, Inc. and Subsidiaries

Consolidated Statements of IncomE/(LOSS)

	Year Ended December 31,
(Dollars in thousands, except per share data)	2011	2010	2009
Interest Income:
Interest and fees on loans and leases	$107,355	$115,789	$126,899
Interest on loans held for sale	577	534	767
Interest on deposits with banks	77	177	149
Interest and dividends on investment securities:
Taxable	22,096	24,624	19,945
Exempt from federal income taxes	9,363	7,222	7,467
Interest on federal funds sold	2	3	3
Total interest income	139,470	148,349	155,230
Interest Expense:
Interest on deposits	11,002	16,934	34,921
Interest on retail repurchase agreements and federal funds purchased	212	269	308
Interest on advances from FHLB	14,397	14,599	14,708
Interest on subordinated debt	913	940	1,585
Total interest expense	26,524	32,742	51,522
Net interest income	112,946	115,607	103,708
Provision for loan and lease losses	1,428	25,908	76,762
Net interest income after provision for loan and lease losses	111,518	89,699	26,946
Non-interest Income:
Investment securities gains	292	796	418
Total other-than-temporary impairment ("OTTI") losses	(178)	(1,505)	-
Portion of OTTI losses recognized in other comprehensive income, before taxes	18	993	-
Net OTTI recognized in earnings	(160)	(512)	-
Service charges on deposit accounts	9,527	10,326	11,433
Mortgage banking activities	3,228	3,664	3,473
Fees on sales of investment products	3,703	3,438	2,823
Trust and investment management fees	11,943	10,287	9,421
Insurance agency commissions	4,650	5,229	5,236
Income from bank owned life insurance	2,636	2,800	2,906
Visa check fees	3,637	3,325	2,920
Other income	4,044	4,429	4,726
Total non-interest income	43,500	43,782	43,356
Non-interest Expenses:
Salaries and employee benefits	59,625	55,470	54,460
Occupancy expense of premises	11,519	11,477	10,710
Equipment expenses	4,705	4,808	5,691
Marketing	2,389	2,359	2,166
Outside data services	4,159	3,992	3,721
FDIC insurance	3,187	4,497	6,092
Amortization of intangible assets	1,845	1,959	3,646
Other expenses	17,642	16,350	14,668
Total non-interest expenses	105,071	100,912	101,154
Income (loss) before income taxes	49,947	32,569	(30,852)
Income tax expense (benefit)	15,845	9,049	(15,997)
Net income (loss)	$34,102	$23,520	$(14,855)
Preferred stock dividends and discount accretion	-	6,149	4,810
Net income (loss) available to common stockholders	$34,102	$17,371	$(19,665)

Net Income (Loss) Per Share Amounts:
Basic net income (loss) per share	$1.42	$1.05	$(0.90)
Basic net income (loss) per common share	1.42	0.78	(1.20)
Diluted net income (loss) per share	$1.41	$1.05	$(0.90)
Diluted net income (loss) per common share	1.41	0.78	(1.20)
Dividends declared per common share	$0.34	$0.04	$0.37

The accompanying notes are an integral part of these statements

F-3

Sandy Spring Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
(Dollars in thousands)	2011	2010	2009
Operating activities:
Net income (loss)	$34,102	$23,520	$(14,855)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,488	7,686	9,827
Net OTTI recognized in earnings	160	512	-
Provision for loan and lease losses	1,428	25,908	76,762
Share based compensation expense	1,207	904	762
Deferred income tax expense (benefit)	6,678	(480)	(7,237)
Origination of loans held for sale	(229,631)	(244,707)	(339,553)
Proceeds from sales of loans held for sale	230,232	237,787	341,798
Gains on sales of loans held for sale	(3,225)	(3,251)	(3,253)
Loss on sales of other real estate owned	2,078	902	46
Investment securities gains	(292)	(796)	(418)
Loss (gains) on sales of premises and equipment	120	(92)	-
Net (increase) decrease in accrued interest receivable	(328)	1,083	(1,843)
Net (increase) decrease in other assets	(691)	5,763	(30,914)
Net increase (decrease) in accrued expenses and other liabilities	12,491	(3,040)	(9,688)
Other – net	5,893	4,948	5,457
Net cash provided by operating activities	67,710	56,647	26,891
Investing activities:
Purchases of other equity securities	(2,910)	(1,297)	(3,627)
Purchases of investments held-to-maturity	(161,102)	-	-
Purchases of investments available-for-sale	(370,657)	(725,641)	(911,277)
Proceeds from redemption of FHLB stock	2,048	-	-
Proceeds from maturities, calls and principal payments of investments held-to-maturity	84,409	31,240	39,184
Proceeds from maturities, calls and principal payments of investments available-for-sale	347,864	548,583	347,856
Proceeds from sales of investments available-for-sale	-	123,526	-
Net (increase) decrease in loans and leases	(103,994)	103,110	124,290
Contingent consideration payout	-	-	(2,308)
Proceeds from the sales of other real estate owned	8,801	7,405	967
Expenditures for premises and equipment	(4,003)	(3,645)	(3,110)
Net cash provided by (used in) investing activities	(199,544)	83,281	(408,025)
Financing activities:
Net increase (decrease) in deposits	106,648	(146,970)	331,585
Net increase in retail repurchase agreements and federal funds purchased	47,370	7,181	13,956
Repayment of advances from FHLB	(350)	(5,826)	(968)
Redemption of stock warrant	(4,449)	-	-
Redemption of preferred stock	-	(83,094)	-
Repurchase of common stock	(334)	-	-
Proceeds from issuance of common stock	314	96,464	521
Tax benefits associated with shared based compensation	91	201	26
Common stock issued pursuant to West Financial Services acquisition	-	-	628
Dividends paid	(8,259)	(4,563)	(10,047)
Net cash provided (used) by financing activities	141,031	(136,607)	335,701
Net increase (decrease) in cash and cash equivalents	9,197	3,321	(45,433)
Cash and cash equivalents at beginning of period	63,117	59,796	105,229
Cash and cash equivalents at end of period	$72,314	$63,117	$59,796

Supplemental Disclosures:
Interest payments	$20,334	$33,183	$52,416
Income tax payments	9,704	2,181	3,920
Transfers from loans to other real estate owned	6,398	10,336	5,617

The accompanying notes are an integral part of these statements

F-4

Sandy Spring Bancorp, Inc. and Subsidiaries

Consolidated Statements of changes in stockholders’ equity

						Accumulated
				Additional		Other	Total
	Preferred	Common		Paid-In	Retained	Comprehensive	Stockholders’
(Dollars in thousands, except per share data)	Stock	Stock	Warrants	Capital	Earnings	Loss	Equity
Balances at December 31, 2008	$79,440	$16,399	$3,699	$85,486	$214,410	$(7,572)	$391,862
Comprehensive Income:
Net income (loss)	-	-	-	-	(14,855)	-	(14,855)
Other comprehensive income (loss), net of tax:
Net unrealized gain on available-for-sale securities, net of reclassification adjustment	-	-	-	-	-	3,384	3,384
Change in funded status of defined benefit pension	-	-	-	-	-	1,536	1,536
Total Comprehensive Income							(9,935)
Common stock dividends- $0.37 per share	-	-	-	-	(6,123)	-	(6,123)
Preferred stock dividends - $50.00 per share	-	-	-	-	(4,155)	-	(4,155)
Stock compensation expense	-	-	-	762	-	-	762
Discount accretion	655	-	-	-	(655)	-	-
Common stock issued pursuant to:
Contingent consideration relating to 2005 acquisition of West Financial - 31,663 shares	-	32	-	596	-	-	628
Employee stock purchase plan - 40,598 shares	-	41	-	429	-	-	470
Director stock purchase plan - 2,988 shares	-	3	-	37	-	-	40
Restricted stock - 11,574 shares	-	11	-	(6)	-	-	5
DRIP plan - 2,560 shares	-	2	-	30	-	-	32
Balances at December 31, 2009	80,095	16,488	3,699	87,334	188,622	(2,652)	373,586
Comprehensive Income:
Net income	-	-	-	-	23,520	-	23,520
Other comprehensive income, net of tax:
Net unrealized gain on available-for-sale securities, net of reclassification adjustment	-	-	-	-	-	(81)	(81)
Change in funded status of defined benefit pension	-	-	-	-	-	113	113
Total Comprehensive Income							23,552
Redemption of preferred stock - 83,094 shares	(83,094)	-	-	-	-	-	(83,094)
Common stock dividends - $0.04 per share	-	-	-	-	(893)	-	(893)
Preferred stock dividends - $50.00 per share	-	-	-	-	(3,151)	-	(3,151)
Stock compensation expense	-	-	-	904	-	-	904
Discount accretion	2,999	-	-	-	(2,999)	-	-
Common stock issued pursuant to:
Common stock issuance - 7,475,000 shares	-	7,475	-	88,159	-	-	95,634
Stock option plan - 30,498 shares	-	31	-	434	-	-	465
Employee stock purchase plan - 33,826 shares	-	34	-	386	-	-	420
Restricted stock - 15,477 shares	-	15	-	72	-	-	87
Director stock purchase plan - 3,709 shares	-	4	-	51	-	-	55
DRIP plan - 265 shares	-	-	-	4	-	-	4
Balances at December 31, 2010	-	24,047	3,699	177,344	205,099	(2,620)	407,569
Comprehensive Income:
Net income	-	-	-	-	34,102	-	34,102
Other comprehensive income, net of tax:
Net unrealized gain on available-for-sale securities, net of reclassification adjustment	-	-	-	-	-	16,242	16,242
Change in funded status of defined benefit pension	-	-	-	-	-	(374)	(374)
Total Comprehensive Income							49,970
Common stock dividends - $0.34 per share	-	-	-	-	(8,259)	-	(8,259)
Stock compensation expense	-	-	-	1,207	-	-	1,207
Stock warrant redemption	-	-	(3,699)	(750)	-	-	(4,449)
Common stock issued pursuant to:
Stock option plan - 2,037 shares	-	2	-	23	-	-	25
Employee stock purchase plan - 33,284 shares	-	33	-	467	-	-	500
Director stock purchase plan - 1,833 shares	-	2	-	30	-	-	32
Restricted stock - 30,853 shares	-	31	-	(183)	-	-	(152)
Purchase of treasury shares - 23,592 shares	-	(24)	-	(310)	-	-	(334)
Balances at December 31, 2011	$-	$24,091	$-	$177,828	$230,942	$13,248	$446,109

The accompanying notes are an integral part of these statements

F-5

Sandy Spring Bancorp, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Note 1 – Significant Accounting Policies

Nature of Operations

Sandy Spring Bancorp (the “Company”), a Maryland corporation, is the bank holding company for Sandy Spring Bank (the “Bank”), which conducts a full-service commercial banking, mortgage banking and trust business. Services to individuals and businesses include accepting deposits, extending real estate, consumer and commercial loans and lines of credit, equipment leasing, general insurance, personal trust, and investment and wealth management services. The Company operates in the six Maryland counties of Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George's, and in Fairfax and Loudoun counties in Virginia. The Company offers investment and wealth management services through the Bank’s subsidiary, West Financial Services. Insurance products are available to clients through Chesapeake Insurance Group, and Neff & Associates, which are agencies of Sandy Spring Insurance Corporation.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and prevailing practices within the financial services industry for financial information. The following summary of significant accounting policies of the Company is presented to assist the reader in understanding the financial and other data presented in this report. Certain reclassifications have been made to prior period amounts to conform to the current period presentation. The Company has evaluated subsequent events through the date of the issuance of its financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Sandy Spring Bank and its subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc. Consolidation has resulted in the elimination of all significant intercompany accounts and transactions.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and affect the reported amounts of revenues earned and expenses incurred during the reporting period. Actual results could differ from those estimates. Estimates that could change significantly relate to the provision for loan and lease losses and the related allowance, determination of impaired loans and the related measurement of impairment, potential impairment of goodwill or other intangible assets, valuation of investment securities and the determination of whether impaired securities are other-than-temporarily impaired, valuation of other real estate owned, prepayment rates, valuation of share-based compensation, the assessment that a liability should be recognized with respect to any matters under litigation, the calculation of current and deferred income taxes and the actuarial projections related to pension expense and the related liability.

Assets Under Management

Assets held for others under fiduciary and agency relationships are not assets of the Company or its subsidiaries and are not included in the accompanying balance sheets. Trust department income and investment management fees are presented on an accrual basis.

Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits with banks (items with an original maturity of three months or less).

Residential Mortgage Loans Held for Sale

The Company engages in sales of residential mortgage loans originated by the Bank. Loans held for sale are carried at fair value. Fair value is derived from secondary market quotations for similar instruments. The Company measures residential mortgage loans at fair value when the Company first recognizes the loan (i.e. the fair value option), as permitted by current accounting standards. Changes in fair value of these loans are recorded in earnings as a component of mortgage banking activities in non-interest income in the Consolidated Statements of Income/(Loss). The Company's current practice is to sell such loans on a servicing released basis.

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Investments Held-to-Maturity

Investments held-to-maturity represents securities which the Company has the ability and positive intent to hold until maturity. These securities are recorded at cost at the time of acquisition. The carrying values of investments held-to-maturity are adjusted for premium amortization and discount accretion to the maturity date on the effective interest method. Related interest and dividends are included in interest income. Declines in the fair value of individual held-to-maturity investments below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value. Factors that may affect the determination of whether other-than-temporary impairment has occurred include a downgrading of the security below investment grade by the rating agency or due to potential default, a significant deterioration in the financial condition of the issuer, or that management would not have the ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Investments Available-for-Sale

Marketable equity securities and debt securities not classified as held-to-maturity or trading are classified as securities available-for-sale. Securities available-for-sale are acquired as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk or other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value, reported net of deferred tax, as accumulated other comprehensive income (loss), a separate component of stockholders' equity. The carrying values of securities available-for-sale are adjusted for premium amortization and discount accretion to the maturity date on the effective interest method. Realized gains and losses on security sales or maturities, using the specific identification method, are included as a separate component of non-interest income. Related interest and dividends are included in interest income. Declines in the fair value of individual available-for-sale securities below their cost that are other-than-temporary (“OTTI”) result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether other-than-temporary impairment has occurred include a downgrading of the security below investment grade by a rating agency or due to potential default, a significant deterioration in the financial condition of the issuer, or a change in management’s intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Other Equity Securities

Other equity securities represent Federal Reserve stock, Federal Home Loan Bank of Atlanta stock and Atlantic Central Banker’s Bank stocks and are considered restricted as to marketability and recorded at cost. These securities are carried at cost and evaluated for impairment each reporting period.

Loans and Lease Financing Receivables

The Company’s financing receivables consist of loans and leases that are stated at their principal balance outstanding net of any unearned income and deferred fees and costs. Interest income on loans is accrued at the contractual rate based on the principal outstanding. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Lease financing receivables, all of which are direct financing leases, include aggregate payments, net of related unearned income. Leasing income is recognized on a basis that achieves a constant periodic rate of return on the outstanding lease financing balances over the lease terms.

Loans are considered past due or delinquent when the principal or interest due in accordance with the contractual terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. Immaterial shortfalls in payment amounts do not necessarily result in a loan being considered delinquent or past due. If any payments are past due and subsequent payments are resumed without payment of the delinquent amount, the loan shall continue to be considered past due. Whenever any loan is reported delinquent on a principal or interest payment or portion thereof, the amount reported as delinquent is the outstanding principal balance of the loan.

Loans and leases, except for consumer loans, are placed into non-accrual status when any portion of the loan principal or interest becomes 90 days past due. Management may determine that certain circumstances warrant earlier discontinuance of interest accruals on specific loans if an evaluation of other relevant factors (such as bankruptcy, interruption of cash flows, etc.) indicates collection of amounts contractually due is unlikely. These loans are considered, collectively, to be non-performing loans. Consumer installment loans that are not secured by real estate are not placed on non-accrual, but are charged down to their net realizable value when they are four months past due. Loans designated as non-accrual will have all previously accrued but unpaid interest reversed. Interest on non-accrual loans is accounted for on the cash-basis for loans that are well secured and in the process of collection or using the cost-recovery method with all payments applied to reduce the outstanding principal until the loan returns to accrual status. Loans may be returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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Large groups of smaller balance homogeneous loans are not individually evaluated for impairment and include lease financing receivables, residential permanent and construction mortgages and consumer installment loans. All other loans are considered non-homogeneous and are evaluated for impairment if they are placed in non-accrual status. Loans are determined to be impaired when, based on available information it is probable that the Company may not collect all principal and interest payments according to contractual terms. Factors considered in determining whether a loan is impaired include:

•	the financial condition of the borrower;
•	reliability and sources of the cash flows;
•	absorption or vacancy rates; and
•	deterioration of the related collateral.

The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate, or as permitted, we may elect to measure impairment based on a loan’s observable market price or the fair value of the collateral less cost to sell. The majority of the Company’s impaired loans are considered to be collateral dependent and impairment is measured by determining the fair value of the collateral using third party appraisals conducted at least annually that are reviewed by management for propriety and reasonableness. Third party appraisals may be obtained on a more frequent basis if deemed necessary. Internal evaluations of collateral value are conducted quarterly to ensure any further deterioration of the collateral value is recognized on a timely basis. The Company may receive updated appraisals which contradict the preliminary determination of fair value used to establish a specific allowance on a loan. In these instances the specific allowance is adjusted to reflect the Company’s evaluation of the appraised fair value. In the event a loss was previously confirmed and the loan was charged down to the estimated fair value based on a previous appraisal, the balance of partially charged-off loans are not subsequently increased but could be further decreased depending on the direction of the change in fair value. Payments on fully or partially charged-off loans are accounted for under the cost-recovery method. Under this method, all payments are applied on a cash basis to reduce the entire outstanding principal, then to recognize a recovery of all previously charged-off amounts before interest income may be recognized. Based on the impairment evaluation, if the Company determines an estimatable loss exists, a specific allowance will be established for that loan. Once a loss has been confirmed, the loan is charged-down to its estimated net realizable value. Interest income on impaired loans is recognized using the same method as non-accrual loans, with the exception of loans that are considered troubled debt restructurings.

Loans considered to be troubled debt restructuring (“TDRs”) are loans that have their terms restructured (e.g., interest rates, loan maturity date, payment and amortization period, etc.) in circumstances that provide payment relief to a borrower experiencing financial difficulty. All restructured loans are considered impaired loans and may either be in accruing status or non-accruing status. Non-accruing restructured loans may return to accruing status provided doubt has been removed concerning the collectability of principal and interest as evidenced by a sufficient period of payment performance in accordance with the restructured terms. Loans may be removed from the restructured category in the year subsequent to the restructuring if their revised loan terms are considered to be consistent with terms that can be obtained in the credit market for loans with comparable risk and they meet certain performance criteria.

Management uses relevant information available to make the determination on whether loans are impaired in accordance with GAAP. However, the determination of whether loans are impaired and the measurement of the impairment requires significant judgment, and estimates of losses inherent in the loan and lease portfolio can vary significantly from the amounts actually observed.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“allowance”) represents an amount which, in management's judgment, is adequate to absorb the estimate of losses that may be sustained on outstanding loans and leases at the balance sheet date based on the evaluation of the size and current risk characteristics of the loan portfolio. The allowance is reduced by charge-offs, net of recoveries of previous losses, and is increased or decreased by the provision or credit for loan and lease losses, which is recorded as a current period operating expense. The allowance is based on the basic principle that a loss be accrued when it is probable that the loss has occurred and the amount of the loss can be reasonably estimated.

Integral to the assessment of the allowance process is an evaluation that is performed to determine whether a specific allowance on an impaired credit is warranted. For the particular loan that may have potential impairment, an appraisal will be ordered depending on the time elapsed since the prior appraisal, the loan balance and/or the result of the internal evaluation. The Company typically relies on current (12 months old or less) third party appraisals of the collateral to assist in measuring impairment. In the cases in which the Company does not rely on a third party appraisal, an internal evaluation is prepared by an approved credit officer. A current appraisal on large loans is usually obtained if the appraisal on file is more than 12 months old and there has been a material change in market conditions, zoning, physical use or the adequacy of the collateral based on an internal evaluation. The Company’s policy is to strictly adhere to regulatory appraisal standards. If an appraisal is ordered, no more than a 30 day turnaround is requested from the appraiser, who is selected by Credit Administration from an approved appraiser list. After receipt of the updated appraisal, the assigned credit officer will recommend to the Chief Credit Officer whether a specific allowance or a charge-off should be taken. When losses are

F-8

confirmed, a charge-off is taken that is at least in the amount of the collateral deficiency as determined by the independent third party appraisal. Any further collateral deterioration results in either further specific reserves being established or additional charge-offs. The Chief Credit Officer has the authority to approve a specific allowance or charge-off between monthly credit committee meetings to ensure that there are no significant time lapses during this process.

The Company’s methodology for estimating the allowance includes a general component reflecting historical losses, as adjusted, by loan portfolio segment, and a specific component for impaired loans. There were no changes in the Company’s allowance policies or methodology from the prior year.

Determination of the adequacy of the allowance is inherently complex and requires the use of significant and highly subjective estimates. The reasonableness of the allowance is reviewed monthly by the Credit and Investment Risk Committee of the board of directors and formally approved quarterly by that same committee of the board.

The general component is based upon historical loss experience by each portfolio segment measured, over the prior eight quarters, weighted so that losses realized in the most recent quarters have the greatest effect. The historical loss experience is supplemented to address various risk characteristics of the Company’s loan portfolio including:

•	trends in delinquencies and other non-performing loans;
•	changes in the risk profile related to large loans in the portfolio;
•	changes in the categories of loans comprising the loan portfolio;
•	concentrations of loans to specific industry segments;
•	changes in economic conditions on both a local and national level;
•	changes in the Company’s credit administration and loan portfolio management processes; and
•	the quality of the Company’s credit risk identification processes.

The general component is calculated in two parts based on an internal risk classification of loans within each portfolio segment. Reserves on loans considered to be “classified” under regulatory guidance are calculated separately from loans considered to be “pass” rated under the same guidance. This segregation allows the Company to monitor the allowance component applicable to higher risk loans separate from the remainder of the portfolio in order to better manage risk and reasonably determine the sufficiency of reserves.

The portion of the allowance representing specific allowances is established on individually impaired loans. As a practical expedient, for collateral dependent loans, the Company measures impairment based on the net realizable value of the underlying collateral. For loans on which the Company has not elected to use a practical expedient to measure impairment, the Company will measure impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate. In determining the cash flows to be included in the discount calculation the Company considers the following factors that combine to estimate the probability and severity of potential losses:

•	the borrower’s overall financial condition;
•	resources and payment record;
•	demonstrated or documented support available from financial guarantors; and
•	the adequacy of collateral value and the ultimate realization of that value at liquidation.

Management believes it uses relevant information available to make determinations about the allowance and that it has established the existing allowance in accordance with GAAP. However, the determination of the allowance requires significant judgment, and estimates of probable losses in the loan and lease portfolio can vary significantly from the amounts actually observed. While management uses available information to recognize inherent losses, future additions to the allowance may be necessary based on changes in the loans and leases comprising the portfolio and changes in the financial condition of borrowers, such as may result from changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, and independent consultants engaged by the Company, periodically review the loan and lease portfolio and the allowance. Such review may result in additional provisions based on management’s judgments of information available at the time of each examination.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization, computed using the straight-line method. Premises and equipment are depreciated over the useful lives of the assets, which generally range from 3 to 10 years for furniture, fixtures and equipment, 3 to 5 years for computer software and hardware, and 10 to 40 years for buildings and building improvements. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements. The costs of major renewals and betterments are capitalized, while the costs of ordinary maintenance and repairs are included in non-interest expense.

F-9

Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price paid over the fair value of the net assets acquired in a business combination. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairment testing requires that the fair value of each of the Company’s reporting units be compared to the carrying amount of the reporting unit’s net assets, including goodwill. The Company’s reporting units were identified based upon an analysis of each of its individual operating segments. If the fair values of the reporting units exceed their book values, no write-down of recorded goodwill is required. If the fair value of a reporting unit is less than book value, an expense may be required to write-down the related goodwill to the proper carrying value. The Company tests for impairment of goodwill as of October 1 of each year using September 30 data , and again at any quarter-end if any triggering events occur during a quarter that may affect goodwill. Examples of such events include, but are not limited to, adverse action by a regulator or a loss of key personnel. Determining the fair value of a reporting unit requires the Company to use a degree of subjectivity.

Recently amended accounting guidance that provides the Company with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on the assessment of these qualitative factors, if it is determined that the fair value of a reporting unit is not less than the carrying value, then performing the two-step impairment process, previously required, is unnecessary. However, if it is determined that the carrying value exceeds the fair value the first step, described above, of the two step process must be performed. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company has elected early adoption of this guidance in performing its annual impairment testing as of October 1, 2011 with respect to its community banking and investment management reporting units. With respect to its insurance reporting unit, the Company elected to engage a third-party valuation firm to determine the fair value of this reporting unit to utilize in the “step one” test for potential goodwill impairment. The company and the valuation firm determined that a combination of the income approach and the market approach were most appropriate in valuing the fair value of this unit and determined that the “step two test” for impairment was not necessary. At December 31, 2011 there was no evidence of impairment of goodwill or intangibles in any of the Company’s reporting units.

Other intangible assets represent purchased assets that a lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Other intangible assets have finite lives and are reviewed for impairment annually. These assets are amortized over their estimated useful lives on a straight-line basis over varying periods that initially did not exceed 15 years. Any impairment is realized through a reduction of goodwill or the intangible and an offsetting charge to non-interest expense.

Other Real Estate Owned (“OREO”)

OREO is comprised of properties acquired in partial or total satisfaction of problem loans. The properties are recorded at fair value less estimated costs of disposal, on the date acquired. Gains or losses arising at the time of acquisition of such properties are charged against the allowance for loan and lease losses. During the holding period OREO continues to be measured at fair value less estimated costs of disposal, and any subsequent declines in value are expensed as incurred. Gains and losses realized from the sale of OREO, as well as valuation adjustments, are included in non-interest expense. Expenses of operation are included in non-interest expense.

Derivative Financial Instruments

Derivative Loan Commitments

Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value on the consolidated statements of condition in other assets or other liabilities with changes in their fair values recorded as a component of mortgage banking activities in the consolidated income statement.

The Company records a zero value for the loan commitment at the time the commitment is issued to a borrower. Subsequent to inception, changes in the fair value of the loan commitment are recognized based on changes in the fair value of the underlying mortgage loan due to interest rate changes, changes in the probability the derivative loan commitment will be exercised, and the passage of time. In estimating fair value, the Company assigns a probability to a loan commitment based on an expectation that it will be exercised and the loan will be funded.

Forward Loan Sale Commitments

The Company evaluates all loan sales agreements to determine whether they meet the definition of a derivative as facts and circumstances may differ significantly. If agreements qualify, to protect against the price risk inherent in derivative loan commitments, the Company utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Generally, the Company’s best efforts contracts also meet the definition of derivative

F-10

instruments after the loan to the borrower has closed. Accordingly, forward loan sale commitments that economically hedge the closed loan inventory are recognized at fair value on the consolidated statements of condition in other assets or other liabilities with changes in their fair values recorded as a component of mortgage banking activities in the consolidated income statement. The Company estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.

Interest Rate Swap Agreements

The Company enters into interest rate swaps (“swaps”) with loan customers to provide a facility to mitigate the fluctuations in the variable rate on the respective loans. These swaps are matched in exact offsetting terms to swaps that the Company enters into with an outside third party. The swaps are reported at fair value in other assets or other liabilities. The Company's swaps qualify as derivatives, but are not designated as hedging instruments, thus any net gain or loss resulting from changes in the fair value is recognized in other non-interest income. Further discussion of the Company's financial derivatives is set forth Note 19 to the Consolidated Financial Statements.

Off-Balance Sheet Credit Risk

The Company issues financial or standby letters of credit that represent conditional commitments to fund transactions by the Company, typically to guarantee performance of a customer to a third party related to borrowing arrangements. The credit risk associated with issuing letters of credit is essentially the same as occurs when extending loan facilities to borrowers. The Company monitors the exposure to the letters of credit as part of its credit review process. Extensions of letters of credit, if any, would become part of the loan balance outstanding and would be evaluated in accordance with the Company’s credit policies. Potential exposure to loss for unfunded letters of credit if deemed necessary would be recorded in other liabilities.

The Company originates and sells whole loans to investors in the ordinary course of business to variety of investors. Mortgage loans sold are subject to representations and warranties regarding certain attributes made to the third party purchasers. Subsequent to the sale, if a material underwriting deficiency or documentation defect is determined, the Company may be obligated to repurchase the mortgage loan or reimburse the investor for losses incurred if the deficiency or defect cannot be rectified within a specific period that follows discovery. These representations and warranties typically exist for approximately 12 to 24 months following origination. The Company monitors the activity regarding the requirement to repurchase loans and the losses incurred. This information is applied to determine a recourse reserve that is recorded in other liabilities.

Valuation of Long-Lived Assets

The Company reviews long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by a comparing the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the cost or the fair value, less costs to sell.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right or from providing more than a trivial benefit to the transferor) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through any agreement to repurchase or redeem them before their maturity or likely cause a holder to return those assets whether through unilateral ability or a price so favorable to the transferee that it is probable that the transferee will require the transferor to repurchase them. Cash flows from the assets are allocated to the participating interest holders in proportion to their ownership shares. Financial assets obtained or liabilities incurred in a sale are recognized and initially measured at fair value.

Insurance Commissions and Fees

Commission revenue is recognized on the date the customer is billed. The Company also receives contingent commissions from insurance companies as additional incentive for achieving specified premium volume goals and/or the loss experience of the insurance placed by the Company. Contingent commissions from insurance companies are recognized when determinable, which is generally when such commissions are received.

Advertising Costs

Advertising costs are expensed as incurred and included in non-interest expenses.

F-11

Net Income (Loss) per Common Share

Basic net income (loss) per common share is derived by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding, and does not include the impact of any potentially dilutive common stock equivalents. The diluted net income (loss) per common share is derived by dividing net income (loss) by the weighted-average number of common shares outstanding, adjusted, if applicable, for the dilutive effect of outstanding stock options as well as any adjustment to income that would result from the assumed issuance. Dilutive shares are determined using the treasury stock method. Dilutive common stock equivalents are excluded from the computation of dilutive net income (loss) per common share if the result would be anti-dilutive.

Income Taxes

Income tax expense (benefit) is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Deferred income tax assets and liabilities are determined using the liability method. Under the liability method, deferred income taxes are determined based on the differences between the financial statement carrying amounts and the income tax bases of assets and liabilities and are measured at the enacted tax rates that will be in effect when these differences reverse.

The Company’s policy is to recognize interest and penalties on income taxes in other non-interest expenses. The Company remains subject to examination for income tax returns for the years ending after December 31, 2006.

Adopted Accounting Pronouncements

In July 2010, guidance was issued by the Financial Accounting Standards Board (“FASB”) regarding disclosures about the credit quality of financing receivables and the allowance for credit losses. This guidance is effective for interim and annual reporting periods ending on or after December 15, 2010. For disclosures about activity during a reporting period, those disclosures are effective for interim and annual reporting periods beginning on or after December 15, 2010. The purpose of the guidance is to enhance disclosures required on financing receivables and the allowance for credit losses. The disclosures provide enhanced information on the credit quality of a creditor’s financing receivables and the adequacy of its allowance for credit losses. This information is required to be presented on a disaggregated basis and includes the aging of the receivables, the nature and extent of any troubled debt restructurings and the effect on the allowance for credit losses. This guidance also requires disclosures of any significant purchases or sales of receivables. The application of this guidance did not have any material impact on the financial position, results of operations or cash flows of the Company, but increased the Company’s disclosures related to the credit quality of financing receivables and the allowance for loan and lease losses.

In April 2011, the FASB issued a standard that provides creditors guidance when analyzing modifications to the terms of receivables to determine if it meets criteria to be considered a troubled debt restructuring (TDR), both for purposes of recording impairment and disclosure of troubled debt restructurings. The new guidance also increases the qualitative and quantitative disclosures related to TDRs. This guidance may cause prior-period restructurings to be considered a TDR subsequent to the effective date of this guidance, in addition to producing significant changes to creditors’ evaluation methods and their disclosures of TDRs. The guidance is effective for the first interim or annual period beginning on or after June 15, 2011. The application of this guidance did not identify any new TDR’s and therefore had no impact on the financial position, results of operations or cash flows of the Company.

The FASB issued guidance in September 2011 that provides for the optional application of a qualitative assessment to the goodwill impairment test. The guidance provides entities with the option to qualitatively determine whether they can bypass the two-step goodwill impairment test under current guidance. Under this guidance, if an entity chooses to perform a qualitative assessment and determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, it would have to perform a Step 1 goodwill impairment test and, if necessary, proceed to the Step 2 process. If the fair value exceeds the carrying amount of goodwill, no further evaluation would be necessary. The decision to conduct a qualitative assessment must be made at the reporting unit level. Entities with multiple reporting units may utilize a mix of qualitative and quantitative tests for the various reporting units. The guidance is effective for interim and annual goodwill impairment testing performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company has elected to adopt this guidance early in the fourth quarter of 2011. This guidance did not have any impact on the financial position, results of operations or cash flows of the Company.

Pending Accounting Pronouncements

The FASB issued a standard in April 2011 that removed from the assessment of effective control the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee, as the criterion is not a determining factor of effective control. This guidance is effective for the first interim or annual period beginning on or after December 15, 2011. This guidance is not expected to have a material impact on the financial position, results of operations or cash flows of the Company.

F-12

In May 2011, the FASB issued guidance on fair value that applies to all entities that measure assets, liabilities or instruments classified in stockholders’ equity at fair value or provide fair value disclosures for items not recorded at fair value. The guidance clarifies how a principal market is determined, addresses the fair value measurement of instruments with offsetting market or counterparty credit risk and the concept of valuation premise and highest and best use, extends the prohibition of blockage factors to all three levels of the fair value hierarchy, and requires additional disclosures. This guidance is effective for interim and annual periods beginning after December 15, 2011. Differences in fair value measurement resulting from the application of the guidance will be recognized in income in the period of adoption as a change in estimate. Disclosure requirements will be recognized prospectively. Changes in valuation techniques and related inputs as a result of the application of the guidance in addition to an estimate of the total effect of the changes, if practicable, will be disclosed in the period of adoption. The application of this guidance is not expected to have a significant impact on the financial position, results of operations or cash flows of the Company.

In June 2011, the FASB issued a standard that requires comprehensive income to be reported in either a single statement or two consecutive statements reporting net income and other comprehensive income. The guidance does not alter the items that are reported in other comprehensive income or require reclassification of items from other comprehensive income to net income. This guidance should be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. This guidance will not have any impact on the financial position, results of operations or cash flows of the Company as it will only affect the presentation of the information in the financial statements.

Note 2 – Cash and Due from Banks

Regulation D of the Federal Reserve Act requires that banks maintain reserve balances with the Federal Reserve Bank based principally on the type and amount of their deposits. At its option, the Company maintains additional balances to compensate for clearing and safekeeping services. The average balance maintained in 2011 was $31.8 million and in 2010 was $71.0 million.

Note 3 – Investments

Investments available-for-sale

The amortized cost and estimated fair values of investments available-for-sale at December 31 are presented in the following table:

	2011				2010
		Gross	Gross	Estimated		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
U.S. government agencies	$197,816	$2,436	$-	$200,252	$305,643	$3,949	$(2,887)	$306,705
State and municipal	160,657	12,456	(2)	173,111	111,583	182	(4,228)	107,537
Mortgage-backed	551,518	18,639	(13)	570,144	476,914	10,998	(951)	486,961
Corporate debt	2,000	-	(22)	1,978	-	-	-	-
Trust preferred	5,936	260	(480)	5,716	6,783	190	(993)	5,980
Total debt securities	917,927	33,791	(517)	951,201	900,923	15,319	(9,059)	907,183
Marketable equity securities	100	-	-	100	100	-	-	100
Total investments available-for-sale	$918,027	$33,791	$(517)	$951,301	$901,023	$15,319	$(9,059)	$907,283

Any unrealized losses in the U.S. government agencies, state and municipal, mortgage-backed or corporate debt investment securities at December 31, 2011 and 2010 are the result of changes in interest rates and are not considered credit related. These declines are considered temporary in nature and will decline over time and recover as these securities approach maturity.

The mortgage-backed portfolio at December 31, 2010 is composed entirely of either the most senior tranches of GNMA collateralized mortgage obligations ($200.5 million), or GNMA, FNMA or FHLMC mortgage-backed securities ($286.5 million). The Company does not intend to sell these securities and has sufficient liquidity to hold these securities for an adequate period of time, which may be maturity, to allow for any anticipated recovery in fair value.

At December 31, 2011, the trust preferred portfolio consisted of one security backed by a single financial institution issuer and one pooled trust preferred security. The fair value of the single issue security was $3.2 million as determined using broker quotations. The pooled trust preferred security is backed by debt issued by banks and thrifts, which totals $2.9 million, with a fair value of $2.5 million. The fair value of this security was determined by a third party valuation specialist due to the limited trading activity for this security in the marketplace.

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The specialist used an income valuation approach technique (present value technique) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs. The methodology and significant assumptions employed by the specialist to determine fair value included:

•	Evaluation of the structural terms as established in the indenture;
•	Detailed credit and structural evaluation for each piece of issuer collateral in the pool;
•	Default, recovery and prepayment/amortization probabilities by issuers in the pool;
•	Identification of adverse conditions specifically related to the security, industry and geographical area;
•	Projection of estimated cash flows that incorporate default expectations and loss severities;
•	Review of historical and implied volatility of the fair value of the security;
•	Evaluation of credit risk concentrations;
•	Evaluation of the length of time and the extent to which the fair value has been less than the amortized cost; and
•	A discount rate of 12.0% was established using credit adjusted financial institution spreads for comparably rated institutions and a liquidity adjustment that considered the previously noted characteristics.

As a result of this evaluation, it was determined that the pooled trust preferred security did incur credit-related OTTI of $160 thousand which was recognized in earnings for the year ended December 31, 2011. Non-credit related OTTI on this security, which is not expected to be sold and that the Company has the ability to hold until maturity, was $0.5 million for the year ended December 31, 2011. This non-credit related OTTI was recognized in other comprehensive income (“OCI”) at December 31, 2011.

The methodology and significant inputs used to measure the amount related to credit loss consisted of the following:

•	Default rates were developed based on the financial condition of the trust preferred issuers in the pool and the payment or deferral status. Conditional default rates were estimated based on the payment characteristics of the security and the financial condition of the issuers in the pool. Near term and future defaults are estimated using third party industry data in addition to a review of key financial ratios and other pertinent data on the financial stability of the underlying issuer;
•	Loss severity is forecasted based on the type of impairment using research performed by third parties;
•	The security only contains one level of subordination below the senior tranche, with the senior tranche receiving the spread from the subordinate bonds. Given recent performance, it is not expected that the senior tranche will receive its full interest and principal at the bond’s maturity date;
•	Credit ratings of the underlying issuers are reviewed in conjunction with the development of the default rates applied to determine the credit amounts related to the credit loss; and
•	Potential prepayments are estimated based on terms and rates of the underlying trust preferred securities to determine the impact of excess spread on the credit enhancement, the removal of the strongest institutions from the underlying pool and any impact that prepayments might have on diversity and concentration.

At December 31, 2010, the Company held $350 thousand in marketable equity securities of two entities. The quarterly review of the financial statements and review of other recently available data determined that OTTI existed with respect to one of the investments. As a result, the Company recognized in earnings for the year ended December 31, 2010 credit-related OTTI of $250 thousand which represented the Company’s entire investment in the equities of a single entity.

The following table provides the activity of OTTI on investment securities due to credit losses recognized in earnings for the period indicated:

(In thousands)	OTTI Losses
Cumulative credit losses on investment securities, through December 31, 2009	$-
Additions for credit losses not previously recognized	262
Cumulative credit losses on investment securities, through December 31, 2010	262
Additions for credit losses not previously recognized	160
Cumulative credit losses on investment securities, through December 31, 2011	$422

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Gross unrealized losses and fair value by length of time that the individual available-for-sale securities have been in an unrealized loss position at December 31 are presented in the following table:

	2011
			Continuous Unrealized
			Losses Existing for:
	Number				Total
	of		Less than	More than	Unrealized
(Dollars in thousands)	securities	Fair Value	12 months	12 months	Losses
State and municipal	1	$397	$2	$-	$2
Mortgage-backed	3	5,081	13	-	13
Corporate debt	1	3,326	22	-	22
Trust preferred	1	2,467	-	480	480
Total	6	$11,271	$37	$480	$517

	2010
			Continuous Unrealized
			Losses Existing for:
	Number				Total
	of		Less than	More than	Unrealized
(Dollars in thousands)	securities	Fair Value	12 months	12 months	Losses
U.S. government agencies	13	$115,829	$2,887	$-	$2,887
State and municipal	72	91,693	4,228	-	4,228
Mortgage-backed	11	139,899	949	2	951
Trust preferred	1	2,798	-	993	993
Total	97	$350,219	$8,064	$995	$9,059

The amortized cost and estimated fair values of investment securities available-for-sale by contractual maturity at December 31 are provided in the following table. The Company has allocated mortgage-backed securities into the four maturity groupings reflected in the following table using the expected average life of the individual securities based on statistics provided by independent third party industry sources. Expected maturities will differ from contractual maturities as borrowers may have the right to prepay obligations with or without prepayment penalties.

	2011		2010
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
(In thousands)	Cost	Value	Cost	Value
Due in one year or less	$65,569	$65,972	$31,537	$31,747
Due after one year through five years	62,993	64,656	167,190	170,292
Due after five years through ten years	342,813	354,238	258,107	255,700
Due after ten years	446,552	466,335	444,089	449,444
Total debt securities available for sale	$917,927	$951,201	$900,923	$907,183

At December 31, 2011 and December 31, 2010, investments available-for-sale with a book value of $255.4 million and $244.2 million, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer, except for U.S. Agencies securities, exceeded ten percent of stockholders' equity at December 31, 2011 and 2010.

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Investments held-to-maturity

The amortized cost and estimated fair values of investments held-to-maturity at December 31 indicated are presented in the following table:

	2011				2010
		Gross	Gross	Estimated		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
U.S. government agencies	$54,983	$406	$-	$55,389	$-	$-	$-	$-
State and municipal	123,075	5,244	(1)	128,318	101,091	2,530	(44)	103,577
Mortgage-backed	407	53	-	460	499	48	-	547
Total investments held-to-maturity	$178,465	$5,703	$(1)	$184,167	$101,590	$2,578	$(44)	$104,124

Gross unrealized losses and fair value by length of time that the individual held-to-maturity securities have been in a continuous unrealized loss position at December 31 are presented in the following tables:

	2011
			Continuous Unrealized
			Losses Existing for:
	Number				Total
	of		Less than	More than	Unrealized
(Dollars in thousands)	Securities	Fair Value	12 months	12 months	Losses
State and municipal	1	$541	$1	$-	$1
Total	1	$541	$1	$-	$1

	2010
			Continuous Unrealized
			Losses Existing for:
	Number				Total
	of		Less than	More than	Unrealized
(Dollars in thousands)	securities	Fair Value	12 months	12 months	Losses
State and municipal	4	$1,769	$33	$11	$44
Total	4	$1,769	$33	$11	$44

The Company does not intend to sell these securities and has sufficient liquidity to hold these securities for an adequate period of time, which may be maturity, to allow for any anticipated recovery in fair value, substantiates that the unrealized losses in the held-to-maturity portfolio are considered temporary in nature.

The amortized cost and estimated fair values of debt securities held-to-maturity at by contractual maturity at the dates indicated are reflected in the following table. Expected maturities will differ from contractual maturities as borrowers may have the right to prepay obligations with or without prepayment penalties.

	2011		2010
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
(In thousands)	Cost	Value	Cost	Value
Due in one year or less	$18,860	$19,203	$26,238	$26,750
Due after one year through five years	6,937	7,144	15,871	16,616
Due after five years through ten years	98,428	101,008	24,426	25,118
Due after ten years	54,240	56,812	35,055	35,640
Total debt securities held-to-maturity	$178,465	$184,167	$101,590	$104,124

At December 31, 2011 and 2010, investments held-to-maturity with a book value of $58.7 million and $85.8 million, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding

F-16

balance of no single issuer, except for U.S. Agency securities, exceeded ten percent of stockholders' equity at December 31, 2011 and 2010.

Equity securities

Other equity securities at December 31 are presented in the following table:

(In thousands)	2011	2010
Federal Reserve Bank stock	$7,530	$7,530
Federal Home Loan Bank of Atlanta stock	27,328	26,465
Atlantic Central Bank stock	75	75
Total equity securities	$34,933	$34,070

Securities gains

Gross realized gains and losses on all investments for the periods indicated are presented in the following table:

	For the year ended December 31,
(In thousands)	2011	2010	2009
Gross realized gains from sales of investments available-for-sale	$-	$1,001	$-
Gross realized losses from sales of investments available-for-sale	-	(371)	-
Net gains or (losses) from calls of investments available-for-sale	205	99	203
Net gains or (losses) from calls of investments held-to-maturity	87	67	215
Net securities gains	$292	$796	$418

Note 4 – Loans and Leases

The fundamental lending business of the Company is based on understanding, measuring and controlling the credit risk inherent in the loan portfolio. The Company’s loan and lease portfolio is subject to varying degrees of credit risk. Credit risk entails both general risks, which are inherent in the process of lending, and risk specific to individual borrowers. The Company’s credit risk is mitigated through portfolio diversification, which limits exposure to any single customer, industry or collateral type.

Outstanding loan balances at December 31, 2011 and 2010 are net of unearned income including net deferred loan costs of $2.0 million and $2.1 million, respectively. The loan portfolio segment balances at December 31 are presented in the following table:

(In thousands)	2011	2010
Residential real estate:
Residential mortgage	$448,662	$436,534
Residential construction	108,699	91,273
Commercial real estate:
Commercial owner occupied real estate	522,076	503,286
Commercial investor real estate	371,948	327,782
Commercial acquisition, development and construction	160,946	151,061
Commercial Business	260,327	250,255
Leases	6,954	15,551
Consumer	360,080	380,490
Total loans and leases	$2,239,692	$2,156,232

Portfolio Segments

The Company currently manages its credit products and the respective exposure to credit losses (credit risk) by the following specific portfolio segments (classes) which are levels at which the Company develops and documents its systematic methodology to determine the allowance for loan and lease losses attributable to each respective portfolio segment. These segments are:

•	Commercial business loans – Commercial loans are made to provide funds for equipment and general corporate needs. Repayment of a loan primarily uses the funds obtained from the operation of the borrower’s business. Commercial loans also include lines of credit that are utilized to finance a borrower’s short-term credit needs and/or to finance a percentage of

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eligible receivables and inventory.

•	Commercial acquisition, development and construction loans –Commercial acquisition, development and construction loans are intended to finance the construction of commercial properties and include loans for the acquisition and development of land. Construction loans represent a higher degree of risk than permanent real estate loans and may be affected by a variety of factors such as the borrower’s ability to control costs and adhere to time schedules and the risk that constructed units may not be absorbed by the market within the anticipated time frame or at the anticipated price. The loan commitment on these loans often includes an interest reserve that allows the lender to periodically advance loan funds to pay interest charges on the outstanding balance of the loan.

•	Commercial owner occupied real estate loans - Commercial owned-occupied real estate loans consist of commercial mortgage loans secured by owner occupied properties where an established banking relationship exists and involves a variety of property types to conduct the borrower’s operations. The primary source of repayment for this type of loan is the cash flow from the business and is based upon the borrower’s financial health and the ability of the borrower and the business to repay.

•	Commercial investor real estate loans - Commercial investor real estate loans consist of loans secured by non-owner occupied properties where an established banking relationship exists and involves investment properties for warehouse, retail, and office space with a history of occupancy and cash flow. This commercial real estate category contains mortgage loans to the developers and owners of commercial real estate where the borrower intends to operate or sell the property at a profit and use the income stream or proceeds from the sale(s) to repay the loan.

•	Leases - The Company’s loan portfolio also includes a small portfolio of equipment leases, which consists of leases for essential commercial equipment used by small to medium sized businesses.

•	Consumer loans - This category of loans includes primarily home equity loans and lines, installment loans, personal lines of credit and marine loans. The home equity category consists mainly of revolving lines of credit to consumers which are secured by residential real estate. These loans are typically secured with second mortgages on the homes. Other consumer loans include installment loans used by customers to purchase automobiles, boats and recreational vehicles.

•	Residential mortgage loans – The residential real estate category contains permanent mortgage loans principally to consumers secured by residential real estate. Residential real estate loans are evaluated for the adequacy of repayment sources at the time of approval, based upon measures including credit scores, debt-to-income ratios, and collateral values. Loans may be either conforming or non-conforming.

•	Residential construction loans - The Company makes residential real estate construction loans generally to provide interim financing on residential property during the construction period. Borrowers are typically individuals who will ultimately occupy the single-family dwelling. Loan funds are disbursed periodically as pre-specified stages of completion are attained based upon site inspections.

Note 5 – CREDIT QUALITY ASSESSMENT

Allowance for Loan and Lease Losses

Credit risk can vary significantly as losses, as a percentage of outstanding loans, can vary widely during economic cycles and are sensitive to changing economic conditions. The amount of loss in any particular type of loan can vary depending on the purpose of the loan and the underlying collateral securing the loan. Collateral securing commercial loans can range from accounts receivable to equipment to improved or unimproved real estate depending on the purpose of the loan. Home mortgage and home equity loans and lines are typically secured by first or second liens on residential real estate. Consumer loans may be secured by personal property, such as auto loans or they may be unsecured loan products.

Management has an internal credit process in place to maintain credit standards. This process along with an in-house loan administration, accompanied by oversight and review procedures, combines to control and manage credit risk. The primary purpose of loan underwriting is the evaluation of specific lending risks that involves the analysis of the borrower’s ability to service the debt as well as the assessment of the value of the underlying collateral. Oversight and review procedures include the monitoring of the portfolio credit quality, early identification of potential problem credits and the management of the problem credits. As part of the oversight and review process, the Company maintains an allowance for loan and lease losses (the “allowance”) to absorb estimated and probable losses in the loan and lease portfolio. The allowance is based on consistent, periodic review and evaluation of the loan and lease portfolio, along with ongoing, monthly assessments of the probable losses and problem credits in each portfolio. While portions of the allowance are attributed to specific portfolio segments, the entire allowance is available to credit losses inherent in the total loan portfolio.

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Summary information on the allowance for loan and lease loss activity for the years ended December 31 is provided in the following table:

(In thousands)	2011	2010	2009
Balance at beginning of year	$62,135	$64,559	$50,526
Provision for loan and lease losses	1,428	25,908	76,762
Loan and lease charge-offs	(16,505)	(32,616)	(63,520)
Loan and lease recoveries	2,368	4,284	791
Net charge-offs	(14,137)	(28,332)	(62,729)
Balance at year end	$49,426	$62,135	$64,559

The following tables provide information on the activity in the allowance for loan and lease losses by the respective loan portfolio segment for the years ended December 31:

	2011
		Commercial Real Estate					Residential Real Estate
				Commercial
	Commercial	Commercial	Commercial	Owner			Residential	Residential
(Dollars in thousands)	Business	AD&C	Investor R/E	Occupied R/E	Leasing	Consumer	Mortgage	Construction	Total
Balance at beginning of year	$12,870	$18,241	$4,793	$8,177	$667	$4,231	$10,396	$2,760	$62,135
Provision (credit)	(4,252)	(11,035)	4,320	(361)	1,182	3,173	5,144	3,257	1,428
Charge-offs	(2,565)	(1,780)	(868)	(487)	(1,072)	(2,740)	(5,178)	(1,815)	(16,505)
Recoveries	674	1,238	3	-	18	209	221	5	2,368
Net charge-offs	(1,891)	(542)	(865)	(487)	(1,054)	(2,531)	(4,957)	(1,810)	(14,137)
Balance at end of year	$6,727	$6,664	$8,248	$7,329	$795	$4,873	$10,583	$4,207	$49,426

Total loans and leases	$260,327	$160,946	$371,948	$522,076	$6,954	$360,080	$448,662	$108,699	$2,239,692
Allowance for loans and leases to total loans and leases ratio	2.58%	4.14%	2.22%	1.40%	11.43%	1.35%	2.36%	3.87%	2.21%

Balance of loans specifically evaluated for impairment	$9,092	$18,701	$16,964	$15,416	na.	$35	$5,108	$2,259	$67,575
Allowance for loans specifically evaluated for impairment	$1,037	$7	$3,380	$1,772	na.	na.	$769	$826	$7,791
Specific allowance to specific loans ratio	11.41%	0.04%	19.92%	11.49%	na.	na.	15.05%	36.56%	11.53%

Balance of loans collectively evaluated	$251,235	$142,245	$354,984	$506,660	$6,954	$360,045	$443,554	$106,440	$2,172,117
Allowance for loans collectively evaluated	$5,690	$6,657	$4,868	$5,557	$795	$4,873	$9,814	$3,381	$41,635
Collective allowance to collective loans ratio	2.26%	4.68%	1.37%	1.10%	11.43%	1.35%	2.21%	3.18%	1.92%

	2010
		Commercial Real Estate					Residential Real Estate
				Commercial
	Commercial	Commercial	Commercial	Owner			Residential	Residential
(Dollars in thousands)	Business	AD&C	Investor R/E	Occupied R/E	Leasing	Consumer	Mortgage	Construction	Total
Balance at beginning of year	$16,907	$21,144	$3,173	$7,805	$770	$3,330	$8,871	$2,559	$64,559
Provision	153	9,580	1,850	2,059	-	4,172	7,217	877	25,908
Charge-offs	(7,144)	(13,545)	(232)	(1,692)	(109)	(3,493)	(5,724)	(677)	(32,616)
Recoveries	2,954	1,062	2	5	6	222	32	1	4,284
Net charge-offs	(4,190)	(12,483)	(230)	(1,687)	(103)	(3,271)	(5,692)	(676)	(28,332)
Balance at end of year	$12,870	$18,241	$4,793	$8,177	$667	$4,231	$10,396	$2,760	$62,135

Total loans and leases	$250,255	$151,061	$327,782	$503,286	$15,551	$380,490	$436,534	$91,273	$2,156,232
Allowance for loans and leases to total loans and leases ratio	5.14%	12.08%	1.46%	1.62%	4.29%	1.11%	2.38%	3.02%	2.88%

Balance of loans specifically evaluated for impairment	$8,147	$41,345	$5,631	$12,491	na.	$37	$1,963	na.	$69,614
Allowance for loans specifically evaluated for impairment	$2,507	$289	$274	$775	na.	na.	na.	na.	$3,845
Specific loans to specific allowance ratio	30.77%	0.70%	4.87%	6.20%	na.	na.	na.	na.	5.52%

Balance of loans collectively evaluated	$242,108	$109,716	$322,151	$490,795	$15,551	$380,453	$434,571	$91,273	$2,086,618
Allowance for loans collectively evaluated	$10,363	$17,952	$4,519	$7,402	$667	$4,231	$10,396	$2,760	$58,290
Collective loans to collective allowance ratio	4.28%	16.36%	1.40%	1.51%	4.29%	1.11%	2.39%	3.02%	2.79%

The Company’s methodology for evaluating whether a loan is impaired begins with risk-rating credits on an individual basis and includes consideration of the borrower’s overall financial condition, payment record and available cash resources that may include the

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collateral value and, in a select few cases, verifiable support from financial guarantors. In measuring impairment, the Company looks primarily to the discounted cash flows of the project itself or to the value of the collateral as the primary sources of repayment of the loan. The Company may consider the existence of guarantees and the financial strength and wherewithal of the guarantors involved in any loan relationship. Guarantees may be considered as a source of repayment based on the guarantor’s financial condition and respective payment capacity. Accordingly, absent a verifiable payment capacity, a guarantee alone would not be sufficient to avoid classifying the loan as impaired.

Management has established a credit process that dictates that procedures be performed to monitor impaired loans between the receipt of an original appraisal and the updated appraisal. These procedures include the following:

•	An internal evaluation is updated quarterly to include borrower financial statements and/or cash flow projections.

•	The borrower may be contacted for a meeting to discuss an updated or revised action plan which may include a request for additional collateral.

•	Re-verification of the documentation supporting the Company’s position with respect to the collateral securing the loan.

•	At the monthly credit committee meeting the loan may be downgraded.

•	Upon receipt of the updated appraisal (or based on an updated internal financial evaluation) the loan balance is compared to the appraisal and a specific allowance is decided upon for the particular loan, typically for the amount of the difference between the appraisal and the loan balance.

•	The Company will specifically reserve for or charge-off the excess of the loan amount over the amount of the appraisal. In certain cases the Company may establish a larger reserve due to knowledge of current market conditions or the existence of an offer for the collateral that will facilitate a more timely resolution of the loan.

The Company generally follows a policy of not extending maturities on non-performing loans under existing terms. With respect to performing or current loans, the Company may extend the maturity of a performing or current loan that may have some inherent weakness associated with the loan. Maturity date extensions only occur under revised terms that place the Company in a better position to fully collect the loan under the contractual terms and /or terms at the time of the extension that may eliminate or mitigate the inherent weakness in the loan. These terms may incorporate, but are not limited to additional assignment of collateral, significant balance curtailments/liquidations and assignments of additional project cash flows. Documented or demonstrated guarantees may be a consideration in the extension of loan maturities. As a general matter, the Company does not view extension of a loan to be a satisfactory approach to resolving non-performing credits.  Certain performing loans that have displayed some inherent weakness in the underlying collateral values, an inability to comply with certain loan covenants which do not affect the performance of the credit or other identified weakness may have their terms extended on an exception basis.

Loans that have their terms restructured (e.g., interest rates, loan maturity date, payment and amortization period, etc.) in circumstances that provide payment relief or other concessions to a borrower experiencing financial difficulty are considered trouble debt restructured loans (“TDRs”). All restructurings that constitute concessions to a troubled borrower are considered impaired loans that may either be in accruing status or non-accruing status. Non-accruing restructured loans may return to accruing status provided there is a sufficient period of payment performance in accordance with the restructure terms. Loans may be removed from the restructured category in the year subsequent to the restructuring if their revised loans terms are considered to be consistent with terms that can be obtained in the credit market for loans with comparable risk. At December 31, 2011, restructured loans totaled $27.1 million, of which $6.9 million were accruing and $20.2 million were non-accruing. The Company has commitments to lend $2.6 million in additional funds on loans that have been restructured at December 31, 2011. Restructured loans at December 31, 2010 totaled $29.8 million, of which $10.6 million were current and $19.2 million were non-performing. Commitments to lend additional funds on loans that have been restructured at December 31, 2010 amounted to $4.5 million.

Collateral values or estimates of discounted cash flows (inclusive of any potential cash flow from guarantees) are evaluated to estimate the probability and severity of potential losses. Impairment is established based on the Company’s calculation of the probable loss inherent in the individual loan. The actual occurrence and severity of losses involving impaired credits can differ substantially from estimates.

F-20

The following tables present the recorded investment with respect to impaired loans, the associated allowance by the applicable portfolio segment and the principal balance of the impaired loans prior to amounts charged-off at December 31:

	2011
		Commercial Real Estate				Total Recorded
				Commercial	All	Investment in
		Commercial	Commercial	Owner	Other	Impaired
(In thousands)	Commercial	AD&C	Investor R/E	Occupied R/E	Loans	Loans
Impaired loans with a specific allowance
Non-accruing	$1,110	$-	$13,812	$4,091	$1,093	$20,106
Restructured accruing	1,346	-	-	707	3,475	5,528
Restructured non-accruing	307	6,504	628	3,282	387	11,108
Balance	$2,763	$6,504	$14,440	$8,080	$4,955	$36,742

Allowance	$1,037	$7	$3,380	$1,772	$1,595	$7,791

Impaired loans without a specific allowance
Non-accruing	$3,416	$7,798	$1,883	$6,464	$800	$20,361
Restructured accruing	520	-	-	-	833	1,353
Restructured non-accruing	2,393	4,399	641	872	814	9,119
Balance	$6,329	$12,197	$2,524	$7,336	$2,447	$30,833

Total impaired loans
Non-accruing	$4,526	$7,798	$15,695	$10,555	$1,893	$40,467
Restructured accruing	1,866	-	-	707	4,308	6,881
Restructured non-accruing	2,700	10,903	1,269	4,154	1,200	20,227
Balance	$9,092	$18,701	$16,964	$15,416	$7,402	$67,575

Unpaid principal balance in total impaired loans	$11,303	$37,442	$17,389	$16,466	$-	$82,600

For the Year Ended December 31, 2011

		Commercial Real Estate				Total Recorded
				Commercial	All	Investment
		Commercial	Commercial	Owner	Other	in Impaired
(In thousands)	Commercial	AD&C	Investor R/E	Occupied R/E	Loans	Loans
Average impaired loans for the period	$9,800	$27,005	$11,409	$13,942	$6,221	$68,377
Contractual interest income due on impaired loans during the period	$583	$1,743	$830	$800	$1,017
Interest income on impaired loans recognized on a cash basis	$267	$487	$93	$471	$205
Interest income on impaired loans recognized on an accrual basis	$114	$-	$-	$45	$166

F-21

	2010
		Commercial Real Estate				Total Recorded
				Commercial	All	Investment in
		Commercial	Commercial	Owner	Other	Impaired
(In thousands)	Commercial	AD&C	Investor R/E	Occupied R/E	Loans	Loans
Impaired loans with a specific allowance
Accruing	$-	$-	$-	$-	$-	$-
Non-accruing	4,755	4,792	1,175	3,060	-	13,782
Restructured accruing	-	-	-	-	-	-
Restructured non-accruing	627	2,664	-	1,873	-	5,164
Balance	$5,382	$7,456	$1,175	$4,933	$-	$18,946

Allowance	$2,507	$289	$274	$775	$-	$3,845

Impaired loans without a specific allowance
Accruing	$-	$6,383	$-	$-	$-	$6,383
Non-accruing	916	12,076	578	6,119	-	19,689
Restructured accruing	209	4,545	3,878	710	1,229	10,571
Restructured non-accruing	1,640	10,885	-	729	771	14,025
Balance	$2,765	$33,889	$4,456	$7,558	$2,000	$50,668

Total impaired loans
Accruing	$-	$6,383	$-	$-	$-	$6,383
Non-accruing	5,671	16,868	1,753	9,179	-	33,471
Restructured accruing	209	4,545	3,878	710	1,229	10,571
Restructured non-accruing	2,267	13,549	-	2,602	771	19,189
Balance	$8,147	$41,345	$5,631	$12,491	$2,000	$69,614

The following table provides summary information regarding impaired loans at December 31 and for the years then ended:

(In thousands)	2011	2010	2009
Impaired loans with a valuation allowance	$36,742	$18,946	$23,683
Impaired loans without a valuation allowance	30,833	50,668	75,769
Total impaired loans	$67,575	$69,614	$99,452

Allowance for loan and lease losses related to impaired loans	$7,791	$3,845	$6,613
Allowance for loan and lease losses related to loans collectively evaluated	41,635	58,290	57,946
Total allowance for loan and lease losses	$49,426	$62,135	$64,559

Average impaired loans for the year	$68,377	$75,556	$100,387
Contractual interest income due on impaired loans during the year	$4,973	$6,651	$6,355
Interest income on impaired loans recognized on a cash basis	$1,523	$-	$-
Interest income on impaired loans recognized on an accrual basis	$325	$524	$-

F-22

Credit Quality

The following tables provide information on the credit quality of the loan portfolio by segment at December 31:

	2011
		Commercial Real Estate					Residential Real Estate
				Commercial
		Commercial	Commercial	Owner			Residential	Residential
(In thousands)	Commercial	AD&C	Investor R/E	Occupied R/E	Leasing	Consumer	Mortgage	Construction	Total
Non-performing loans and assets:
Non-accrual loans and leases	$7,226	$18,702	$16,963	$14,709	$853	$1,786	$5,722	$5,719	$71,680
Loans and leases 90 days past due	-	-	-	-	2	165	167	243	577
Restructured loans and leases (accruing)	1,866	-	-	707	-	35	3,579	694	6,881
Total non-performing loans and leases	9,092	18,702	16,963	15,416	855	1,986	9,468	6,656	79,138
Other real estate owned	100	-	462	273	-	-	3,395	201	4,431
Total non-performing assets	$9,192	$18,702	$17,425	$15,689	$855	$1,986	$12,863	$6,857	$83,569

	2010
		Commercial Real Estate					Residential Real Estate
				Commercial
		Commercial	Commercial	Owner			Residential	Residential
(In thousands)	Commercial	AD&C	Investor R/E	Occupied R/E	Leasing	Consumer	Mortgage	Construction	Total
Non-performing loans and assets:
Non-accrual loans and leases	$7,938	$30,417	$1,753	$11,781	$1,887	$300	$3,946	$5,305	$63,327
Loans and leases 90 days past due	19	-	-	-	407	182	9,871	3,675	14,154
Restructured loans and leases	209	4,545	3,878	710	-	37	1,192	-	10,571
Total non-performing loans and leases	8,166	34,962	5,631	12,491	2,294	519	15,009	8,980	88,052
Other real estate owned	-	1,172	-	-	-	-	6,799	1,522	9,493
Other assets owned	-	-	-	-	-	200	-	-	200
Total non-performing assets	$8,166	$36,134	$5,631	$12,491	$2,294	$719	$21,808	$10,502	$97,745

	2011
		Commercial Real Estate					Residential Real Estate
				Commercial
		Commercial	Commercial	Owner			Residential	Residential
(In thousands)	Commercial	AD&C	Investor R/E	Occupied R/E	Leasing	Consumer	Mortgage	Construction	Total
Past due loans and leases
31-60 days	$1,467	$717	$10,723	$1,677	$7	$467	$5,246	$1,732	$22,036
61-90 days	62	-	-	2,537	-	20	1,639	-	4,258
> 90 days	-	-	-	-	2	165	167	243	577
Total past due	1,529	717	10,723	4,214	9	652	7,052	1,975	26,871
Non-accrual loans and leases	7,226	18,702	16,963	14,709	853	1,786	5,722	5,719	71,680
Current loans	251,572	141,527	344,262	503,153	6,092	357,642	435,888	101,005	2,141,141
Total loans and leases	$260,327	$160,946	$371,948	$522,076	$6,954	$360,080	$448,662	$108,699	$2,239,692

	2010
		Commercial Real Estate					Residential Real Estate
				Commercial
		Commercial	Commercial	Owner			Residential	Residential
(In thousands)	Commercial	AD&C	Investor R/E	Occupied R/E	Leasing	Consumer	Mortgage	Construction	Total
Past due loans and leases
31-60 days	$2,294	$-	$347	$156	$298	$1,685	$4,720	$-	$9,500
61-90 days	20	-	-	108	21	385	1,593	-	2,127
> 90 days	19	-	-	-	407	182	9,871	3,675	14,154
Total past due	2,333	-	347	264	726	2,252	16,184	3,675	25,781
Non-accrual loans and leases	7,938	30,417	1,753	11,781	1,887	300	3,946	5,305	63,327
Current loans	239,984	120,644	325,682	491,241	12,938	377,938	416,404	82,293	2,067,124
Total loans and leases	$250,255	$151,061	$327,782	$503,286	$15,551	$380,490	$436,534	$91,273	$2,156,232

F-23

The Company uses an internal loan risk rating system as a means of identifying problem and potential problem loans. Under this system, loans in the commercial loan portfolios are risk rated as either pass rated or classified loans. Pass-rated loans range in quality from risk free to those that have a marginally acceptable level of risk. Risk free loans include those supported by the U.S. government or U.S. government agencies, supported by letters of credit from other banks or loans that are fully secured by a deposit at the bank. Loans with a marginally acceptable level of risk may have characteristics, such as declining financial metrics, or market fundamentals, and may operate in an intensely competitive industry. These loans may exhibit inconsistent performance and marginal overall strength as compared to their peer group but have a history of compliance with all aspects of their debt requirements and are current as to payments.

Classified loans represent an increased level of credit risk and are placed into three categories:

•	Special Mention - Borrowers exhibit potential credit weaknesses or downward trends that may weaken the credit position if uncorrected. The borrowers are considered marginally acceptable without potential for loss of principal or interest.

•	Substandard - Borrowers have well defined weaknesses or characteristics that present the possibility that the Company will sustain some loss if the deficiencies are not corrected.

•	Doubtful - Borrowers classified as doubtful have the same weaknesses found in substandard borrowers, however, these weaknesses indicate that the collection of debt in full (principal and interest), based on current conditions, is highly questionable and improbable.

The following tables provide information by credit risk rating indicators for each segment of the commercial loan portfolio at December 31 for the years indicated:

	2011
		Commercial Real Estate
				Commercial
		Commercial	Commercial	Owner
(In thousands)	Commercial	AD&C	Investor R/E	Occupied R/E	Total
Risk Free to Marginally Acceptable	$225,048	$137,181	$331,095	$469,309	$1,162,633
Special Mention	8,551	2,207	9,592	22,103	42,453
Substandard	25,720	21,558	31,261	30,664	109,203
Doubtful	1,008	-	-	-	1,008
Total	$260,327	$160,946	$371,948	$522,076	$1,315,297

	2010
		Commercial Real Estate
				Commercial
		Commercial	Commercial	Owner
(In thousands)	Commercial	AD&C	Investor R/E	Occupied R/E	Total
Risk Free to Marginally Acceptable	$205,111	$107,374	$294,134	$425,433	$1,032,052
Special Mention	11,324	2,342	23,742	44,035	81,443
Substandard	30,330	39,546	9,906	33,497	113,279
Doubtful	3,490	1,799	-	321	5,610
Total	$250,255	$151,061	$327,782	$503,286	$1,232,384

F-24

Homogeneous loan pools do not have individual loans subjected to internal risk ratings therefore, the credit indicator applied to these pools is based on their delinquency status. The following tables provide information by credit risk rating indicators for those remaining segments of the loan portfolio at December 31 for the years indicated:

	2011
			Residential Real Estate
			Residential	Residential
(In thousands)	Leasing	Consumer	Mortgage	Construction	Total
Performing	$6,099	$358,094	$439,194	$102,043	$905,430
Non-performing:					-
90 days past due	2	165	167	243	577
Non-accruing	853	1,786	5,722	5,719	14,080
Restructured loans and leases	-	35	3,579	694	4,308
Total	$6,954	$360,080	$448,662	$108,699	$924,395

	2010
			Residential Real Estate
			Residential	Residential
(In thousands)	Leasing	Consumer	Mortgage	Construction	Total
Performing	$13,257	$379,971	$421,525	$82,293	$897,046
Non-performing:
90 days past due	407	182	9,871	3,675	14,135
Non-accruing	1,887	300	3,946	5,305	11,438
Restructured loans and leases	-	37	1,192	-	1,229
Total	$15,551	$380,490	$436,534	$91,273	$923,848

During the year ended December 31, 2011, the Company restructured $10.3 million in loans. Modifications consisted principally of interest rate concessions. No modifications resulted in the reduction of the recorded investment in the associated loan balances. Restructured loans are subject to periodic credit reviews to determine the necessity and adequacy of a specific loan loss allowance based on the collectability of the recorded investment in the restructured loan. Loans restructured during 2011 have specific reserves of $1.9 million at December 31, 2011. The following table provides the amounts of the restructured loans at the date of restructuring for specific segments of the loan portfolio during the year ended December 31:

	For the Year Ended December 31, 2011
		Commercial Real Estate
				Commercial	All
		Commercial	Commercial	Owner	Other
(In thousands)	Commercial	AD&C	Investor R/E	Occupied R/E	Loans
Troubled debt restructurings
Restructured accruing	$1,696	$-	$-	$-	$3,590
Restructured non-accruing	469	-	1,269	2,475	763
Balance	$2,165	$-	$1,269	$2,475	$4,353

Specific allowance	$254	$-	$93	$509	$1,027

Restructured and subsequently defaulted	$-	$-	$-	$-	$509

F-25

Other Real Estate Owned

Other real estate owned totaled $4.4 million and $9.5 million at December 31, 2011 and 2010.

Note 6 – Premises and Equipment

Presented in the following table are the components of premises and equipment at December 31:

(In thousands)	2011	2010
Land	$9,954	$9,954
Buildings and leasehold improvements	60,944	60,069
Equipment	39,682	37,853
Total premises and equipment	110,580	107,876
Less: accumulated depreciation and amortization	(62,097)	(58,872)
Net premises and equipment	$48,483	$49,004

Depreciation and amortization expense for premises and equipment amounted to $4.3 million for 2011, $4.3 million for 2010 and $4.8 million for 2009.

Total rental expense of premises and equipment, net of rental income, for the three years ended December 31, 2011, 2010 and 2009 was $5.9 million, $5.9 million and $5.6 million, respectively. Lease commitments entered into by the Company bear initial terms varying from 3 to 15 years, or they are 20-year ground leases, and are associated with premises.

Future minimum lease payments, including any additional rents due to escalation clauses, for all non-cancelable operating leases within the years ending December 31 are presented in the table below:

Operating
(In thousands)	Leases
2012	$5,022
2013	4,170
2014	3,813
2015	2,248
2016	1,351
Thereafter	4,772
Total minimum lease payments	$21,376

Note 7 – Goodwill and Other Intangible Assets

The gross carrying amounts and accumulated amortization of intangible assets and goodwill are presented at December 31 in the following table:

	2011			Weighted	2010			Weighted
	Gross		Net	Average	Gross		Net	Average
	Carrying	Accumulated	Carrying	Remaining	Carrying	Accumulated	Carrying	Remaining
(Dollars in thousands)	Amount	Amortization	Amount	Life	Amount	Amortization	Amount	Life
Amortized intangible assets:
Core deposit intangibles	$9,716	$(6,575)	$3,141	2.3 years	$9,716	$(5,188)	$4,528	3.3 years
Other identifiable intangibles	8,301	(6,708)	1,593	3.5 years	8,301	(6,251)	2,050	4.5 years
Total amortized intangible assets	$18,017	$(13,283)	$4,734		$18,017	$(11,439)	$6,578

Goodwill	$76,816		$76,816		$76,816		$76,816

F-26

The following table presents the net carrying amount of goodwill by segment for the periods indicated:

	Community		Investment
(In thousands)	Banking	Insurance	Management	Total
Balance December 31, 2009	$62,636	$5,191	$8,989	$76,816
No activity	-	-	-	-
Balance December 31, 2010	62,636	5,191	8,989	76,816
No activity	-	-	-	-
Balance December 31, 2011	$62,636	$5,191	$8,989	$76,816

The following table presents the estimated future amortization expense for amortizing intangibles within the years ending December 31:

(In thousands)	Amount
2012	$1,845
2013	1,778
2014	752
2015	303
Thereafter	56
Total amortizing intangibles	$4,734

All goodwill and intangibles associated with segments of the Company were reviewed at October 1, 2011 and 2010, respectively, for any indications of impairment. Based on the review, no indication of impairment related to any segment was noted for the years ended December 31, 2011 and 2010.

Note 8 – Deposits

The following table presents the composition of deposits at December 31:

(In thousands)	2011	2010
Noninterest-bearing deposits	$650,377	$566,812
Interest-bearing deposits:
Demand	367,682	317,905
Money market savings	858,732	861,420
Regular savings	195,408	172,771
Time deposits of less than $100,000	316,058	351,071
Time deposits of $100,000 or more	268,263	279,893
Total interest-bearing deposits	2,006,143	1,983,060
Total deposits	$2,656,520	$2,549,872

Demand deposit overdrafts reclassified as loan balances were $1.0 million and $1.2 million at December 31, 2011 and 2010, respectively. Overdraft charge-offs and recoveries are reflected in the allowance for loan and lease losses.

F-27

The following table presents the maturity schedule for time deposits maturing within years ending December 31:

(In thousands)	Amount
2012	$401,612
2013	115,082
2014	33,635
2015	17,257
2016	16,735
Total time deposits	$584,321

The Company's time deposits of $100,000 or more represented 10.1% of total deposits at December 31, 2011 and are presented by maturity in the following table:

	Months to Maturity
	3 or	Over 3	Over 6	Over
(In thousands)	Less	to 6	to 12	12	Total
Time deposits—$100 thousand or more	$43,116	$64,305	$80,263	$80,579	$268,263

Interest expense on time deposits of $100,000 or more amounted to $3.3 million, $5.2 million and $10.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Note 9 – Borrowings

Information relating to retail repurchase agreements and other short-term borrowings is presented in the following table at and for the years ending December 31:

	2011		2010		2009
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31:
Retail repurchase agreements	$63,613	0.20%	$86,243	0.30%	$74,062	0.20%
Average for the Year:
Retail repurchase agreements	$73,543	0.26%	$86,726	0.30%	$87,828	0.35%
Maximum Month-end Balance:
Retail repurchase agreements	$79,529		$97,884		$98,827

The Company pledges U.S. Agencies and Corporate securities, based upon their market values, as collateral for 102.5% of the principal and accrued interest of its retail repurchase agreements.

At December 31, 2011, the Company has an available line of credit for $1.1 billion with the Federal Home Loan Bank of Atlanta (the "FHLB") under which its borrowings are limited to $498.3 million based on pledged collateral at prevailing market interest rates. At December 31, 2011, total pledged collateral was $485.4 million, which included $80.0 million for overnight funds included in short-term borrowing and $405.4 million pledged for the FHLB advances. At December 31, 2010, lines of credit totaled $1.1 billion under which $566.3 million was available based on pledged collateral. Total collateral pledged at December 31, 2010 was $415.8 million which included $10.0 million for overnight funds and $405.8 for the FHLB advances. Both short-term and long-term FHLB advances are fully collateralized by pledges of loans. The Company has pledged, under a blanket lien, qualifying residential mortgage loans amounting to $319.2 million, commercial loans amounting to $514.8 million, home equity lines of credit (“HELOC”) amounting to $322.0 million and multifamily loans amounting to $13.0 million at December 31, 2011 as collateral under the borrowing agreement with the FHLB. At December 31, 2010 the Company had pledged collateral of qualifying mortgage loans of $321.0 million, commercial loans of $464.6 million, HELOC loans of $325.7 million and multifamily loans of $22.3 million under the FHLB borrowing agreement. The Company also had lines of credit available from the Federal Reserve and correspondent banks of $315.2 million and $280.0 million at December 31, 2011 and 2010, respectively, collateralized by loans and state and municipal securities. In addition, the Company had unsecured lines of credit with correspondent banks of $55.0 million and 35.0 million at December 31, 2011 and 2010, respectively. At December 31, 2011 there were no outstanding borrowings against these lines of credit.

F-28

Advances from FHLB and the respective maturity schedule at December 31 for the periods indicated consisted of the following:

	2011		2010
		Weighted		Weighted
		Average		Average
(Dollars in thousands)	Amounts	Rate	Amounts	Rate
Maturity:
One year	$350	0.37%	$350	4.13%
Two years	58	4.13	350	4.13
Three years	-	-	58	4.13
Four years	-	-	-	-
Five years	160,000	4.51	-	-
After five years	245,000	2.84	405,000	3.50
Total advances from FHLB	$405,408	2.99	$405,758	3.50

Note 10 – SUBORDINATED DEBENTURES

The Company formed Sandy Spring Capital Trust II (“Capital Trust”) to facilitate the pooled placement issuance of $35.0 million of trust preferred securities on August 10, 2004. In conjunction with this issuance, the Company issued subordinated debt to the Capital Trust. The subordinated debt converted from a fixed rate interest of 6.35% at July 7, 2009 to a variable rate, adjusted quarterly, equal to 225 basis points over the three month Libor. At December 31, 2011, the rate on the subordinated debt was 2.65%. The obligations of the Company under the debt are subordinated to all other debt except other trust preferred securities, which may have equal subordination. The debt has a maturity date of October 7, 2034, but may be called by the Company at any time subsequent to October 7, 2009 on each respective quarterly distribution date.

Note 11 – Stockholders’ Equity

The Company’s Articles of Incorporation authorize 50,000,000 shares of capital stock (par value $1.00 per share). Issued shares have been classified as common stock. The Articles of Incorporation provide that remaining unissued shares may later be designated as either common or preferred stock.

In December 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, the Company entered into a Purchase Agreement with the United States Department of the Treasury (the “Treasury”), pursuant to which the Company sold 83,094 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a liquidation preference of $1,000 per share and a warrant to purchase 651,547 shares of the Company’s common stock, for $83.1 million in cash. The redemption of the preferred shares was completed in two transactions with one half of the shares redeemed in July, 2010 and the remainder of the shares redeemed in December, 2010. The preferred shares paid an annual dividend of 5% per share during the period the shares were outstanding. The warrant was issued with an initial exercise price of $19.13 and a ten year term and was exercisable immediately, in whole or in part. The value of the warrant was allocated a portion of the $83.1 million in issuance proceeds. The allocation of this value was based on the relative fair value of the preferred shares and the warrant to the combined fair value. Accordingly, the value of the warrant was determined to be $3.7 million and recorded in additional paid-in capital in the consolidated balance sheet. This non-cash amount was considered a discount to the preferred stock and to be amortized over a five year period using the interest method and accreted as a dividend recorded on the preferred shares. A portion of the unamortized discount was recognized in a charge to earnings on the date of the respective redemption of the preferred shares. The warrant was included in the diluted average common shares outstanding except in periods for which its effects would be anti-dilutive. On February 23, 2011, the Company completed the redemption of the warrant issued for $4.5 million. The redemption of the warrant resulted in a net reduction of additional paid-in capital of $0.8 million during the first quarter of 2011.

The Company has a director stock purchase plan (the “Director Plan”) which commenced on May 1, 2004. Under the Director Plan, members of the board of directors may elect to use a portion (minimum 50%) of their annual retainer fee to purchase shares of Company stock. The Company has reserved 45,000 authorized but unissued shares of common stock for purchase under the plan. Purchases are made at the fair market value of the stock on the purchase date. At December 31, 2011, there were 27,469 shares available for issuance under the plan.

The Company has an employee stock purchase plan (the “Purchase Plan”) which commenced on July 1, 2001 and which was re-authorized on July 1, 2011. The Company has reserved 300,000 authorized but unissued shares of common stock for purchase under the current version of the plan. Shares are purchased at 85% of the fair market value on the exercise date through monthly payroll

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deductions of not less than 1% or more than 10% of cash compensation paid in the month. The Purchase Plan is administered by a committee of at least three directors appointed by the board of directors. At December 31, 2011, there were 283,232 shares available for issuance under this plan.

The Company approved a stock repurchase program in August 2011 that permits the repurchase of up to 3% of the Company’s outstanding shares of common stock or approximately 730,000 shares. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made depending on market conditions and other factors. The Company repurchased 23,592 shares of common stock at an average price of $14.16 per share during the year ended December 31, 2011.

As a result of the continued participation in the TARP Capital Purchase Program during 2010, the Company was prohibited from repurchasing any shares of its common stock, other than in connection with the administration of an employee benefit plan, without the consent of the Treasury Department. Accordingly, no shares were repurchased during 2010.

The Company has a dividend reinvestment plan that is sponsored and administered by the Registrar and Transfer Company (“R&T”) as independent agent, which enables current shareholders as well as first-time buyers to purchase and sell common stock of Sandy Spring Bancorp, Inc. directly through R&T at low commissions. Participants may reinvest cash dividends and make periodic supplemental cash payments to purchase additional shares.

Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and the Company. At December 31, 2011, the Bank could have paid additional dividends of $26.2 million to its parent company without regulatory approval. In conjunction with the Company’s long-term borrowing from Capital Trust, the Bank issued a note to Bancorp for $35.0 million which was outstanding at December 31, 2011. There were no other loans outstanding between the Bank and the Company at December 31, 2011 and 2010, respectively.

Note 12 – Share Based Compensation

At December 31, 2011, the Company had two share based compensation plans in existence, the 1999 Stock Option Plan (expired but having outstanding options that may still be exercised) and the 2005 Omnibus Stock Plan, which is described below.

The Company’s 2005 Omnibus Stock Plan (“Omnibus Plan”) provides for the granting of non-qualifying stock options to the Company’s directors, and incentive and non-qualifying stock options, stock appreciation rights and restricted stock grants to selected key employees on a periodic basis at the discretion of the board. The Omnibus Plan authorizes the issuance of up to 1,800,000 shares of common stock of which 1,047,563 are available for issuance at December 31, 2011, has a term of ten years, and is administered by a committee of at least three directors appointed by the board of directors. Options granted under the plan have an exercise price which may not be less than 100% of the fair market value of the common stock on the date of the grant and must be exercised within seven to ten years from the date of grant. The exercise price of stock options must be paid for in full in cash or shares of common stock, or a combination of both. The Stock Option Committee has the discretion when making a grant of stock options to impose restrictions on the shares to be purchased upon the exercise of such options. Options granted under the expired 1999 Stock Option Plan remain outstanding until exercised or they expire. The Company generally issues authorized but previously unissued shares to satisfy option exercises.

The fair values of all of the options granted for the periods indicated have been estimated using a binomial option-pricing model with the weighted-average assumptions for the years ended December 31 shown are presented in the following table:

	2011	2010	2009
Dividend yield	1.72%	0.27%	4.00%
Weighted average expected volatility	46.87%	45.06%	35.32%
Weighted average risk-free interest rate	2.58%	2.91%	2.59%
Weighted average expected lives (in years)	5.70	5.83	6.00
Weighted average grant-date fair value	$7.76	$6.65	$3.22

The dividend yield is based on estimated future dividend yields. The risk-free rate for periods within the contractual term of the share option is based on the U.S. Treasury yield curve in effect at the time of the grant. Expected volatilities are generally based on historical volatilities. The expected term of share options granted is generally derived from historical experience.

Compensation expense is recognized on a straight-line basis over the vesting period of the respective stock option or restricted stock grant. The Company recognized compensation expense of $1.3 million, $1.1 million and $0.8 million for the years ended December 31, 2011, 2010 and 2009, respectively, related to the awards of stock options and restricted stock grants. Stock options exercised in the years ended December 31, 2011, 2010 and 2009, respectively, had immaterial intrinsic values. The total of unrecognized

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compensation cost related to stock options was approximately $0.3 million as of December 31, 2011. That cost is expected to be recognized over a weighted average period of approximately 1.5 years. The total of unrecognized compensation cost related to restricted stock was approximately $2.7 million as of December 31, 2011. That cost is expected to be recognized over a weighted average period of approximately 3.2 years. The fair value of the options vested during the years ended December 31, 2011, 2010 and 2009, was $0.3 million, $0.5 million and $0.4 million, respectively.

In the first quarter of 2011, 37,105 stock options were granted, subject to a three year vesting schedule with one third of the options vesting each year on the anniversary date of the grant. Additionally, 85,589 shares of restricted stock were granted, subject to a five year vesting schedule with one fifth of the shares vesting each year on the grant date anniversary. There were no additional stock options or shares of restricted stock granted during the remainder of 2011.

A summary of share option activity for the period indicated is reflected in the following table:

			Weighted
	Number	Weighted	Average	Aggregate
	of	Average	Contractual	Intrinsic
	Common	Exercise	Remaining	Value
	Shares	Share Price	Life(Years)	(in thousands)
Balance at January 1, 2011	722,367	$32.47		$514
Granted	37,105	$18.69		-
Exercised	(2,037)	$12.41		11
Forfeited or expired	(122,238)	$34.15		10
Balance at December 31, 2011	635,197	$31.42	2.9	406

Exercisable at December 31, 2011	555,557	$33.59	2.5	$241

Weighted average fair value of options granted during the year		$7.76

A summary of the activity for the Company’s non-vested options for the period indicated is presented in the following table:

		Weighted
		Average
	Number	Grant-Date
(In dollars, except share data):	of Shares	Fair Value
Non-vested options at January 1, 2011	106,185	$4.78
Granted	37,105	$7.76
Vested	(59,455)	$4.49
Forfeited or expired	(4,195)	$5.75
Non-vested options at December 31, 2011	79,640	$6.33

A summary of the activity for the Company’s restricted stock for the period indicated is presented in the following table:

		Weighted
		Average
	Number	Grant-Date
(In dollars, except share data):	of Shares	Fair Value
Restricted stock at January 1, 2011	183,751	$15.31
Granted	85,589	$18.69
Vested	(46,939)	$16.64
Forfeited or expired	(16,088)	$15.80
Restricted stock at December 31, 2011	206,313	$16.37

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Note 13 – Pension, Profit Sharing, and Other Employee Benefit Plans

Defined Benefit Pension Plan

The Company has a qualified, noncontributory, defined benefit pension plan (the “Plan”) covering substantially all employees. Benefits after January 1, 2005, are based on the benefit earned as of December 31, 2004, plus benefits earned in future years of service based on the employee’s compensation during each such year. All benefit accruals for employees were frozen as of December 31, 2007 based on past service and thus future salary increases and additional years of service will no longer affect the defined benefit provided by the plan although additional vesting may continue to occur.

The Company's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. In addition, the Company contributes additional amounts as it deems appropriate based on benefits attributed to service prior to the date of the plan freeze. The Plan invests primarily in a diversified portfolio of managed fixed income and equity funds.

The Plan’s funded status at December 31 is as follows:

(In thousands)	2011	2010
Reconciliation of Projected Benefit Obligation:
Projected obligation at January 1	$30,633	$29,379
Interest cost	1,541	1,490
Actuarial loss	360	569
Benefit payments	(1,484)	(805)
Increase related to discount rate change	1,337	-
Projected obligation at December 31	32,387	30,633
Reconciliation of Fair Value of Plan Assets:
Fair value of plan assets at January 1	26,839	26,841
Actual return on plan assets	986	803
Contribution	3,000	-
Benefit payments	(1,484)	(805)
Fair value of plan assets at December 31	29,341	26,839

Funded status at December 31	$(3,046)	$(3,794)

Accumulated benefit obligation at December 31	$32,387	$30,633

Unrecognized net actuarial loss	$11,240	$10,618
Net periodic pension cost not yet recognized	$11,240	$10,618

Weighted-average assumptions used to determine benefit obligations at December 31 are presented in the following table:

	2011	2010	2009
Discount rate	4.75%	5.00%	5.00%
Rate of compensation increase	N/A	N/A	N/A

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The components of net periodic benefit cost for the years ended December 31 are presented in the following table:

(In thousands)	2011	2010	2009
Interest cost on projected benefit obligation	$1,541	$1,490	$1,436
Expected return on plan assets	(1,070)	(1,201)	(1,242)
Recognized net actuarial loss	1,159	1,156	1,362
Net periodic benefit cost	$1,630	$1,445	$1,556

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31 are presented in the following table:

	2011	2010	2009
Discount rate	5.00%	5.00%	5.00%
Expected return on plan assets	4.50%	4.50%	4.50%
Rate of compensation increase	N/A	N/A	N/A

The expected rate of return on assets of 4.50% reflects the Plan’s predominant investment of assets in cash and debt type securities and an analysis of the average rate of return of the S&P 500 index and the Lehman Brothers Gov’t/Corp. index over the past 20 years.

The following table reflects the components of the net unrecognized benefits costs that is reflected in accumulated other comprehensive income (loss) for the periods indicated. Additions represent the growth in the unrecognized actuarial loss during the period. Reductions represent the portion of the unrecognized benefits that are recognized each period as a component of the net periodic benefit cost.

Unrecognized
Net
(In thousands)	Gain/(Loss)
Included in accumulated other comprehensive income (loss) at January 1, 2009	$13,362
Additions during the year	(1,194)
Reclassifications due to recognition as net periodic pension cost	(1,362)
Included in accumulated other comprehensive income (loss) as of December 31, 2009	10,806
Additions during the year	968
Reclassifications due to recognition as net periodic pension cost	(1,156)
Included in accumulated other comprehensive income (loss) as of December 31, 2010	10,618
Additions during the year	443
Reclassifications due to recognition as net periodic pension cost	(1,159)
Increase related to change in discount rate assumption	1,337
Included in accumulated other comprehensive income (loss) as of December 31, 2011	11,240
Applicable tax effect	(4,482)
Included in accumulated other comprehensive income (loss) net of tax effect at December 31, 2011	$6,758

Amount expected to be recognized as part of net periodic pension cost in the next fiscal year	$1,644

There are no plan assets expected to be returned to the employer in the next twelve months.

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The following items have not yet been recognized as a component of net periodic benefit cost at December 31:

(In thousands)	2011	2010	2009
Net actuarial loss	$(11,240)	$(10,618)	$(10,806)
Net periodic benefit cost not yet recognized	$(11,240)	$(10,618)	$(10,806)

Pension Plan Assets

The Company’s pension plan weighted average allocations at December 31 are presented in the following table:

	2011	2010
Asset Category:
Cash and certificates of deposit	27.1%	43.2%
Equity Securities:	39.3	21.0
Debt Securities	33.6	35.8
Total pension plan sssets	100.0%	100.0%

The Company has a written investment policy approved by the board of directors that governs the investment of the defined benefit pension fund trust portfolio. The investment policy is designed to provide limits on risk that is undertaken by the investment managers both in terms of market volatility of the portfolio and the quality of the individual assets that are held in the portfolio. The investment policy statement focuses on the following areas of concern: preservation of capital, diversification, risk tolerance, investment duration, rate of return, liquidity and investment management costs.

The Company has constituted the Retirement Plans Investment Committee (“RPIC”) in part to monitor the investments of the Plan as well as to recommend to executive management changes in the Investment Policy Statement which governs the Plan’s investment operations. These recommendations include asset allocation changes based on a number of factors including the investment horizon for the Plan. The Company’s Investment Management and Fiduciary Services Division is the investment manager of the Plan and also serves as an advisor to RPIC on the Plan’s investment matters.

Investment strategies and asset allocations are based on careful consideration of plan liabilities, the plan’s funded status and the Company’s financial condition. Investment performance and asset allocation are measured and monitored on an ongoing basis. The current target allocations for plan assets are 0-30% for equity securities, 0-100% for fixed income securities and 0-100% for cash funds and emerging market debt funds. This relatively conservative asset allocation has been set after taking into consideration the Plan’s current frozen status and the possibility of partial plan terminations over the intermediate term.

Market volatility risk is controlled by limiting the asset allocation of the most volatile asset class, equities, to no more than 30% of the portfolio and by ensuring that there is sufficient liquidity to meet distribution requirements from the portfolio without disrupting long-term assets. Diversification of the equity portion of the portfolio is controlled by limiting the value of any initial acquisition so that it does not exceed 5% of the market value of the portfolio when purchased. The policy requires the sale of any portion of an equity position when its value exceeds 10% of the portfolio. Fixed income market volatility risk is managed by limiting the term of fixed income investments to five years. Fixed income investments must carry an “A” or better rating by a recognized credit rating agency. Corporate debt of a single issuer may not exceed 10% of the market value of the portfolio. The investment in derivative instruments such as “naked” call options, futures, commodities, and short selling is prohibited. Investment in equity index funds and the writing of “covered” call options (a conservative strategy to increase portfolio income) are permitted. Foreign currency-denominated debt instruments are not permitted. At December 31, 2011, management is of the opinion that there are no significant concentrations of risk in the assets of the plan with respect to any single entity, industry, country, commodity or investment fund that are not otherwise mitigated by FDIC insurance available to the participants of the plan and collateral pledged for any such amount that may not be covered by FDIC insurance. Investment performance is measured against industry accepted benchmarks. The risk tolerance and asset allocation limitations imposed by the policy are consistent with attaining the rate of return assumptions used in the actuarial funding calculations. The RPIC committee meets quarterly to review the activities of the investment managers to ensure adherence with the Investment Policy Statement.

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Fair Values

The fair values of the Company’s pension plan assets by asset category at December 31 are presented in the following tables:

	2011
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
(In thousands)	(Level 1)	(Level 2)	(Level 3)	Total
Asset Category:
Cash and certificates of deposit	$7,815	$-	$-	$7,815
Equity Securities:
Industrials	1,064	-	-	1,064
Financials	1,669			1,669
Telecommunication services	765	-	-	765
Consumer	3,429	-	-	3,429
Health care	1,594	-	-	1,594
Information technology	1,416	-	-	1,416
Energy	811	-	-	811
Other	775	-	-	775
Total equity securities	11,523	-	-	11,523
Fixed income securities:
U. S. Government Agencies	-	619	-	619
Corporate bonds	-	9,251	-	9,251
Other	133	-	-	133
Total pension plan sssets	$19,471	$9,870	$-	$29,341

	2010
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
(In thousands)	(Level 1)	(Level 2)	(Level 3)	Total
Asset Category:
Cash and certificates of deposit	$11,497	$-	$-	$11,497
Equity Securities:
Industrials	184	-	-	184
Telecommunication services	654	-	-	654
Consumer	2,085	-	-	2,085
Health care	890	-	-	890
Information technology	648	-	-	648
Energy	569	-	-	569
Other	602	-	-	602
Total equity securities	5,632	-	-	5,632
Fixed income securities:
U. S. Government Agencies	-	1,828	-	1,828
Corporate bonds	-	7,783	-	7,783
Other	99	-	-	99
Total pension plan sssets	$17,228	$9,611	$-	$26,839

Contributions

The decision as to whether or not to make a plan contribution and the amount of any such contribution is dependent on a number of factors. Such factors include the investment performance of the plan assets in the current economy and, since the plan is currently

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frozen, the remaining investment horizon of the plan. Given these uncertainties, management continues to monitor the funding level of the pension plan and may make contributions as necessary during 2012.

Estimated Future Benefit Payments

Benefit payments, which reflect expected future service, as appropriate, that are expected to be paid for the years ending December 31 are presented in the following table:

Pension
(In thousands)	Benefits
2012	$517
2013	658
2014	785
2015	877
2016	1,048
2017-2021	7,072

Cash and Deferred Profit Sharing Plan

The Sandy Spring Bancorp, Inc. Cash and Deferred Profit Sharing Plan includes a 401(k) provision with a Company match. The 401(k) provision is voluntary and covers all eligible employees after ninety days of service. Employees contributing to the 401(k) provision receive a matching contribution of 100% of the first 3% of compensation and 50% of the next 2% of compensation subject to employee contribution limitations. The Company matching contribution vests immediately. The Plan permits employees to purchase shares of Sandy Spring Bancorp, Inc. common stock with their 401(k) contributions, Company match, and other contributions under the Plan. Profit sharing contributions and Company match are included in non-interest expenses and totaled $1.4 million in 2011, 2010 and 2009.

Executive Incentive Retirement Plan

The Executive Incentive Retirement Plan is a defined contribution plan that provides for contributions to be made to the participants’ plan accounts based on the attainment of a level of financial performance compared to a selected group of peer banks. This level of performance is determined annually by the board of directors. Benefit costs related to the Plan included in non-interest expense for 2011, 2010 and 2009 were $0.3 million, $0.2 million, and $0.3 million, respectively.

Note 14 – OTHER NON-INTEREST INCOME AND OTHER NON-INTEREST EXPENSE

Selected components of other non-interest income and other non-interest expense for the years ended December 31 are presented in the following table:

(In thousands)	2011	2010	2009
Letter of credit fees	$1,123	$1,019	$567
Extension fees	406	594	793
Other income	2,515	2,816	3,366
Total other non-interest income	$4,044	$4,429	$4,726

(In thousands)	2011	2010	2009
Professional fees	$4,942	$5,586	$4,863
Other real estate owned	2,412	976	46
Postage and delivery	1,257	1,328	1,373
Communications	1,433	1,433	1,270
Other expenses	7,598	7,027	7,116
Total other non-interest expense	$17,642	$16,350	$14,668

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Note 15 – Income Taxes

The following table provides the components of income tax expense (benefit) for the years ended December 31:

(In thousands)	2011	2010	2009
Current income taxes (benefits):
Federal	$6,840	$8,106	$(7,059)
State	2,327	1,423	(1,701)
Total current	9,167	9,529	(8,760)
Deferred income taxes (benefits):
Federal	5,640	(469)	(5,831)
State	1,038	(11)	(1,406)
Total deferred	6,678	(480)	(7,237)
Total income tax expense (benefit)	$15,845	$9,049	$(15,997)

The Company does not have uncertain tax positions that are deemed material, and did not recognize any adjustments for unrecognized tax benefits.

Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary difference, are presented in the following table at December 31:

(In thousands)	2011	2010
Deferred Tax Assets:
Allowance for loan and lease losses	$19,714	$24,781
Employee benefits	1,454	1,962
Pension plan OCI	4,482	4,234
Deferred loan fees and costs	681	302
Non-qualified stock option expense	413	357
Losses on other real estate owned	313	-
Other than temporary impairment	269	206
Loan and deposit premium/discount	159	350
Depreciation	-	121
Reserve for recourse loans	120	160
Other	111	125
Gross deferred tax assets	27,716	32,598
Deferred Tax Liabilities:
Unrealized gains on investments available for sale	(13,270)	(2,497)
Pension plan costs	(3,267)	(2,721)
Depreciation	(900)	-
Intangible assets	(286)	-
Bond accretion	(167)	(262)
Other	(16)	(51)
Gross deferred tax liabilities	(17,906)	(5,531)
Net deferred tax asset	$9,810	$27,067

No valuation allowance exists with respect to deferred tax items.

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The reconcilements between the statutory federal income tax rate and the effective tax rate for the years ended December 31 are presented in the following table:

(Dollars in thousands)	2011		2010		2009
		Percentage of		Percentage of		Percentage of
		Pre-Tax		Pre-Tax		Pre-Tax
	Amount	Income (Loss)	Amount	Income (Loss)	Amount	Income (Loss)
Income tax expense at federal statutory rate	$17,481	35.0%	$11,399	35.0%	$(10,798)	(35.0)%
Increase (decrease) resulting from:
Tax exempt income, net	(2,945)	(5.9)	(2,411)	(7.4)	(2,429)	(7.9)
Bank-owned life insurance	(923)	(1.9)	(980)	(3.0)	(1,017)	(3.3)
State income taxes, net of federal income tax benefits	2,187	4.4	906	2.8	(2,020)	(6.5)
Other, net	45	0.1	135	0.4	267	0.8
Total income tax expense (benefit) and rate	$15,845	31.7%	$9,049	27.8%	$(15,997)	51.9%

Note 16 – Net Income (LOSS) per Common Share

The calculation of net income (loss) per common share for the years ended December 31 is presented in the following table.

(Dollars and amounts in thousands, except per share data)	2011	2010	2009
Net income (loss)	$34,102	$23,520	$(14,855)
Less: Dividends - preferred stock	-	6,149	4,810
Net income (loss) available to common stockholders	$34,102	$17,371	$(19,665)

Basic:
Basic weighted average EPS shares	24,083	22,339	16,449

Basic net income (loss) per share	$1.42	$1.05	$(0.90)
Basic net income (loss) per common share	1.42	0.78	(1.20)

Diluted:
Basic weighted average EPS shares	24,083	22,339	16,449
Dilutive common stock equivalents	66	41	-
Dilutive EPS shares	24,149	22,380	16,449

Diluted net income (loss) per share	$1.41	$1.05	$(0.90)
Diluted net income (loss) per common share	1.41	0.78	(1.20)

Anti-dilutive shares	621	776	1,001

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NOTE 17 – OTHER COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is defined as net income (loss) plus transactions and other occurrences that are the result of non-owner changes in equity. For financial statements presented for the Company, non-equity changes are comprised of unrealized gains or losses on available-for-sale debt securities and any minimum pension liability adjustments. These do not have an impact on the Company’s net income (loss). The components of other comprehensive income (loss) and the related tax effects allocated to each component for the years ended December 31 are presented in the following table.

(In thousands)	2011	2010	2009
Net income (loss)	$34,102	$23,520	$(14,855)
Investments available-for-sale:
Net change in unrealized gains (losses) on investments available-for-sale	26,722	(932)	5,210
Related income tax (expense) benefit	(10,656)	374	(2,077)
Net investment gains reclassified into earnings	292	796	418
Related income tax expense	(116)	(319)	(167)
Net effect on other comprehensive income (loss) for the period	16,242	(81)	3,384

Defined benefit pension plan:
Recognition of unrealized gain	(622)	188	2,555
Related income tax expense	248	(75)	(1,019)
Net effect on other comprehensive income for the period	(374)	113	1,536
Total other comprehensive income	15,868	32	4,920
Comprehensive income (loss)	$49,970	$23,552	$(9,935)

The following table presents net accumulated other comprehensive income (loss) for the periods indicated:

(In thousands)	Unrealized Gains (Losses) on Investments Available-for-Sale	Defined Benefit Pension Plan	Total
Balance at January 1, 2009	$461	$(8,033)	$(7,572)
Period change, net of tax	3,384	1,536	4,920
Balance at December 31, 2009	3,845	(6,497)	(2,652)
Period change, net of tax	(81)	113	32
Balance at December 31, 2010	3,764	(6,384)	(2,620)
Period change, net of tax	16,242	(374)	15,868
Balance at December 31, 2011	$20,006	$(6,758)	$13,248

Note 18 – Related Party Transactions

Certain directors and executive officers have loan transactions with the Company. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with outsiders. The following schedule summarizes changes in amounts of loans outstanding, both direct and indirect, to these persons during the periods indicated:

(In thousands)	2011	2010
Balance at January 1	$22,842	$25,289
Additions	176	2,466
Repayments	(2,783)	(4,913)
Balance at December 31	$20,235	$22,842

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Note 19 – Financial Instruments with Off-balance Sheet Risk and Derivatives

In the normal course of business, the Company has various outstanding credit commitments that are not reflected in the financial statements. These commitments are made to satisfy the financing needs of the Company's clients. The associated credit risk is controlled by subjecting such activity to the same credit and quality controls as exist for the Company's lending and investing activities. The commitments involve diverse business and consumer customers and are generally well collateralized. Collateral held varies, but may include residential real estate, commercial real estate, property and equipment, inventory and accounts receivable. Since a portion of the commitments have some likelihood of not being exercised, the amounts do not necessarily represent future cash requirements. A summary of the financial instruments with off-balance sheet credit risk is as follows at December 31:

	December 31,	December 31,
(In thousands)	2011	2010
Commercial	$79,567	$72,324
Real estate-development and construction	76,940	53,511
Real estate-residential mortgage	20,922	25,054
Lines of credit, principally home equity and business lines	621,422	586,816
Standby letters of credit	73,913	68,057
Total Commitments to extend credit and available credit lines	$872,764	$805,762

The Company has entered into interest rate swaps (“swaps”) to facilitate customer transactions and meet their financing needs. These swaps qualify as derivatives, but are not designated as hedging instruments. Interest rate swap contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. When the fair value of a derivative instrument contract is positive, this generally indicates that the counterparty or customer owes the Company, and results in credit risk to the Company. When the fair value of a derivative instrument contract is negative, the Company owes the customer or counterparty and therefore, has no credit risk. The swap positions are offset to minimize the potential impact on the Company’s financial statements. Any amounts due to the Company will be expected to be collected from the borrower. Credit risk exists if the borrower’s collateral or financial condition indicates that the underlying collateral or financial condition of the borrower makes it probable that amounts due will be uncollectible. Management reviews this credit exposure on a monthly basis. At December 31, 2011 and 2010, all loans associated with the swap agreements were determined to be “pass” rated credits as provided by regulatory guidance and therefore no component of credit loss was factored into the valuation of the swaps.

A summary of the Company’s interest rate swaps at December 31 is included in the following table:

	2011
	Notional	Estimated	Years to	Receive	Pay
(Dollars in thousands)	Amount	Fair Value	Maturity	Rate	Rate
Interest Rate Swap Agreements:
Pay Fixed/Receive Variable Swaps	$27,127	$(1,529)	3.0	2.65%	4.66%
Pay Variable/Receive Fixed Swaps	27,127	1,529	3.0	4.66%	2.65%
Total Swaps	$54,254	$-	3.0	3.66%	3.66%

	2010
	Notional	Estimated	Years to	Receive	Pay
(Dollars in thousands)	Amount	Fair Value	Maturity	Rate	Rate
Interest Rate Swap Agreements:
Pay Fixed/Receive Variable Swaps	$24,286	$(1,113)	3.7	2.84%	5.32%
Pay Variable/Receive Fixed Swaps	24,286	1,113	3.7	5.32%	2.84%
Total Swaps	$48,572	$-	3.7	4.08%	4.08%

The estimated fair value of the swaps at December 31 for the periods indicated in the table above were recorded in other assets and other liabilities. The associated net gains and losses on the swaps are recorded in other non-interest income.

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Note 20 – Litigation

In the normal course of business, the Company becomes involved in litigation arising from the banking, financial, and other activities it conducts. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material adverse effect on the Company's financial condition, operating results or liquidity.

Note 21 – Fair Value

Generally accepted accounting principles provides entities the option to measure eligible financial assets, financial liabilities and commitments at fair value (i.e. the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a commitment. Subsequent changes in fair value must be recorded in earnings. The Company applies the fair value option on residential mortgage loans held for sale. The fair value option on residential mortgage loans allows the recognition of gains on sale of mortgage loans to more accurately reflect the timing and economics of the transaction.

The Company adopted the standards for fair value measurement which clarified that fair value is an exit price, representing the amount that would be received for sale of an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value measurements are not adjusted for transaction costs. The standard for fair value measurement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below.

Basis of Fair Value Measurement:

Level 1- Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2- Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3- Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Assets and Liabilities

Mortgage loans held for sale

Mortgage loans held for sale are valued based on quotations from the secondary market for similar instruments and are classified as level 2 of the fair value hierarchy.

Investments available-for-sale

U.S. government agencies, mortgage-backed securities and corporate debt

Valuations are based on active market data and use of evaluated broker pricing models that vary based by asset class and includes available trade, bid, and other market information. Generally, the methodology includes broker quotes, proprietary models, descriptive terms and conditions databases coupled with extensive quality control programs. Multiple quality control evaluation processes review available market, credit and deal level information to support the evaluation of the security. If there is a lack of objectively verifiable information available to support the valuation, the evaluation of the security is discontinued. Additionally, proprietary models and pricing systems, mathematical tools, actual transacted prices, integration of market developments and experienced evaluators are used to determine the value of a security based on a hierarchy of market information regarding a security or securities with similar characteristics. The Company does not adjust the quoted price for such securities. Such instruments are generally classified within Level 2 of the fair value hierarchy.

State and municipal securities

Proprietary valuation matrices are used for valuing all tax-exempt municipals that can incorporate changes in the municipal market as they occur. Market evaluation models include the ability to value bank qualified municipals and general market municipals that can be broken down further according to insurer, credit support, state of issuance and rating to incorporate

F-41

additional spreads and municipal curves. Taxable municipals are valued using a third party model that incorporates a methodology that captures the trading nuances associated with these bonds. Such instruments are generally classified within Level 2 of the fair value hierarchy.

Trust preferred securities

In active markets, these types of instruments are valued based on quoted market prices that are readily accessible at the measurement date and are classified within Level 1 of the fair value hierarchy. Positions that are not traded in active markets or are subject to transfer restrictions are valued or adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management uses a process that employs certain assumptions to determine the present value. For further information, refer to Note 3 – Investments. Positions that are not traded in active markets or are subject to transfer restrictions are classified within Level 3 of the fair value hierarchy.

Interest rate swap agreements

Interest rate swap agreements are measured by alternative pricing sources with reasonable levels of price transparency in markets that are not active. Based on the complex nature of interest rate swap agreements, the markets these instruments trade in are not as efficient and are less liquid than that of the more mature Level 1 markets. These markets do however have comparable, observable inputs in which an alternative pricing source values these assets in order to arrive at a fair market value. These characteristics classify interest rate swap agreements as Level 2.

F-42

Assets Measured at Fair Value on a Recurring Basis

The following tables set forth the Company’s financial assets and liabilities at December 31 that were accounted for or disclosed at fair value. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement:

	2011
(In thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Residential mortgage loans held for sale	$-	$25,341	$-	$25,341
Investments available-for-sale:
U.S. government agencies	-	200,252	-	200,252
State and municipal	-	173,111	-	173,111
Mortgage-backed	-	570,144	-	570,144
Corporate debt	-	1,978	-	1,978
Trust preferred	3,249	-	2,467	5,716
Marketable equity securities	-	100	-	100
Interest rate swap agreements	-	1,529	-	1,529

Liabilities
Interest rate swap agreements	$-	$(1,529)	$-	$(1,529)

	2010
(In thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Residential mortgage loans held for sale	$-	$22,717	$-	$22,717
Investments available-for-sale:
U.S. government agencies	-	306,705	-	306,705
State and municipal	-	107,537	-	107,537
Mortgage-backed	-	486,961	-	486,961
Trust preferred	3,182	-	2,798	5,980
Marketable equity securities	-	100	-	100
Interest rate swap agreements	-	1,113	-	1,113

Liabilities
Interest rate swap agreements	$-	$(1,113)	$-	$(1,113)

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The following table provides unrealized losses included in assets measured in the Consolidated Statements of Condition at fair value on a recurring basis for the period indicated:

Significant Unobservable Inputs
(In thousands)	(Level 3)
Investments available-for-sale:
Balance at December 31, 2010	$2,798
Total OTTI included in earnings	(160)
Principal redemption	(695)
Total unrealized losses included in other comprehensive income (loss)	524
Balance at December 31, 2011	$2,467

Assets Measured at Fair Value on a Nonrecurring Basis

The following table sets forth the Company’s financial assets subject to fair value adjustments (impairment) on a nonrecurring basis at December 31 that are valued at the lower of cost or market. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement:

	2011
(In thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Total Losses
Impaired loans	$-	$-	$59,784	$59,784	$(5,565)
Other real estate owned	-	-	4,431	4,431	(786)
Total	$-	$-	$82,992	$82,992	$(6,351)

	2010
(In thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Total Losses
Impaired loans	$-	$-	$65,769	$65,769	$(10,302)
Other real estate owned	-	-	9,493	9,493	(203)
Total	$-	$-	$75,262	$75,262	$(10,505)

At December 31, 2011, impaired loans totaling $67.6 million were written down to fair value of $59.8 million as a result of specific loan loss allowances of $7.8 million associated with the impaired loans which was included in the allowance for loan losses. Impaired loans totaling $69.6 million were written down to fair value of $65.8 million at December 31, 2010 as a result of specific loan loss allowances of $3.8 million associated with the impaired loans.

Loan impairment is measured using the present value of expected cash flows, the loan’s observable market price or the fair value of the collateral (less selling costs) if the loans are collateral dependent and are classified at a Level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. The value of business equipment, inventory and accounts receivable collateral is based on net book value on the business’ financial statements and, if necessary, discounted based on management’s review and analysis. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

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The estimated fair value for other real estate owned included in Level 3 is determined by either an independent market based appraisals and other available market information, less cost to sell, that may be reduced further based on market expectations or an executed sales agreement.

Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments for which it is practicable to estimate the value, whether or not such financial instruments are recognized on the balance sheet. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

Quoted market prices, where available, are shown as estimates of fair market values. Because no quoted market prices are available for a significant portion of the Company's financial instruments, the fair value of such instruments has been derived based on the amount and timing of future cash flows and estimated discount rates.

Present value techniques used in estimating the fair value of many of the Company's financial instruments are significantly affected by the assumptions used. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate cash settlement of the instrument. Additionally, the accompanying estimates of fair values are only representative of the fair values of the individual financial assets and liabilities, and should not be considered an indication of the fair value of the Company.

The carrying amounts and fair values of the Company’s financial instruments at December 31 are presented in the following table:

	December 31, 2011		December 31, 2010
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
(In thousands)	Amount	Value	Amount	Value
Financial Assets
Cash and temporary investments (1)	$97,655	$97,655	$85,834	$85,834
Investments available-for-sale	951,301	951,301	907,283	907,283
Investments held-to-maturity and other equity securities	213,398	219,100	135,660	138,194
Loans, net of allowance	2,190,266	2,276,364	2,094,097	1,983,242
Accrued interest receivable and other assets (2)	93,995	93,995	92,145	92,145

Financial Liabilities
Deposits	$2,656,520	$2,661,018	$2,549,872	$2,554,327
Securities sold under retail repurchase agreements and federal funds purchased	143,613	143,613	96,243	96,243
Advances from FHLB	405,408	452,378	405,758	447,563
Subordinated debentures	35,000	9,810	35,000	8,091
Accrued interest payable and other liabilities (2)	2,617	2,617	3,765	3,765

(1) Temporary investments include federal funds sold, interest-bearing deposits with banks and residential mortgage loans held for sale.

(2) Only financial instruments as defined by GAAP are included in other assets and other liabilities.

The following methods and assumptions were used to estimate the fair value of each category of financial instruments for which it is practicable to estimate that value:

Cash and Temporary Investments:

Cash and due from banks, federal funds sold and interest-bearing deposits with banks. The carrying amount approximated the fair value.

Residential mortgage loans held for sale. The fair value of residential mortgage loans held for sale was derived from secondary market quotations for similar instruments.

Investments: Fair value of U.S. Treasury, U.S. Agency, state and municipal, corporate debt and trust preferred securities was determined as using valuation methodologies outlined in the previous sections of this note.

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Loans: The fair value was estimated by computing the discounted value of estimated cash flows, adjusted for potential loan and lease losses, for pools of loans having similar characteristics. The discount rate was based upon the current loan origination rate for a similar loan. Non-performing loans have an assumed interest rate of 0%.

Accrued interest receivable: The carrying amount approximated the fair value of accrued interest, considering the short-term nature of the receivable and its expected collection.

Other assets: The majority of the carrying amount approximated the fair value based on the surrender value of the cash surrender value life insurance contracts as determined by the each insurance carrier. The remaining portion of the carrying amount approximated the fair value of interest rate swaps using quoted prices provided by the swap counterparty.

Deposits: The fair value of demand, money market savings and regular savings deposits, which have no stated maturity, were considered equal to their carrying amount, representing the amount payable on demand. While management believes that the Bank’s core deposit relationships provide a relatively stable, low-cost funding source that has a substantial intangible value separate from the value of the deposit balances, these estimated fair values do not include the intangible value of core deposit relationships, which comprise a significant portion of the Bank’s deposit base.

The fair value of time deposits was based upon the discounted value of contractual cash flows at current rates for deposits of similar remaining maturity.

Short-term borrowings: The carrying amount approximated the fair value of repurchase agreements due to their variable interest rates. The fair value of Federal Home Loan Bank of Atlanta advances was estimated by computing the discounted value of contractual cash flows payable at current interest rates for obligations with similar remaining terms.

Long-term borrowings: The fair value of the Federal Home Loan Bank of Atlanta advances and subordinated debentures was estimated by computing the discounted value of contractual cash flows payable at current interest rates for obligations with similar remaining terms.

Accrued interest payable and other liabilities: The carrying amount approximated the fair value of accrued interest payable, accrued dividends and premiums payable, considering their short-term nature and expected payment.

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Note 22 – Parent Company Financial Information

Financial statements for Sandy Spring Bancorp, Inc. (Parent Only) for the periods indicated are presented in the following tables:

Statements of Condition

	December 31,
(In thousands)	2011	2010
Assets
Cash and cash equivalents	$8,326	$12,230
Investments available for sale (at fair value)	100	100
Investment in subsidiary	424,965	395,793
Loan to subsidiary	35,000	35,000
Dividend receivable from subsidiary	13,000	-
Other assets	327	309
Total assets	$481,718	$443,432

Liabilities
Subordinated debentures	$35,000	$35,000
Accrued expenses and other liabilities	609	863
Total liabilities	35,609	35,863
Stockholders’ Equity
Common stock	24,091	24,047
Warrants	-	3,699
Additional paid in capital	177,828	177,344
Retained earnings	230,942	205,099
Accumulated other comprehensive loss	13,248	(2,620)
Total stockholders’ equity	446,109	407,569
Total liabilities and stockholders’ equity	$481,718	$443,432

Statements of Income/(Loss)

	Year Ended December 31,
(In thousands)	2011	2010	2009
Income:
Cash dividends from subsidiary	$21,339	$-	$5,115
Other income	945	1,191	1,607
Total income	22,284	1,191	6,722
Expenses:
Interest	913	940	1,585
Other expenses	784	911	847
Total expenses	1,697	1,851	2,432
Income (loss) before income taxes and equity in undistributed income (loss) of subsidiary	20,587	(660)	4,290
Income tax benefit	(210)	(167)	(200)
Income (loss) before equity in undistributed income (loss) of subsidiary	20,797	(493)	4,490
Equity in undistributed (excess distributions) income (loss) of subsidiary	13,305	24,013	(19,345)
Net income (loss)	34,102	23,520	(14,855)
Preferred stock dividends and discount accretion	-	6,149	4,810
Net income (loss) available to common shareholders	$34,102	$17,371	$(19,665)

F-47

Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2011	2010	2009
Cash Flows from Operating Activities:
Net income	$34,102	$23,520	$(14,855)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income-subsidiary	(13,305)	(24,013)	-
Dividends receivable from subsidiary bank	(13,000)	-	-
Investment in subsidiary	-	-	19,345
Common stock issued pursuant to West Financial Services acquisition	-	-	628
Share based compensation expense	1,207	904	762
Net change in other liabilities	(184)	43	(337)
Other-net	(87)	14	422
Net cash provided by operating activities	8,733	468	5,965
Cash Flows from Investing Activities:
Net decrease in loans receivable	-	-	429
Proceeds from sales of loans	-	-	2,839
Net cash provided by investing activities	-	-	3,268
Cash Flows from Financing Activities:
Redemption of preferred stock	-	(83,094)	-
Redemption of stock warrant	(4,449)	-	-
Proceeds from issuance of common stock	314	96,464	521
Tax benefit from stock options exercised	91	201	26
Repurchase of common stock	(334)	-	-
Dividends paid	(8,259)	(4,563)	(10,047)
Net cash provided (used) by financing activities	(12,637)	9,008	(9,500)
Net increase (decrease) in cash and cash equivalents	(3,904)	9,476	(267)
Cash and cash equivalents at beginning of year	12,230	2,754	3,021
Cash and cash equivalents at end of year	$8,326	$12,230	$2,754

Note 23 – Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established and defined by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. As of December 31, 2011 and 2010, the capital levels of the Company and the Bank substantially exceeded all applicable capital adequacy requirements.

As of December 31, 2011, the most recent notification from the Bank’s primary regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

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The Company's and the Bank's actual capital amounts and ratios at the dates indicated are presented in the following table:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2011:
Total Capital to risk-weighted assets
Company	$419,780	15.83%	$212,199	8.00%	N/A	N/A
Sandy Spring Bank	$397,526	15.00%	$212,016	8.00%	$265,021	10.00%
Tier 1 Capital to risk-weighted assets
Company	$386,423	14.57%	$106,099	4.00%	N/A	N/A
Sandy Spring Bank	$329,197	12.42%	$106,008	4.00%	$159,012	6.00%
Tier 1 Leverage
Company	$386,423	10.84%	$106,976	3.00%	N/A	N/A
Sandy Spring Bank	$329,197	9.24%	$106,920	3.00%	$178,200	5.00%

As of December 31, 2010:
Total Capital to risk-weighted assets
Company	$394,050	15.37%	$205,069	8.00%	N/A	N/A
Sandy Spring Bank	$381,166	14.88%	$204,909	8.00%	$256,136	10.00%
Tier 1 Capital to risk-weighted assets
Company	$361,636	14.11%	$102,535	4.00%	N/A	N/A
Sandy Spring Bank	$313,778	12.25%	$102,454	4.00%	$153,682	6.00%
Tier 1 Leverage
Company	$361,636	10.30%	$105,338	3.00%	N/A	N/A
Sandy Spring Bank	$313,778	8.94%	$105,285	3.00%	$175,475	5.00%

Note 24 - Segment Reporting

Currently, the Company conducts business in three operating segments—Community Banking, Insurance and Investment Management. Each of the operating segments is a strategic business unit that offers different products and services. The Insurance and Investment Management segments were businesses that were acquired in separate transactions where management of acquisition was retained. The accounting policies of the segments are the same as those described in Note 1 to the consolidated financial statements. However, the segment data reflect inter-segment transactions and balances.

The Community Banking segment is conducted through Sandy Spring Bank and involves delivering a broad range of financial products and services, including various loan and deposit products to both individuals and businesses. Parent company income is included in the Community Banking segment, as the majority of effort of these functions is related to this segment. Major revenue sources include net interest income, gains on sales of mortgage loans, trust income, fees on sales of investment products and service charges on deposit accounts. Expenses include personnel, occupancy, marketing, equipment and other expenses. Non-cash charges associated with amortization of intangibles related to the acquired entities amounted to $1.4 million in 2011, $1.4 million in 2010 and $2.7 million in 2009.

The Insurance segment is conducted through Sandy Spring Insurance Corporation, a subsidiary of the Bank, and offers annuities as an alternative to traditional deposit accounts. Sandy Spring Insurance Corporation operates Sandy Spring Insurance, a general insurance agency located in Annapolis, Maryland, and Neff and Associates, located in Ocean City, Maryland. Major sources of revenue are insurance commissions from commercial lines, personal lines, and medical liability lines. Expenses include personnel and support charges. Non-cash charges associated with amortization of intangibles related to the acquired entities amounted to $0.2 million in 2011, $0.3 million in 2010 and $0.3 million in 2009.

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The Investment Management segment is conducted through West Financial Services, Inc., a subsidiary of the Bank. This asset management and financial planning firm, located in McLean, Virginia, provides comprehensive investment management and financial planning to individuals, families, small businesses and associations including cash flow analysis, investment review, tax planning, retirement planning, insurance analysis and estate planning. West Financial currently has approximately $760 million in assets under management. Major revenue sources include non-interest income earned on the above services. Expenses include personnel and support charges. Non-cash charges associated with amortization of intangibles related to the acquired entities amounted to $0.2 million in 2011, $0.3 million 2010 and $0.7 million in 2009.

F-50

Information for the operating segments and reconciliation of the information to the consolidated financial statements for the years ended December 31 is presented in the following tables:

	2011
	Community		Investment	Inter-Segment
(In thousands)	Banking	Insurance	Mgmt.	Elimination	Total
Interest income	$139,531	$5	$8	$(74)	$139,470
Interest expense	26,598	-	-	(74)	26,524
Provision (credit) for loan and lease losses	1,428	-	-	-	1,428
Noninterest income	33,768	5,142	5,400	(810)	43,500
Noninterest expenses	98,320	4,450	3,111	(810)	105,071
Income before income taxes	46,953	697	2,297	-	49,947
Income tax expense	14,667	283	895	-	15,845
Net income	$32,286	$414	$1,402	$-	$34,102

Assets	$3,742,916	$13,067	$14,806	$(59,419)	$3,711,370

	2010
	Community		Investment	Inter-Segment
(In thousands)	Banking	Insurance	Mgmt.	Elimination	Total
Interest income	$148,731	$7	$5	$(394)	$148,349
Interest expense	33,136	-	-	(394)	32,742
Provision for loan and lease losses	25,908	-	-	-	25,908
Noninterest income	33,720	5,807	5,065	(810)	43,782
Noninterest expenses	94,001	4,556	3,165	(810)	100,912
Income before income taxes	29,406	1,258	1,905	-	32,569
Income tax expense	7,798	509	742	-	9,049
Net income	$21,608	$749	$1,163	$-	$23,520

Assets	$3,527,889	$12,671	$13,409	$(34,581)	$3,519,388

	2009
	Community		Investment	Inter-Segment
(In thousands)	Banking	Insurance	Mgmt.	Elimination	Total
Interest income	$156,015	$6	$4	$(795)	$155,230
Interest expense	52,317	-	-	(795)	51,522
Provision for loan and lease losses	76,762	-	-	-	76,762
Noninterest income	33,334	5,980	4,654	(612)	43,356
Noninterest expenses	93,514	4,796	3,456	(612)	101,154
Income (loss) before income taxes	(33,244)	1,190	1,202	-	(30,852)
Income tax expense (benefit)	(16,947)	481	469	-	(15,997)
Net income (loss)	$(16,297)	$709	$733	$-	$(14,855)

Assets	$3,670,521	$12,693	$12,207	$(64,943)	$3,630,478

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Note 25 – Quarterly Financial Results (unaudited)

A summary of selected consolidated quarterly financial data for the years ended December 31 is provided in the following tables:

	2011
	First	Second	Third	Fourth
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter
Interest income	$34,750	$35,008	$35,004	$34,708
Interest expense	6,740	6,854	6,674	6,256
Net interest income	28,010	28,154	28,330	28,452
Provision (credit) for loan and lease losses	1,515	1,151	(3,520)	2,282
Noninterest income	9,992	10,802	11,336	11,370
Noninterest expense	26,062	25,838	25,848	27,323
Income before income taxes	10,425	11,967	17,338	10,217
Income tax expense	3,134	3,671	6,081	2,959
Net income	$7,291	$8,296	$11,257	$7,258

Basic net income per share	$0.30	$0.34	$0.47	$0.30
Basic net income per common share	0.30	0.34	0.47	0.30
Diluted net income per share	$0.30	$0.34	$0.47	$0.30
Diluted net income per common share	0.30	0.34	0.47	0.30

	2010
	First	Second	Third	Fourth
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter
Interest income	$37,360	$37,508	$37,367	$36,114
Interest expense	9,201	8,512	7,868	7,161
Net interest income	28,159	28,996	29,499	28,953
Provision for loan and lease losses	15,025	6,107	2,453	2,323
Noninterest income	10,847	10,674	10,539	11,722
Noninterest expense	24,813	24,758	25,140	26,201
Income (loss) before income taxes	(832)	8,805	12,445	12,151
Income tax expense (benefit)	(1,333)	2,546	3,961	3,875
Net income	$501	$6,259	$8,484	$8,276
Net income (loss) available to common stockholders	$(699)	$5,056	$6,410	$6,604

Basic net income per share	$0.03	$0.26	$0.35	$0.34
Basic net income (loss) per common share	(0.04)	0.21	0.27	0.27
Diluted net income per share	$0.03	$0.26	$0.35	$0.34
Diluted net income (loss) per common share	(0.04)	0.21	0.27	0.27

F-52

Note 26 – PENDING ACQUISITION

On December 20, 2011, the Company entered into a definitive merger agreement to acquire CommerceFirst Bancorp, Inc. and its wholly-owned subsidiary. The acquisition of CommerceFirst will add approximately $205 million in total assets, $181 million in gross loans, and $180 million in total deposits, before purchase accounting adjustments. CommerceFirst Bank operates 5 full service branches in Anne Arundel, Howard and Prince George’s counties in central Maryland.

Under the terms of the agreement, the Company will acquire all of the shares of CommerceFirst common stock for a combination of 50% Sandy Spring Bancorp common stock and 50% cash. The stock consideration will be at a fixed exchange ratio of 0.8043 of the Company’s shares for each CommerceFirst share, subject to possible adjustment, and the cash consideration will be $13.60 per share.  The aggregate merger consideration will consist of approximately 732,000 shares of common stock and $12.4 million in cash.  CommerceFirst shareholders will be permitted to elect Sandy Spring common stock or cash, or a combination of each, subject to proration procedures to preserve the aggregate 50% stock and 50% cash consideration mix. The stock portion of the consideration to CommerceFirst shareholders is intended to qualify as a tax-free transaction. This transaction is subject to regulatory and stockholder approval.

F-53

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CommerceFirst Bancorp, Inc. and Subsidiary

Annapolis, Maryland

We have audited the accompanying consolidated statements of financial condition of CommerceFirst Bancorp, Inc. and subsidiary as of December 31, 2011 and 2010, and the related consolidated statement of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011. CommerceFirst Bancorp, Inc. and subsidiary’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CommerceFirst Bancorp, Inc. and subsidiary as of December 31, 2011 and 2010, and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

Salisbury, Maryland

February 16, 2012

F-54

CommerceFirst Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

December 31, 2011 and December 31, 2010

(Dollars in thousands)

	December 31,	December 31,
	2011	2010
ASSETS

Cash and due from banks	$2,161	$1,437
Interest bearing deposits	15,639	12,289
Cash and cash equivalents	17,800	13,726
Investments in restricted stocks, at cost	509	527

Loans receivable	184,298	184,883
Allowance for loan losses	(3,033)	(3,174)
Net loans receivable	181,265	181,709
Premises and equipment, net	418	556
Accrued interest receivable	767	750
Deferred income taxes	843	1,133
Other real estate owned	4,232	3,324
Other assets	1,505	1,399
Total Assets	$207,339	$203,124

LIABILITIES

Non-interest bearing deposits	$31,586	$23,760
Interest bearing deposits	151,022	156,350
Total deposits	182,608	180,110

Accrued interest payable	71	106
Other liabilities	480	543
Total Liabilities	183,159	180,759

STOCKHOLDERS’ EQUITY
Common stock - $.01 par value; authorized 4,000,000 shares
Issued and outstanding: 1,820,548 shares at December 31, 2011and at December 31, 2010	18	18
Additional paid-in capital	17,853	17,853
Retained earnings	6,309	4,494
Total Stockholders’ Equity	24,180	22,365
Total Liabilities and Stockholders’ Equity	$207,339	$203,124

The accompanying notes are an integral part of these consolidated financial statements.

F-55

CommerceFirst Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

For the Years Ended December 31, 2011 and 2010

(Dollars in thousands except per share data)

	December 31,	December 31,
	2011	2010
Interest income:
Interest and fees on loans	$12,151	$12,474
Investment in stocks	28	28
Interest bearing deposits	62	58
Total interest income	12,241	12,560
Interest expense:
Deposits	2,086	3,130
Total interest expense	2,086	3,130

Net interest income	10,155	9,430

Provision for loan losses	2,533	2,716
Net interest income after provision for loan losses	7,622	6,714

Non-interest income:
Gains on sales of SBA loans	450	615
Gains on sales of other real estate owned	97	-
Service charges and other income	599	479
Total non-interest income	1,146	1,094

Non-interest expenses:
Compensation and benefits	3,118	2,961
Legal and professional	288	235
Rent and occupancy	578	567
Marketing and business development	75	76
FDIC insurance	200	321
Data processing	153	147
Support services	216	194
Communications	131	129
Loan collection	228	66
Other real estate owned loss provision	125	153
Depreciation and amortization	192	231
Other	480	354
Total non-interest expenses	5,784	5,434
Income before income taxes	2,984	2,374
Income tax expense	1,169	951
Net income	$1,815	$1,423
Basic and diluted earnings per share	$1.00	$0.78

The accompanying notes are an integral part of these consolidated financial statements.

F-56

CommerceFirst Bancorp, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2011 and 2010

(Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total

Balance December 31, 2009	$18	$17,853	$3,071	$20,942

Net income in 2010			1,423	1,423

Balance December 31, 2010	18	17,853	4,494	22,365

Net income in 2011			1,815	1,815

Balance December 31, 2011	$18	$17,853	$6,309	$24,180

The accompanying notes are an integral part of these consolidated financial statements.

F-57

CommerceFirst Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2011 and 2010

(Dollars in thousands)

	December 31,	December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,815	$1,423
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	192	231
Gain on sales of SBA loans	(450)	(615)
Gain on sales of other real estate owned	(97)	-
Provision for loan losses	2,533	2,716
Provision for losses on unfunded commitments	-	6
Provision for losses on other real estate owned	125	153
Loss on impairment of stock investment	18	-
Deferred income taxes	290	(214)
Change in assets and liabilities:
Increase in accrued interest receivable	(17)	(69)
(Increase) decrease in other assets	(106)	54
Decrease in accrued interest payable	(35)	(78)
Decrease in other liabilities	(63)	(63)
Net cash provided by operating activities	4,205	3,544

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in loans, net	(10,508)	(10,465)
Proceeds from sales of SBA loans	6,197	8,742
Proceeds from sales of other real estate owned	1,736	-
Purchase of premises and equipment	(54)	(48)
Net cash used by investing activities	(2,629)	(1,771)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in non-interest bearing deposits, net	7,826	2,736
Net decrease in other deposits	(5,328)	(1,271)
Net cash provided by financing activities	2,498	1,465

Net increase in cash and cash equivalents	4,074	3,238
Cash and cash equivalents at beginning of period	13,726	10,488
Cash and cash equivalents at end of period	$17,800	$13,726

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$2,121	$3,052
Income taxes paid	$1,275	$1,490
Transfers to other real estate owned	$2,672	$1,015

The accompanying notes are an integral part of these consolidated financial statements.

F-58

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and its Significant Accounting Policies

CommerceFirst Bancorp, Inc. (the “Company”), through its wholly owned subsidiary, CommerceFirst Bank (the “Bank”) provides financial services to individuals and corporate customers located primarily in Anne Arundel County, Howard County and Prince George’s County, Maryland, and is subject to competition from other financial institutions. The Company and the Bank are also subject to the regulations of certain Federal and State of Maryland agencies and undergoes periodic examinations by those regulatory authorities. The accounting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Merger Agreement

On December 20, 2011, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with Sandy Spring Bancorp, Inc. (Sandy Spring), whereby Sandy Spring will acquire the Company by way of a merger of the Company with and into Sandy Spring. The Merger Agreement also provides for the merger of CommerceFirst Bank with and into Sandy Spring Bank, a Maryland bank and trust company, a wholly owned subsidiary of Sandy Spring. Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding share of the Company’s common stock will be converted into the right to receive either (i) $13.60 in cash (Cash Consideration), or (ii) 0.8043 of a share of Sandy Spring’s common stock (Stock Consideration), subject to adjustment in accordance with the provisions of the Merger Agreement. The Merger Agreement provides that 50% of the outstanding shares of Company common stock will be converted into Stock Consideration and 50% of the outstanding shares of Company common stock will be converted into Cash Consideration. Each stockholder of the Company will be entitled to elect the number of shares of Company common stock held by such stockholder that will exchanged for the Stock Consideration or the Cash Consideration subject to proration in the event that a selected form of consideration is over-elected. The merger is intended to be a tax-free reorganization as to the portion of the merger consideration received as Sandy Spring common stock.

The Merger Agreement contains customary representations, warranties and covenants from both the Company and Sandy Spring. Among other covenants, the Company has agreed: (i) to convene and hold a meeting of its shareholders to consider and vote upon the Merger, (ii) that, subject to certain exceptions, the board of directors of the Company will recommend the adoption and approval of the Merger and the Merger Agreement by its shareholders, and (iii) not to (A) solicit alternative third-party acquisition proposals or, (B) subject to certain exceptions, conduct discussions concerning or provided confidential information in connection with any alternative third-party acquisition proposal.

Completion of the Merger is subject to various customary conditions, including, among others: (i) approval of the Merger and the Merger Agreement by the shareholders of the Company, (ii) receipt of required regulatory approvals, (iii) the absence of legal impediments to the Merger and (iv) the absence of certain material adverse changes or events. The Merger Agreement contains certain termination rights for the Company and Sandy Spring, as the case may be. The Merger Agreement further provides that, upon termination of the Merger Agreement under certain circumstances, the Company will be required to pay to Sandy Spring a termination fee of $1,000,000.

Principles of Consolidation

The consolidated financial statements include the accounts of CommerceFirst Bancorp, Inc. and its subsidiary, CommerceFirst Bank. Intercompany balances and transactions have been eliminated. The Parent Company financial statements (see Note 15) of the Company reflect the accounting for the subsidiary using the equity method of accounting.

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of

F-59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and its Significant Accounting Policies (continued)

revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. See below for a discussion of the determination of that estimate.

Investment Securities

Available-for-sale securities consist of bonds and notes not classified as trading securities or as held-to-maturity securities. These securities are reported at their fair value with the unrealized holding gains and losses, net of tax, reported as a net amount in a separate component of stockholders’ equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. The Company has no trading or available-for-sale securities as of December 31, 2011 and 2010.

Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. A charge to operations would occur if the fair value of the securities declines below cost and the Company’s intention or ability to hold the securities to maturity changes. The Company has no investment securities classified as held-to-maturity as of December 31, 2011 and 2010.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. In estimating other-then-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in the fair value. The related charge-offs would be recorded as realized losses in the income statement as to credit related amounts and accumulated other comprehensive income as to non-credit related amounts.

Restricted Securities

As a member of the Federal Reserve Bank of Richmond (Federal Reserve), the Company is required to acquire and hold stock in this entity. Ownership of this stock is restricted to members and can only be sold to and acquired from the Federal Reserve at par. The Company also owns stock in Atlantic Central Bankers Bank (ACBB) and Maryland Financial Bank (MFB), banks that generally offers product and services only to other banks. Ownership of the ACBB shares is restricted to banks, and there is no active market for the ACBB or the MFB shares. As there is no readily determinable fair value for these securities, they are carried at cost less any other-than-temporary-value-impairment (OTTI).

Loans and Allowance for Loan Losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or early repayment are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses and any unamortized deferred fees, costs, premiums and discounts. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued when, in management’s opinion, the full collection of principal or interest is in doubt or a scheduled loan payment has become over ninety days past due. Interest received on non-accrual loans is applied against the loan principal amount.

The Company determines and recognizes impairment of loans in accordance with the provisions of Section 310- Receivables of The FASB Accounting Standards Codification (ASC). A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during the period of

F-60

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and its Significant Accounting Policies (continued)

delay in payment if the Company expects to collect all amounts due, including past-due interest. An impaired loan is measured at the present value of its expected future cash flows discounted at the loan’s effective interest rate or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. ASC Section 310 is generally applicable to all loans except large groups of smaller balance homogeneous loans that are evaluated collectively for impairment unless such loans are subject to a restructuring agreement. Interest payments received are applied to the loan principal balance unless the collection of all amounts due, both principal and interest, on the loan is considered probable, in which case the interest payments would be recognized as interest income.

The allowance for loan losses is increased by charges to expense and decreased by charge-offs (net of recoveries). Management’s periodic determination and evaluation of the adequacy of the allowance assesses various factors including inherent losses in all significant loans; known deterioration in concentrations of credit, certain classes of loans or collateral; historical loss experiences; results of independent reviews of loan quality and the allowance for loan losses; trends in portfolio quality, maturity and composition; volumes and trends in delinquencies and non-accrual loans, risk management policies and practices; lending policies and procedures; economic conditions and downturns in specific local industries; loss history; and the experience and quality of lending management and staff. Estimated losses in the portfolio are determined by applying loss ratios to loan categories, other than impaired loans and loans considered substandard or doubtful, which are evaluated separately to determine loss estimates. The loss experiences during the current and prior year are weighted heavily in the determination of the allowance for loan losses for all loan types. The determination of the allowance for loan losses involves the use of various subjective estimates by management and may result in over or under estimations of the amount of inherent losses in the loan portfolio.

Unearned Discounts and Servicing Rights of Small Business Administration (SBA) Loans Sold

The Company generally sells the SBA-guaranteed portions of its SBA loans in the secondary market. In connection with such sales, the Company receives a cash premium related to the guaranteed portion being sold. A portion of the cash premium received from the sale of the guaranteed portion of the SBA loan is deferred as a discount on retained premiums based on the relative fair value of the guaranteed and unguaranteed portions to the total loan and the remainder is recognized as a gain on the sale. The resulting unearned discount is recognized in interest income using an adjustable interest method.

SBA loan servicing rights are initially valued by allocating the total cost between the loan and the servicing right based on their relative fair values. Since sales of SBA loans tend to occur in private transactions and the precise terms and conditions of the sales are typically not readily available, there is a limited market to refer to in determining the fair value of these servicing rights. As such, the Company relies primarily on a discounted cash flow model to estimate the fair value of its servicing rights. This model calculates estimated fair value of these servicing rights by utilizing certain key characteristics such as interest rates, type of product (fixed vs. variable), age (new, seasoned, moderate), and other factors. Management believes that the assumptions used in the model are comparable to those used by brokers and other service providers. The Company also compares its estimates of fair value and assumptions to recent market activity and against its own experience. The resulting servicing rights are recognized as a reduction in interest income using an adjustable interest method.

Other real estate owned (OREO)

OREO is comprised of real estate properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the fair value (generally the appraised value less estimated disposal costs) at the date acquired. Losses occurring at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs that may be required are included in non-interest expenses. Gains and losses realized from the sale of OREO as well as any net income or loss from the operations of the properties are included in non-interest income or non-interest expenses, as appropriate.

F-61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and its Significant Accounting Policies (continued)

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the lesser of the terms of the leases or their estimated useful lives. Expenditures for improvements that extend the life of an asset are capitalized and depreciated over the asset’s remaining useful life. Any gains or losses realized on the disposition of premises and equipment are reflected in the consolidated statements of operations. Expenditures for repairs and maintenance are charged to other expenses as incurred. Computer software is recorded at cost and amortized over three years.

Long-Lived Assets

The carrying value of long-lived assets and identifiable intangibles is reviewed by the Company for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed in ASC Section 360 - Property, Plant and Equipment. At December 31, 2011 and 2010, management considered certain restricted investments and loans to be impaired (see Notes 3 and 4).

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Deferred Income Taxes

Deferred income taxes are recognized for temporary differences between the financial reporting basis and the income tax basis of assets and liabilities. Deferred tax assets are recognized only to the extent that it is more likely than not that recorded amounts of the assets will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. No valuation allowance for deferred tax assets was recorded at December 31, 2011 and 2010 as management believes it is more likely than not that all of the deferred tax assets will be realized because they were supported by recoverable taxes paid in prior years.

Concentration of Credit Risk

The Company grants loans to customers primarily in its market area in Maryland. The debtors’ ability to honor their contracts, including borrowing agreements, may be influenced by the economic conditions in the Company’s lending area.

The Company maintains deposits with other banking institutions in amounts which can, at times, exceed insurance limits of the Federal Deposit Insurance Corporation (FDIC). Such institutions include the Federal Reserve Bank of Richmond and bankers’ banks. Further, the Company periodically sells federal funds, which are not insured by the FDIC, to three banking entities.

Comprehensive Income or Loss

Unrealized gains and losses on available for sale securities, net of tax, if any, are reported as a separate component of the equity section in the consolidated statement of financial condition. Changes in the net unrealized gains and losses are components of comprehensive income or loss and are not included in reported net income or loss. The Company did not have unrealized gains or losses on available for sale securities in 2011 or 2010; therefore, the consolidated financial statements do not include statements of comprehensive income for 2011 or 2010.

F-62

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and its Significant Accounting Policies (continued)

Statement of Cash Flows

Cash and cash equivalents in the statement of cash flows include cash on hand, non-interest bearing amounts due from correspondent banks, both interest bearing and non-interest bearing balances maintained at the Federal Reserve, certificates of deposits owned with maturities of less than one year and Federal funds sold.

Earnings Per Share

Basic earnings per share (EPS) is computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in the earnings of the Company, using the treasury stock method, unless they are anti-dilutive. The Company uses the average market price of the common shares during the year in the determination of the amount of common stock equivalents arising from the warrants and options issued.

The weighted average number of common shares and dilutive securities (comprised of warrants and options) and resultant per share computations are as follows:

In thousands except per share data	2011	2010
Weighted average shares outstanding	1,820,548	1,820,548
Common stock equivalents	-	-
Average common shares and equivalents	1,820,548	1,820,548
Net income	$1,815	$1,423
Basic and diluted earnings per share	$1.00	$0.78

All outstanding warrants and options were excluded from the calculation of diluted income per share in 2010 because they were anti-dilutive. All of the warrants and options expired during 2010.

Stock Options

The Company accounts and reports for stock-based compensation plans, if any, in accordance with ASC Section 718 - Stock Compensation which requires that the fair value at grant date be used for measuring compensation expense for stock-based plans to be recognized in the statement of operations. The Company did not record any compensation expense under Section 718 during 2011 or 2010 as no new options were granted during the periods and all outstanding options were previously fully vested.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year’s method of presentation.

Note 2. Fair Value

ASC Section 820 - Fair Value Measurements and Disclosure defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Topic 820 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. These inputs are summarized in three broad levels as follows:

F-63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Fair Value (continued)

Level 1:	Quoted prices in active exchange markets for identical assets or liabilities; also includes certain U.S. Treasury and other U.S. government and agency securities actively traded in over-the-counter markets.

Level 2:	Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data; also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. government and agency securities, corporate debt securities, derivative instruments, and residential mortgage loans held for sale.

Level 3:	Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for single dealer nonbinding quotes not corroborated by observable market data. This category generally includes certain private equity investments, retained interests from securitizations, and certain collateralized debt obligations.

The Company’s bond holdings in the investment securities portfolio, if any, are the only asset or liability subject to fair value measurement on a recurring basis. No assets are valued under Level 1 or 2 inputs at December 31, 2011 or December 31, 2010. The Company has assets measured by fair value measurements on a non-recurring basis during 2011 and 2010. At December 31, 2011, these assets include $2.7 million of non-accrual loans ($1.6 million after specific reserves), other real estate owned of $4.2 million and restricted stock of $7 thousand, all of which are valued under Level 3 inputs. The changes in the assets subject to fair value measurements are summarized below by Level:

In thousands	Level 1 and 2	Level 3
December 31, 2010:
Loans	$-	$7,283
Restricted securities	-	25
Other real estate owned	-	3,324
Total December 31, 2010	-	10,632
Activity:
Restricted securities - OTTI	-	(18)
Loans:
New loans measured at fair value	-	2,694
Payments and other loan reductions	-	(1,968)
Loans charged-off	-	(2,812)
Additions to other real estate owned		(2,529)
Net change - loans	-	(4,615)
Other real estate owned:
Value of properties at foreclosures	-	2,672
Sales of properties	-	(1,639)
Provision for valuation reduction	-	(125)
Net change - other real estate owned	-	908
December 31, 2011:
Loans	-	2,668
Restricted securities	-	7
Other real estate owned	-	4,232
Total December 31, 2011	$-	$6,907

F-64

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Fair Value (continued)

The estimated fair values of the Company’s financial instruments at December 31, 2011 and December 31, 2010 are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	December 31, 2011		December 31, 2010
In thousands	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$2,161	$2,161	$1,437	$1,437
Interest bearing deposits	15,639	15,639	12,289	12,289
Investments in restricted stock	509	509	527	527
Loans, net	181,265	192,082	181,709	191,353
Accrued interest receivable	767	767	750	750

Financial liabilities:
Non-interest bearing deposits	$31,586	$31,586	$23,760	$23,760
Interest bearing deposits	151,022	152,478	156,350	157,228
Accrued interest payable	71	71	106	106

Off-balance sheet commitments	-	-	-	-

Fair values are based on quoted market prices for similar instruments or estimated using discounted cash flows. The discounts used are estimated using comparable market rates for similar types of instruments adjusted to be commensurate with the credit risk, overhead costs and optionality of such instruments.

The fair value of cash and due from banks, interest bearing deposits, federal funds sold, investments in restricted stocks and accrued interest receivable are equal to the carrying amounts. The fair values of investment securities are determined using market quotations. The fair value of loans receivable is estimated using discounted cash flow analysis.

The fair value of non-interest bearing deposits, interest-bearing checking, savings, and money market deposit accounts, securities sold under agreements to repurchase, and accrued interest payable are equal to the carrying amounts. The fair value of fixed maturity time deposits is estimated using discounted cash flow analysis.

Note 3. Investment in Restricted Stocks

Restricted securities are comprised of common stock in the following entities at cost less impairment:

	December 31,
In thousands	2011	2010
Federal Reserve Bank of Richmond	$465	$465
Atlantic Central Bankers Bank	37	37
Maryland Financial Bank	7	25
	$509	$527

The stocks in the two “bankers’ banks” are not readily marketable. The Maryland Financial Bank stock was written down by $18 thousand in 2011 due to the price of a new stock offering, which price was a discount to par.

F-65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Allowance for Loan Losses

The Bank grants commercial loans to customers primarily in Anne Arundel County, Prince George’s County, Howard County and surrounding areas of central Maryland. The principal categories of the loan portfolio are as follows:

	December 31, 2011		December 31, 2010
		Percentage		Percentage
(In thousands)	Balance	of Loans	Balance	of Loans
Commercial and Industrial loans	$43,051	23.3%	$44,582	24.1%
SBA loans	8,049	4.4%	7,742	4.2%
Real estate loans:
Owner occupied	77,288	41.9%	85,633	46.3%
Non owner occupied	55,999	30.4%	47,040	25.4%
Total real estate loans	133,287	72.3%	132,673	71.7%
	184,387	100.0%	184,997	100.0%
Unearned loan fees, net	(89)		(114)
Allowance for loan losses	(3,033)		(3,174)
	$181,265		$181,709

Real estate loans are secured by residential and commercial properties as follows at December 31:

(In thousands)	2011	2010
Real estate loans secured by:
Residential real estate	$26,520	$24,307
Commercial real estate	106,767	108,366
Total real estate loans	$133,287	$132,673

Loans secured by residential real estate are loans to investors for commercial purposes. The Bank does not lend funds to consumers.

The loan portfolio is comprised of $47.0 million of loans with fixed interest rates and $137.0 million of loans with adjustable interest rates at December 31, 2011.

The activity in the allowance for loan losses for the years ended December 31 is shown in the following table.

(In thousands)	2011	2010	2009	2008	2007
Allowance for loan losses:
Beginning balance	$3,174	$2,380	$1,860	$1,665	$1,614
Charge-offs - Commercial and Industrial loans	(1,043)	(1,140)	(500)	(179)	(72)
Charge-offs - SBA loans	(284)	(447)	(463)	(318)	-
Real estate loans:
Charge-offs – Owner occupied	(765)	-	(138)	-	-
Charge-offs – Non owner occupied	(720)	(386)	-	-	-
Recoveries - Commercial and Industrial loans	101	26	-	45	78
Recoveries - SBA loans	35	25	5	-	-
Recoveries – Non owner occupied real estate loans	2	-	-	-	-
Net (charge-offs) recoveries	(2,674)	(1,922)	(1,096)	(452)	6
Provision for loan losses	2,533	2,716	1,616	647	45
Ending balance	$3,033	$3,174	$2,380	$1,860	$1,665
Net (charge-offs) recoveries to average loans	(1.46)%	(1.04)%	(0.65)%	(0.33)%	0.00%

F-66

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Allowance for Loan Losses (continued)

The activity in the allowance for loan losses by category during 2011 is shown in the following table.

			Real Estate Loans
In thousands	Commercial and Industrial	SBA Loans	Owner Occupied	Non Owner Occupied	Not Allocated	Total

Balance at December 31, 2010	$1,023	$627	$682	$715	$127	$3,174
Less loan charge-offs	(1,043)	(284)	(765)	(720)	-	(2,812)
Loss recoveries	101	35	-	2	-	138
Provision for loan losses	840	80	618	972	23	2,533
Balance at December 31, 2011	$921	$458	$535	$969	$150	$3,033
Allowance for loans individually evaluated for impairment	$326	$103	$206	$780		$1,415
Amount of loans individually evaluated for impairment	$1,261	$183	$5,644	$4,281		$11,369
Balance of loans at December 31, 2011	$43,051	$8,049	$77,288	$55,999		$184,387

The activity in the allowance for loan losses by category during 2010 is shown in the following table.

			Real Estate Loans
In thousands	Commercial and Industrial	SBA Loans	Owner Occupied	Non Owner Occupied	Not Allocated	Total

Balance at December 31, 2009	$1,290	$576	$168	$242	$104	$2,380
Loan charge-offs	1,140	447	-	386	-	1,973
Loss recoveries	26	25	-	-	-	51
Provision for loan losses	847	473	514	859	23	2,716
Balance at December 31, 2010	$1,023	$627	$682	$715	$127	$3,174
Allowance for loans individually evaluated for impairment	$570	$194	$497	$410		$1,671
Amount of loans individually evaluated for impairment	$1,622	$432	$9,946	$3,756		$15,756
Balance of loans at December 31, 2010	$44,645	$7,742	$85,570	$47,040		$184,997

Additionally, the Company has established a reserve for unfunded commitments that is recorded by a provision charged to other expenses. At December 31, 2011 the balance of this reserve was $60 thousand. The reserve, based on evaluations of the collectability of loans, is an amount that management believes will be adequate over time to absorb possible losses on unfunded commitments (off-balance sheet financial instruments) that may become uncollectible in the future.

F-67

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Allowance for Loan Losses (continued)

Below is a summary of the Company’s impaired loans at December 31, 2011 and 2010.

	Recorded Investment		Related Allowance for Losses
	December 31,	December 31,	December 31,	December 31,
In thousands	2011	2010	2011	2010
LOANS WITH SPECIFIC RESERVES:
Non-accrual loans:
Commercial and Industrial loans	$895	$667	$247	$149
SBA loans	103	359	103	194
Real Estate – Owner Occupied	404	3,140	206	484
Real Estate – Non Owner Occupied	1,266	2,272	588	695
Total Non-accrual loans	2,668	6,438	1,144	1,522
TDR** loans:
Real Estate – Owner Occupied	-	2,051	-	13
Real Estate – Non Owner Occupied	1,560	1,603	191	11
Total TDR loans	1,560	3,654	191	24
Number of loans	6	7
Other Impaired loans:
Commercial and Industrial loans	80	250	80	125
Total Other Impaired loans	80	250	80	125

LOANS WITHOUT SPECIFIC RESERVES:
Non-accrual loans:
SBA loans	-	29	-	-
Real Estate – Owner Occupied	-	816	-	-
Total Non-accrual loans	-	845	-	-
TDR** loans:
Commercial and Industrial loans	45	154	-	-
Real Estate – Owner Occupied	1,494	-	-	-
Real Estate – Non Owner Occupied	173	177	-	-
Total TDR loans	1,712	331	-	-
Number of loans	3	2

Total Impaired Loans:
Commercial and Industrial loans	1,020	$1,071	$327	$274
SBA loans	103	388	103	194
Real Estate – Owner Occupied	1,898	6,007	206	497
Real Estate – Non Owner Occupied	2,999	4,052	779	706
Total Impaired loans	$6,020	$11,518	$1,415	$1,671
**Troubled Debt Restructured

Below is a summary of the average recorded investment amount and recognized interest income related to the Company’s impaired loans during 2011:

F-68

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Allowance for Loan Losses (continued)

	Average Recorded	Income Recorded
	Loan Amount	For Year
	2011	2011
LOANS WITH SPECIFIC RESERVES:
Non-accrual loans:
Commercial and Industrial loans	$1,062	$22
SBA loans	233	-
Real Estate – Owner Occupied	2,293	9
Real Estate – Non Owner Occupied	1,948	4
Total Non-accrual loans	5,536	35
TDR** loans:
Real Estate – Owner Occupied	789	47
Real Estate – Non Owner Occupied	1,583	50
Total TDR loans	2,372	97
Other Impaired loans:
Commercial and Industrial loans	125	6
Total Other Impaired loans	125	6

LOANS WITHOUT SPECIFIC RESERVES:
Non-accrual loans:
SBA loans	13	-
Real Estate – Owner Occupied	482	-
Total Non-accrual loans	495	-
TDR** loans:
Commercial and Industrial loans	81	4
Real Estate – Owner Occupied	920	40
Real Estate – Non Owner Occupied	174	11
Total TDR loans	1,175	55

Total Impaired Loans:
Commercial and Industrial loans	$1,268	$32
SBA loans	246	-
Real Estate – Owner Occupied	4,484	96
Real Estate – Non Owner Occupied	3,705	65
Total Impaired loans	$9,703	$193

Non-accrual loan activity is summarized as follows:

	Year Ended December 31,
In thousands	2011	2010	2009	2008	2007
Balance at the beginning of the period	$7,283	$2,734	$5,819	$1,125	$628
New loans placed on non-accrual	2,693	7,846	2,427	5,046	569
Less:
Loan restored to interest earning status	-	-	1,266	-	-
Other real estate owned additions	2,529	945	2,462	-	-
Charge-offs	2,812	1,973	1,101	236	72
Other including payments received	1,967	379	683	116	-
Balance at the end of the period	$2,668	$7,283	$2,734	$5,819	$1,125

F-69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Allowance for Loan Losses (continued)

Non-accrual loan activity by category during the year ended December 31, 2011 is summarized as follows:

In thousands	Total	Commercial and Industrial	SBA	Real Estate Owner Occupied	Real Estate Non Owner Occupied
Balance at the beginning of the period	$7,283	$667	$388	$3,956	$2,272
New loans placed on non-accrual	2,693	1,460	128	581	524
Less:
Other real estate owned additions	2,529	-	-	2,271	258
Charge-offs	2,812	1,043	284	765	720
Other including payments received	1,967	189	129	1,097	552
Balance at the end of the period	$2,668	$895	$103	$404	$1,266

Non-accrual loan activity by category during the year ended December 31, 2010 is summarized as follows:

In thousands	Total	Commercial and Industrial	SBA	Real Estate Owner Occupied	Real Estate Non Owner Occupied
Balance at the beginning of the period	$2,734	$2,280	$454	$-	$-
New loans placed on non-accrual	7,846	630	548	3,956	2,712
Less:
Other real estate owned additions	945	945	-	-	-
Charge-offs	1,973	1,139	447	-	387
Other including payments received	379	159	167	-	53
Balance at the end of the period	$7,283	$667	$388	$3,956	$2,272

Interest that would have been accrued under the terms of all non-accrual loans during the year totaled $391 thousand and $324 thousand for the years ended December 31, 2011 and 2010, respectively. The Bank has no commitments to loan additional funds to the borrowers of impaired or non-accrual loans.

At December 31, 2011, the Company had modified nine loans in amounts totaling $3.2 million which modifications qualify the loans as Troubled Debt Restructurings (TDR). The borrowers are in compliance with the modified loan terms. Changes made to the loans included the reduction of loan payments from principal and interest payments to interest only payments for specific time periods, the decrease in interest rates charged on a loan and the extension of the maturity of a loan. Specific reserves were established on the loans as appropriate. The majority of these loans were modified in the third and fourth quarters of 2010 as the adverse economic conditions hampered borrowers’ current cash flows. The non-accrual loans at December 31, 2010 include seven loans totaling $4 million that were previously TDR loans but the borrowers failed to meet the new terms under the restructuring.

TDRs included in non-accruing loans are summarized below. Generally the borrowers have not shown sustained compliance with the modified loan terms.

	Recorded Investment		Related Allowance for Losses
In thousands	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
TDRs with specific reserves:
Commercial and Industrial loans	$-	$-	$-	$-
SBA loans	-	50	-	40
Real Estate – Owner Occupied:	103	3,140	103	483
Real Estate – Non Owner Occupied:	742	819	266	223
Total non-accruing loans	$845	$4,009	$369	$746
Number of loans	3	7

F-70

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Allowance for Loan Losses (continued)

Accruing TDR loan activity for the year ended December 31, 2011 is shown in the following table.

			Real Estate Loans
In thousands	Commercial and Industrial	SBA Loans	Owner Occupied	Non Owner Occupied	Total
TDR loans at December 31, 2010	$154	$-	$2,051	$1,780	$3,985
New TDR loans	45	-	1,494	-	1,539
Principal payments received	-	-	(2,051)	(47)	(2,098)
Loans moved to non-accrual*	(154)	-	-	-	(154)
Balance at December 31, 2011	$45	$-	$1,494	$1,733	$3,272

*Accrued income reversed upon move to non-accrual

At December 31, 2011, there were $3.9 million of performing loans considered potential problem loans, defined as loans which are not included in the 90 day past due, not reported as TDR or as non-accrual loans, but for which known information about possible credit problems causes the Company to be concerned as to the ability of the borrowers to comply with the present loan repayment terms which may in the future result in past due, non-accrual or restructured loans. The Company closely monitors the financial status of these borrowers.

Generally, the accrual of interest is discontinued when a loan is specifically determined to be impaired or when principal or interest is delinquent for ninety days or more. During 2011, there were no amounts included in gross interest income attributable to loans in non-accrual status.

The following table shows the amounts of non-performing assets at December 31:

In thousands	2011	2010	2009	2008	2007
Non-accrual loans:
Commercial and Industrial	$895	$667	$2,280	$1,676	$868
SBA	103	388	454	542	257
Real estate – owner occupied	404	3,956	-	3,601	-
Real estate - non owner occupied	1,266	2,272	-	-	-
Accrual loans –past due 90 days and over	-	-	-	-	-
Total non-performing loans	2,668	7,283	2,734	5,819	1,125
Other real estate owned	4,232	3,324	2,462	-	-
Total non-performing assets	$6,900	$10,607	$5,196	$5,819	$1,125

Accruing Troubled Debt Restructured loans	$3,272	$3,985	$1,263	-	-
Allowance for loan losses/total non-performing loans	113.7%	43.6%	87.1%	32.0%	148.0%
Non-performing loans to total loans	1.45%	3.94%	1.47%	3.80%	0.89%
Non-performing assets to total assets	3.33%	5.22%	2.59%	3.49%	0.76%

The payment status of loans receivable at December 31, 2011 is as follows:

In thousands	Total	Commercial and Industrial	SBA	Real Estate Owner Occupied	Real Estate Non Owner Occupied
Current accrual loans	$180,327	$41,811	$7,719	$76,481	$54,316
Past due loans:
30 to 89 days past due	1,392	345	227	403	417
90 days plus past due and accruing	-	-	-	-	-
Non-accrual loans, non-current	2,668	895	103	404	1,266
Total past due loans	4,060	1,082	330	807	1,683
Total loans at the end of the period	$184,387	$43,051	$8,049	$77,288	$55,999

F-71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans and Allowance for Loan Losses (continued)

The Company applies risk ratings to the loans based upon rating criteria consistent with regulatory definitions. The risk ratings are adjusted, as necessary, if loans become delinquent, if significant adverse information is discovered regarding the underlying credit and the normal periodic reviews of the underlying credits indicate that a change in risk rating is appropriate. A summary of the risk rating of loans receivable at December 31, 2011 follows:

In thousands	Total	Commercial and Industrial	SBA	Real Estate Owner Occupied	Real Estate Non Owner Occupied
Risk rated – pass	$175,225	$41,835	$7,866	$73,139	$52,385
Risk rated – special mention (loan weaknesses noted which could lead to loan loss)	4,920	241	80	2,251	2,348
Risk rated- substandard or doubtful (loans with significant weaknesses that could, or has, result in loan losses)	4,242	975	103	1,898	1,266
Total loans at the end of the period	$184,387	$43,051	$8,049	$77,288	$55,999

Real estate acquired through or in the process of foreclosure is recorded at fair value less estimated disposal costs. The Company periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using current estimates of fair value when it has reason to believe that real estate values have declined for the particular type and location of the real estate owned. In the event of a subsequent decline, an allowance would be provided to reduce real estate acquired through foreclosure to fair value less estimated disposal cost.

Other Real Estate owned (ORE) activity for the year ended December 31, 2011 is summarized below:

In thousands	Total	Commercial Property	Residential Property
Balance December 31, 2010	$3,324	$2,309	$1,015
New ORE properties and improvements	2,672	1,563	1,109
Valuation reductions	(125)	(85)	(40)
Sales	(1,639)	(762)	(877)
Balance at December 31, 2011	$4,232	$3,025	$1,207
Number of properties	5	3	2

At December 31, 2011 and 2010, the balance of commercial and real estate loans serviced by the Company for others under loan participation agreements was $34.6 million and $34.1 million, respectively. The related servicing rights are not material and are included in other assets.

Note 5. Premises and Equipment

Property, equipment and leasehold improvements are as follows at December 31:

	Useful
In thousands	Lives	2011	2010
Equipment	3-10 years	$529	$540
Furniture and fixtures	3-5 years	558	538
Leasehold improvements	4-10 years	347	344
Software	3 years	23	20
		1,457	1,442
Accumulated depreciation and amortization		1,039	886
Net		$418	$556

F-72

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Deposits

Deposits are summarized below at December 31:

	2011	2010	2009	2008	2007
In thousands
Non-interest bearing deposits	$31,586	$23,760	$21,024	$23,599	$19,246
Interest bearing deposits:
NOW accounts	411	1,279	309	1,247	2,440
Money Market accounts	7,350	8,824	7,841	13,049	16,268
Savings accounts	28,714	22,962	10,379	148	36
Certificates of deposit accounts:
Less than $100,000	78,965	79,209	71,593	37,539	11,383
$100,000 or more	35,582	44,076	67,499	69,659	74,035
Total interest bearing deposits	151,022	156,350	157,621	121,642	104,162
Total deposits	$182,608	$180,110	$178,645	$145,241	$123,408

The certificate of deposit accounts mature as follows, in thousands: within one year - $71.7 million; one through three years - $38.2 million; three years and beyond - $4.6 million.

Deposits of executive officers and directors and their affiliated interests totaled approximately $11.8 million and $13 million at December 31, 2011 and 2010, respectively.

Included in certificates of deposits are $35.2 million and $33.1 million of brokered certificates at December 31, 2011 and 2010, respectively. Included in these brokered certificates of deposits at December 31, 2011 are $8.0 million of certificates of deposits received in exchange for the placement of the Bank’s customers’ deposit funds in the same amounts with other financial institutions under the Certificate of Deposit Account Registry Service (CDARS) program. Brokered certificates of deposits in the amount of $16.5 million mature on or before December 31, 2012.

Interest expense on interest bearing deposits is as follows:

	2011	2010
In thousands
NOW accounts	$-	$1
Money Market accounts	31	35
Savings accounts	268	222
Certificates of deposit, $100,000 or more	552	1,217
Certificates of deposit, less than $100,00	1,235	1,655
	$2,086	$3,130

Note 7. Short-term borrowings

The Company has unsecured credit facilities for short-term liquidity needs from financial institutions of $8.5 million at December 31, 2011 and 2010. There were no borrowings outstanding under these credit arrangements at December 31, 2011 and 2010.

F-73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Income Taxes

The income tax expense consists of the following for the years ended December 31, 2011 and 2010:

In thousands	2011	2010
Current:
Federal	$680	$914
State	199	251
	879	1,165
Deferred:
Federal	228	(171)
State	62	(43)
	290	(214)
	$1,169	$951

The reasons for the differences between the statutory federal income tax rates and actual rates are summarized as follows:

In thousands	2011	2010
Federal tax at statutory rates	$1,015	$807
State income taxes net of federal tax benefit	(90)	(70)
Other	(17)	6
	$908	$743

The deferred income tax account is comprised of the following at December 31:

In thousands	2011	2010
Deferred tax assets:
Allowance for loan losses	$691	$921
Deferred unpaid leave	10	80
Non-accrued interest income	85	89
Valuation allowance for ORE	37	60
Other	41	24
	864	1,174
Deferred tax liabilities:
Accumulated depreciation	21	41
	21	41
Net deferred tax assets	$843	$1,133

The Company's federal income tax returns for 2008, 2009 and 2010 are subject to examination by the Internal Revenue Service, generally for three years after they were filed. In addition, the Company's state tax returns for the same years are subject to examination by state tax authorities for similar time periods. At December 31, 2011 and 2010, management believes that there are no uncertain tax positions under ASC Topic 740 Income Taxes.

Note 9. Commitments and Contingencies

The Company is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. Outstanding loan commitments, un-advanced loan funds and standby letters of credit are approximately as follows at December 31, 2011:

F-74

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Commitments and Contingencies (continued)

In thousands	2011
Loan commitments:
Commercial	$1,250
Commercial real estate	-
$1,250
Un-advanced loan funds:
Commercial	$23,434
Commercial real estate	9,914
$33,348
Standby letters of credit	$1,130

Loan commitments and un-advanced loan funds are agreements to lend funds to customers under loan commitment contracts and loan agreements as long as the borrowers are in compliance with the loan commitment contracts and loan agreements. Loan commitments generally have interest rates reflecting current market conditions, fixed expiration dates, and may require payment of a fee. Fundings under loans with un-advanced loan funds generally have variable interest rates. Some of the loan commitments and un-advanced loan funds are expected to expire or not be used without being drawn upon; accordingly, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by the Company upon extension of credit, is based on the Company’s credit evaluation.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to guarantee the installation of real property improvements and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral and obtains personal guarantees supporting those commitments as it deems necessary.

The Company’s exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments and standby letters of credit are made on the same terms, including collateral, as outstanding loans. As of December 31, 2011 and 2010 the Bank has accrued $60 thousand for unfunded commitments related to these financial instruments with off balance sheet risk, which is included in other liabilities.

The Bank has entered into leases for its branches and office space, most of which contain renewal options and expense sharing provisions. The minimum net non-cancelable future rental commitments at December 31, 2011 are as follows:

In thousands
December 31,
2012	$436
2013	446
2014	449
2015	267
2016	161
2017	5

The related net rent expense was $485 thousand and $476 thousand in 2011 and 2010, respectively.

Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets,

F-75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company will be subject to the capital guidelines when its assets exceed $500 million, it engages in certain highly leveraged activities or it has publicly issued debt. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. The Company and the Bank must maintain minimum capital and other requirements of regulatory authorities when declaring and paying dividends. The Company and the Bank are in compliance with such capital requirements. Banking regulations limit the amount of dividends that may be paid to the Company without prior approval of the Bank’s regulatory agencies. Regulatory approval is required to pay dividends that exceed the Bank’s net profits for the current year plus its retained net profits for the preceding two years.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2011, that the Company and the Bank meet capital adequacy requirements to which they are subject. As of December 31, 2011, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must meet minimum total risk-based, Tier I risk-based and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Company’s and the Bank’s category.

Actual capital amounts and ratios are presented in the table below:

In thousands	Actual		For Capital Adequacy Purposes			To be “Well Capitalized For Purposes of Prompt Corrective Action
December 31, 2011	Amount	Ratio	Amount		Ratio	Amount		Ratio
Total Capital (1):
Company	$26,560	14.0%	$15,178	>	8.0%	N/A
Bank	25,297	13.3%	15,178	>	8.0%	$18,973	>	10.0%
Tier I Capital (1):
Company	24,180	12.7%	7,589	>	4.0%	N/A
Bank	22,917	12.1%	7,589	>	4.0%	11,384	>	6.0%
Tier I Capital (2):
Company	24,180	11.5%	8,402	>	4.0%	N/A
Bank	22,917	10.9%	8,401	>	4.0%	10,501	>	5.0%

December 31, 2010	Amount	Ratio	Amount		Ratio	Amount		Ratio
Total Capital (1):
Company	$24,745	13.1%	$15,162	>	8.0%	N/A
Bank	23,337	12.3%	15,162	>	8.0%	$18,952	>	10.0%
Tier I Capital (1):
Company	22,365	11.8%	7,581	>	4.0%	N/A
Bank	20,957	11.1%	7,581	>	4.0%	11,371	>	6.0%
Tier I Capital (2):
Company	22,365	11.0%	8,110	>	4.0%	N/A
Bank	20,957	10.3%	8,110	>	4.0%	10,138	>	5.0%
(1)	to risk weighted assets
(2)	to average assets

F-76

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Employee Benefit Plans

The Company has employee benefit programs that include health and dental insurance, life and long-term and short-term disability insurance and a 401(k) retirement plan. Under the 401(k) plan during 2011 and 2010, the Company matched eligible employee contributions up to 3% of base salary plus 50% of employee contributions over 3% of base salary; however, total Company matching funds could not exceed 4% of an employee’s base salary. The Bank’s contributions to the plan included in compensation and benefits, totaled $95 thousand and $82 thousand for the years ended December 31, 2011and 2010, respectively.

Note 12. Related Party Transactions

The Company paid $50 thousand during the years ended December 31, 2011 and 2010 to a computer services firm of which a Director is also a principal. Expenditures included computer hardware, software, installation, training, compliance and real-time support. The Company paid $173 thousand during 2011 and $22 thousand in 2010 to a law firm of which a Director is a partner for various legal services provided including loan collection efforts. Expenditures totaling less than $25,000 were paid to several entities in which directors were principals during 2011 and 2010. These transactions have been consummated on terms equivalent to those that prevail in arms length transactions.

Certain officers and directors (and companies in which they have a 10% or more beneficial ownership) have loans with the Bank. These loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated borrowers. They do not involve more than normal risk of collectability or present other unfavorable terms. The activity of these loans during 2011 and 2010 is as follows:

In thousands	2011	2010
Total loans at beginning of year	$2,653	$3,594
New loans and funding during the year	368	492
Director status change to non-Director	(348)	(1,182)
Repayments during the year	(327)	(251)
Total loans at end of year	$2,346	$2,653

Note 13. Recently Issued Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures amending Topic 820. The ASU provides for additional disclosures of transfers between assets and liabilities valued under Level 1 and 2 inputs as well as additional disclosures regarding those assets and liabilities valued under Level 3 inputs. The new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009 except for those provisions addressing Level 3 fair value measurements which provisions are effective for fiscal years, and interim periods therein, beginning after December 15, 2010. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310), Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The main objective of this ASU is to provide financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. The ASU requires that entities provide additional information to assist financial statement users in assessing their credit risk exposures and evaluating the adequacy of its allowance for credit losses. For the Company, the disclosures as of the end of a reporting period are required for the annual reporting periods ending on December 31, 2010. Required disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning January 1, 2011. The Company’s compliance with this ASU resulted in additional disclosures in the Company’s consolidated financial statements regarding its loan portfolio and related allowance for loan losses but did not change the accounting for loans or the allowance.

F-77

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Recently Issued Accounting Pronouncements (continued)

In April 2011, the FASB issued ASU No. 2011-02, Receivable (Topic 310), A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. The main objective of the ASU is to clarify a creditor’s evaluation of whether in modifying a loan it has granted a concession in circumstances that qualify the loan as a Troubled Debt Restructured (TDR) loan. These loans are subject to various accounting and disclosure requirements. The ASU is effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Certain disclosures are required for loans considered as TDR loans resulting from the application of the ASU that were not considered TDR loans under prior guidance. The Company’s compliance with ASU No. 2011-02 did not have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The main objective of the ASU is to conform the requirements for measuring fair value and the disclosure information under U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRS). The amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for the disclosure about fair value measurements. Other amendments clarify existing requirements and change particular principles or requirements for measuring fair value or disclosing information about fair value measurements. The ASU is effective for the first interim or annual period beginning on or after December 15, 2011, early application for public entities is not permitted. The Company will review the requirements of ASU No. 2011-04 and comply with its requirements. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements

The FASB has issued several exposure drafts which, if adopted, would significantly alter the Company’s (and all other financial institutions’) method of accounting for, and reporting, its financial assets and some liabilities from a historical cost method to a fair value method of accounting as well as the reported amount of net interest income. Also, the FASB has issued an exposure draft regarding a change in the accounting for leases. Under this exposure draft, the total amount of “lease rights” and total amount of future payments required under all leases would be reflected on the balance sheets of all entities as assets and debt. If the changes under discussion in either of these exposure drafts are adopted, the financial statements of the Company could be materially impacted as to the amounts of recorded assets, liabilities, capital, net interest income, interest expense, depreciation expense, rent expense and net income. The Company has not determined the extent of the possible changes at this time. The exposure drafts are in different stages of review, approval and possible adoption.

Note 14. Litigation

In the normal course of its business, the Company is involved in litigation arising from banking, financial, and other activities it conducts. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition, operating results or liquidity.

F-78

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Parent Company Financial Information

Information as to the financial position of CommerceFirst Bancorp, Inc. as of December 31, 2011 and 2010 and results of operations and cash flows for the years then ended follows:

In thousands	December 31,	December 31,
Statements of Financial Condition	2011	2010
Assets
Cash in CommerceFirst Bank	$1,202	$1,448
Investment in subsidiary	22,917	20,957
Other assets	152	-
	$24,271	$22,405
Liabilities and Stockholders’ Equity
Accrued expenses	$91	$40
Stockholders’ equity	24,180	22,365
	$24,271	$22,405

In thousands Statements of Operations	Year ended December 31, 2011	Year ended December 31, 2010
Interest income from deposit in CommerceFirst Bank	$6	$9
Administrative expenses	226	145
Loss before equity in undistributed net income of bank subsidiary and income tax benefit	(220)	(136)
Income tax benefit	75	46
Loss before equity in undistributed net income of bank subsidiary	(145)	(90)
Equity in undistributed net income of bank subsidiary	1,960	1,513
Net income	$1,815	$1,423

In thousands Statements of Cash Flows	Year ended December 31, 2011	Year ended December 31, 2010
Cash flows from operating activities:
Net income	$1,815	$1,423
Equity in undistributed earnings of bank subsidiary	(1,960)	(1,513)
Increase in other assets	(152)	-
Increase in payables	51	2
Net cash used in operating activities	(246)	(88)

(Decrease) in cash and cash equivalents	(246)	(88)
Cash and cash equivalents at beginning of period	1,448	1,536
Cash and cash equivalents at end of period	$1,202	$1,448

F-79

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 20, 2011

BY AND BETWEEN

SANDY SPRING BANCORP, INC.

AND

COMMERCEFIRST BANCORP, INC.

TABLE OF CONTENTS

Page Nos.

Introductory Statement		A-1

ARTICLE I - Definitions		A-1

ARTICLE II - The Merger		A-4
2.1	The Merger	A-4
2.2	Closing	A-5
2.3	Effective Time	A-5
2.4	Effects of the Merger	A-5
2.5	Effect on Outstanding Shares of Company Common Stock	A-5
2.6	Election and Proration Procedures	A-6
2.7	Exchange Procedures	A-8
2.8	Effect on Outstanding Shares of Purchaser Common Stock	A-9
2.9	Directors of Surviving Corporation After Effective Time	A-9
2.10	Articles of Incorporation and Bylaws	A-9
2.11	Dissenters’ Rights	A-9
2.12	Bank Merger	A-10
2.13	Alternative Structure	A-10
2.14	Absence of Control	A-10

ARTICLE III - Representations and Warranties		A-10
3.1	Disclosure Letters; Standard	A-10
3.2	Representations and Warranties of the Company	A-10
3.3	Representations and Warranties of Purchaser	A-22

ARTICLE IV - Conduct Pending the Merger		A-25
4.1	Forbearances by the Company	A-25
4.2	Forbearances by Purchaser	A-28

ARTICLE V - Covenants		A-29
5.1	Acquisition Proposals	A-29
5.2	Advice of Changes	A-29
5.3	Access and Information	A-30
5.4	Applications; Consents	A-31
5.5	Antitakeover Provisions	A-31
5.6	Additional Agreements	A-31
5.7	Publicity	A-31
5.8	Stockholder Meeting	A-31
5.9	Registration of Purchaser Common Stock	A-32
5.10	Notification of Certain Matters	A-33
5.11	Employee Benefit Matters	A-33
5.12	Indemnification	A-34
5.13	Stockholder Litigation	A-35
5.14	Retention of Employees	A-35

ARTICLE VI - Conditions to Consummation		A-35
6.1	Conditions to Each Party’s Obligations	A-35
6.2	Conditions to the Obligations of Purchaser	A-36
6.3	Conditions to the Obligations of the Company	A-36

ARTICLE VII - Termination		A-37
7.1	Termination	A-37
7.2	Termination Fee	A-38
7.3	Effect of Termination	A-39

A-i

ARTICLE VIII - Certain Other Matters		A-39
8.1	Interpretation	A-39
8.2	Survival	A-39
8.3	Waiver; Amendment	A-39
8.4	Counterparts	A-39
8.5	Governing Law	A-39
8.6	Expenses	A-39
8.7	Notices	A-39
8.8	Entire Agreement; etc.	A-40
8.9	Successors and Assigns; Assignment	A-40

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Plan of Bank Merger

A-ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 20th day of December, 2011 (“Agreement”), by and between Sandy Spring Bancorp, Inc., a Maryland corporation (“Purchaser”) and CommerceFirst Bancorp, Inc., a Maryland corporation (the “Company”).

Introductory Statement

The Board of Directors of each of Purchaser and the Company have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of Purchaser or the Company, as the case may be, and in the best long-term interests of their respective stockholders.

The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes.

Purchaser and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Purchaser’s willingness to enter into this Agreement, each of the members of the Board of Directors of the Company have entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he will vote his shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

Definitions

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Adjusted Stockholders’ Equity	Section 2.5(b)
Articles of Merger	Section 2.3
Bank Merger	Section 2.12
Cash Consideration	Section 2.5(a)
Cash Election	Section 2.6(b)
Cash Election Shares	Section 2.6(b)
Certificate(s)	Section 2.6(c)
Change of Recommendation	Section 5.8(b)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Employee Plans	Section 3.2(s)(i)
Company Qualified Plan	Section 3.2(s)(iv)
Company’s Reports	Section 3.2(h)
Continuing Employee	Section 5.11(a)
Disclosure Letter	Section 3.1(a)
Dissenters’ Shares	Section 2.11
Effective Time	Section 2.3
Election Deadline	Section 2.6(c)
Election Form	Section 2.6(a)
Exchange Agent	Section 2.6(c)

A-1

Exchange Ratio	Section 2.5(a)
Indemnified Party	Section 5.12(a)
Index Ratio	Section 7.1(g)(ii)
Intellectual Property	Section 3.2(q)
Letter of Transmittal	Section 2.7(a)
Mailing Date	Section 2.6(a)
Measurement Date	Section 2.5(b)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
MGCL	Section 2.1
Mixed Election	Section 2.6(b)
Non-Election	Section 2.6(b)
Non-Election Shares	Section 2.6(b)
Proxy Statement-Prospectus	Section 5.9(a)
Purchaser	Preamble
Purchaser Ratio	Section 7.1(g)(ii)
Purchaser’s Reports	Section 3.3(g)
Representative	Section 2.6(b)
Shortfall Number	Section 2.6(e)(ii)
Stock Consideration	Section 2.5(a)
Stock Conversion Number	Section 2.6(d)
Stock Election	Section 2.6(b)
Stock Election Number	Section 2.6(b)
Stock Election Shares	Section 2.6(b)
Stockholder Meeting	Section 5.8(a)
Surviving Corporation	Section 2.1

For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Company’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of the Company’s capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

“Business Day” means any day other than a Saturday, Sunday or Federal holiday.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“CRA” means the Community Reinvestment Act.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and

A-2

 Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means (1) shares of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Purchaser, the Company or a Subsidiary of either and (ii) Dissenters’ Shares.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental or regulatory authority, agency, court, commission, or other administrative entity.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to the Company and Purchaser or any Subsidiary, the actual knowledge of the Chairman of the Board of Directors, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Lending Officer, the Chief Credit Officer or persons performing comparable functions.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Maryland Department” means the Maryland State Department of Assessments and Taxation.

“Maryland Office” means the Maryland Office of the Commissioner of Financial Regulation.

“Material Adverse Effect” means an effect, circumstance, occurrence or change which is material and adverse to the business, financial condition or results of operations of the Company or Purchaser, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements

A-3

or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Purchaser or the Company taken with the prior written consent, or at the request, of the other, and (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, and (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (i), (ii) and (v), to the extent that the effects of such change disproportionately affect such party and its Subsidiaries as compared to comparable U.S. banking organizations.

“Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Registration Statement” means a registration statement on Form S-4 (and any amendments or supplements thereto) with respect to the issuance of Purchaser Common Stock in the Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which the Company or Purchaser, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) the Company’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which Purchaser has reasonably assured itself of such person's ability to fully finance its Acquisition Proposal), (iii) is for 100% of the outstanding shares of Company Common Stock or all or substantially all of the assets and liabilities of the Company and its Subsidiaries; and (iv) is, in the written opinion of the Company’s financial advisor, more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions which as of the date of such determination have been proposed by Purchaser in response to such Acquisition Proposal).

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

ARTICLE II

The Merger

2.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Purchaser (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of the Company shall cease. Purchaser shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be

A-4

governed by the Maryland General Corporation Law (the “MGCL”) and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2          Closing. The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and at a time as agreed to by the parties hereto on the date designated by Purchaser within thirty (30) days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3          Effective Time. In connection with the Closing, Purchaser and the Company shall duly execute and deliver Articles of Merger (the “Articles of Merger”) to the Maryland Department for filing pursuant to the MGCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Maryland Department or at such later date or time as Purchaser and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4          Effects of the Merger. The Merger will have the effects set forth in the MGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Purchaser shall possess all of the properties, rights, privileges, powers and franchises of the Company and be subject to all of the debts, liabilities and obligations of the Company.

2.5          Effect on Outstanding Shares of Company Common Stock.

(a)          Subject to adjustment pursuant to paragraph (b) of this Section and to the provisions of Section 2.6 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either the right to receive (i) $13.60 in cash, without interest (the “Cash Consideration”) or (ii) 0.8043 of a share (the “Exchange Ratio”) of Purchaser Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b)          In the event that the Adjusted Stockholders Equity (as defined below) of the Company as of the last day of the month prior to the month in which the Effective Time is expected to occur (the “Measurement Date”) is less than $23,761,000, (i) the Cash Consideration shall be decreased by an amount equal to (x) the difference between $23,761,000 and the Adjusted Stockholders’ Equity as of the Measurement Date divided by (y) the number of outstanding shares of Company Common Stock as of the Effective Time and (ii) the Exchange Ratio shall be revised to equal the Cash Consideration, as adjusted pursuant to clause (i) of this sentence, divided by $16.91. “Adjusted Stockholders’ Equity” shall mean the consolidated stockholders’ equity of the Company, calculated in accordance with GAAP, which shall be adjusted to exclude the effect of the payment or accrual of all customary fees and expenses directly related to this Agreement and the transactions contemplated hereby, calculated on a tax-effected basis where appropriate. Transaction expenses that may be excluded from the calculation of Adjusted Stockholders’ Equity include fees and expenses of legal counsel and financial advisors for services rendered in connection with this Agreement, payments made with respect to the termination of any existing data processing or similar contract, expenses incurred in connection with holding the Stockholders Meeting, any payments or accruals with respect to termination of any officers or employees at or after the Effective Time, and any expenses related to actions taken at the request of Purchaser. Adjusted Stockholders’ Equity shall be calculated by the Company as of the close of business on the Measurement Date, using reasonable estimates of revenues and expenses where actual amounts are not available. Such calculation shall be subject to verification by Purchaser prior to the Closing.

(c)          Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Purchaser shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the average closing price of Purchaser Common Stock over the five trading days immediately prior to the Closing Date.

A-5

(d)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(e)          As of the Effective Time, each Excluded Share, other than Dissenters’ Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Purchaser Common Stock that are held by the Company, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 2.5 but instead shall be treated in accordance with the provisions set forth in Section 2.11 of this Agreement.

2.6          Election and Proration Procedures.

(a)          An election form in such form as Purchaser and the Company shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Company Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Company Common Stock. Purchaser shall make available Election Forms as may be reasonably requested by all persons who become holders of Company Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(b)          Each Election Form shall entitle the holder of shares of Company Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive the Cash Consideration with respect to some of such holder’s shares and the Stock Consideration with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Company Common Stock held by that Representative for a particular beneficial owner. Shares of Company Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made are referred to as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(c)          To be effective, a properly completed Election Form must be received by Registrar and Transfer Company (the “Exchange Agent”) on or before 5:00 p.m., New York City time, on the third business day subsequent to the Stockholder Meeting (or such other time and date as Purchaser and the Company may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing Company Common Stock (“Certificate(s)”) (or customary affidavits and, if required by Purchaser pursuant to Section 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Company stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any the Company stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All

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elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser and the Company that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Company Common Stock held by such stockholder shall be designated Non-Election Shares. Purchaser shall cause the Certificates representing Company Common Stock described in clause (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)          Notwithstanding any other provision contained in this Agreement, 50% of the total number of shares of Company Common Stock outstanding at the Effective Time (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining outstanding shares of Company Common Stock (excluding shares of Company Common Stock to be canceled as provided in Section 2.5(e) and Dissenters’ Shares) shall be converted into the Cash Consideration; provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the IRC, Purchaser shall increase the number of shares of Company Common Stock that will be converted into the Stock Consideration and reduce the number of shares of Company Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the aggregate Stock Consideration will represent at least 40% of the value of the aggregate Merger Consideration, increased by the value of any Excluded Shares, each as measured as of the Effective Time.

(e)          Within five business days after the later to occur of the Election Deadline or the Effective Time, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)          If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the Stock Consideration in respect of the number of Stock Election Shares held by such holder multiplied by a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number and (B) the Cash Consideration in respect of the remaining number of such holder’s Stock Election Shares;

(ii)          If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)          if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the Stock Consideration in respect of the number of Non-Election Shares held by such holder multiplied by a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder’s Non-Election Shares; or

(B)          if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the Stock Consideration in respect of the number of Cash Election Shares held by such holder multiplied by a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder’s Cash Election Shares.

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For purposes of the foregoing calculations, Excluded Shares shall be deemed Cash Election Shares. For purposes of this Section 2.6(e), if Purchaser is obligated to increase the number of shares of Company Common Stock to be converted into shares of Purchaser Common Stock as a result of the application of the last clause of Section 2.6(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 2.6(e).

2.7          Exchange Procedures.

(a)          Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to Purchaser and the Company shall be mailed as soon as practicable after the Election Deadline to each holder of record of Company Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Company Common Stock to be converted thereby.

(b)          At and after the Effective Time, each Certificate (except as specifically set forth in Section 2.5) shall represent only the right to receive the Merger Consideration.

(c)          Prior to the Effective Time, Purchaser shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of Purchaser Common Stock to provide for payment of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.7, an amount of cash sufficient to pay the aggregate Cash Consideration, including cash in lieu of fractional shares.

(d)          The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Purchaser may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 2.5, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.5, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.5, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Purchaser Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Purchaser and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e)          No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Purchaser Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 2.7. Upon the surrender of such person’s Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Purchaser Common Stock represented by such person’s Certificates.

(f)          The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Purchaser, they

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shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(g)          Any portion of the aggregate amount of cash to be paid pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be repaid by the Exchange Agent to Purchaser upon the written request of Purchaser. After such request is made, any stockholders of the Company who have not theretofore complied with this Section 2.7 shall look only to Purchaser for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)          Purchaser and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Purchaser and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Purchaser, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.8          Effect on Outstanding Shares of Purchaser Common Stock. At the Effective Time, and except as provided in Section 2.5(e), each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.9          Directors of Surviving Corporation After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Purchaser serving immediately prior to the Effective Time.

2.10          Articles of Incorporation and Bylaws. The articles of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms thereof. The bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.11          Dissenters’ Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger nor consented thereto in writing and who shall have properly demanded payment of the fair value for such shares in accordance with the MGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to such rights as are granted by the MGCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their dissenters’ rights under the MGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 2.6 of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Purchaser (i) prompt notice of any written payment demands, attempted withdrawals of demands for payment and any other instruments served pursuant to the MGCL and received by the Company relating to Dissenters’ Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the MGCL consistent with the obligations of the Company thereunder. The Company shall not, except with prior written consent of Purchaser, (x) make any

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payment with respect to such demand, (y) offer to settle or settle any demand for payment or (z) waive any failure to timely deliver a written demand for dissenters’ rights or timely take any other action to perfect dissenters’ rights in accordance with the MGCL.

2.12          Bank Merger. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Sandy Spring Bank, a wholly owned subsidiary of Purchaser, and CommerceFirst Bank, a wholly owned subsidiary of the Company, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit B, pursuant to which CommerceFirst Bank will merge with and into Sandy Spring Bank (the “Bank Merger”). The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

2.13          Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Purchaser may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Purchaser may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the IRC. In the event that Purchaser elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.14          Absence of Control. It is the intent of the parties hereto that Purchaser by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

ARTICLE III

Representations and Warranties

3.1          Disclosure Letters; Standard.

(a)          Prior to the execution and delivery of this Agreement, Purchaser and the Company have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

(b)          No representation or warrant of the Company or Purchaser contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c) and 3.2(k)(i), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(d), 3.2(e)(i) and (ii), 3.2(v), 3.2(y), 3.2(ee), 3.3(a), 3.3(d), 3.3(e)(i) and (ii), and 3.3(n), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Purchaser, as the case may be (it being understood that, except with respect to Section 3.2(j), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2          Representations and Warranties of the Company. The Company represents and warrants to Purchaser that, except as disclosed in the Company’s Disclosure Letter:

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(a)          Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is registered with the Federal Reserve as a bank holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on the Company. The Company engages only in activities (and holds properties only of the types) permitted to bank holding companies by the Bank Holding Company Act, as amended, and the rules and regulations promulgated thereunder.

(b)          Subsidiaries.

(i)          The Company’s Disclosure Letter sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. The Company owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or Maryland chartered commercial banks.

(ii)          Each of the Company’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(iii)          The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)          CommerceFirst Bank is a Maryland-chartered bank. No Subsidiary of the Company other than CommerceFirst Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. CommerceFirst Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law.

(c)          Capital Structure.

(i)          The authorized capital stock of the Company consists of 4,000,000 shares of Company Common Stock.

(ii)          As of the date of this Agreement:

(A) 1,820,548 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights; and

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(B) no shares of Company Common Stock are held in treasury by the Company or otherwise directly or indirectly owned by the Company.

(iii)          No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding.

(iv)          Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and (B) neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(d)          Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock. The Company’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the stockholders adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)          No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the Articles of Incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f)          Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve and the Maryland Office, (ii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Maryland Department pursuant to the MGCL, (iv) filing with the Nasdaq Stock Market of a notification of the listing of the shares of Purchaser Common Stock to be issued in the Merger; and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party

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are required to be made or obtained in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the Company has no knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g)          Governmental Filings. The Company and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2009 with the Federal Reserve, the FDIC, the Maryland Office or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)          Securities Filings. The Company has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since December 31, 2008 (collectively, “Company Reports”). None of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the Company Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of the Company included in the Company Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i)          Financial Statements. The Company has previously made available to Purchaser copies of (i) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2010 and 2009 and related consolidated statements of income, changes in equity and cash flows for each of the two years in the two-year period ended December 31, 2010, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and (ii) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of September 30, 2011 and the related consolidated statements of income and cash flows for the nine months ended September 30, 2011 and 2010, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2011 filed with the Securities and Exchange Commission. Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j)          Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of the Company as of September 30, 2011, except for (i) liabilities incurred since September 30, 2011 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(k)          Absence of Certain Changes or Events.

(i)          Since September 30, 2011, the Company and its Subsidiaries have conducted

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their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(ii)          Since September 30, 2011, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (b)(i), (c), (e), (h), (i)(ii), (j), (k), (n), or (o) of Section 4.1 if taken after the date hereof.

(l)          Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that (i) are seeking damages or declaratory relief against the Company or any of its Subsidiaries, (ii) challenge the validity or propriety of the transactions contemplated by this Agreement, or (iii) involve a Governmental Entity. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its Subsidiaries). Since December 31, 2008, (i) there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(m)          Absence of Regulatory Actions. Since December 31, 2008, neither the Company nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or its Subsidiaries.

(n)          Compliance with Laws. The Company and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(o)          Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of the Company or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where the Company or any of its Subsidiaries do not file tax returns that the Company or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or

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any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP). The Company and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC and neither the Company nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC.

(p)          Agreements.

(i)          The Company has previously delivered to Purchaser, and the Company’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which the Company or any of its Subsidiaries is a party or is bound:

(A)          (1) with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment of any directors, officers, employees or consultants; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B)          that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries), (2) obligates the Company or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C)          pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D)          that relates to borrowings of money (or guarantees thereof) by the Company or any of its Subsidiaries in excess of $100,000, other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business;

(E)          that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(F)          that limits the payment of dividends by the Company or any of its Subsidiaries;

(G)          that relates to the involvement of the Company or any Subsidiary in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

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(H)          that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect,

(I)          which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $50,000 on an annual basis;

(J)          which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum; or

(K)          which is not of the type described in clauses (A) through (J) above and which involved payments by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2010, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2011, of more than $50,000 (excluding Loans) or the termination of which would require payment by the Company or any of its Subsidiaries in excess of $50,000.

(ii)          Neither the Company nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of the Company, no other party to any such agreement (excluding any loan or extension of credit made by the Company or any of its Subsidiaries) is in default in any respect thereunder.

(q)          Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. The Company’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries.

(r)          Labor Matters.

(i)          The Company and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or

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organizational effort involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.

(ii)          The Company’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of the Company and its Subsidiaries and any consultants or independent contractors providing services to the Company or any of its Subsidiaries; (B) each employee’s, consultant’s or independent contractor’s current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. The Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(s)          Employee Benefit Plans.

(i)          The Company’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of the Company or any of its Subsidiaries (hereinafter referred to collectively as the “Company Employee Plans”). The Company has previously delivered or made available to Purchaser true and complete copies of each agreement, plan and other documents referenced in the Company’s Disclosure Letter, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. There has been no announcement or commitment by the Company or any of its Subsidiaries to create an additional Company Employee Plan, or to amend any Company Employee Plan, except for amendments required by applicable law or which do not materially increase the cost of such Company Employee Plan. Each Company Employee Plan that provides for the payment of “deferred compensation,” including any employment agreement between the Company and any employee, complies in all respects with Section 409A of the IRC.

(ii)          There is no pending or, to the knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Company Employee Plans that is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)          The Company has never sponsored, implemented or participated in any defined benefit pension plan or multiple-employer plan that is subject to Title IV of ERISA.

(iv)          Each Company Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Company Qualified Plan”) has received a favorable determination letter from the IRS for the most recent applicable remedial amendment cycle, and, to the knowledge of the Company, there are no circumstances likely to result in revocation of any such favorable determination letter. No Company Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).

(v)          Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(vi)          All contributions required to be made with respect to any Company Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the

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date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company. Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(vii)          The Company’s Disclosure Letter contains a calculation of the severance payment (estimated where necessary) and a description of other benefits payable to each director, officer or employee of the Company or any of it Subsidiaries that is a party to a severance, change in control or employment agreement, assuming that such person’s service with the Company terminates as of the Effective Time.

(t)          Properties.

(i)          A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in the Company’s Disclosure Letter. The Company and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which the Company or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. The Company has previously delivered to Purchaser a complete and correct copy of each such lease. All real property owned or leased by the Company or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii)          The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Company and its Subsidiaries that is leased rather than owned, neither the Company nor any of its Subsidiaries is in default under the terms of any such lease.

(u)          Fairness Opinion. The Company has received the opinion of Scott & Stringfellow, LLC to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration to be paid to the Company’s stockholders by Purchaser in connection with the Merger pursuant to this Agreement is fair, from a financial point of view, to such Company stockholders.

(v)          Fees. Other than for financial advisory services performed for the Company by Scott & Stringfellow, LLC, pursuant to an agreement dated October 26, 2011, a true and complete copy of which has previously been provided to Purchaser, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(w)          Environmental Matters.

(i)          Each of the Company and its Subsidiaries, the Participation Facilities, and, to the knowledge of the Company, the Loan Properties are, and have been, in material compliance with all Environmental Laws.

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(ii)          There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of the Company, threatened, before any court, governmental agency or board or other forum against the Company or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility.

(iii)          To the knowledge of the Company, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or the Company or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)          Neither the Company nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)          To the knowledge of the Company, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility.

(vi)          During the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law. To the knowledge of the Company, prior to the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law.

(x)          Loan Matters.

(i)          All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices, and, to the knowledge of the Company, are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable, valid, true and genuine and what they purport to be.

(ii)          Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Company’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)          The allowance for loan losses reflected in the Company’s audited balance sheet at December 31, 2010 was, and the allowance for loan losses shown on the balance sheets in the Company’s Reports for periods ending after such date, in the opinion of management, was or will be adequate, as of the dates thereof.

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(iv)          None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)          (A)          The Company’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company or CommerceFirst Bank to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (B) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi)          The Company’s Disclosure Letter sets forth a listing, as of November 30, 2011, of all Loans (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are classified as “Watch”, “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import, (D) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms, and (F) where a specific reserve allocation exists in connection therewith.

(y)          Anti-takeover Provisions Inapplicable. The Company and its Subsidiaries have taken all actions required to exempt Purchaser, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(z)          Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of the Company, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

(aa)          Insurance. In the opinion of management, the Company and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The Company’s Disclosure Letter contains a list of all policies of insurance carried and owned by the Company or any of the Company’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by the Company and its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(bb)          Investment Securities; Derivatives.

(i)          Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)          Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have

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changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(cc)          Indemnification. Except as provided in the Articles of Incorporation or bylaws of the Company and the similar organizational documents of its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of the Company and, to the knowledge of the Company, there are no claims for which any such person would be entitled to indemnification under the Articles of Incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

(dd)          Corporate Documents and Records. The Company has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(ee)          Company Information. The information regarding the Company and its Subsidiaries to be supplied by Purchaser for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to Purchaser or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(ff)          CRA, Anti-Money Laundering, OFAC and Customer Information Security. CommerceFirst Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have knowledge of any facts or circumstances that would cause CommerceFirst Bank or any other Subsidiary of the Company: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by CommerceFirst Bank. To the knowledge of the Company, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either the Company or any of its Subsidiaries to undertake any remedial action. The Board of Directors of CommerceFirst Bank (or where appropriate of any other Subsidiary of the Company) has adopted, and CommerceFirst Bank (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and CommerceFirst Bank (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

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(gg)          Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. Except as disclosed in the Company Reports, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. There has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(hh)          Tax Treatment of the Merger. The Company has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

3.3          Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company that, except as set forth in Purchaser’s Disclosure Letter:

(a)          Organization and Qualification. Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Purchaser is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on Purchaser.

(b)          Subsidiaries.

(i)          Each of Purchaser’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(ii)          Sandy Spring Bank is a Maryland chartered trust company with commercial banking powers. No Subsidiary of Purchaser other than Sandy Spring Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Sandy Spring Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law.

(c)          Capital Structure.

(i)          The authorized capital stock of Purchaser consists of 50,000,000 shares of capital stock.

(ii)          As of November 30, 2011, (A) 24,305,753 shares of Purchaser Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws; and (B) no more than 667,677 shares of Purchaser Common Stock were reserved for issuance pursuant to outstanding grants or awards under Purchaser’s stock-based benefit plans.

(iii)          The shares of Purchaser Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger in accordance with this Agreement have been duly

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authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(d)          Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser’s Board of Directors, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)          No Violations. The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Purchaser (or any of its properties) is subject, (ii) violate the Articles of Incorporation or bylaws of Purchaser or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. The Purchaser is in compliance with all applicable listing standards of the Nasdaq Stock Market.

(f)          Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve and the Maryland Office, (ii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Maryland Department pursuant to the MGCL, (iv) filing with the Nasdaq Stock Market of a notification of the listing of the shares of Purchaser Common Stock to be issued in the Merger; and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Purchaser knows of no reason pertaining to Purchaser why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g)          Securities Filings. Purchaser has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since December 31, 2008 (collectively, “Purchaser’s Reports”). None of Purchaser’s Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of Purchaser’s Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Purchaser included in Purchaser’s Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

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(h)          Financial Statements. Purchaser has previously made available to the Company copies of (i) the consolidated statements of financial condition of Purchaser and its Subsidiaries as of December 31, 2010 and 2009 and related consolidated statements of income, changes in equity and cash flows for each of the three years in the three-year period ended December 31, 2010, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and (ii) the unaudited consolidated statements of financial condition of Purchaser and its Subsidiaries as of September 30, 2011 and the related consolidated statements of income and cash flows for the nine months ended September 30, 2011 and 2010, as reported in Purchaser’s Quarterly Report on Form 10-Q for the period ended September 30, 2011 filed with the Securities and Exchange Commission. Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)          Undisclosed Liabilities. Neither Purchaser nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Purchaser as of September 30, 2011, except for (i) liabilities incurred since September 30, 2011 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j)          Absence of Certain Changes or Events. Since September 30, 2011, Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser.

(k)          Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries that (i) challenge the validity or propriety of the transactions contemplated by this Agreement, (ii) could reasonably be expected to adversely affect the ability of Purchaser to perform under this Agreement, or (iii) could reasonably be expected to have a Material Adverse Effect on Purchaser.

(l)          Absence of Regulatory Actions. Since December 31, 2008, neither Purchaser nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking.

(m)          Compliance with Laws. Purchaser and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and

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effect, and no suspension or cancellation of any of them is, to the knowledge of Purchaser, threatened. Neither Purchaser nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.

(n)          Purchaser Information. The information regarding Purchaser and its Subsidiaries to be supplied by Purchaser for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(o)          Internal Controls. Purchaser and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. Except as disclosed in Purchaser’s Reports, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Purchaser’s ability to record, process, summarize and report financial information.

(p)          Tax Treatment of the Merger. Purchaser has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

(q)          Availability of Funds. Purchaser has, or will have available to it at the Effective Time, immediately available cash in amounts sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

ARTICLE IV

Conduct Pending the Merger

4.1          Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement or disclosed in the Company’s Disclosure Letter, and except to the extent required by law or regulation or any Governmental Entity during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed:

(a)          conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)          (i)          incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than the creation of deposit liabilities in the ordinary course of business consistent with past practice;

(ii)          prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder; or

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(iii)          purchase any brokered certificates of deposit other than in the ordinary course of business consistent with past practice with a term not in excess of one year;

(c)          (i)          adjust, split, combine or reclassify any capital stock;

(ii)          make, declare or pay any dividend, or make any other distribution on its capital stock, except that CommerceFirst Bank may pay a capital distribution to the Company sufficient to enable the Company to pay expenses related to ordinary operations of the Company or to the transactions contemplated by this Agreement;

(iii)          grant any person any right to acquire any shares of its capital stock;

(iv)          issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock; or

(v)          directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock;

(d)          other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned (“OREO”)) or pursuant to contracts or agreements in force at the date of this Agreement and which are described in the Company’s Disclosure Letter, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

(e)          make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary, other than purchases of stock of the Federal Reserve Bank of Richmond in accordance with applicable law and regulation;

(f)          enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and other than contracts or agreements covered by Section 4.1(g);

(g)          make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices, including approval by the Company’s President, in amounts not to exceed $100,000 if such Loan is not fully secured or $750,000 if such Loan is fully secured or (ii) Loans as to which the Company has a binding obligation to make such Loans as of the date hereof and which are described in the Company’s Disclosure Letter; provided, however, that neither the Company nor any of its Subsidiaries shall make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding Loans and commitments for Loans made to such person and such person’s family members and affiliates, the Loans would exceed $750,000; provided further that Purchaser’s consent shall be deemed to have been granted if Purchaser does not object within three (3) Business Days of receipt of notice from the Company of its intent to make such Loan;

(h)          except for Loans made in accordance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), make or increase any Loan, or commit to make or increase any such Loan or extension of credit, to any director or executive officer of the Company or CommerceFirst Bank, or any entity controlled, directly or indirectly, by any of the foregoing;

(i)          (i)          increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors other than in the ordinary course of business, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors, provided that nothing in this subsection shall preclude the Company or any Subsidiary from paying bonuses with

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respect to the calendar year 2011 to officers, employees or directors, or providing salary increases to officers, directors or employees, in each case as set forth in the Company Disclosure Schedule;

(ii)          become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment or change-in-control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

(iii)          elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or

(iv)          hire any employee except as may be necessary to replace any non-officer employee whose employment is terminated, whether voluntarily or involuntarily;

(j)          commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) which would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)          amend its Articles of Incorporation or bylaws, or similar governing documents;

(l)          increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice;

(m)          purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities or FDIC-insured certificates of deposit with final maturities less than one year;

(n)          make any capital expenditures other than pursuant to binding commitments existing on the date hereof, which are described in the Company’s Disclosure Letter, and expenditures necessary to maintain existing assets in good repair;

(o)          establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)          enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, other than interest rate caps and floors in Loans in the ordinary course of business;

(q)          make any changes in policies in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or the direction of a Governmental Entity;

(r)          issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Purchaser and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed) or issue any communication of a general nature to customers without the prior approval of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(s)          except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to Purchaser and conducting a Phase I

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environmental assessment of the property, or (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(t)          make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)          take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)          knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(x)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Purchaser shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2          Forbearances by Purchaser. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Purchaser shall use commercially reasonable efforts to preserve intact its and its Subsidiaries business organization, goodwill, relationships with depositors, customers and employees, and maintain its rights and franchises in all material respects, and shall not, nor shall Purchaser permit any of its Subsidiaries to, without the prior written consent of the Company:

(a)          knowingly take any action that would adversely affect or delay (i) the ability to obtain the necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby, or (ii) its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)          take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(c)          knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(d)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2;

(e)          amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect the Company or any Company stockholder or the transactions contemplated by this Agreement; or

(f)          make or pay any extraordinary one-time dividend or distribution on shares of Purchaser Common Stock.

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ARTICLE V

Covenants

5.1          Acquisition Proposals.

(a)          From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding the Company or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Purchaser), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into or consummate any agreement, arrangement or understanding contemplating any Acquisition Transaction or requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by the Company’s stockholders at a meeting of the stockholders of the Company, this Section 5.1(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) the Company has not violated any of the restrictions set forth in this Section 5.1, (3) the Company’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary obligations to the Company’s stockholders under applicable law, and (4) at least two (2) Business Days prior to furnishing any nonpublic information to, or entering into discussions with, such person, the Company gives Purchaser written notice of the identity of such person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person and the Company receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Purchaser and the Company.

(b)          The Company will notify Purchaser immediately orally (within one (1) calendar day) and in writing (within three (3) calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Purchaser any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company will keep Purchaser informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c)          The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. The Company shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2          Advice of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

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5.3          Access and Information.

(a)          Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall (and shall cause the Company’s Subsidiaries to) afford Purchaser and its representatives (including, without limitation, officers and employees of Purchaser and its affiliates and counsel, accountants and other professionals retained by Purchaser) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation tax returns), contracts, properties, personnel and to such other information relating to the Company and the Company’s Subsidiaries as Purchaser may reasonably request; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company in this Agreement. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          From the date hereof until the Effective Time, the Company shall, and shall cause the Company’s Subsidiaries to, promptly provide Purchaser with (i) a copy of each report filed with a Governmental Entity, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as Purchaser may reasonably request, provided that Purchaser shall not be entitled to receive reports or other documents relating to (x) matters involving this Agreement, (y) pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (z) matters involving an Acquisition Proposal.

(c)          Purchaser will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All information and documents obtained pursuant to this Section 5.3 be held in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated October 5, 2011 between Purchaser and the Company.

(d)          The Company shall give notice, and shall cause CommerceFirst Bank to give notice, to a designee of Purchaser, and shall invite such person to attend all regular and special meetings of the Board of Directors of the Company and CommerceFirst Bank and all meetings of the Loan Committee of CommerceFirst Bank. The Company’s Disclosure Schedule sets forth the regularly scheduled meetings of the Boards of Directors of the Company and CommerceFirst Bank and of the Loan Committee of CommerceFirst Bank to be held in 2012, which disclosure is hereby deemed to constitute notice of and an invitation to Purchaser’s designee to attend, such meetings. Such designees shall have no right to vote and shall not attend sessions of the Boards of Directors or any committee thereof during which there is being discussed (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (iii) matters involving an Acquisition Proposal.

(e)          From and after the date hereof, representatives of Purchaser and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Purchaser and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger or as soon thereafter as possible.

(f)          Within ten (10) Business Days of the end of each calendar month, the Company shall provide Purchaser with an updated list of Loans described in Section 3.2(x)(vi).

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5.4          Applications; Consents.

(a)          The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, and in any event within 45 days of the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Purchaser shall furnish each other with all information concerning themselves, their respective subsidiaries, and their respective subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Purchaser, the Company or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Purchaser and the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b)          As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

5.5          Antitakeover Provisions. The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Purchaser, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature in the Company’s or its Subsidiaries’ Articles of Incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

5.6          Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7          Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter the Company and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to stockholders) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

5.8          Stockholder Meeting.

(a)          The Company will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its Articles of Incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Subject to Section 5.8(b), the Company shall, (i) through the Company’s Board of Directors, recommend to its stockholders adoption of this Agreement, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) subject to the fiduciary duties of the Company’s Board of Directors, use commercially reasonable efforts to obtain from its stockholders a vote approving and adopting this Agreement.

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(b)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time, the Company’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the stockholders of the Company approve this Agreement in a manner adverse to Purchaser (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, the Company shall have complied in all material respects with Section 5.1, given Purchaser prompt written notice advising it of the decision of the Company’s Board of Directors to take such action and, in the event the decision relates to an Acquisition Proposal, given Purchaser the material terms and conditions of the Acquisition Proposal, including the identity of the person making any such Acquisition Proposal or inquiry and the material terms of such Acquisition Proposal or inquiry; and provided, further, that in the event the decision relates to an Acquisition Proposal: (i) the Company shall have given Purchaser three (3) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if Purchaser proposes to revise the terms of this Agreement, the Company shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with Purchaser with respect to such proposed revisions or other proposal; and (ii) the Company’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Purchaser, if any, that such Acquisition Proposal constitutes a Superior Proposal. In the event the Company’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines to withdraw, modify or change its recommendation that the stockholders of the Company approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to the Company, the Company shall be required to deliver a new written notice to Purchaser and to again comply with the requirements of this Section 5.8(b) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

5.9          Registration of Purchaser Common Stock.

(a)          As promptly as reasonably practicable following the date hereof, Purchaser shall prepare and file the Registration Statement with the SEC. The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Company stockholders at the Stockholders Meeting, which shall also constitute the prospectus relating to the shares of Purchaser Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). The Company will furnish to Purchaser the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Purchaser and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Purchaser shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Purchaser or the Company, or any of their respective affiliates, officers or directors, should be discovered by Purchaser or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Purchaser with the SEC and disseminated by the Company to the stockholders of the Company.

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(b)          Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of the Company and Purchaser shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(c)          Prior to the Effective Time, Purchaser shall notify The Nasdaq Stock Market of the additional shares of Purchaser Common Stock to be issued by Purchaser in exchange for the shares of Company Common Stock.

5.10          Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11          Employee Benefit Matters.

(a)          Following the Effective Time, Purchaser shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all persons who are employees of the Company and its Subsidiaries immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Purchaser or its Subsidiaries; provided, however, in no event shall any Continuing Employee be eligible to participate in any closed or frozen plan of Purchaser or its Subsidiaries.

(b)          Prior to the Effective Time, the Company shall adopt resolutions providing that the Company’s health and welfare plans as set forth on the Company’s Disclosure Schedule will be terminated effective immediately prior to the Effective Time (or such later date as requested by Purchaser or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s health and welfare plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Purchaser and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Continuing Employees who become covered under health plans, programs and benefits of Purchaser or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under the Company’s health plan for the plan year in which coverage commences under Purchaser’s health plan. Terminated Company employees and qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser in accordance with COBRA.

(c)          Continuing Employees shall not receive prior service credit for benefit accrual purposes under any of Purchaser’s compensation and benefit plans, programs or policies, except for Purchaser’s vacation and sick leave programs. Continuing Employees will receive credit for service with Purchaser for purposes of vesting and determination of eligibility to participate in Purchaser’s 401(k) plan. Each Continuing Employee with sufficient service credit with the Company to satisfy Purchaser’s 401(k) plan eligibility service requirement and who has attained the requisite plan participation age, shall be eligible to participate in Purchaser’s 401(k) plan as of the 401(k) plan entry date coincident with or following the Effective Time. The Company shall take all necessary and appropriate actions to cause the Company’s 401(k) plan to be frozen as to future contributions effective immediately prior to the Effective Time. If requested in writing by Purchaser, the Company will also take all necessary steps to terminate the Company’s 401(k) plan immediately prior to the Effective Time. Final distributions from the Company’s 401(k) plan need not be made by the Effective Time and may be conditioned upon receipt of a letter

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from the IRS confirming that, upon termination, the Company’s 401(k) plan remains qualified under Section 401 of the IRC. The Purchaser hereby agrees to permit, to the extent permitted by applicable law, regulation and the terms of Purchaser’s 401(k) plan, each participant in the Company’s 401(k) plan to elect to rollover all or any part of such participant’s distributions from the Company’s 401(k) plan into Purchaser’s 401(k) plan.

(d)          Purchaser agrees that each full time Company employee who is involuntarily terminated by Purchaser (other than for cause as determined by Purchaser) within six (6) months of the Effective Time and who is not covered by a separate severance, change in control, or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Purchaser, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at the Company, with a minimum payment equal to four weeks of base pay for Company employees who have at least one full year of service as of their date of termination and a maximum equal to 26 weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except for purposes of determining eligibility to receive a severance payment. For purposes of calculating base pay, Company employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date.

(e)          Prior to the Effective Time, the Company will pay out all unused vacation leave accrued prior to January 1, 2012 in accordance with the Company’s existing vacation policy.

5.12          Indemnification.

(a)          From and after the Effective Time through the sixth anniversary of the Effective Time, Purchaser shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s Articles of Incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Purchaser and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

(b)          Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Purchaser thereof. Any failure to so notify shall not affect the obligations of Purchaser under Section 5.12(a) unless and to the extent that Purchaser is actually prejudiced as a result of such failure.

(c)          For a period of six (6) years following the Effective Time, Purchaser shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Purchaser be required to expend annually pursuant to this Section 5.12(c) more than 200% of the annual premiums currently paid by the Company for such insurance and, if Purchaser is unable to maintain such policy as a result of this proviso, Purchaser shall obtain as much comparable insurance as is available by payment of such time; provided further, that Purchaser may (i) request the Company to obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the

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material terms of which, including coverage and amount, are no less favorable in any material respect to such person’s than the Company’s existing insurance policies as of the date hereof.

(d)          In the event Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 5.12.

(e)          The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13        Stockholder Litigation. The Company shall give Purchaser the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.14        Retention of Employees. Parent and the Company may wish to provide retention bonuses to employees of the Company who remain employed at the Company through the Effective Time, or at Parent for an interim period following the Effective Time through conversion of the Company's data processing systems, or some other transition period following the Closing. Parent and the Company will mutually agree as to each Company employee eligible to receive a retention bonus and the amount of each such retention bonus.

ARTICLE VI

Conditions to Consummation

6.1          Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)          Stockholder Approval. This Agreement shall have been approved by the requisite vote of the Company’s stockholders in accordance with applicable laws and regulations.

(b)          Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c)          No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)          Third Party Consents. Purchaser and the Company shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser (after giving effect to the consummation of the transactions contemplated hereby).

(e)          Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Purchaser shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

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(f)          Tax Opinion. Purchaser and the Company shall have received a written opinion of Kilpatrick Townsend & Stockton LLP, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Purchaser and the Company, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Purchaser, the Company and others.

6.2          Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Purchaser:

(a)          The Company’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)          Performance of the Company’s Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate. Purchaser shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)          No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e)          Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated hereby that, had such condition or requirement been known, Purchaser would not, in its reasonable judgment, have entered into this Agreement.

(f)          Dissenters’ Rights. The aggregate number of shares of Company Common Stock with respect to which the holders thereof have exercised and not withdrawn their dissenters’ rights shall not exceed 10% of the outstanding shares of Company Common Stock as of the record date for the Stockholder Meeting.

(g)          Litigation. There shall be no pending actions or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) seeking to restrain or invalidate the transactions contemplated by this Agreement, or (iii) seeking damages in connection with the transactions contemplated by this Agreement, which damages, if imposed, could reasonably be expected to be material in relation to the value of the Merger Consideration.

6.3          Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a)          Purchaser’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

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(b)          Performance of Purchaser’s Obligations. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Purchaser to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

ARTICLE VII

Termination

7.1          Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

(a)          by the mutual written consent of Purchaser and the Company; or

(b)          by either Purchaser or the Company, in the event of the failure of the Company’s stockholders to approve the Agreement at the Stockholder Meeting; provided, however, that the Company shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8; or

(c)          by either Purchaser or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)          by either Purchaser or the Company, in the event that the Merger is not consummated by September 30, 2012, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e)          by either Purchaser or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f)          by Purchaser, if (i) the Company shall have materially breached its obligations under Section 5.1 or Section 5.8 or (ii) if the Board of Directors of the Company does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors effects a Change of Recommendation.

(g)          by the Company, at any time during the five-day period following the Determination Date, if both of the following conditions are satisfied:

(i)          The number obtained by dividing the Average Closing Price by the Starting Price (the “Purchaser Ratio”) shall be less than 0.80; and

(ii)          The Purchaser Ratio shall be less than the number obtained by dividing (x) the Average Index Value by (y) the Starting Index Value and subtracting 0.20 from such quotient (such number being referred to herein as the “Index Ratio”);

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subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section, it shall give written notice to Purchaser (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Purchaser shall have the option to increase the Stock Consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest ten-thousandth) to equal the lesser of (x) a number (rounded to the nearest ten-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio by (B) the Average Closing Price and (y) a number (rounded to the nearest ten-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Purchaser Ratio. If Purchaser so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(g), the following terms shall have the meaning ascribed to them below.

“Average Closing Price” means the average of the closing prices of a share of Purchaser Common Stock as reported on the Nasdaq Stock Market for the ten consecutive trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

“Average Index Value” means the average closing values of the Index for the ten consecutive trading days ending on the trading day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger and the Bank Merger, without regard to any requisite waiting period in respect thereof, or (ii) the date on which the stockholders of the Company approve the Agreement.

“Index” means the NASDAQ Bank Index.

“Starting Index Value” means the closing value of the Index on the last trading day immediately preceding the date of the first public announcement of the entry into this Agreement.

“Starting Price” means the closing price of Purchaser Common Stock on the last trading day immediately preceding the date of the first public announcement of the entry into this Agreement.

(h)      by the Company, at any time prior to the adoption and approval of this Agreement by the Company’s stockholders, in order to enter into an agreement with respect to a Superior Proposal, but only if (i) the Company’s Board of Directors has determined in good faith based on the advice of legal counsel that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law, (ii) the Company has not materially breached its obligations under Section 5.1; and (iii) the Company has paid the termination fee set forth in Section 7.2(a).

7.2          Termination Fee.

(a)          In the event of termination of this Agreement by the Company pursuant to Section 7.1(h), the Company shall make payment to Purchaser of a termination fee in the amount of $1,000,000.

(b)          In the event of termination of this Agreement by Purchaser pursuant to Section 7.1(f), so long as at the time of such termination Purchaser is not in material breach of any representation, warranty or material covenant contained herein, the Company shall make payment to Purchaser of a termination fee in the amount of $1,000,000.

(c)          In the event of termination of this Agreement by either party pursuant to Section 7.1(b) or by Purchaser pursuant to Section 7.1(e) if the breach giving rise to such termination was knowing or intentional, then so long as (i) at the time of such termination Purchaser is not in material breach of any representation, warranty or material covenant contained herein, (ii) prior to the Stockholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination (in the case of termination pursuant to Section 7.1(e)), an Acquisition

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Proposal has been publicly announced, disclosed or communicated and (iii) within twelve (12) months of such termination the Company shall consummate or enter into any agreement with respect to an Acquisition Proposal, the Company shall make payment to Purchaser of a termination fee in the amount of $1,000,000.

(c)          The fee payable pursuant to Section 7.2(a) shall be made by wire transfer of immediately available funds at the time of termination. Any fee payable pursuant to Section 7.2(b) or (c) shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The Company and Purchaser acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement. The amount payable by the Company pursuant to Sections 7.2(a), (b) or (c) constitutes liquidated damages and not a penalty and shall be the sole remedy of Purchaser in the event of termination of this Agreement on the bases specified in such sections.

7.3          Effect of Termination. In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII

Certain Other Matters

8.1          Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2          Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3          Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto (which writing shall expressly state the intent to amend or modify this Agreement) except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the MGCL or the applicable state and federal banking laws, rules and regulations.

8.4          Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5          Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

8.6          Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or by email, in case with a hard copy sent by registered or certified mail (return receipt requested) or commercial overnight delivery service, or delivered

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by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
Facsimile:	(301) 774-8432
Email:	rkuykenall@sandyspringbank.com
Attention:	Ronald E. Kuykendall,
Secretary and General Counsel

With copies to:

Kilpatrick Townsend & Stockton LLP
Suite 900, 607 14th Street, NW
Washington, DC 20005
Attention:	Aaron M. Kaslow
Email:	akaslow@kilpatricktownsend.com

If to the Company, to:

CommerceFirst Bancorp, Inc.
1804 West Street, Suite 200
Annapolis, Maryland 21401
Facsimile:	(410) 280-8565
Attention:	Richard J. Morgan
President and CEO

With copies to:

BuckleySandler, LLP
1250 24th Street, NW
Washington, DC 20037
Attention:	Noel M. Gruber
Email:	ngruber@buckleysandler.com

8.8          Entire Agreement; etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9          Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

[Signature page follows]

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In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Sandy Spring Bancorp, Inc.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer

CommerceFirst Bancorp, Inc.

By:	/s/ Milton D. Jernigan, II
Milton D. Jernigan, II
Chairman

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Annex B

Member		Tel (804) 780-3230
NYSE/SIPC	Richmond, Virginia 23219	FAX (804) 649-0990

December 20, 2011

Board of Directors

CommerceFirst Bancorp, Inc.

1804 West Street

Suite 200

Annapolis, MD 21401

Members of the Board:

The Board of Directors (the “Board”) of CommerceFirst Bancorp, Inc., a Maryland corporation (the “Company”), has requested that Scott & Stringfellow, LLC provide to the Board our opinion as to the fairness, from a financial point of view, to the Company and its shareholders of the Merger Consideration (defined below) set forth in that certain Agreement and Plan of Merger, dated December 20, 2011 (the “Agreement”), by and among the Company, and Sandy Spring Bancorp, Inc. a Maryland corporation (the “Purchaser”) pursuant to which the Company will merge with and into the Purchaser (the “Transaction”). Under the terms of the Agreement, upon consummation of the Transaction, each outstanding share of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Transaction (other than Company shares held directly or indirectly by the Purchaser, except Company shares held by the Purchaser in a fiduciary capacity or in satisfaction of a debt previously contracted, if any), will be converted into the right to receive, at the election of the holder (subject to allocation and proration pursuant to the terms of the Agreement), (a) $13.60 in cash for each Company share (the “Cash Consideration”) or (b) 0.8043 shares of the Purchaser’s common stock, par value $1.00 per share, for each Company share (the “Stock Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

Scott & Stringfellow has acted as financial advisor to the Board in connection with the Transaction. As a customary part of our investment banking business, we regularly engage in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, the Company and the Purchaser, and as a market maker in securities, we may from time to time have a long or short position in, and buy, sell or hold equity securities of the Company and the Purchaser for our own account and for the accounts of our customers.

Over the past two years, excluding in connection with the Transaction, Scott & Stringfellow has not received compensation for investment banking services from either the Company or the Purchaser. As of the date hereof, there are no material relationships mutually understood to be contemplated in which any compensation is intended to be received by us as a result of the relationship between us and any of the parties to the Agreement.

In connection with the Transaction and the preparation and delivery of this opinion, we have reviewed, analyzed, and relied upon, among other things:

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Board of Directors

CommerceFirst Bancorp, Inc.

December 20, 2011

i.	The Agreement and meetings and discussions with members of senior management of the Company regarding the material terms of the Agreement;

ii.	Certain publicly available financial statements and other historical financial information of the Purchaser that we deemed relevant and meetings and discussions regarding the same with members of senior management of the Purchaser;

iii.	Certain publicly available and non-publicly available financial statements and other historical financial information of the Company that we deemed relevant and meetings and discussions regarding the same with members of senior management of the Company;

iv.	Internal financial forecasts for the Company related to the business, earnings, cash flows, assets and prospects of the Company for the years ending December 31, 2011, 2012, and 2013 prepared and furnished by and reviewed with senior management of the Company (the “Forecasts”);

v.	The estimated pro forma financial impact of the Transaction on the Purchaser, based on assumptions relating to, without limitation, transaction expenses, purchase accounting adjustments, cost savings, and certain synergies determined by and reviewed with the senior management of the Purchaser and the Company;

vi.	The estimated pro forma financial impact of a transaction similar to the Transaction on other potential and logical banking companies similar to the Purchaser based on assumptions relating to, without limitation, transaction expenses, purchase accounting adjustments, cost savings, and certain synergies determined and reviewed by Scott & Stringfellow and reviewed with the senior management and Board of the Company

vii.	The historical market prices and trading activity for the Purchaser common stock and a comparison of certain financial and stock market information for the Purchaser and the Company with similar publicly-traded companies which we deemed to be relevant;

viii.	The proposed financial terms of the Transaction and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the banking industry which we deemed to be relevant;

ix.	The relative contribution of the Company and the Purchaser with regard to certain assets, liabilities, earnings, and capital;

x.	The current market environment generally and the banking environment in particular;

xi.	A discounted dividend scenario of the Company based upon the Forecasts; and

xii.	Such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as we deemed appropriate.

We also held discussions with members of senior management of the Company and the Purchaser regarding the reasons and basis for the Transaction and regarding the historical and current business operations, financial condition, results of operations, regulatory relationships and future prospects (including, with respect to senior management of the Company and the Purchaser, synergies anticipated to

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Board of Directors

CommerceFirst Bancorp, Inc.

December 20, 2011

result from the Transaction) of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and the Purchaser or their respective representatives, or that was otherwise reviewed by us (including the Forecasts), and we assumed such accuracy and completeness in rendering this opinion. We have further relied on the assurances of management of the Company and the Purchaser that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked nor have we attempted independently to verify such information, and we assume no responsibility or liability for independently verifying the accuracy and completeness of such information. We did not make an independent evaluation or appraisal of any specific assets, any collateral securing assets or the liabilities, including any contingent, off-balance sheet assets or liabilities, of the Company or the Purchaser or any of their subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Purchaser nor have we reviewed any individual credit files relating to the Company or the Purchaser. We assumed, with your consent, the respective allowances for loan losses for both the Company and the Purchaser are adequate to cover such losses and will be adequate for the combined entity on a pro forma basis after all accounting adjustments for the Transaction. We also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company and the Purchaser or on the expected benefits of the Transaction.

With respect to the financial projections (including the Forecasts) and earnings estimates for the Company and the Purchaser and all projections of transaction costs, purchase and other accounting adjustments and expected cost savings or other synergies prepared by and/or reviewed with the management of the Company and the Purchaser and used by Scott & Stringfellow in its analyses, the Company’s senior management confirmed to us that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management of the Company and the Purchaser as to the future financial performance of the Purchaser as the surviving entity in the Transaction, and we assumed that such financial performance would be achieved. We express no opinion as to such financial projections (including the Forecasts) or the assumptions or judgments on which they are based. We have assumed that there has been no material change in the assets, financial conditions, results of operations, business or prospects of the Company and the Purchaser since the date of the most recent financial statements made available to us. We have further assumed, with your consent, that the synergies referenced above will be realized substantially in accordance with the expectations of the Company and the Purchaser as expressed to us by them. Moreover, we have assumed that the Transaction will be consummated upon the terms set forth in the Agreement without material alteration or waiver thereof, and that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the Transaction and other transactions contemplated by the Agreement.

Our opinion is necessarily based on, and we have necessarily taken into account, the financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not legal, tax, regulatory, or bankruptcy advisors. We have not considered any legislative or regulatory changes recently adopted or currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting

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Board of Directors

CommerceFirst Bancorp, Inc.

December 20, 2011

principles that may be adopted by any or all of the federal banking agencies. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Purchaser or the Company. Events occurring after the date hereof could materially affect this opinion. We have no obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of shares of the Purchaser common stock will be when issued to the Company shareholders at the closing of the Transaction pursuant to the Agreement or the prices at which shares of the Purchaser common stock may trade at any time.

The terms of the fee arrangement with Scott & Stringfellow, which Scott & Stringfellow and the Company believe are customary in transactions of this nature, were negotiated at arm’s length between the Company and Scott & Stringfellow, and the Board was aware of such arrangement, including the fact that the majority of the fee payable to Scott & Stringfellow is contingent upon consummation of the Transaction. The Company also has agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses incurred in connection with its engagement and has agreed, or will agree, to indemnify Scott & Stringfellow and certain related persons against certain liabilities, including liabilities under the federal securities laws, in connection with our engagement for the delivery of this opinion.

Our opinion is directed to the Board in connection with its consideration of the Transaction and our opinion does not constitute a recommendation to any holder of the Company Shares as to how such holder should vote at any meeting of shareholders called to consider and vote upon the Agreement or whether any such holder should elect to receive the Stock Consideration or the Cash Consideration. This opinion is not intended to, and does not, (i) create any rights or remedies for any person or entity, other than the Board or (ii) create any fiduciary duty on the part of Scott & Stringfellow to any party. Scott & Stringfellow was not retained as an advisor or agent to the Company’s shareholders or any other person, and it is acting only as a financial advisor to the Company’s Board of Directors.  This opinion has been reviewed and approved by our Investment Banking Valuation Committee in conformity with our policies and procedures established under the requirements of FINRA Rule 5150 of the Financial Industry Regulatory Authority, Inc. Our opinion is limited and directed only to the fairness, from a financial point of view, to the Company and the shareholders of the Merger Consideration to be received by the shareholders of the Company in connection with the Transaction and pursuant to the terms of the Agreement and does not address the underlying business decision by the Company to engage in the Transaction, the relative merits of the Transaction as compared to any other alternative business strategies or other strategic alternatives that might exist for the Company, the fairness of the amount or nature of any compensation to any of the officers, directors or employees of the Company, or class of such persons, relative to the compensation to the public holders of the Company Shares or the effect of any other transaction in which the Company might engage or the fairness of the Transaction to the holders of any securities of the Purchaser or any creditor or other constituencies of the Purchaser. Our opinion is not to be quoted or referred to, in whole or part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Scott & Stringfellow’s prior written consent. Notwithstanding the foregoing, Scott & Stringfellow hereby consents to the inclusion of this opinion as an exhibit to the proxy statement to be distributed to the Company’s shareholders to solicit their approval of the Transaction. Scott & Stringfellow further consents to the inclusion of a summary of this opinion in such proxy statement.

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Board of Directors

CommerceFirst Bancorp, Inc.

December 20, 2011

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the shareholders of the Company is fair, from a financial point of view, to the Company and its shareholders.

Very truly yours,

/s/ G. Jacob Savage III

G. Jacob Savage III

Senior Managing Director

Scott & Stringfellow, LLC

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Annex C

§ 3-201. Definitions.

(a) In general. — In this subtitle the following words have the meanings indicated.

(b) Affiliate. — “Affiliate” has the meaning stated in § 3-601 of this title.

(c) Associate. — “Associate” has the meaning stated in § 3-601 of this title.

(d) Beneficial owner. — “Beneficial owner”, when used with respect to any voting stock, means a person that:

   (1) Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

   (2) Individually or with any of its affiliates or associates, has:

      (i) The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

      (ii) Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

   (3) Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

(e) Executive officer. — “Executive officer” means a corporation’s president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

(f) Successor. —

   (1) ”Successor”, except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

   (2) ”Successor”, when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

(g) Voting stock. — “Voting stock” has the meaning stated in § 3-601 of this title.

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§ 3-202. Right to fair value of stock

   (a) General rule. — Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

   (1) The corporation consolidates or merges with another corporation;

   (2) The stockholder’s stock is to be acquired in a share exchange;

   (3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

   (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

   (5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.

(b) Basis of fair value. —

   (1) Fair value is determined as of the close of business:

      (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106 of this title; or

      (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

   (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

   (3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c) When right to fair value does not apply. — Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

   (1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

      (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106 of this title; or

      (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

   (2) The stock is that of the successor in a merger, unless:

      (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

      (ii) The stock is to be changed or converted in whole or in part in the merger into something other

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than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

   (3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

   (4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

   (5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

(d) Merger, consolidation, or share exchange. — With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder’s stock if:

   (1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

      (i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

      (ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

      (iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

   (2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

      (i) The day the stockholders voted on the transaction objected to; or

      (ii) With respect to a merger under § 3-106 of this title, the effective date of the merger; and

   (3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e) Beneficial owners. — If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

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§ 3-203. Procedure by stockholder

   (a) Specific duties. — A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

   (1) Shall file with the corporation a written objection to the proposed transaction:

      (i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106 of this title; or

      (ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

   (2) May not vote in favor of the transaction; and

   (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

  (b) Failure to comply with section. — A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights

   A stockholder who demands payment for his stock under this subtitle:

   (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

   (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand

   A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights

   (a) When rights restored. — The rights of a stockholder who demands payment are restored in full, if:

   (1) The demand for payment is withdrawn;

   (2) A petition for an appraisal is not filed within the time required by this subtitle;

   (3) A court determines that the stockholder is not entitled to relief; or

   (4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration. — The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

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§ 3-207. Notice and offer to stockholders

   (a) Duty of successor. —

   (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

   (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

      (i) A balance sheet as of a date not more than six months before the date of the offer;

      (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

      (iii) Any other information the successor considers pertinent.

(b) Manner of sending notice. — The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

   (a) Petition for appraisal. — Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors. —

   (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

   (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate

   (a) Submission of certificate. — At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation. — If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value

   (a) Court to appoint appraisers. — If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock

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on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers — Filing. — Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Report of appraisers — Contents. — The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Report of appraisers — Service; objection. —

   (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

   (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by court on appraisers’ report

   (a) Order of court. — The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

   (1) Confirms, modifies, or rejects it; and

   (2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order. —

   (1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

   (2) If the appraisers’ report is rejected, the court may:

      (i) Determine the fair value of the stock and enter judgment for the stockholder; or

      (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest. —

   (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

   (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

      (i) The price which the successor offered for the stock;

      (ii) The financial statements and other information furnished to the stockholder; and

      (iii) Any other circumstances it considers relevant.

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(d) Costs of proceedings. —

   (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

      (i) The price which the successor offered for the stock;

      (ii) The financial statements and other information furnished to the stockholder; and

      (iii) Any other circumstances it considers relevant.

   (2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

      (i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

      (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment. — The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock

   The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

   (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

   (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

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§ 3-213. Rights of successor with respect to stock

(a) General rule. — A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) Successor in transfer of assets. — After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange. — Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

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